Filed Pursuant to Rule 424(b)(5)
Registration No. 333-190543

The information in this prospectus supplement is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated September 23, 2013

P R O S P E C T U S  S U P P L E M E N T

(To Prospectus dated August 9, 2013)

€200,000,000

MPT Operating Partnership, L.P.

MPT Finance Corporation

    % Senior Notes due 2020

The Issuers are offering €200,000,000 million aggregate principal amount         % senior notes due 2020 (the “Notes”). The Notes will mature on         , 2020. The Issuers will pay interest on the Notes on          and          of each year. Interest will accrue on the Notes offered hereby from             , 2013 and the first interest payment date will be             , 2014.

An amount equal to the gross proceeds from this offering will be placed in an escrow account together with any additional amounts needed to redeem the Notes at their aggregate offering price, plus accrued and unpaid interest on the Notes from the issuance date up to, but excluding, the redemption date. Subject to certain customary and other conditions to releasing the escrowed funds, the Issuers will use the escrowed funds to consummate the acquisition transaction with RHM Klinik-und Altenheimbetriebe GmbH & Co. KG as described in this prospectus supplement under “Prospectus Supplement Summary—Recent Developments—RHM Portfolio Acquisition.” If the conditions to closing such acquisition transaction are not satisfied or waived on or prior to 90 days after the closing date of this offering of Notes, then the Issuers will be required to redeem the Notes at the aggregate offering price plus accrued and unpaid interest up to, but excluding, the redemption date. See “Description of Notes—Escrow of Proceeds; Release Conditions” and “Description of Notes—Special Mandatory Redemption.”

The Issuers may redeem some or all of the Notes at any time on or after             , 2016 at the redemption prices set forth herein. In addition, at any time and from time to time prior to             , 2016 the Issuers may redeem up to 35% of the aggregate principal amount of the Notes using the proceeds of one or more equity offerings at a redemption price equal to         % plus accrued and unpaid interest up to, but excluding, the applicable redemption date. The Issuers may also redeem some or all the Notes on or prior to             , 2016 at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest up to, but excluding, the applicable redemption date plus a make-whole premium. The Issuers must offer to purchase the Notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest up to, but excluding, the purchase date, if the Issuers experience a change of control under certain circumstances.

The Notes will be the Issuers’ senior unsecured obligations and will be guaranteed by the Issuers’ parent company, Medical Properties Trust, Inc., and by each of the Issuers’ subsidiaries that guarantees borrowings under the Issuers’ senior unsecured revolving credit facility. The Notes and the guarantees will rank equally in right of payment with all of the Issuers’ and the guarantors’ existing and future senior indebtedness and will rank senior in right of payment to any future indebtedness that is subordinated to the Notes and the guarantees. The Notes will be effectively subordinated to all of the Issuers’ and the guarantors’ existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness. The Notes and the guarantees will be structurally subordinated to all liabilities of any of the Issuers’ subsidiaries that do not guarantee the Notes.

Investing in the Notes involves risks that are described in the “Risk Factors” section beginning on page S-24 of this prospectus supplement.

	Per Note		Total
Public offering price(1)		%	€
Underwriting discount		%	€
Proceeds, before expenses, to us(1)		%	€

(1)	Plus accrued interest from , 2013, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes will be issued only in registered form in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Currently there is no market for the Notes. Application will be made for the Notes to be admitted to the Official List of the Irish Stock Exchange and to trading on its Global Exchange Market. No certainty can be given that this application will be granted, and we cannot assure you that an active trading market for the Notes will develop.

The Notes will be ready for delivery to investors in book-entry form through the facilities of Clearstream Banking société anonyme (“Clearstream”) and Euroclear Bank, S.A./N.V (“Euroclear”) on or about October         , 2013.

Joint Book-Running Managers

BofA Merrill Lynch	Deutsche Bank Securities	J.P. Morgan

Lead Managers

BBVA Securities	RBC Capital Markets

The date of this prospectus supplement is             , 2013.

Prospectus Supplement

Appendix A	Combined Annual Report on Form 10-K for the Year Ended December 31, 2012 of Medical Properties Trust, Inc. and the MPT Operating Partnership, L.P.(1)

Appendix B	Combined Quarterly Report on Form 10-Q for the Six Months Ended June 30, 2013 of Medical Properties Trust, Inc. and the MPT Operating Partnership, L.P.(1)

(1)	These reports include consolidated financial information for MPT Finance Corporation, as well as guarantor and non-guarantor subsidiaries.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and includes the appendices attached hereto. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read this entire document, including this prospectus supplement and the accompanying prospectus. In the event that the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. If information in this prospectus supplement is inconsistent with the information in the appendices, this prospectus supplement will apply and will supersede that information contained in the appendices. The accompanying prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (“SEC”) using a shelf registration statement. Under the shelf registration process, from time to time, we may offer and sell securities in one or more offerings.

This prospectus supplement, including the appendices attached hereto, and the accompanying prospectus contain, or incorporate by reference, forward-looking statements. Such forward-looking statements should be considered together with the cautionary statements and important factors included or referred to in this prospectus supplement, including the appendices attached hereto, and the accompanying prospectus. Please see “Forward-Looking Statements” in this prospectus supplement.

You should rely only on the information contained in this prospectus supplement, including the appendices attached hereto, and contained or incorporated by reference in the accompanying prospectus. We have not authorized anyone to provide information different from that contained in this prospectus supplement, including the appendices attached hereto, and contained or incorporated by reference in the accompanying prospectus. If anyone provides you with different or additional information, you should not rely on it. This prospectus supplement and the accompanying prospectus are not an offer to sell or the solicitation of an offer to buy any securities other than the Notes, nor is this prospectus supplement or the accompanying prospectus an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should assume that the information contained or incorporated by reference in this prospectus supplement, the appendices attached hereto and the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context requires or otherwise indicates, references in this prospectus to “we,” “our,” “us” or “our company” refer to MPT Operating Partnership, L.P., a Delaware limited partnership, and its consolidated subsidiaries, including MPT Finance Corporation, a Delaware corporation, together with Medical Properties Trust, LLC, a Delaware limited liability company and MPT Operating Partnership, L.P.’s sole general partner, and Medical Properties Trust, Inc., a Maryland corporation and the sole equity owner of Medical Properties Trust, LLC. References to “Operating Partnership” refer to MPT Operating Partnership, L.P. References to “Issuers” refer to the Operating Partnership and MPT Finance Corporation, the co-Issuers of the Notes. References to “Medical Properties” refer to Medical Properties Trust, Inc. As of June 30, 2013, Medical Properties had a 99.8% equity ownership interest in the Operating Partnership.

S-ii

NOTICE TO CERTAIN EUROPEAN INVESTORS

IN CONNECTION WITH THIS ISSUE, MERRILL LYNCH INTERNATIONAL (THE “STABILIZING MANAGER”) (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) MAY OVER-ALLOT OR EFFECT TRANSACTIONS WITH A VIEW TO SUPPORTING THE MARKET PRICE OF THE NOTES AT A LEVEL HIGHER THAN THAT WHICH MIGHT OTHERWISE PREVAIL FOR A LIMITED PERIOD AFTER THE ISSUE DATE. HOWEVER, THERE IS NO OBLIGATION ON THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) TO UNDERTAKE SUCH ACTION. SUCH STABILIZING ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE TERMS OF THE OFFER OF THE NOTES TAKES PLACE AND, IF BEGUN, MAY BE DISCONTINUED AT ANY TIME BUT MUST END NO LATER THAN THE EARLIER OF 30 DAYS AFTER THE ISSUE DATE OF THE NOTES AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE NOTES. ANY STABILIZING ACTION OR OVER-ALLOTMENT MUST BE CONDUCTED BY THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) IN ACCORDANCE WITH ALL APPLICABLE LAWS AND REGULATIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE “UNDERWRITING.”

S-iii

FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus supplement, the appendices attached hereto, the accompanying prospectus and any documents we incorporate by reference in the accompanying prospectus constitute forward-looking statements within the meaning of the safe harbor from civil liability provided for such statements by the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. Statements regarding the following subjects, among others, are forward-looking by their nature:

•	our business strategy;

•	our projected operating results;

•	our ability to complete the RHM Portfolio Acquisition and the IASIS Acquisition (each as defined herein) on the time schedule or terms described herein or at all;

•	our ability to acquire or develop net-leased facilities;

•	availability of suitable facilities to acquire or develop;

•	our ability to enter into, and the terms of, our prospective leases and loans;

•	our ability to raise additional funds through offerings of debt and equity securities and/or property disposals;

•	our ability to obtain future financing arrangements;

•	estimates relating to, and our ability to pay, future distributions;

•	our ability to compete in the marketplace;

•	market trends;

•	lease rates and interest rates;

•	projected capital expenditures; and

•	the impact of technology on our facilities, operations and business.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to the Notes offered hereby, along with, among others, the following factors that could cause actual results to vary from our forward-looking statements:

•	the risk that a condition to closing under the agreement governing the RHM Portfolio Acquisition and IASIS Acquisition may not be satisfied;

S-iv

•	the possibility that the anticipated benefits from the Acquisition Transactions (as defined herein) will take longer to realize than expected or will not be realized at all;

•	factors referenced in this prospectus supplement under the section captioned “Risk Factors;”

•	U.S. national and local and foreign business, real estate and other market conditions;

•	the competitive environment in which we operate;

•	the execution of our business plan;

•	financing risks;

•	acquisition and development risks;

•	potential environmental contingencies and other liabilities;

•	other factors affecting the real estate industry generally or the healthcare real estate industry in particular;

•	our ability to maintain our status as a real estate investment trust (“REIT”) for U.S. federal and state income tax purposes;

•	our ability to attract and retain qualified personnel;

•	changes in foreign currency exchange rates;

•	difficulty acquiring, developing and leasing healthcare facilities in foreign jurisdictions;

•	U.S. federal and state healthcare and other regulatory requirements; and

•	U.S. national and local economic conditions, as well as conditions in foreign jurisdictions where we own or will own healthcare facilities, which may have a negative effect on the following, among other things:

•	the financial condition of our tenants, our lenders, and institutions that hold our cash balances, which may expose us to increased risks of default by these parties;

•	our ability to obtain equity or debt financing on attractive terms or at all, which may adversely impact our ability to pursue acquisition and development opportunities and refinance existing debt and our future interest expense; and

•	the value of our real estate assets, which may limit our ability to dispose of assets at attractive prices or obtain or maintain debt financing secured by our properties or on an unsecured basis.

When we use the words “believe,” “expect,” “may,” “potential,” “anticipate,” “estimate,” “plan,” “will,” “could,” “intend” or similar expressions, we are identifying forward-looking statements. You should not place undue reliance on these forward-looking statements. Except as required by law, we disclaim any obligation to update such statements or to publicly announce the result of any revisions to any of the forward-looking statements contained in this prospectus supplement, the accompany prospectus or any free writing prospectus we authorize to be delivered to you to reflect future events or developments.

S-v

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

In this prospectus:

•	“$,” “dollars,” “$U.S.” or “U.S. dollar” refer to the lawful currency of the United States; and

•	“€” or “euro” refer to the single currency of the participating Member States in the Third Stage of European Economic and Monetary Union of the Treaty Establishing the European Community, as amended from time to time.

We present our consolidated financial statements in U.S. dollars. The following table shows for the periods indicated, the period end, average, high and low noon buying rates in the City of New York for cable transfers of euro as certified for customs purposes by the Federal Reserve Bank of New York expressed as U.S. dollars per €1.00.

	U.S. dollars per €1.00
Period	End	Average(1)	High	Low
Year
2010	1.3269	1.3261	1.4536	1.1959
2011	1.2973	1.3931	1.4875	1.2926
2012	1.3186	1.2859	1.3463	1.2062
Month
January 2013	1.3584	1.3304	1.3584	1.3047
February 2013	1.3079	1.3347	1.3692	1.3054
March 2013	1.2816	1.2953	1.3098	1.2782
April 2013	1.3168	1.3025	1.3168	1.2836
May 2013	1.2988	1.2983	1.3192	1.2818
June 2013	1.3010	1.3197	1.3407	1.3006
July 2013	1.3282	1.3088	1.3282	1.2774
August 2013	1.3196	1.3314	1.3426	1.3196
September 1 through 20, 2013	1.3524	1.3304	1.3530	1.3120

(1)	The average of the noon buying rates on the last business day of each financial year, month or period, as applicable.

The noon buying rate of the euro on September 20, 2013 was $1.3523 per €1.00.

The above rates may differ from the actual rates used in the preparation of the consolidated financial statements and other financial information appearing in this prospectus supplement. We have provided these exchange rates solely for the convenience of potential investors. Our inclusion of these exchange rates is not meant to suggest that the euro amounts actually represent such dollar amounts or that such amounts could have been converted into dollars at any particular rate, if at all.

Calculations included in this prospectus supplement with respect to the RHM Portfolio Acquisition are based on an exchange rate of $1.33 per €1.00.

S-vi

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, including the appendices attached hereto, and the accompanying prospectus. This summary does not contain all the information that you should consider before making an investment decision. You should read carefully this entire prospectus supplement, including the appendices attached hereto, and accompanying prospectus, including the information included in “Risk Factors” and the financial statements and notes thereto.

Throughout this prospectus supplement, we present certain information adjusted to give effect to our recent transactions and developments., We refer to (i) our acquisition transaction with RHM Klinik-und Altenheimbetriebe GmbH & Co. KG, as described below under “Prospectus Supplement Summary—Recent Developments—RHM Portfolio Acquisition” on page S-2, as the “RHM Portfolio Acquisition,” (ii) our acquisition transaction with IASIS Healthcare LLC, as described below under “Prospectus Supplement Summary—Recent Developments—IASIS Acquisition” on page S-3, as the “IASIS Acquisition” and (iii) the property we have acquired and leased to affiliates of Ernest Health Holdings, LLC, as described below under “Prospectus Supplement Summary—Recent Developments—Other Acquisition Transactions” on page S-4, as the “Ernest Acquisition.” We refer to the RHM Portfolio Acquisition, the IASIS Acquisition and the Ernest Acquisition collectively as the “RHM, IASIS and Ernest Acquisitions.” We refer to the RHM, IASIS and Ernest Acquisitions, together with the properties we have acquired and leased to affiliates of Prime Healthcare Services, Inc., as described below under “Prospectus Supplement Summary—Recent Developments—Other Acquisition Transactions” on page S-4, as the “Acquisition Transactions.” We refer to the consummation of the Acquisition Transactions, together with the issuance of $150 million aggregate principal amount of the Issuers’ 6.375% senior notes and Medical Properties’ issuance of 11,500,000 shares of its common stock, each of which occurred on August 20, 2013, the borrowing of $25.0 million under our revolving credit facility to finance the Ernest Acquisition and for general corporate purposes in July 2013, the issuance of the Notes offered hereby and the use of proceeds from this offering as described in “Use of Proceeds” collectively as the “Transactions.”

Our Company

Medical Properties is a self-advised REIT focused on investing in and owning net-leased healthcare facilities. We were incorporated under Maryland law on August 27, 2003, and the Operating Partnership was formed as a limited partnership under Delaware law on September 10, 2003. We conduct substantially all of our business through the Operating Partnership. We acquire and develop healthcare facilities and lease the facilities to healthcare operating companies under long-term net leases, which require the tenant to bear most of the costs associated with the property. Historically, our properties have been solely located in the United States; the RHM Portfolio Acquisition will represent our first acquisition outside of the United States. We also occasionally make mortgage loans to healthcare operators collateralized by their real estate assets. In addition, we selectively make loans to certain of our operators through our taxable REIT subsidiaries, the proceeds of which have historically been used for acquisition and working capital purposes. Finally, from time to time, we may also acquire a profit or other equity interest in certain of our tenants that gives us a right to share in such tenants’ profits and losses.

As of June 30, 2013, without giving effect to the consummation of the RHM, IASIS and Ernest Acquisitions, the Operating Partnership had $2.2 billion invested in the following healthcare real estate and related assets (dollars in thousands):

	As of June 30, 2013
Real estate owned(1)	$1,687,133	75.8%
Mortgage loans	368,650	16.5%
Other loans	157,251	7.1%
Equity and other interests	13,478	0.6%

Total	$2,226,512	100.0%

(1)	Includes construction in progress and other costs of $31.0 million. Excludes accumulated depreciation and amortization.

The following table sets forth the Operating Partnership’s revenue by operating type for the six months ended June 30, 2013 and for the year ended December 31, 2012 (without giving effect to the consummation of the RHM, IASIS and Ernest Acquisitions) (dollars in thousands):

	Six Months Ended June 30, 2013		Year Ended December 31, 2012
	Revenue	% of Revenue	Revenue	% of Revenue
General Acute Care Hospitals(1)	$66,820	57.9%	$113,172	56.2%
Long-term Acute Care Hospitals	26,873	23.3%	50,916	25.3%
Rehabilitation Hospitals	20,921	18.1%	35,648	17.7%
Wellness Centers	830	0.7%	1,661	0.8%

Total Revenues	$115,444	100.0%	$201,397	100.0%

(1)	Includes two medical office buildings associated with two of our general acute care hospitals.

Since June 30, 2013, we have entered into agreements to acquire assets pursuant to the RHM Portfolio Acquisition and the IASIS Acquisition and completed the Ernest Acquisition. After giving effect to the RHM, IASIS and Ernest Acquisitions, for the year ended December 31, 2012 and the six months ended June 30, 2013, the Operating Partnership had net income of $46.6 and $90.0, respectively, and Acquisition Adjusted EBITDA of $230.0 million and $127.4 million, respectively. Please refer to “—Summary Consolidated Financial Data” for the definition of Acquisition Adjusted EBITDA and a reconciliation of Acquisition Adjusted EBITDA to net income.

Recent Developments

RHM Portfolio Acquisition

On September 13, 2013, we entered into an agreement to acquire 11 rehabilitation facilities in the Federal Republic of Germany from RHM Klinik-und Altenheimbetriebe GmbH & Co. KG (“RHM”) for an aggregate purchase price, including payment of applicable transfer taxes, of €184.0 million (plus a commitment to provide up to €10.0 million in financing for the construction of additions to the facilities within the next two years). Each of the facilities will be leased back to RHM under a master lease providing for a term of 27 years and for annual rent increases of 2.0% from 2015 through 2017, and of 0.5% thereafter. On December 31, 2020 and every three years thereafter, rent will also be increased to reflect 70% of cumulative increases in the German consumer price index. Pursuant to the terms of the acquisition agreement, if the conditions precedent to acquiring the 11 facilities are not satisfied or waived on or prior to 90 days after the date of the acquisition agreement, we and the seller will each have the option to close the RHM Portfolio Acquisition with respect to a lesser number of facilities and for a reduced aggregate purchase price provided that the aggregate EBITDARM (as specified in the acquisition agreement) of such acquired facilities is at least 75% of the total EBITDARM for the 11 facilities (as specified in the acquisition agreement) and, subject to our waiver, that such acquired facilities include certain enumerated facilities. Unless otherwise specified, references and discussions related to the RHM Portfolio Acquisition in this prospectus supplement, assume we will acquire all 11 facilities pursuant to the acquisition agreement.

We intend to consummate the RHM Portfolio Acquisition during the fourth quarter of 2013. No assurance can be given that any portion of the RHM Portfolio Acquisition will occur as described herein or at all. If the conditions to closing the RHM Portfolio Acquisition (other than the payment of the acquisition consideration and other than those conditions that by their terms are to be satisfied contemporaneously with the consummation of the RHM Portfolio Acquisition) are not satisfied or waived on or prior to 90 days after the closing date of this offering of Notes, we will be required by the terms of the indenture governing the Notes to redeem the Notes at the aggregate offering price plus accrued and unpaid interest up to, but excluding, the redemption date. See “Description of Notes—Special Mandatory Redemption.”

The RHM Portfolio Acquisition will represent our first acquisition outside of the United States. Pro forma for the RHM Portfolio Acquisition, international real estate assets will represent approximately 8.0% of our total gross assets by investment value as of June 30, 2013. This acquisition adds a portfolio of assets with a financially stable long-term operating history backed by an international private equity sponsor. Highlights of the RHM portfolio include:

•	strategic locations within a national rehabilitative infrastructure;

•	in select locations, an integrated post-acute healthcare delivery model within the same campus;

•	service to a consistently growing aged population;

•	properties with spacious land relative to surrounding parcels; and

•	potential opportunity for additional investments in the future from RHM.

The RHM Portfolio Acquisition is structured similarly to our transactions in the United States. The real estate is leased under a long-term master lease structure with annual escalators. We undertook rigorous research and analysis evaluating the RHM Portfolio Acquisition, focusing on key healthcare issues like patient acuity, reimbursement stability, legal and regulatory outlook and clinical measures, in addition to customary real estate diligence procedures. The diligence process also included a detailed review of the German healthcare market with a particular focus on local hospital markets and payor environment.

RHM is a market leader in inpatient, rehabilitation, acute care and specialized services across Germany. RHM’s total portfolio consists of nearly 2,400 beds between its 14 facilities, including the 11 facilities associated with the RHM Portfolio Acquisition, and RHM’s planned growth provides an area of significant growth potential. Furthermore, occupancy at RHM’s facilities from 2010 – 2012 was substantially above Germany’s national average of 80%. The high occupancy rates allow for significant operating synergies and cost savings.

In addition to RHM’s strengths, the German rehabilitation healthcare system benefits from a strong industry framework. RHM leads as a top 15 rehab provider in this market, which demonstrates a stable and profitable profile with significant opportunities for consolidation in a highly fragmented market. The growing aging demographic in Germany presents increasing opportunity.

IASIS Acquisition

On August 8, 2013, we entered into an agreement to acquire three general acute care hospitals from affiliates of IASIS Healthcare LLC (“IASIS”) for a combined purchase price of $283.3 million (including a commitment to provide approximately $2.0 million for improvements to a fourth hospital that we already own). Each of the facilities will be leased back to affiliates of IASIS under leases with initial 15-year terms plus renewal options, and consumer price-indexed rent increases limited to a 2.5% ceiling annually. The lessees will also have a customary right of first refusal option with respect to subsequent proposed sales of the facilities. All of our leases with affiliates of IASIS will be cross-defaulted with each other.

On August 20, 2013, Medical Properties sold approximately 11,500,000 shares of its common stock, the net proceeds of which totaled approximately $140 million and were contributed to the Operating Partnership, and the Issuers issued approximately $150 million aggregate principal amount of their 6.375% senior notes due 2022 at an issue price of 102%, in each case, to finance the IASIS Acquisition.

Although we intend to consummate the IASIS Acquisition during the third quarter of 2013, no assurance can be given that any portion of the IASIS Acquisition will occur as described herein or at all. This offering of Notes is not contingent on the successful consummation of any portion of the IASIS Acquisition.

Other Acquisition Transactions

On July 18, 2013, we acquired the real estate of Esplanade Rehab Hospital in Corpus Christi, Texas (now operating as Corpus Christi Rehabilitation Hospital) for $15.8 million and leased the facility to an affiliate of Ernest Health Holdings, LLC (“Ernest”) under a master lease agreement that initially provides in 2012 for a 20-year term with three five-year extension options, plus consumer price-indexed rent increases, limited to a 2% floor and 5% ceiling annually.

On June 11, 2013, we acquired the real estate of two acute care hospitals in Kansas from affiliates of Prime Healthcare Services Inc. (“Prime”) for a combined purchase price of $75 million and leased the facilities to the operator under a master lease agreement. The master lease is for 10 years and contains two renewal options of five years each, plus consumer price-indexed price increases, subject to a 2% floor annually.

The table below sets forth pertinent details with respect to the properties acquired and expected to be acquired, as the case may be, in connection with the Acquisition Transactions:

Acquisition Transactions Properties

Property	Type of property	Operator	Location	Number of licensed beds	Number of square feet
Germany
Klinik Sonnenwende	Rehabilitation Facility	RHM	Bad Dürkheim	112	146,874
Rhein-Haardt-Klinik	Rehabilitation Facility	RHM	Bad Dürkheim	119	60,149
Dürkheimer Höhe	Subacute Rehabilitation	RHM	Bad Dürkheim	198	81,537
Klaus-Miehlke-Klinik	Rehabilitation Facility	RHM	Wiesbaden-Bierstadt	196	86,606
Vesalius-Klinik	Rehabilitation Facility	RHM	Bad Rappenau	174	120,857
Antoniusstift	Subacute Rehabilitation	RHM	Bad Rappenau	90	77,080
Park-Klinik	Rehabilitation Facility	RHM	Bad Dürkheim	285	170,177
Psychotherapeutische Klinik	Rehabilitation Facility	RHM	Bad Liebenwerda	122	44,455
Fontana Klinik	Rehabilitation Facility	RHM	Bad Liebenwerda	206	119,350
Christiaan-Barnard-Klinik	Rehabilitation Facility	RHM	Dahlen-Schmannewitz	234	186,829
Wohnheim Hillersbach	Subacute Rehabilitation	RHM	Ortenberg/Lißberg	58	27,792

Germany Subtotal				1,794	1,121,706

United States of America
Mountain Vista Medical Center	General Acute Care Hospital	IASIS	Mesa, AZ	178	405,011
The Medical Center of Southeast Texas	General Acute Care Hospital	IASIS	Port Arthur, TX	224	349,461
IASIS Glenwood Regional Medical Center	General Acute Care Hospital	IASIS	West Monroe, LA	268	330,323
Esplanade Rehab Hospital	Rehabilitation Hospital	Ernest	Corpus Christi, TX	35	33,327
Providence Medical Center, Inc.	General Acute Care Hospital	Prime	Kansas City, KS	400	412,616
Saint John Hospital, Inc.	General Acute Care Hospital	Prime	Leavenworth, KS	76	93,226

United States Subtotal				1,181	1,623,964

Total				2,975	2,745,670

Portfolio of Properties

As of September 18, 2013, without giving effect to the consummation of the RHM Portfolio Acquisition and the IASIS Acquisition, our portfolio consisted of 87 properties: 73 facilities (of the 79 facilities that we own, of which three are subject to long-term ground leases) are leased to 25 tenants, six are under development, and the remainder are in the form of mortgage loans to three operators. Our owned facilities consisted of 31 general acute care hospitals, 22 long-term acute care hospitals, 18 inpatient rehabilitation hospitals, two medical office buildings and six wellness centers. The non-owned facilities on which we have made mortgage loans consist of three general acute care facilities, two long-term acute care hospitals and three inpatient rehabilitation hospitals.

The following table provides a summary of our facilities as of September 18, 2013, including type and number of properties, number of square feet and number of licensed beds (without giving effect to the consummation of the RHM Portfolio Acquisition and IASIS Acquisition):

Type of property	Number of properties	Number of square feet	Number of licensed beds
General Acute Care Hospital	34	5,882,097	4,697
Long-term Acute Care Hospital	24	1,310,181	1,422
Rehabilitation Hospital	21	1,161,666	1,019
Wellness Center	6	251,213	N/A
Medical Office Buildings	2	93,287	N/A

Total:	87	8,698,444	7,138

The following table sets forth as of and for the six months ended June 30, 2013, as applicable, by state within the United States, total revenue, percentage of total revenue and total investment (without giving effect to the consummation of the RHM, IASIS and Ernest Acquisitions) (dollars in thousands):

	For the Six Months Ended June 30, 2013		As of June 30, 2013
State	Total Revenue	% Total Revenue	Total Investment
Arizona	$5,071	4.4%	$88,797
California	31,358	27.2%	522,827
Colorado	2,306	2.0%	39,357
Connecticut	427	0.4%	7,838
Florida	1,125	1.0%	25,810
Idaho	5,185	4.5%	86,359
Indiana	1,845	1.6%	67,217
Kansas	1,331	1.1%	94,720
Louisiana	2,851	2.5%	51,097
Massachusetts	940	0.8%	17,671
Michigan	713	0.6%	10,743
Missouri	2,380	2.0%	60,923
Montana	1,215	1.1%	20,679
Nevada	4,766	4.1%	80,856
New Jersey	8,121	7.0%	126,402
New Mexico	2,813	2.4%	53,082
Oregon	1,564	1.3%	23,830
Pennsylvania	2,723	2.4%	75,434
Rhode Island	187	0.2%	3,737

	For the Six Months Ended June 30, 2013		As of June 30, 2013
State	Total Revenue	% Total Revenue	Total Investment
South Carolina	$4,348	3.8%	$78,474
Texas	27,893	24.1%	527,286
Utah	4,453	3.9%	85,967
Virginia	536	0.5%	10,915
Wyoming	1,293	1.1%	22,013

	$115,444	100.0%	$2,182,034	(1)

(1)	Excludes construction in progress and other costs of $31.0 million, equity interests of $13.5 million, and accumulated depreciation and amortization. Includes other loans, consisting of working capital loans and other long-term loans that are generally collateralized by interests in receivables and corporate and individual guarantees, of $157.3 million.

For the six months ended June 30, 2013, on a pro forma basis after giving effect to the Acquisition Transactions, no one state or jurisdiction will represent more than 23% of our total revenue.

The following table shows tenant lease expirations as of June 30, 2013, including those related to direct financing leases, for the next 10 years and thereafter at our leased properties (without giving effect to the consummation of the RHM, IASIS and Ernest Acquisitions and excluding loans and properties under development), assuming that none of the tenants exercise any of their renewal options (dollars in thousands):

Total Lease Portfolio(1)	Total Leases	Base Rent(2)	% of Total Base Rent	Total Square Footage	Total Licensed Beds
2013	—	—	—%	—	—
2014	1	$2,112	1.3%	126,451	24
2015	2	4,155	2.5%	137,977	161
2016	1	2,250	1.4%	95,445	126
2017	—	—	—%	—	—
2018	1	1,958	1.2%	64,488	102
2019	9	13,089	8.0%	589,538	317
2020	1	1,040	0.6%	56,277	53
2021	4	12,800	7.8%	531,144	311
2022	12	38,549	23.4%	2,684,115	2,056
Thereafter	40	88,334	53.8%	3,377,886	2,969

Total	71	$164,287	100.0%	7,663,321	6,119

(1)	Includes a lease extension that was exercised after June 30, 2013. Lease expiration is based on the fixed term of the lease and does not factor in potential renewal options provided for in our leases.
(2)	Represents the most recent monthly base rent and income from direct financing leases annualized. Does not include tenant recoveries, additional rents and other lease-related adjustments to revenue (i.e., straight-line rents and deferred revenues).

As of June 30, 2013, after giving effect to the consummation of the Acquisition Transactions, as a percentage of revenue, approximately 4% of our leases expire before January 1, 2018 and approximately 96% of our leases expire thereafter.

Industry

We operate as a REIT that invests in income-producing hospital real estate, primarily located in the United States. We focus our investments in higher acuity facilities which serve the most critical components of healthcare delivery, such as acute care, long term acute care, and inpatient rehab hospitals.

General United States Market Trends

In the United States, healthcare is the single largest industry based on Gross Domestic Product (“GDP”). According to the National Health Expenditures report published in 2011 by the Centers for Medicare and Medicaid Services (“CMS”): (1) national health expenditures are projected to grow 7.4% in 2014; (2) the average compound annual growth rate for national health expenditures, over the projection period of 2012 through 2021, is anticipated to be 9.6%; and (3) the healthcare industry is estimated to have reached 17.9% of GDP in 2011 and projected to grow to 19.6% of GDP by 2021. As a result, by 2021, national health spending is expected to reach $4.7 trillion as compared to an estimated $2.8 trillion of healthcare spending in 2012.

From 2000 to 2040, the senior population in the United States, which is defined as the population aged 65 years and over, is expected to increase 127% from 35.0 million to 79.7 million. By 2040, the senior population is expected to comprise roughly 21% of the total United States population.

Senior Population in the United States

Seniors use hospitals at a significantly higher rate than other age groups. As a result, the aging of the population is expected to increase the demand for health care services. According to the 2010 National Hospital Discharge Survey, seniors represented 39% of total hospital discharges in 2010 versus 45-64 year old patients representing 27%, 15-44 year old patients representing 29% and patients under the age of 15 representing 6%. Similarly, days of care are skewed toward senior patients representing 44% of the total days of care in 2010, versus 45-64 year old patients representing 28%, 15-44 year old patients representing 22% and patients under the age of 15 representing 5%.

Additionally, the Medicare Program is the second-largest social insurance program in the United States, with 50.7 million beneficiaries and total expenditures of $574 billion in 2012. Medicare provides the major source of health care coverage for elderly and disabled persons. According to the Boards of Trustees of the

Federal Insurance and Federal Supplementary Medical Insurance Trust Funds, spending on hospital services over the past 10 years has grown by more than 115% from $265.7 billion in 2002 to $574.2 billion in 2012. We believe that these trends will support an increase in the number of healthcare related facilities in the United States, which in turn will support our continued growth and diversification.

The healthcare REIT segment benefits from these same demographic characteristics and accordingly we believe that hospitals offer strong and stable returns to healthcare REITs. We believe this stability can be attributed to, among others, the essential nature of services that hospitals provide, the long-term lifespan and the low probability of relocating. Hospital assets have many of the same characteristics as other types of critical community infrastructure.

The growing demand for healthcare services demands greater investment and thus a need for additional sources of funds by hospital operators. Through our continued investments in hospital properties, we are an attractive source of capital for operators who then are able to reinvest in their own operations.

We estimate there are approximately 5,000 registered hospitals in the United States providing a significant continued investment opportunity for us.

German Market

A fundamental component of our business plan is the continued diversification of our tenant relationships, the types of hospitals we own and the geographic areas in which we invest. Expansion into the German market represents an attractive investment opportunity for us to diversify internationally given Germany’s strong macroeconomic position and healthcare environment. Germany’s GDP, which is approximately $3,400 billion according to World Bank 2012 data. German GDP has been relatively more stable than other countries in the European Union due to Germany’s culture, which embodies stable business practices and monetary policy. In addition to cultural influences, government policies emphasizing sound public finance and a significant presence of small and medium enterprises (60% of the employment base) have also contributed to Germany’s strong and sustainable economic position. The above factors have contributed to an unemployment rate in Germany of 5.3% as of July 2013, which is significantly less than the 11.0% unemployment rate in the European Union generally as of July 2013, according to Eurostat.

One particular focus area of investors in the German market is the healthcare industry as the German Social Code mandates universal access, coverage and a high standard of care, thereby creating a robust healthcare dynamic in the country. Behind only the United States, Netherlands and France, Germany’s healthcare expenditures represent approximately 11.3% of its total GDP according to the Organisation for Economic Co-operation and Development’s 2011 data. Universal insurance coverage in Germany is divided into three main buckets: Statutory Health Insurance (85%), Private Health Insurance (10%) and Special Programs (5%).

Beyond coverage, Germany’s healthcare system is comparable to that of the United States as set forth below.

Overview of German versus United States Healthcare Systems

In addition, the German rehabilitation market serves a broader scope of treatment with over 1,233 rehabilitation facilities (compared to 1,165 in the United States) and 208.5 beds per 100,000 population (compared to 114.7 in the United States). Approximately 90% of the payments in the German system come from governmental sources. The largest payor category is the public pension fund system representing 39% of payments. Public health insurance and payments for government employees represent 46% of payments. The balance of the payments into the German rehabilitation market come from a variety of sources including private pay and private insurance.

Strategy

Our strategy is to lease our facilities to tenants that are managed by experienced operators pursuant to long-term net leases. Alternatively, we have structured certain of our investments as long-term, interest-only mortgage loans to healthcare operators, and we may make similar investments in the future. In addition, we have obtained and will continue to obtain profits or other equity interests in certain of our tenants’ operations in order to enhance our overall return. The global market for healthcare real estate is extensive and includes real estate owned by a variety of healthcare operators and investors. Our primary focus is on acquiring and developing those net-leased facilities that are specifically designed to address the evolving needs and delivery processes of the United States leading healthcare providers. These facilities include but are not limited to:

General acute care hospitals: Acute care hospitals typically provide short-term medical treatments for acute illness or injury, including emergency care. These hospitals are the primary referral source to sub-acute providers. In a national healthcare environment wherein “bundling” is a key component, the acute care operators receive payment from Medicare and other reimbursement sources for a patient’s complete treatment program. In addition, acute care operators negotiate services and payments with sub-acute providers to the extent a patient undergoing a complete treatment program is expected to require sub-acute hospitalization. We believe this will result in increasing influence of the acute care hospitals, which comprised approximately 56% and 58% (including revenue from two medical office buildings associated with two of our general acute care hospitals) of our revenue for the year ended December 31, 2012 and the six months ended June 30, 2013, respectively, without giving effect to the Acquisition Transactions and the RHM, IASIS and Ernest Acquisitions, respectively.

Long-term acute care hospitals: Long-term acute care hospitals focus on extended hospital care, generally at least 25 days, for the medically-complex patient. Long-term acute care hospitals have arisen from a need to provide care to patients in acute care settings, including daily physician observation and treatment, before they are able to move to a rehabilitation hospital, skilled nursing facility or return home. These facilities are reimbursed in a manner more appropriate for a longer length of stay than is typical for a general acute care hospital. Long-term acute care hospitals accounted for approximately 25% and 23% of our revenue for the year ended December 31, 2012 and the six months ended June 30, 2013, respectively, without giving effect to the Acquisition Transactions and the RHM, IASIS and Ernest Acquisitions, respectively.

Physical rehabilitation hospitals: Physical rehabilitation hospitals provide inpatient and out-patient rehabilitation services for patients recovering from multiple traumatic injuries, organ transplants, amputations, cardiovascular surgery, strokes and complex neurological, orthopedic and other conditions. In addition to Medicare certified rehabilitation beds, rehabilitation hospitals may also operate Medicare certified skilled nursing, psychiatric, long-term or acute care beds. These hospitals are often the best medical alternative to traditional acute care hospitals where under the Medicare prospective payment system there is pressure to discharge patients after relatively short stays. Physical rehabilitation hospital tenants accounted for approximately 18% and 18% of our revenue for the year ended December 31, 2012 and the six months ended June 30, 2013, respectively, without giving effect to the Acquisition Transactions and the RHM, IASIS and Ernest Acquisitions, respectively.

Additionally, a fundamental component of our strategy is the continued diversification of our tenant relationships, the types of hospitals we own and the geographic areas in which we invest. Our expansion into the German market, with our RHM Portfolio Acquisition, is consistent with this strategy as it represents an attractive investment opportunity in a new, stable market, with dynamics that we believe are highly complementary and similar to the U.S. market, and allows us to diversify our tenant relationships and concentrations and expand the geographic scope of our business. Our expansion plans will remain focused on new geographic markets and tenant relationships primarily in the United States, but will include selective acquisitions in markets and with tenants that have similar characteristics in limited areas outside the United States.

We expect the sources of our revenue for the foreseeable future to be similar to the sources of revenue described in the above paragraphs and the tables in this section. Other sources presently include, or may include in the future, rents from medical office building tenants, wellness centers, ambulatory surgery centers, other single discipline licensed hospitals and smaller facilities such as emergency and other clinics.

Our revenues are derived from rents we earn pursuant to the lease agreements with our tenants, from interest income from loans to our tenants and other facility owners and from profits in certain of our tenants’ operations. Our tenants and borrowers operate in the healthcare industry, generally providing medical, surgical and rehabilitative care to patients. The capacity of our tenants and borrowers to pay our rents and interest is dependent upon their ability to conduct their operations at profitable levels. We believe that the business environment of the industry segments in which our tenants operate is generally positive for efficient operators. However, our tenants’ operations are subject to economic, regulatory and market conditions that may affect their profitability. Accordingly, we monitor certain key factors, which we believe may provide early indications of conditions that may affect the level of risk in our lease and loan portfolio.

Competitive Strengths

Differentiated strategy. We are the only healthcare REIT publicly traded in the United States with a primary focus on hospitals. Our investment strategy is to (1) acquire and develop net-leased facilities and (2) selectively make loans to certain of our tenants through our taxable REIT subsidiaries, the proceeds of which have been historically used for acquisitions and working capital. We also have made, and expect to continue making, investments in the operations of certain of our tenants.

The highly complex nature of the delivery of healthcare services requires hospital operators to make significant investments in real estate and facilities. We believe that a large portion of these healthcare providers have operating and financial characteristics that make sale/leaseback financing attractive. Since we commenced operations in 2004, we have grown rapidly and successfully due in part to the opportunities inherent in the U.S. healthcare real estate business, including:

•	compelling demographics driving the demand for healthcare services;

•	increasing capital expenditure requirements to address physical obsolescence of aging healthcare facilities;

•	rapidly advancing technologies that result in successful treatment of more conditions and diseases;

•	continuing pressures on providers to operate efficiently, including efficient use of capital;

•	specialized nature of healthcare real estate investing; and

•	consolidation of the fragmented healthcare real estate sector.

Virtually all of our management team has significant experience in the hospital industry, having worked as hospital management consultants, financial officers and analysts, program directors, strategic planning officers, facility planners and developers and investment bankers. We believe that this unique and specialized expertise creates a strong competitive advantage over other healthcare REITs and investors.

Financially secure tenants. Currently, without giving effect to the consummation of the RHM Portfolio Acquisition and the IASIS Acquisition, we have leases or mortgage loans with 25 different hospital operating companies. Taken as a whole, approximately 52% of our total assets are leased/mortgaged to high-profile industry leaders such as Prime, Ernest and IASIS. Other well-known hospital operators that are our tenants include Vibra Healthcare, Community Health, HealthSouth, Kindred and HMA.

Our largest tenant, Prime, which represented 30.3% and 24.1% of our total assets as of June 30, 2013, actual and after giving effect to the consummation of the RHM, IASIS and Ernest Acquisitions, respectively, currently leases 13 of our facilities, and we have made mortgage loans on three other properties to Prime. Prime is among the 10 largest for-profit hospital systems in the United States and was listed in 2013 and 2012 as one of the top 15 health systems in the United States by Truven Health Analytics, formerly Thomson Reuters, as measured by clinical quality and efficiency.

Our second largest tenant, Ernest, leases 14 of our facilities and represented 18.4% and 15.2% of our total assets as of June 30, 2013, actual and after giving effect to the consummation of the RHM, IASIS and Ernest Acquisitions, respectively. We also hold a mortgage loan on four facilities owned by Ernest and have three development projects in process that will be leased to Ernest upon completion. Ernest is one of the largest and highest quality providers of post-acute care services in the United States. Ernest was founded in 2004 by a premiere management team with extensive experience in the healthcare industry.

Scaleable business model. Our absolute-net lease business model provides us with low operating leverage and a scaleable platform. We lease our facilities to healthcare operators pursuant to long-term net-lease agreements that require the tenant to bear most of the costs associated with the property, including property taxes, utilities, insurance, maintenance and in most cases, capital improvements. Our current net-leases generally are for initial terms of at least 10 years and provide for annual base rental increases. Due to recent changes to the tax code as it relates to healthcare REITs, we also make strategic investments in certain operators that lease our facilities, which provide us with opportunities to further increase our profit participation. The weighted average remaining tenor of our leases is approximately 12.3 years as of June 30, 2013. As of June 30, 2013, after giving effect to the consummation of the RHM, IASIS and Ernest Acquisitions, as a percentage of revenue, approximately 4% of our leases expire before 2018 and approximately 96% of our leases expire thereafter. Based on current monthly revenue, approximately 90% of our leases and loans provide for annual rent or interest escalations based on either increases in the U.S. Consumer Price Index or minimum annual rent or interest escalations ranging from 1% to 4%. Of our eight mortgage loans, which are structured to provide us returns and credit risks similar to our leases, four mature in 2032, three mature in 2022 and one (which approximates $4.0 million) matures in 2014, for a weighted average maturity of 12.6 years. In the future, we anticipate that our leases will generally provide for base rent with annual escalators, tenant payment of substantially all real estate costs and, when feasible and in compliance with applicable healthcare laws and regulations and requirements for Medical Properties’ qualification as a REIT, operator profit participation.

Our operating leverage (general and administrative costs as a percentage of revenue) has continued to improve since our inception. General and administrative costs (excluding any nonrecurring charges and non-cash stock compensation expenses) represented 21.2% of total revenues (including revenues that are reported in discontinued operations) in 2005 compared to 10.4% in 2012 and 9.3% for the six months ended June 30, 2013.

We believe our network of relationships in both the real estate and healthcare industries provides us access to a large volume of potential acquisition and development opportunities.

Comprehensive underwriting and monitoring process. Our underwriting and diligence processes focus on both real estate investment and healthcare operations. Our acquisition and development selection process includes a comprehensive analysis of any targeted healthcare facility. Key factors that we consider in underwriting prospective tenants and borrowers and in monitoring the performance of existing tenants and borrowers include the following:

•	patient admission levels and surgery and procedure volumes by type; the current, historical and prospective operating margins (measured by a tenant’s earnings before interest, taxes, depreciation, amortization and facility rent) of each tenant or borrower and at each facility;

•	the ratio of our tenants’ and borrowers’ operating earnings both to facility rent and to facility rent plus other fixed costs, including debt costs;

•	trends in the sources of our tenants’ or borrowers’ revenue, including the relative mix of Medicare, Medicaid and other state-based healthcare programs, managed care, commercial insurance and private pay patients;

•	the effect of evolving healthcare legislation and other regulations on our tenants’ and borrowers’ profitability and liquidity; and

•	the competition and demographics of the local and surrounding areas in which our tenants and borrowers operate.

We also actively monitor the operating results of our tenants by reviewing periodic financial reports and operating data, as well as visiting each facility and meeting with the management of our tenants on a regular basis.

Through our detailed underwriting of healthcare acquisitions and ongoing diligent monitoring of our investments, we believe that we will be able to continue successfully investing in hospital real estate, including responding to unplanned financial stress of our tenants so as to protect the value of our revenue streams and investments with minimal disruption.

Strong financial profile. We believe that the net proceeds from this offering will provide us with additional liquidity and balance sheet flexibility necessary to support the growth of our business through the RHM Portfolio Acquisition. After giving effect to the consummation of the Transactions and to subsequent events following June 30, 2013, we would have had as of June 30, 2013 approximately $400.0 million in liquidity consisting of unrestricted cash and cash equivalents and available borrowings under our senior unsecured revolving credit facility. After giving effect to the consummation of the Transactions, our debt maturities during the twelve months following the date of this offering will be approximately $0.1 million.

In addition to our strong liquidity position, as of June 30, 2013, after giving effect to the consummation of the RHM, IASIS and Ernest Acquisitions, only one of our properties would have served as loan collateral, representing less than 1% of our total assets, and we would have had an unencumbered asset base representing total investments of approximately $3 billion.

Experienced management team. Our management team’s unique and specialized expertise enables us to offer innovative acquisition and net-lease structures that we believe appeal to a variety of healthcare operators. Our executive officers have an average of more than 30 years of experience in healthcare services, healthcare real estate markets and capital markets with expertise in a wide breadth of areas including hospital acquisitions, hospital development and construction, hospital operations, physician practice management, hospital leasing and real estate management. Edward K. Aldag, Jr., our Chief Executive Officer, has more than 25 years’ experience, specializing in hospital and other types of real estate. R. Steven Hamner, our Chief Financial Officer, is a finance professional with more than 33 years of experience including real estate capital markets and healthcare real estate transaction structuring. Emmett E. McLean, our Chief Operating Officer, has a background in investment banking, corporate finance and operations and healthcare mergers and acquisitions, with more than 35 years of experience.

We believe that our management’s depth of experience in both traditional real estate investment and healthcare operations positions us favorably to take advantage of the available opportunities in the healthcare real estate market.

Corporate Structure and Outstanding Indebtedness

The following chart illustrates our summary corporate structure and the location of certain of our debt as of June 30, 2013, after giving effect to the consummation of the Transactions.

(1)	As of June 30, 2013 and after giving effect to the consummation of the Transactions, the issuers and the guarantors (after accounting for intercompany transactions) would have had $1.4 billion of indebtedness (none of which would have been secured indebtedness) and $2.2 billion of assets or 78.9% of the Operating Partnership’s consolidated total assets. The issuers and guarantors had net income of $45.8 million and $38.5 million for the six months ended June 30, 2013, actual and as adjusted to give effect to the consummation of the Transactions, respectively. For the six months ended June 30, 2013, the issuers and the guarantors had $77.9 million of EBITDA or 76.3% of the Operating Partnership’s EBITDA and $105.0 million of Acquisition Adjusted EBITDA or 82.4% of the Operating Partnership’s Acquisition Adjusted EBITDA. See “Summary Historical Consolidated Financial Data” for a reconciliation of EBITDA and Acquisition Adjusted EBITDA.

(2)	As of June 30, 2013 and after giving effect to the consummation of the Transactions, our subsidiaries that will not guarantee the notes would have had $14.1 million of indebtedness, $402.8 million of other liabilities and $599.3 million of assets, or 21.1% of the Operating Partnership’s consolidated total assets. The subsidiaries that will not guarantee the notes had net income of $7.8 million and $8.1 million for the six months ended June 30, 2013, actual and as adjusted to give effect to the consummation of the Transactions, respectively. For the six months ended June 30, 2013, our subsidiaries that will not guarantee the notes had $24.2 million of EBITDA or 23.7% of the Operating Partnership’s EBITDA, and $22.4 million of Acquisition Adjusted EBITDA, or 17.6% of the Operating Partnership’s Acquisition Adjusted EBITDA. See “Summary Historical Consolidated Financial Data,” for a reconciliation of EBITDA and Acquisition Adjusted EBITDA.

(3)	Each property owned by our subsidiaries is held within a separate entity.

Corporate Information

Medical Properties was incorporated under Maryland law on August 27, 2003, and the Operating Partnership (Registration No. 3701429) was formed as a limited partnership under Delaware law on September 10, 2003. We conduct substantially all of our business through the Operating Partnership. We have operated as a REIT since 2004.

The Operating Partnership is made up of a general partner, Medical Properties Trust, LLC (the “General Partner”) and limited partners, including Medical Properties Trust, Inc. (which owns 100% of the General Partner), and three other partners. By virtue of its ownership of the General Partner, Medical Properties Trust, Inc. has a 99.8% ownership interest in MPT Operating Partnership, L.P. via its ownership of all the common units. The remaining ownership interest is held by two employees and one director via their ownership of certain incentive partnership units.

MPT Finance Corporation (Registration No. 4964092) was incorporated in Delaware under Delaware law on April 4, 2011. MPT Finance Corporation is a wholly owned subsidiary of the Operating Partnership. MPT Finance Corporation has no assets and does not and will not conduct any operations or have any employees. It was formed for the sole purpose of acting as an issuer or co-issuer of debt securities that the Operating Partnership may issue from time to time solely to allow certain institutional investors that might otherwise not be able to invest in our securities, either because the Operating Partnership is a limited partnership, or by reason of the legal investment laws of their states of organization or their charters, to invest in our debt securities.

Our principal executive offices are located at 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242. Our telephone number is (205) 969-3755. Our Internet address is www.medicalpropertiestrust.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus supplement or accompanying prospectus

THE OFFERING

The offering terms are summarized below solely for your convenience. This summary is not a complete description of the Notes. You should read the full text and more specific details contained elsewhere in this prospectus supplement. For a more detailed description of the Notes, see “Description of Notes” in this prospectus supplement. For purposes of this section entitled “—The Offering” and the section “Description of Notes,” references to “we,” “us” and “our” refer only to MPT Operating Partnership, L.P. and MPT Finance Corporation and not to their subsidiaries or any other entity.

Issuers	MPT Operating Partnership, L.P. and MPT Finance Corporation, as co-Issuers.

Securities Offered	€200,000,000 million aggregate principal amount of % senior notes due 2020.

Issue Price	% plus accrued interest from , 2013.

Stated Maturity Date	The Notes will mature on 2020.

Interest	The Notes will accrue interest at a rate of % per year from , 2013, until maturity or earlier redemption or repurchase.

Interest Payment Dates	and of each year, commencing , 2014.

Escrow Provisions	An amount equal to the gross proceeds from this offering will be placed in an escrow account together with additional amounts needed to redeem the Notes at their aggregate offering price, plus accrued and unpaid interest on the Notes from the issue date up to, but excluding, the redemption date. Subject to customary and other conditions to releasing escrowed funds, we will use the escrowed funds to consummate the RHM Portfolio Acquisition contemplated by this prospectus supplement. If the conditions to closing the RHM Portfolio Acquisition (other than the payment of the acquisition consideration and other than those conditions that by their terms are to be satisfied contemporaneously with the consummation of the RHM Portfolio Acquisition) are not waived or satisfied on or prior to within 90 days after the closing date of this offering of Notes, then we will be required to redeem the Notes offered hereby at the aggregate offering price plus accrued and unpaid interest up to, but excluding, the redemption date. See “Description of Notes—Special Mandatory Redemption.”

Optional Redemption

We may redeem some or all of the Notes at any time on or after         , 2016 at the redemption prices set forth in “Description of Notes—Optional Redemption.” We may also redeem up to 35% of the aggregate principal amount of the Notes using the proceeds from certain equity offerings completed before         , 2016 at a redemption price equal to         % plus accrued and unpaid interest up to, but excluding, the applicable redemption date. In addition, we may redeem some or all the Notes on or prior to         , 2016 at a redemption price equal to

100% of the principal amount thereof plus accrued and unpaid interest up to, but excluding, the applicable redemption date and a make-whole premium. See “Description of Notes—Optional Redemption.”

Tax Redemption	In the event of certain changes in the tax laws of the United States (or any taxing authority in the United States), we may offer to redeem the Notes, in whole but not in part, at a redemption price equal to 100% plus accrued and unpaid interest, up to, but excluding, the applicable redemption date. See “Description of Notes—Redemption for Changes in Taxes.”

Change of Control; Certain Asset Sales	If the Operating Partnership or our parent company, Medical Properties, experiences a change of control (as defined herein), we will be required to make an offer to purchase the Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date under certain circumstances. See “Description of Notes—Repurchase of Notes upon a Change of Control.” If the Operating Partnership or any of its restricted subsidiaries sell assets, under certain circumstances we will be required to make an offer to purchase the Notes at their face amount, plus accrued interest and unpaid interest, if any, to the purchase date. See “Description of Notes—Limitation on Asset Sales.”

Guarantees	The Notes will be guaranteed, jointly and severally, on a senior unsecured basis by Medical Properties and by each of our subsidiaries that guarantees our revolving credit facility. See “Description of Notes—The Guarantees.”

Ranking	The Notes will be our and the guarantors’ general senior unsecured obligations, will rank equal in right of payment with all of such entities’ existing and future senior indebtedness, including borrowings under our senior unsecured revolving credit facility and under our senior unsecured term loan and our senior notes due 2021 and 2022, and will rank senior in right of payment to all of such entities’ existing and future subordinated indebtedness; however, the Notes will be effectively subordinated to all of our and the guarantors’ secured indebtedness to the extent of the value of the collateral securing such indebtedness. The Notes will also be structurally subordinated to the indebtedness and other obligations of our subsidiaries that do not guarantee the Notes with respect to the assets of such entities.

As of June 30, 2013, after giving effect to the consummation of the Transactions, we and the guarantors (after accounting for intercompany transactions) would have had $1.4 billion of indebtedness (none of which would have been secured indebtedness) and our subsidiaries that will not guarantee the Notes would have had

$14.1 million of indebtedness and $402.8 million other liabilities, all of which would have been structurally senior to the Notes, and assets of $599.3 million, or 21.1% of our consolidated total assets. Our subsidiaries that will not guarantee the notes would have had net income of $7.8 million and $8.1 million for the six months ended June 30, 2013, actual and as adjusted to give effect to the consummation of the Transactions, respectively. For the six months ended June 30, 2013, our subsidiaries that will not guarantee the Notes had $24.2 million of EBITDA, or 23.7% of our EBITDA, and $22.4 million of Acquisition Adjusted EBITDA, or 17.6% of our Acquisition Adjusted EBITDA. See “—Summary Historical Consolidated Financial Data” for a reconciliation of EBITDA and Acquisition Adjusted EBITDA.

In addition, as of September 18, 2013, we had $400 million of availability under our revolving credit facility.

Certain Covenants	The indenture governing the Notes restricts our ability and the ability of our restricted subsidiaries to, among other things:

•	incur debt;
•	pay dividends and make distributions;
•	create liens;
•	enter into transactions with affiliates; and
•	merge, consolidate or transfer all or substantially all of our and their assets.

We and our restricted subsidiaries are also required to maintain total unencumbered assets of at least 150% of our collective unsecured debt.

These covenants are subject to important exceptions and qualifications. See “Description of Notes—Certain Covenants.”

Listing	Application will be made for the Notes to be admitted to the Official List of the Irish Stock Exchange and to trading on its Global Exchange Market. No assurance can be given that this application will be granted.

No Public Market	The Notes will be new securities for which there is currently no established trading market. The underwriters have advised us that they intend to make a market in the Notes. The underwriters are not obligated, however, to make a market in the Notes, and any such market-making may be discontinued by the underwriters in their discretion at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the Notes. See “Underwriting.”

Form and Denomination	The Notes will be ready for delivery to investors in book-entry form through the facilities of Clearstream Banking société anonyme (“Clearstream”) and Euroclear Bank, S.A./N.V (“Euroclear”) on or

about October     , 2013. The Notes will be issued in the form of one or more fully registered global securities in denominations of €100,000 in principal amount and integral multiples of €1,000 in excess thereof. Beneficial interests in the global certificates representing the Notes will be shown on, and transfers will be effected only through, records maintained by Euroclear and Clearstream and their direct and indirect participants and such interests may not be exchanged for certificated Notes, except in limited circumstances.

The Notes have been accepted for clearance through Euroclear and Clearstream, Luxembourg with the following ISIN and Common Code:

ISIN:
Common Code:

Use of Proceeds	We intend to use the net proceeds from this offering to finance the RHM Portfolio Acquisition and to pay related fees and expenses. We intend to use any remaining net proceeds for general corporate purposes. See “Use of Proceeds.”

Trustee	Wilmington Trust, National Association

Escrow Agent, Principal Paying Agent, Registrar and Paying Agent	Deutsche Bank AG, London Branch

Irish Stock Exchange Listing Agent	McCann FitzGerald Listing Services Limited

Governing Law	New York

Risk Factors	Investing in the Notes involves risk. You should carefully consider the information under the section titled “Risk Factors” in this prospectus supplement and all other information included in this prospectus supplement and the appendices attached hereto and included and incorporated by reference in the accompanying prospectus before investing in the Notes.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The summary historical consolidated financial data presented below as of December 31, 2012 and for the years ended December 31, 2010, 2011 and 2012 have been derived from the Operating Partnership’s audited consolidated financial statements and accompanying Notes appearing in the combined Annual Report of Medical Properties and the Operating Partnership on Form 10-K for the year ended December 31, 2012 attached as Appendix A to this prospectus supplement. The summary historical consolidated financial data as of June 30, 2013 and for the six months ended June 30, 2012 and 2013 have been derived from the Operating Partnership’s unaudited consolidated financial statements, appearing in the combined Quarterly Report of Medical Properties and the Operating Partnership on Form 10-Q for the six months ended June 30, 2013 attached as Appendix B to this prospectus supplement. These unaudited consolidated financial statements have been prepared on a basis consistent with the Operating Partnership’s audited consolidated financial statements. In the opinion of our management, the unaudited summary historical consolidated financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the results for those periods. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year or any future period. Historical results are not necessarily indicative of the results to be expected in the future.

As of June 30, 2013, Medical Properties had a 99.8% equity ownership interest in the Operating Partnership. Medical Properties has no significant operations other than as the sole member of its wholly-owned subsidiary, Medical Properties Trust, LLC, which is the sole general partner of the Operating Partnership, and no material assets, other than its direct and indirect investment in the Operating Partnership. There is no significant difference between the Operating Partnership’s net income and Medical Properties’ net income.

You should read the following summary historical consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the combined Annual Report of Medical Properties and the Operating Partnership on Form 10-K for the year ended December 31, 2012 and in the combined Quarterly Report of Medical Properties and the Operating Partnership on Form 10-Q for the six months ended June 30, 2013, attached as Appendix A and Appendix B, respectively, to this prospectus supplement, and the audited and unaudited financial statements that are included therein.

	Year ended December 31,			Six months ended June 30,
In thousands, except per unit amounts	2010(1)(2)	2011(1)(2)	2012(1)(2)	2012(2)	2013(2)
Operating data
Total revenue	$108,024	$135,484	$201,397	$89,721	$115,444
Depreciation and amortization (expense)	(20,897)	(30,896)	(33,545)	(16,518)	(17,262)
Property-related and general and administrative (expenses)	(32,841)	(32,124)	(35,497)	(18,806)	(18,384)
Impairment (charge)	(12,000)	—	—	—	—
Interest and other income (expense)	1,518	96	1,281	847	1,420
Debt refinancing (expense)	(6,716)	(14,214)	—	—	—
Interest (expense)	(33,984)	(43,810)	(58,243)	(27,684)	(30,065)

Income from continuing operations	3,104	14,536	75,393	27,560	51,153
Income from discontinued operations	19,983	12,195	14,684	2,407	2,461

Net income	23,087	26,731	90,077	29,967	53,614
Net income attributable to non-controlling interests	(99)	(178)	(177)	(87)	(110)

Net income attributable to MPT Operating Partnership, L.P. partners	$22,988	$26,553	$89,900	$29,880	$53,504

Other data
Dividends declared per unit	$0.80	$0.80	$0.80	$0.40	$0.40

	As of December 31,			As of June 30, 2013
In thousands	2010	2011	2012(1)
Balance sheet data
Real estate assets—at cost	$1,019,517	$1,264,850	$1,595,127	$1,687,133
Real estate accumulated depreciation/amortization	(63,242)	(93,188)	(126,734)	(141,877)
Other loans and investments	215,985	239,839	527,893	525,901
Cash and equivalents	98,408	102,726	37,311	26,072
Other assets	78,146	107,647	145,289	157,247

Total assets	$1,348,814	$1,621,874	$2,178,886	$2,254,476

Debt, net	$369,970	$689,849	$1,025,160	$929,074
Other liabilities	78,895	102,820	103,522	102,171
Total partners’ capital	899,835	829,205	1,050,204	1,223,231
Non-controlling interests	114	—	—	—

Total capital	899,949	829,205	1,050,204	1,223,231

Total liabilities and capital	$1,348,814	$1,621,874	$2,178,886	$2,254,476

	Year ended December 31,			Six months ended June 30, 2013
In thousands, except for ratios	2010(1)(2)	2011(1)(2)	2012(1)(2)
Other data
EBITDA(3)	$91,699	$120,269	$184,009	$102,021
Adjusted EBITDA(3)	$104,083	$123,902	$179,516	$102,245
Net debt to Adjusted EBITDA(3)	2.61x	4.74x	5.50x
Acquisition Adjusted EBITDA(4)			$229,987	$127,447
Acquisition Adjusted Total Assets(5) as of June 30, 2013				$2,837,440

(1)	The summary historical consolidated financial data as of December 31, 2012 and for the years ended December 31, 2010, 2011 and 2012 have been derived from the Operating Partnership’s audited consolidated financial statements and accompanying notes appearing in Appendix A to this prospectus supplement and have not been adjusted for discontinued operations for the two properties sold in 2013. Such adjustments, however, would have no effect on net income, total assets or equity for any period presented.

(2)	Cash paid for acquisitions and other related investments totaled $621.5 million, $279.0 million and $137.8 million in 2012, 2011 and 2010, respectively, and $75.0 million and $396.5 million during the six months ended June 30, 2013 and 2012, respectively. The results of operations resulting from these investments are reflected in the Operating Partnership’s consolidated financial statements from the dates invested. See Note 3 in Item 8 of the combined Annual Report on Form 10-K of Medical Properties and the Operating Partnership for the year ended December 31, 2012 and Note 3 in the combined Quarterly Report of Medical Properties and the Operating Partnership on Form 10-Q for the quarter ended June 30, 2013 for further information on acquisitions of real estate, new loans, and other investments. We funded these investments generally from issuing common stock, utilizing additional amounts of our revolving facility, incurring additional debt, or from the sale of facilities. See Notes 4, 9, and 11, in Item 8 of the combined Annual Report on Form 10-K of Medical Properties and the Operating Partnership for the year ended December 31, 2012 and Notes 4, 5 and 8 in Item 1 of the combined Quarterly Report of Medical Properties and the Operating Partnership on Form 10-Q for the quarter ended June 30, 2013 for further information regarding our debt, common stock and discontinued operations, respectively.

(3)

We believe that earnings before interest expense, income taxes, depreciation and amortization, or EBITDA, and Adjusted EBITDA, are useful supplemental performance measures because they allow investors to view the Operating Partnership’s performance without the impact of non-cash depreciation and amortization or the cost of debt. EBITDA includes both continuing and discontinued operations. Adjusted EBITDA is EBITDA adjusted to eliminate the impact of gains and losses on asset sales, impairment charges, write-off of straight line rent, write-off of former tenant receivable, executive severance and acquisition costs. In calculating net debt to Adjusted EBITDA, we have subtracted from net debt all cash on the balance sheet as of each applicable fiscal year end. In addition, we believe EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Because EBITDA and Adjusted EBITDA are calculated before recurring cash charges including interest expense and income taxes, exclude capitalized costs, such as leasing commissions, and are not adjusted for capital expenditures or other recurring cash requirements of our business, their utility as a measure of the Operating Partnership’s performance is limited. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur charges, costs and expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Accordingly, EBITDA and Adjusted EBITDA should be considered only as supplements to net income (computed in accordance with U.S. GAAP) as a measure of the Operating Partnership’s financial performance. Other REITs may calculate EBITDA and Adjusted EBITDA differently than the Operating Partnership does; accordingly, the Operating Partnership’s EBITDA and Adjusted EBITDA may not be comparable to such other REITs’ EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA as described above may not be calculated on the same basis as “Consolidated EBITDA” is calculated under the indenture governing the Notes. For a description of how “Consolidated EBITDA” is calculated under the indenture governing the Notes, see “Description of Notes—Certain definitions.”

(4)	We believe that Acquisition Adjusted EBITDA is a useful supplemental performance measure because it allows investors to view our performance reflective of the Acquisition Transactions. Acquisition Adjusted EBITDA consists of Adjusted EBITDA plus rent from the acquired assets, less rent attributable to the divested assets, less additional general and administrative expenses expected, in each case, from the Acquisition Transactions. Acquisition Adjusted EBITDA was prepared based upon the purchase method of accounting for the real estate acquired and to be acquired pursuant to the Acquisition Transactions and the expected accounting treatment of the related leases as operating leases pursuant to U.S. GAAP. Because Acquisition Adjusted EBITDA is calculated before recurring cash charges including interest expense and income taxes, excludes capitalized costs, such as leasing commissions, and is not adjusted for capital expenditures or other recurring cash requirements of our business, including assets acquired or to be acquired pursuant to the Acquisition Transactions, its utility as a measure of the Operating Partnership’s performance is limited. In evaluating Acquisition Adjusted EBITDA, you should be aware that in the future we may incur charges, costs and expenses that are the same as or similar to some adjustments in this presentation. Our presentation of Acquisition Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Accordingly, Acquisition Adjusted EBITDA should be considered only as a supplement to net income (computed in accordance with U.S. GAAP) as a measure of the Operating Partnership’s financial performance. Acquisition Adjusted EBITDA as described above may not be calculated on the same basis as “Consolidated EBITDA is calculated under the indenture governing the Notes. For a description of how “Consolidated EBITDA is calculated under the indenture governing the Notes, see “Description of Notes—Certain definitions.”

(5)	Acquisition Adjusted Total Assets as of June 30, 2013 consist of the Operating Partnership’s total assets as of June 30, 2013 adjusted for the assets acquired or to be acquired pursuant to the Acquisition Transactions.

The following table shows the reconciliation of net income to EBITDA, Adjusted EBITDA and Acquisition Adjusted EBITDA.

	Year ended December 31,			Six months ended June 30, 2013
In thousands, except for ratios	2010	2011	2012
Net income	$23,087	$26,731	$90,077	$53,614
Interest expense (including debt refinancing costs)	40,731	57,930	58,319	30,313
Taxes	1,571	128	19	167
Depreciation and amortization	26,310	35,480	35,594	17,927

EBITDA	91,699	120,269	184,009	102,021
Gains on asset sales	(10,566)	(5,431)	(16,369)	(2,054)
Impairment charges	12,000	564	—	—
Write-off of straight-line rent	3,694	2,470	6,456	—
Write-off of former tenant receivable	2,400	1,846	—	—
Executive severance	2,830	—	—	—
Acquisition costs	2,026	4,184	5,420	2,278

Adjusted EBITDA	$104,083	$123,902	179,516	102,245
Plus: Rent from acquired assets			52,848	25,983
Less: Rent attributable to divested assets			(1,877)	(531)
Less: Additional general and administrative expenses expected from the Acquisition Transactions			(500)	(250)

Acquisition Adjusted EBITDA			$229,987	$127,447

RISK FACTORS

An investment in the Notes involves various risks, including those set forth below as well as the risk factors included in the combined Annual Report on Form 10-K of Medical Properties and the Operating Partnership for the year ended December 31, 2012, which is attached as Appendix A to this prospectus supplement. You should carefully consider these risk factors, together with the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment in the Notes. These risks are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial may also adversely affect our business operations. These risks could materially adversely affect, among other things, our business, financial condition or results of operations, and could cause the trading price of the Notes to decline, resulting in the loss of all or part of your investment.

Risks Related to the RHM Portfolio Acquisition and IASIS Acquisition

We have no prior experience with healthcare facilities in Germany or anywhere else outside the United States.

Neither we nor or any of our affiliates has any experience investing in healthcare properties or other real estate-related assets located outside the United States. Investing in real estate located in foreign countries, including Germany, creates risks associated with the uncertainty of foreign laws and markets including, without limitation, laws respecting foreign ownership, the enforceability of loan and lease documents and foreclosure laws. German real estate and tax laws are complex and subject to change, and we cannot assure you we will always be in compliance with those laws or that compliance will not expose us to additional expense. The properties we acquire in connection with the RHM Portfolio Acquisition will also face risks in connection with unexpected changes in German or European regulatory requirements, political and economic instability, potential imposition of adverse or confiscatory taxes, possible challenges to the anticipated tax treatment of the structures that allow us to acquire and hold investments, possible currency transfer restrictions, expropriation, the difficulty in enforcing obligations in other countries and the burden of complying with a wide variety of foreign laws. In addition, to qualify as a REIT, we generally will be required to operate any non-U.S. investments in accordance with the rules applicable to U.S. REITs, which may be inconsistent with local practices. We may also be subject to fluctuations in German real estate values or markets or the German and European economy as a whole, which may adversely affect our German and any other European investments.

In addition, the rents payable under our master lease with RHM and its affiliates are payable in euros, which could expose us to losses resulting from fluctuations in exchange rates to the extent we have not hedged our position, which in turn could adversely affect our revenues, operating margins and dividends, and may also affect the book value of our assets and the amount of stockholders’ equity. Further, any international currency gain recognized with respect to changes in exchange rates may not qualify under the 75% gross income test that we must satisfy annually in order to qualify and maintain our status as a REIT. Although we expect to hedge some or all of our foreign currency risk, we may not be able to do so successfully and may incur losses on our investments as a result of exchange rate fluctuations.

Furthermore, we are subject to laws and regulations, such as the Foreign Corrupt Practices Act and will be subject to similar local anti-bribery laws upon the closing of the RHM portfolio acquisition, that generally prohibit companies and their employees, agents and contractors from making improper payments to governmental officials for the purpose of obtaining or retaining business. Failure to comply with these laws could subject us to civil and criminal penalties that could materially adversely affect our results of operations, the value of our international investments, the trading price of the Notes and our ability to make payments on the Notes.

We are considering, and may make, additional investments in Europe, which may have similar risks as described above as well as unique risks associated with a specific country. We may not have the expertise necessary to maximize the return on our international investments, including the RHM Portfolio Acquisition.

We may fail to consummate the IASIS Acquisition or fail to consummate the IASIS Acquisition on the terms described herein.

We expect to consummate the IASIS Acquisition during the third quarter of 2013 but the consummation of the IASIS Acquisition is subject to certain conditions, including conditions regarding certain regulatory approvals, and there can be no assurance that such conditions will be satisfied on the anticipated schedule or at all. This offering is not contingent upon the successful completion of the IASIS Acquisition. In the event that we fail to consummate the IASIS Acquisition, we will have incurred a significant amount of indebtedness in the form of $150 million aggregate principal amount of the Issuers’ 6.375% senior notes due 2022 and we will not have acquired the revenue generating assets that we had anticipated. As a result, failure to consummate the IASIS Acquisition could adversely affect our cash flows and ability to make payments on the Notes.

If the IASIS Acquisition is not completed, our management may have broad discretion with respect to the use of the proceeds from the Issuers’ offering of $150 million aggregate principal amount of their 6.375% senior notes due 2022.

If the IASIS Acquisition is not completed, our management will have significant flexibility in applying the net proceeds we received from the Issuers’ issuance of $150 million aggregate principal amount of their 6.375% senior notes due 2022. We intend to use the net proceeds from such offering to finance the IASIS Acquisition, but if the IASIS Acquisition is not consummated, the net proceeds from such offering are not required to be allocated to any specific investment or transaction. As a result, you cannot determine at this time the value or propriety of our application of the net proceeds if the IASIS Acquisition is not consummated, and you may not agree with our decisions. The failure by our management to apply these funds effectively could have an adverse effect on our financial condition, results of operations, the trading price of the Notes and our ability to make payments on the Notes.

Our business, ability to make payments on the Notes and the trading price of the Notes may be adversely affected if the IASIS Acquisition is not completed.

The IASIS Acquisition is subject to customary closing conditions. If the IASIS Acquisition is not completed, we could be subject to a number of risks that may adversely affect our business, ability to make payments on the Notes and the trading price of the Notes, including the following:

•	the trading price of the Notes may decline to the extent that the issue price of the Notes reflects a market assumption that the IASIS Transaction will be completed;

•	we must pay certain costs related to the IASIS Transaction, such as legal and accounting fees and expenses, regardless of whether the IASIS Acquisition is consummated; and

•	we would not realize the benefits we expect to realize from consummating the IASIS Acquisition.

If the RHM Portfolio Acquisition and IASIS Acquisition are completed, we may be subject to additional risks.

In addition to the risks described above with respect to the RHM Portfolio Acquisition and the IASIS Acquisition, and in the combined Annual Report on Form 10-K of Medical Properties and the Operating Partnership for the year ended December 31, 2012 relating to healthcare facilities that we may purchase from time to time, we would also be subject to additional risks if the RHM Portfolio Acquisition and the IASIS Acquisition are consummated, including without limitation the following:

•	diversion of our management’s attention away from other business concerns; and

•	exposure to any undisclosed or unknown potential liabilities relating to the newly-acquired facilities.

We have no previous business experience with the tenants at the RHM or IASIS facilities and we cannot assure you that we would be able to integrate these facilities without encountering difficulties or that any such difficulties will not have a material adverse effect on us.

Risks related to the Notes and the offering

Our indebtedness may affect our ability to operate our business, and may have a material adverse effect on our financial condition and results of operations. We and our subsidiaries may incur additional indebtedness, including secured indebtedness.

As of June 30, 2013 and after giving effect to the consummation of the Transactions, the Issuers and the guarantors (after accounting for intercompany transactions) would have had $1.4 billion of indebtedness (none of which would have been secured indebtedness) and our subsidiaries that will not guarantee the Notes would have had $14.1 million of indebtedness and $402.8 million of other liabilities. In addition, as of September 18, 2013, we had $400.0 million of availability under our revolving credit facility.

Our indebtedness could have significant adverse consequences to us and the holders of the Notes, such as:

•	requiring us to use a substantial portion of our cash flow from operations to service our indebtedness, which would reduce the available cash flow to fund working capital, capital expenditures, development projects and other general corporate purposes;

•	limiting our ability to obtain additional financing to fund our working capital needs, acquisitions, capital expenditures or other debt service requirements or for other purposes;

•	limiting our ability to compete with other companies who are not as highly leveraged, as we may be less capable of responding to adverse economic and industry conditions;

•	restricting us from making strategic acquisitions, developing properties or exploiting business opportunities;

•	restricting the way in which we conduct our business because of financial and operating covenants in the agreements governing our existing and future indebtedness, including, in the case of certain indebtedness of subsidiaries, certain covenants that restrict the ability of subsidiaries to pay dividends or make other distributions to us;

•	exposing us to potential events of default (if not cured or waived) under financial and operating covenants contained in our debt instruments that could have a material adverse effect on our business, financial condition and operating results;

•	increasing our vulnerability to a downturn in general economic conditions; and

•	limiting our ability to react to changing market conditions in our industry and in our tenants’ and borrowers’ industries.

Furthermore, as of June 30, 2013 and on an as adjusted basis to give effect to the consummation of the Transactions, we had $176.4 million of indebtedness that bore interest at variable rates. In addition, our future borrowings may bear interest at variable rates. If interest rates increase significantly, our ability to borrow additional funds may be reduced and the risk related to our indebtedness would intensify.

In addition to our debt service obligations, our operations may require substantial investments on a continuing basis. Our ability to make scheduled debt payments, to refinance our obligations with respect to our indebtedness and to fund capital and non-capital expenditures necessary to maintain the condition of our operating assets and properties, as well as to provide capacity for the growth of our business, depends on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and financial, business, competitive, legal and other factors.

Subject to the restrictions that are contained in our revolving and term loan facilities, the indenture governing Issuers’ 6.875% senior notes due 2021 (the “2021 Notes”) and the indenture governing the Issuers’ 6.375% senior notes due 2022 (the “2022 Notes”) and will be contained in the indenture governing the Notes offered hereby, we may also incur significant additional indebtedness, including additional secured indebtedness. Although the terms of these agreements contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and additional indebtedness incurred in compliance with these restrictions could be significant. If we incur additional debt in the future, the risks described above could increase.

We may not be able to generate sufficient cash to service all of our indebtedness, including the Notes, and may be forced to take other actions to satisfy our obligations under our indebtedness that may not be successful.

Our ability to satisfy our debt obligations will depend upon, among other things:

•	our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control; and

•	our future ability to borrow under our revolving credit facility, the availability of which depends on, among other things, our complying with the covenants in the indenture that will govern the Notes.

We cannot assure you that our business will generate sufficient cash flow from operations, or that we will be able to draw under our revolving credit facility or otherwise, in an amount sufficient to fund our liquidity needs.

If our cash flows and capital resources are insufficient to service our indebtedness, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance our indebtedness, including the Notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. In addition, the terms of existing or future debt agreements may restrict us from adopting some of these alternatives. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations, sell equity, and/or negotiate with our lenders to restructure the applicable debt, in order to meet our debt service and other obligations. We may not be able to consummate those dispositions for fair market value or at all. Our term loan facility, revolving credit facility, the indenture governing the Notes offered hereby, the indenture governing our 2021 Notes and the indenture governing our 2022 Notes, may restrict, or market or business conditions may limit, our ability to avail ourselves to some or all of these options. Furthermore, any proceeds that we could realize from any such dispositions may not be adequate to meet our debt service obligations then due.

Our debt agreements contain restrictions that limit our flexibility in operating our business.

Our revolving credit and term loan facilities, the indenture governing our 2021 Notes and the indenture governing our 2022 Notes contain, the indenture governing the Notes offered hereby will contain and any instruments governing future indebtedness of ours may contain, a number of covenants that will impose significant operating and financial restrictions on us, including restrictions on our ability to, among other things:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make distributions in respect of Medical Properties’ capital stock or make other restricted payments;

•	make certain payments on debt that is subordinated to the Notes;

•	make certain investments;

•	sell or transfer assets;

•	create liens on certain assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

Any of these restrictions could limit our ability to plan for or react to market conditions and could otherwise restrict corporate activities. Any failure to comply with these covenants could result in a default under our term loan facility, revolving credit facility, the indenture governing the Notes offered hereby, the indentures governing our 2021 Notes and our 2022 Notes. Upon a default, unless waived, the lenders under our term loan facility and revolving credit facility could elect to terminate their commitments, cease making further loans and force us into bankruptcy or liquidation. Holders of the Notes offered hereby, our 2021 Notes and our 2022 Notes would also have the ability ultimately to force us into bankruptcy or liquidation, subject to the indentures governing the Notes offered hereby, our 2021 Notes and our 2022 Notes. In addition, a default (or an event of default) under our term loan facility, our revolving credit facility, the indenture governing the Notes offered hereby, the indenture governing our 2021 Notes or the indenture governing our 2022 Notes may trigger a cross default under our other agreements and could trigger a cross-default or cross-acceleration under the agreements governing our future indebtedness. Our operating results may not be sufficient to service our indebtedness or to fund our other expenditures and we may not be able to obtain financing to meet these requirements. See “Description of Notes.”

We will depend on dividends and distributions from our direct and indirect subsidiaries to fulfill our obligations under the Notes. The creditors of these subsidiaries are entitled to amounts payable to them by the subsidiaries before the subsidiaries may pay any dividends or distributions to us.

Substantially all of our assets are held through our subsidiaries. We depend on these subsidiaries for substantially all of our cash flow. The creditors of each of our direct and indirect subsidiaries are entitled to payment of that subsidiary’s obligations to them, when due and payable, before distributions may be made by that subsidiary to us. Thus, our ability to service our debt obligations, including our ability to pay the interest on and principal of the Notes when due, depends on our subsidiaries’ ability first to satisfy their obligations to their creditors and then to make distributions to us. Our subsidiaries are separate and distinct legal entities and have no obligations, other than under the guarantee of the Notes for the majority of our subsidiaries, to make any funds available to us.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Notes.

Any default under the agreements governing our indebtedness, including a default under our term loan facility, our revolving credit facility, and the indentures governing the Notes offered hereby, our 2021 and 2022 Notes, that is not waived by the required holders of such indebtedness, could leave us unable to pay principal, premium, if any, or interest on the Notes and could substantially decrease the market value of the Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, or interest on such indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness, including our term loan facility, our revolving credit facility, the indenture governing the Notes offered hereby, the indenture governing our 2021 Notes or the indenture governing our 2022 Notes, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with any accrued and unpaid interest, the lenders under our term loan facility and revolving credit facility could elect to terminate their commitments, cease making further loans and we could be forced into bankruptcy or liquidation, as applicable. If our operating performance declines, we may in the future need to seek waivers from the required lenders under our term loan facility and revolving credit facility to avoid being in default. If we breach our covenants under our term loan facility and revolving credit facility and seek waivers, we may not be able to obtain waivers from the required lenders thereunder.

Potential foreign currency gain on the Notes may cause REIT qualification issues; Repayment of the Notes may be accelerated to help ensure we maintain our qualification as a REIT.

Interest payments on the Notes and repayment of principal amount of the Notes may result in foreign currency exchange gain that is neither excluded from, nor treated as qualifying income for purposes of, the 75% gross income test that we must satisfy annually in order to qualify and maintain our status as a REIT. As a result, significant currency fluctuations could result in our failure to qualify as a REIT in the event we repay the Notes at a time when the amount of foreign currency gain would, when combined with our other sources of non-qualifying income, exceed 25% of our gross income. Furthermore, attempting to minimize the amount of foreign currency gain may require us to redeem all or a portion of the Notes at times and for prices which would not otherwise be attractive to us. This could have an adverse impact on noteholders whose holding of Notes are not redeemed in full.

Your right to receive payments on the Notes is effectively subordinated to the right of lenders who have a security interest in our assets to the extent of the value of those assets.

Our obligations under our term loan facility and revolving credit facility, the Notes offered hereby, the 2021 Notes, the 2022 Notes and the guarantors’ obligations under their guarantees of borrowings under our term loan facility, revolving credit facility, the Notes offered hereby, the 2021 Notes and the 2022 Notes are unsecured, but certain of our future debt obligations may be secured. If we are declared bankrupt or insolvent, or if we default under any of our future secured financing arrangements, the funds borrowed thereunder, together with accrued interest, could become immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the Notes, even if an event of default exists under the indenture governing the Notes at such time. In any such event, because the Notes are not secured by any of such assets, it is possible that there would not be sufficient assets from which your claims could be satisfied.

Claims of noteholders will be structurally subordinated to claims of creditors of any of our subsidiaries that do not guarantee the Notes.

We conduct all of our operations through our subsidiaries. Subject to certain limitations, the indenture governing the Notes will permit us to form or acquire subsidiaries that are not guarantors of the Notes and permit such non-guarantor subsidiaries to acquire assets and incur indebtedness, and, as a result, noteholders would not have any claim as a creditor against any such subsidiaries. The claims of the creditors of those subsidiaries, including their trade creditors, banks and other lenders, would have priority over any of our claims or those of our other subsidiaries as equity holders of the non-guarantor subsidiaries. Consequently, in any insolvency, liquidation, reorganization, dissolution or other winding-up of any of the non-guarantor subsidiaries, creditors of those subsidiaries would be paid before any amounts would be distributed to us or to any of our other subsidiaries as equity holders, and thus be available to satisfy our and the guarantors’ obligations under the Notes and guarantees of the Notes.

As of June 30, 2013 and on an as adjusted basis to give effect to the consummation of the Transactions, our subsidiaries that will not guarantee the Notes would have had $14.1 million of indebtedness and $402.8 million of other liabilities, all of which would have been structurally senior to the Notes, and would have had assets of $599.3 million, or 21.1% of the Operating Partnership’s consolidated total assets. Our subsidiaries that will not guarantee the notes had net income of $7.8 million and $8.1 million for the six months ended June 30, 2013, actual and as adjusted to give effect to the consummation of the Transactions, respectively. For the six months ended June 30, 2013, our subsidiaries that will not guarantee the Notes had $24.2 million of EBITDA, or 23.7% of our EBITDA, and $22.4 million of Acquisition Adjusted EBITDA, or 17.6% of our Acquisition Adjusted EBITDA. See “—Summary Historical Consolidated Financial Data” for a reconciliation of EBITDA and Acquisition Adjusted EBITDA.

We may not be able to satisfy our obligations to holders of the Notes upon a change of control.

Upon the occurrence of a “change of control,” as defined in the indenture, with certain exceptions, each holder of the Notes will have the right to require us to purchase the Notes at a price equal to 101% of the principal amount thereof. Our failure to purchase, or to give notice of purchase of, the Notes would be a default under the indenture and any such default could result in a default under certain of our other indebtedness, including our term loan facility, our revolving credit facility and the indentures governing our 2021 and 2022 Notes. In addition, a change of control may constitute an event of default under our term loan facility and revolving credit facility.

There is no established trading market for the Notes. If an actual trading market does not develop for the Notes, you may not be able to resell them quickly, for the price that you paid or at all.

The Notes are new securities for which there is currently no existing market. Although we expect to apply to have the Notes admitted to the Official List of the Irish Stock Exchange and for them to be admitted to trading on its Global Exchange Market within a reasonable period after the issuance thereof, we cannot assure you that the Notes will become or will remain listed or admitted to trading. We may not obtain or maintain such listing on the Official List of the Irish Stock Exchange and may seek to obtain and maintain the listing of the Notes on another stock exchange, although there can be no assurance that we will be able to do so. Failure for the Notes to be admitted to listing on, or the delisting of the Notes from, the Official List of the Irish Stock Exchange or another listing exchange may have a material adverse effect on a holder’s ability to sell the Notes. In addition, we cannot assure you as to the liquidity of any market that may develop for the Notes, the ability of holders of the Notes to sell them or the price at which the holders of the Notes may be able to sell them. The liquidity of any market for the Notes will depend on the number of holders, prevailing interest rates, the market for similar securities and other factors, including general economic conditions and our own financial condition, performance and prospects, as well as recommendations by securities analysts. Historically, the market for non-investment-grade debt, such as the Notes, has been subject to disruptions that have caused substantial price volatility. We cannot assure you that if a market for the Notes were to develop, such a market would not be subject to similar disruptions.

The underwriters have advised us that they intend to make a market in the Notes, but they are not obligated to do so. Each underwriter may discontinue any market making in the Notes at any time, in its sole discretion, without notice. As a result, we cannot assure you as to the liquidity of any trading market for the Notes.

We also cannot assure you that you will be able to sell your Notes at a particular time or at all, or that the prices that you receive when you sell them will be favorable. If no active trading market develops, you may not be able to resell your Notes at their fair market value, or at all.

U.S. federal and state statutes allow courts, under specific circumstances, to avoid the guarantees, subordinate claims in respect of the guarantees and require note holders to return payments received from the guarantors.

Medical Properties and certain of the Operating Partnership’s subsidiaries will guarantee the obligations under the Notes. The issuance of the guarantees by the guarantors may be subject to review under federal and state laws if a bankruptcy, liquidation or reorganization case or a lawsuit, including in circumstances in which bankruptcy is not involved, were commenced at some future date by, or on behalf of, the unpaid creditors of a guarantor. Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer, insolvency, fictitious indebtedness and similar laws, a court may avoid or otherwise decline to enforce a guarantor’s guarantee or may subordinate the Notes or such guarantee to the applicable guarantor’s existing and future indebtedness. While the relevant laws may vary from state to state, a court might do so if it found that when the applicable guarantor entered into its guarantee, or, in some states, when payments became due under such guarantee, the applicable guarantor received less than reasonably equivalent value or fair consideration in exchange for its issuance of the guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction, or was about to engage in a business or transaction, for which its remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured.

•	under the fictitious indebtedness laws of some states, the presence of the above-listed factors is not required for a guarantee to be invalidated. A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration in exchange for such guarantee if such guarantor did not substantially benefit directly or indirectly from the issuance of such guarantee. The measures of insolvency for purposes of these fraudulent transfer, insolvency and similar laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor, as applicable, would be considered insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent and unliquidated liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

A court might also avoid a guarantee, without regard to the above factors, if the court found that the applicable guarantor entered into its guarantee with the actual intent to hinder, delay or defraud its creditors. In addition, any payment by a guarantor pursuant to its guarantee could be avoided and required to be returned to such guarantor or to a fund for the benefit of such guarantor’s overall creditor body, and accordingly the court might direct you to repay any amounts that you had already received from such guarantor.

To the extent a court avoids any of the guarantees as fraudulent transfers or holds any of the guarantees unenforceable or avoidable for any other reason, holders of Notes would cease to have any direct claim against the applicable guarantor. If a court were to take this action, the applicable guarantor’s assets would be applied first to satisfy the applicable guarantor’s direct liabilities, if any, and might not be applied to the payment of the guarantee. Sufficient funds to repay the Notes may not be available from other sources, including the remaining guarantors, if any.

Each guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being avoided under applicable fraudulent transfer laws or may reduce the guarantor’s obligation to an amount that effectively makes the guarantee worthless. Although overturned on other grounds, in a recent Florida bankruptcy case, such a provision was found to be ineffective to protect the guarantee.

MPT Finance Corporation has no material assets or operations and provides no credit support for the Notes.

MPT Finance Corporation is a wholly owned subsidiary of the Operating Partnership and was formed for the sole purpose of being a co-issuer of some of the Operating Partnership’s indebtedness. It has no assets or operations. You should not rely upon MPT Finance Corporation to make payments on the Notes.

If the conditions to closing the RHM Portfolio Acquisition are not satisfied or waived on or prior to 90 days after the closing date of this offering of Notes, we will be required to redeem the Notes. If this occurs, you may realize a lower return on your investment than if the Notes had been held through maturity.

Until the satisfaction of the escrow release conditions, the escrow agent will hold an amount equal to gross proceeds from the offering of the Notes together with additional amounts sufficient to redeem the Notes at the aggregate offering price, plus accrued and unpaid interest on the Notes from the issuance date up to, but excluding, the redemption date in a segregated escrow account for the benefit of the holders of the Notes. The release of the escrowed funds will be conditioned upon the conditions to closing the RHM Portfolio Acquisition being satisfied or waived on or prior to 90 days after the closing date of this offering of Notes and there being no event of default under the indenture governing the Notes offered hereby at such time. There can be no assurance that such conditions will be satisfied or waived by such date and/or that no event of default will exist.

If prior to the date specified above the conditions to release of the escrowed funds are not timely met, we will be required to redeem the Notes at the aggregate offering price plus accrued and unpaid interest up to, but excluding, the redemption date. See “Description of Notes—Special Mandatory Redemption.” Upon such redemption, you may not be able to reinvest the proceeds from the redemption in an investment that yields comparable returns.

USE OF PROCEEDS

We expect that the net proceeds from this offering will be approximately €         million after deducting underwriters’ discounts and our estimated expenses from this offering. We intend to use the net proceeds from this offering to finance the RHM Portfolio Acquisition, which we anticipate will be consummated during the fourth quarter of 2013, and to pay related fees and expenses. Upon the consummation of the offering of the Notes, an amount equal to the gross proceeds from this offering will be placed in an escrow account together with any additional amounts needed to redeem the Notes at their aggregate offering price, plus accrued and unpaid interest on the Notes from the issue date up to, but excluding, the redemption date, as described under “Description of Notes—Special Mandatory Redemption.” We intend to use any remaining net proceeds for general corporate purposes. If the conditions to close the RHM Portfolio Acquisition (other than the payment of the acquisition consideration and other than those that by their terms are to be satisfied contemporaneously with the consummation of the RHM Portfolio Acquisition) are not satisfied or waived on or prior to 90 days after the closing date of this offering of Notes, then we will use the amount in the escrow account to redeem the Notes offered hereby at the aggregate offering price plus accrued and unpaid interest up to, but excluding, the redemption date.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2013:

•	on an actual basis;

•	on an as adjusted basis giving effect to:

(1)	the sale of $150 million aggregate principal amount of the Issuers’ 6.375% senior notes due 2022 on August 20, 2013 at a price of 102%;

(2)	the sale of 11,500,000 shares of Medical Properties’ common stock on August 20, 2013 at a price of $12.75 per share, the net proceeds of which were contributed to the Operating Partnership;

(3)	the application of the net proceeds from the offerings referred to in (1) and (2) to finance the consummation of the IASIS Acquisition, including the payment of all related fees and expenses; and

(4)	the Ernest Acquisition and our borrowing of $25 million under our senior unsecured revolving credit facility to finance such acquisition and for general corporate purposes, together with (1) through (3) above, the “Adjustments”; and

•	on an as further adjusted basis to give effect to:

(1)	the Adjustments;

(2)	the sale of Notes offered hereby;

(3)	the consummation of the RHM Portfolio Acquisition on the terms described herein; and

(4)	the application of the net proceeds from this offering of Notes to finance the consummation of the RHM Portfolio Acquisition, including the payment of all related fees and expenses.

As amounts payable upon consummation of the RHM Portfolio Acquisition and IASIS Acquisition are subject to adjustment, actual amounts at the respective closings may be different. Accordingly, the actual amounts may differ materially from those shown below in the “As Adjusted” and “As Further Adjusted” columns. This offering of Notes is not contingent on the successful consummation of any portion of the IASIS Acquisition and no assurance can be given that such acquisition will take place.

	As of June 30, 2013
In thousands	Actual	As Adjusted	Pro Forma As Adjusted
Cash and cash equivalents	$26,072	$53,469
Indebtedness:
Senior unsecured revolving credit facility(1)	$40,000	$76,442
Senior unsecured notes due 2016(2)	125,000	125,000
6.875% senior unsecured notes due 2021	450,000	450,000
6.375% senior unsecured notes due 2022(3)	200,000	350,000
% senior unsecured notes due 2020 offered hereby(4)	—	—
Northland mortgage loan(5)	14,074	14,074
Term loan facility(6)	100,000	100,000

Total long-term debt	929,074	1,115,516

Equity (including non-controlling interest)	$1,223,231	$1,363,341
Total capitalization	$2,152,305	$2,478,857

(1)	On April 26, 2011, we entered into a $330 million senior unsecured revolving credit facility. On March 9, 2012, we exercised the accordion feature under our revolving credit facility in an amount of $70 million, increasing its capacity from $330 million to $400 million. Our revolving credit facility matures in October 2015 and bears interest at a variable rate, at our option, equal to either (1) the higher of the “prime rate” or federal funds rate plus 0.5%, plus a spread initially set at 1.60% (adjustable from 1.60% to 2.40% based on current total leverage), or (2) LIBOR plus a spread initially set at 2.60% (adjustable from 2.60% to 3.40%) based on current total leverage. The applicable interest rate spread was 2.85% at June 30, 2013. As of September 18, 2013, our revolving credit facility had no outstanding balance and availability thereunder of $400 million.

(2)	As of June 30, 2013, $65.0 million of these senior unsecured notes were fixed at a rate of 5.507% pursuant to our senior unsecured interest rate swap in effect at that time, while $60.0 million of these senior unsecured notes were fixed at a blended rate of 5.675%.

(3)	On February 17, 2012, the Issuers issued $200.0 million in aggregate principal amount of 6.375% senior notes due 2022. On August 20, 2013, the Issuers issued an additional $150.0 million aggregate principal amount of 6.375% senior notes due 2022. Amount shown in the as adjusted column in the table above does not reflect the 2% premium paid for the $150.0 million aggregate principal amount of 6.375% senior notes due 2022 sold on August 20, 2013.

(4)	Reflects an exchange rate of $ per €1.00, which was the noon buying rate of the euro on , 2013, the date this offering of Notes was priced.

(5)	In connection with our acquisition of the Northland LTACH Hospital on February 14, 2011, we assumed a $14.6 million mortgage that matures in January 2018.

(6)	On March 9, 2012, we entered into a $100 million senior unsecured term loan facility, the proceeds of which were used to finance in part the Ernest Health, Inc. acquisition and investment transactions, which is scheduled to mature on March 9, 2016 subject to a one-year extension option.

You should read the above table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the combined Annual Report on Form 10-K for the year ended December 31, 2012 and in the combined Quarterly Report on Form 10-Q for the six months ended June 30, 2013 of Medical Properties and the Operating Partnership, each of which is attached as an appendix to this prospectus supplement, and the audited and unaudited financial statements that are included therein.

DIRECTORS AND EXECUTIVE OFFICERS

The tables and discussion below present information with respect to the directors of Medical Properties, which is the sole member of the sole general partner of the Operating Partnership, of which MPT Finance Corporation is a wholly-owned subsidiary, and MPT Finance Corporation, and the executive officers of Medical Properties. Medical Properties has the full, exclusive and complete responsibility for the Operating Partnership’s and MPT Finance Corporation’s day-to-day management and control.

Directors

Medical Properties’ Board of Directors is currently comprised of seven members as set forth in the table below. The directors set forth below have been elected for a one-year term expiring at Medical Properties’ 2014 Annual Meeting of Stockholders and until his or her successor is elected and qualified, or until his or her earlier retirement, resignation, disqualification, removal or death.

Director	Age	Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee
Edward K. Aldag, Jr.	49
R. Steven Hamner	56
William G. McKenzie	55
G. Steven Dawson	55	C
Robert E. Holmes, Ph.D.	71		C	X
Sherry A. Kellett	69	X	X	X
L. Glenn Orr, Jr.	73	X	X	C

“C” indicates Chair of the committee.

We are not aware of any potential conflicts of interest between the duties to Medical Properties of the persons listed above and their private interests or other duties.

MPT Finance Corporation’s Board of Directors is currently comprised of three members as set forth in the table below.

Director	Age
Edward K. Aldag, Jr.	49
R. Steven Hamner	56
Emmett E. McLean	58

We are not aware of any potential conflicts of interest between the duties to MPT Finance Corporation of the persons listed above and their private interests or other duties.

Executive Officers

Medical Properties’ executive officers are set forth in the table below.

Name	Age	Position
Edward K. Aldag, Jr.	49	Chairman of the Board, Chief Executive Officer and President

R. Steven Hamner	56	Executive Vice President and Chief Financial Officer

Emmett E. McLean	58	Executive Vice President, Chief Operating Officer, Treasurer and Secretary

The following are biographical summaries of the experience of the directors and officers listed above.

Edward K. Aldag, Jr. Mr. Aldag is Medical Properties’ founder and has served as its Chief Executive Officer and President since August 2003 and as Chairman of its Board of Directors since March 2004. Mr. Aldag served as Vice Chairman of Medical Properties’ Board of Directors from August 2003 until March 2004 and as its Secretary from August 2003 until March 2005. Prior to that, Mr. Aldag served as an executive officer and director with Medical Properties’ predecessor from its inception in August 2002 until August 2003. From 1986 to 2001, Mr. Aldag managed two private real estate companies, Guilford Capital Corporation and Guilford Medical Properties, Inc. Mr. Aldag served as President and a member of the board of directors of Guilford Medical Properties, Inc. Mr. Aldag was the President of Guilford Capital Corporation from 1998 to 2001, served as Executive Vice President and Chief Operating Officer from 1990 to 1998, and was a member of the board of directors from 1990 to 2001. Mr. Aldag received his B.S. in Commerce & Business from the University of Alabama with a major in corporate finance.

R. Steven Hamner. Mr. Hamner is one of Medical Properties’ founders and has served as its Executive Vice President and Chief Financial Officer since September 2003 and as a member of its Board of Directors since February 2005. In August and September 2003, Mr. Hamner served as Medical Properties’ Executive Vice President and Chief Accounting Officer. From October 2001 through March 2004, he was the Managing Director of Transaction Analysis LLC, a company that provided interim and project-oriented accounting and consulting services to commercial real estate owners and their advisors. From June 1998 to September 2001, he was Vice President and Chief Financial Officer of United Investors Realty Trust, a publicly traded REIT. For the ten years prior to becoming an officer of United Investors Realty Trust, he was employed by the accounting and consulting firm of Ernst & Young LLP and its predecessors. Mr. Hamner received a B.S. in Accounting from Louisiana State University.

William G. McKenzie. Mr. McKenzie is one of Medical Properties’ founders and has served as a director since its formation. From September 2003 to January 2012, Mr. McKenzie served as the Vice Chairman of Medical Properties’ Board of Directors, and he served as the Executive Chairman of its Board of Directors in August and September 2003. From May 2003 to August 2003, he was an executive officer and director of Medical Properties’ predecessor. From 1998 to the present, Mr. McKenzie has served as President, Chief Executive Officer, and a board member of Gilliard Health Services, Inc., a privately-held owner and operator of acute care hospitals. From 1996 to 1998, he was Executive Vice President and Chief Operating Officer of the Mississippi Hospital Association/Diversified Services, Inc. and the Health Insurance Exchange, a mutual company and HMO. From 1994 to 1996, Mr. McKenzie was Senior Vice President of Managed Care and Executive Vice President of Physician Solutions, Inc., a subsidiary of Vaughan HealthCare, a private healthcare company in Alabama. From 1981 to 1994, Mr. McKenzie was Hospital Administrator and Chief Financial Officer and held other management positions with Gilliard Health Services, Inc. Mr. McKenzie received a Masters of Science in Health Administration from the University of Colorado and a B.S. in Business Administration from Troy University. He has served in numerous capacities with the Alabama Hospital Association.

G. Steven Dawson. Mr. Dawson has served as a member of Medical Properties’ Board of Directors and as Chairman of its Audit Committee since April 2004. Since December 2012, Mr. Dawson has served as President, CEO and Trustee for American Manufactured Communities REIT, a privately-held real estate investment trust based in Chicago, Illinois that owns and operates manufactured housing communities. From July 1990 to September 2003, he was Chief Financial Officer and Senior Vice President-Finance of Camden Property Trust (and its predecessors), a real estate investment trust specializing in apartment communities based in Houston, Texas. Mr. Dawson serves on the board of directors and as nominating and corporate governance committee chairman for Institutional Financial Markets, Inc., an investment firm specializing in credit-related fixed income investments. Mr. Dawson also serves on the board of directors, as audit committee chairman and on the compensation committee of American Campus Communities, a developer, owner and manager of student housing communities. Mr. Dawson holds a degree in business from Texas A&M University and is a member of the Real Estate Roundtable at the Mays Graduate School of Business at Texas A&M University.

Robert E. Holmes, Ph.D. Dr. Holmes has served as a member of Medical Properties’ Board of Directors since April 2004. Dr. Holmes, Medical Properties’ lead independent director, retired in 2009 as Professor of Management, Dean, and Wachovia Chair of Business Administration at the University of Alabama at Birmingham School of Business, positions he held since 1999. From 1995 to 1999, he was Dean of the Olin Graduate School of Business at Babson College in Wellesley, Massachusetts. Prior to that, he was Dean of the James Madison University College of Business in Harrisonburg, Virginia for 12 years. He is the co-author of four management textbooks, numerous articles, papers, and cases, and has served as a board member or consultant to a variety of business firms and non-profit organizations. He is past president of the Southern Business Administration Association, is actively engaged in AACSB International—the Association to Advance Collegiate Schools of Business, and serves on the boards of the Entrepreneurial Center, Tech Birmingham, the Alabama Council on Economic Education, and other organizations. Dr. Holmes received a bachelor’s degree from the University of Texas at Austin, an MBA from University of North Texas, and a Ph.D. with an emphasis on management strategy from the University of Arkansas.

Sherry A. Kellett. Ms. Kellett has served as a member of Medical Properties’ Board of Directors since February 2007. Ms. Kellett is a certified public accountant and served as Senior Executive Vice President and Corporate Controller of BB&T Corporation from 1995 until her retirement in August 2003. Ms. Kellett served as Corporate Controller of Southern National Corporation from 1991 until 1995, when it merged with BB&T Corporation. Ms. Kellett previously held several positions at Arthur Andersen & Co. She is currently a member of the board of directors and chair of the audit committee of Highwoods Properties, Inc., a self-administered REIT based in Raleigh, North Carolina. Ms. Kellett also serves on the board of directors, as chair of the audit committee and on the compensation committee of MidCountry Financial Corp., a privately-held financial institution based in Macon, Georgia. Ms. Kellett has also served on the boards of the North Carolina School of the Arts Foundation, Piedmont Kiwanis Club, Senior Services, Inc., The Winston-Salem Foundation, the Piedmont Club, and the N.C. Center for Character Education.

L. Glenn Orr, Jr. Mr. Orr has served as a member of Medical Properties’ Board of Directors since February 2005. Mr. Orr is Chairman of Orr Holdings, LLC, previously The Orr Group, which has provided financial consulting services for middle-market companies since 1995. Prior to that, he was Chairman of the Board of Directors, President and Chief Executive Officer of Southern National Corporation from 1990 until its merger with BB&T Corporation in 1995. Mr. Orr is a member of the Board of Directors, chairman of the governance/compensation committee, and a member of the executive committee of Highwoods Properties, Inc. He is also a member of the Board of Directors of Broyhill Management Fund, Inc. and General Parts, Inc., where he also serves on the compensation committee. Mr. Orr previously served as President and Chief Executive Officer of Forsyth Bank and Trust Co., President of Community Bank in Greenville, South Carolina, and President of the North Carolina Bankers Association. He is a member, and the former Chairman, of the Board of Trustees of Wake Forest University.

Emmett E. McLean. Mr. McLean is one of Medical Properties’ founders and has served as its Executive Vice President, Chief Operating Officer and Treasurer since September 2003. Mr. McLean has served as Medical Properties’ Secretary since June 2010, and served as its Assistant Secretary from April 2004 to June 2010. In August and September 2003, Mr. McLean also served as Medical Properties’ Chief Financial Officer. Mr. McLean was one of Medical Properties’ directors from September 2003 until April 2004. From June to September 2003, Mr. McLean served as Executive Vice President, Chief Financial Officer and Treasurer and as a director of Medical Properties’ predecessor. From 2000 to 2003, Mr. McLean was a private investor and, for part of that period, served as a consultant to a privately held company. From 1992 to 2000, Mr. McLean worked in the healthcare services industry with two different companies serving in senior positions, including chief financial officer at one of the companies. Prior to 1992, Mr. McLean worked in the investment banking field with Dean Witter Reynolds (now Morgan Stanley) and Smith Barney (now Citigroup), and in the commercial banking field with Trust Company Bank (now SunTrust Banks). Mr. McLean received an MBA from the University of Virginia and a B.A. in Economics from The University of North Carolina.

The business address for each of Medical Properties’ directors and executive officers is c/o Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242.

DESCRIPTION OF OTHER INDEBTEDNESS

Set forth below is a list of all of our indebtedness, other than the Notes, that is currently outstanding. The following descriptions do not purport to be complete and are qualified in their entirety by reference to their respective governing documents.

Credit Facilities

In April 2011, we entered into a $330.0 million senior unsecured revolving credit facility (the “Revolving Credit Facility”) pursuant to a credit agreement with certain lenders. In March 2012, we exercised the $70 million accordion feature of the Revolving Credit Facility, increasing the capacity from $330 to $400 million. The Revolving Credit Facility provides for a revolving loan facility, a swingline loan facility, and a letter of credit facility, all of which are unsecured. The Revolving Credit Facility is fully and unconditionally guaranteed, jointly and severally, on an unsecured basis, by certain subsidiary guarantors. The Revolving Credit Facility matures in October 2015. The interest rate for the Revolving Credit Facility is (1) the higher of the “prime rate” or federal funds rate plus 0.5%, plus a spread initially set at 1.60%, but that is adjustable from 1.60% to 2.40% based on current total leverage, or (2) LIBOR plus a spread initially set at 2.60%, but that is adjustable from 2.60% to 3.40% based on current total leverage, at our election. The interest rate spread was 2.85% at June 30, 2013. In addition to interest expense, we are required to pay a quarterly commitment fee on the undrawn portion of the Revolving Credit Facility, ranging from 0.375% to 0.500% per year. As of September 18, 2013, our senior unsecured revolving credit facility had no outstanding balance and availability thereunder of $400 million. The interest rate on the Revolving Credit Facility was 3.05% as of June 30, 2013.

On March 9, 2012, we entered into a $100 million senior unsecured term loan (“2012 Term Loan”). The 2012 Term Loan is scheduled to mature on March 9, 2016, but we have the option to extend the loan one year to March 9, 2017. The 2012 Term Loan has an interest rate option of (1) LIBOR plus an initial spread of 2.25% or (2) the higher of the “prime rate”, federal funds rate plus 0.5%, or Eurodollar rate plus 1.0%, plus an initial spread of 1.25%, at our election. The interest rate in effect at June 30, 2013 was 2.45%. As of June 30, 2013, our outstanding balance on the 2012 Term Loan was $100.0 million.

Our Revolving Credit Facility and the 2012 Term Loan impose certain restrictions on us, including restrictions on our ability to: incur debts; create or incur liens; provide guarantees in respect of obligations of any other entity; make redemptions and repurchases of our capital stock; prepay, redeem or repurchase debt; engage in mergers or consolidations; enter into affiliated transactions; dispose of real estate or other assets; and otherwise change our business. In addition, the credit agreements governing our Revolving Credit Facility and 2012 Term Loan limit the amount of dividends we can pay as a percentage of normalized adjusted funds from operations, as defined in the applicable agreements, on a rolling four quarter basis. The dividend restriction decreased to 95% of normalized adjusted funds from operations (“FFO”) at June 30, 2013 and thereafter.

In addition to these restrictions, the Revolving Credit Facility and 2012 Term Loan contain customary financial and operating covenants, including covenants relating to our total leverage ratio, fixed charge coverage ratio, mortgage secured leverage ratio, recourse mortgage secured leverage ratio, consolidated adjusted net worth, facility leverage ratio, and unsecured interest coverage ratio. The Revolving Credit Facility and 2012 Term Loan also contain customary events of default, including among others, nonpayment of principal or interest, material inaccuracy of representations and failure to comply with our covenants. If an event of default occurs and is continuing with respect to the Revolving Credit Facility or the 2012 Term Loan, the entire outstanding balance may become immediately due and payable. As of June 30, 2013, we were in compliance with all such financial and operating covenants.

2022 Senior Unsecured Notes

On February 17, 2012 and August 20, 2013, we issued $200.0 million and $150.0 million, respectively, aggregate principal amount of our 6.375% Senior Unsecured Notes due 2022 (the “2022 Senior Unsecured Notes”) pursuant to effective registration statements on Form S-3. Interest on the 2022 Senior Unsecured Notes is payable semi-annually on February 15 and August 15 of each year. The 2022 Senior Unsecured Notes accrue interest at a fixed rate of 6.375% per year and mature on February 15, 2022. We may redeem some or all of the 2022 Senior Unsecured Notes at any time prior to February 15, 2017 at a “make-whole” redemption price. On or after February 15, 2017, we may redeem some or all of the 2022 Senior Unsecured Notes at a premium that will decrease over time, plus accrued and unpaid interest to, but not including, the redemption date. The 2022 Senior Unsecured Notes are guaranteed, jointly and severally, on an unsecured basis, by Medical Properties and certain subsidiary guarantors. In the event of a change of control, each holder of the 2022 Senior Unsecured Notes may require us to repurchase some or all of its 2022 Senior Unsecured Notes at a repurchase price equal to 101% of the aggregate principal amount plus accrued and unpaid interest to the date of purchase.

The indenture governing our 2022 Senior Unsecured Notes limits the amount of dividends we can pay based on the sum of 95% of FFO, proceeds of equity issuances and certain other net cash proceeds. Additionally, the 2022 Senior Unsecured Notes require us to maintain total unencumbered assets (as defined in the related indenture) of not less than 150% of our unsecured indebtedness and impose limits on our ability to incur additional secured and unsecured indebtedness.

2021 Senior Unsecured Notes

On April 26, 2011, we issued $450.0 million aggregate principal amount of our 6.875% Senior Unsecured Notes due 2021 (the “2021 Senior Unsecured Notes”). The 2021 Senior Unsecured Notes were issued in a private placement to qualified institutional buyers in reliance on Rule 144A under the Securities Act and non-U.S. persons in compliance with Regulation S under the Securities Act. The 2021 Unsecured Senior Notes were subsequently registered under the Securities Act pursuant to an exchange offer. Interest on the 2021 Senior Unsecured Notes is payable semi-annually on May 1 and November 1 of each year. The 2021 Senior Unsecured Notes pay interest in cash at a rate of 6.875% per year and mature on May 1, 2021. We may redeem some or all of the 2021 Senior Unsecured Notes at any time prior to May 1, 2016 at a “make-whole” redemption price. On or after May 1, 2016, we may redeem some or all of the 2021 Senior Unsecured Notes at a premium that will decrease over time, plus accrued and unpaid interest to, but not including, the redemption date. The 2021 Senior Unsecured Notes are guaranteed, jointly and severally, on an unsecured basis, by Medical Properties and certain subsidiary guarantors. In the event of a change of control, each holder of the 2021 Senior Unsecured Notes may require us to repurchase some or all of its 2021 Senior Unsecured Notes at a repurchase price equal to 101% of the aggregate principal amount plus accrued and unpaid interest to the date of purchase.

The indenture governing our 2021 Senior Unsecured Notes limits the amount of dividends we can pay based on the sum of 95% of FFO, proceeds of equity issuances and certain other net cash proceeds. Additionally, the 2021 Senior Unsecured Notes require us to maintain total unencumbered assets (as defined in the related indenture) of not less than 150% of our unsecured indebtedness and imposes limits on our ability to incur additional secured and unsecured indebtedness.

2016 Senior Unsecured Notes

During 2006, we issued $125.0 million of our Senior Unsecured Notes (the “2016 Senior Unsecured Notes”). The 2016 Senior Unsecured Notes were placed in private transactions exempt from registration under the Securities Act. One of the issuances of 2016 Senior Unsecured Notes totaling $65.0 million paid interest quarterly at a fixed annual rate of 7.871% through July 30, 2011, and, thereafter, at a floating annual rate of three-month LIBOR plus 2.30% and may be called at par value by us at any time. This portion of the 2016 Senior Unsecured Notes matures in July 2016. The remaining issuances of 2016 Senior Unsecured Notes paid interest quarterly at fixed annual rates ranging from 7.333% to 7.715% through October 30, 2011, and, thereafter, at a floating annual rate of three-month LIBOR plus 2.30% and may be called at par value by us at any time. These remaining notes mature in October 2016.

During the second quarter of 2010, we entered into an interest rate swap to fix $65.0 million of our $125.0 million 2016 Senior Unsecured Notes, starting July 31, 2011 (date on which the interest rate is scheduled to turn variable) through maturity date (or July 2016), at a rate of 5.507%. We also entered into an interest rate swap to fix $60.0 million of our 2016 Senior Unsecured Notes starting October 31, 2011 (date on which the related interest rate is scheduled to turn variable) through the maturity date (or October 2016) at a rate of 5.675%.

Northland mortgage loan

In connection with our acquisition of the Northland LTACH Hospital on February 14, 2011, we assumed a $14.6 million mortgage. The Northland mortgage loan requires monthly principal and interest payments based on a 30-year amortization period. The Northland mortgage loan has a fixed interest rate of 6.2%, matures on January 1, 2018 and can be prepaid after January 1, 2013, subject to a certain prepayment premium. At June 30, 2013, the remaining balance on this term loan was $14.1 million. The loan was collateralized by one real estate property with a net book value of $17.0 million as of June 30, 2013.

DESCRIPTION OF NOTES

We will issue the Notes under a base indenture and a first supplemental indenture, each to be dated as of the date of initial issuance of the Notes and each by and among MPT Operating Partnership, L.P. (“Opco”), MPT Finance Corporation (“Finco”), Medical Properties Trust, Inc., the Parent guarantor, the subsidiary guarantors and Wilmington Trust, National Association, as trustee (as supplemented, the “indenture”). The following is a summary of the material provisions of the indenture. It does not restate that agreement, and we urge you to read the indenture in its entirety, which is available upon request to Opco at the address indicated under “Where You Can Find More Information” in the accompanying prospectus, because it, and not this description, defines your rights as a noteholder.

You can find the definitions of certain capitalized terms used in this description under the subheading “—Certain Definitions.” The term “Issuers” as used in this section refers only to Opco and Finco and not to any of their subsidiaries and the term “Parent” as used in this section refers only to Medical Properties Trust, Inc. and not to any of its subsidiaries.

General

The initial Notes will be issued in an aggregate principal amount of €200.0 million. The Notes are unsecured senior obligations of the Issuers and will mature on                     , 2020. The Notes will initially bear interest at a rate of     % per annum, payable semiannually to holders of record at the close of business on the              or the              immediately preceding the interest payment date on                      and                      of each year, commencing                     , 2014.

Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, in accordance with the terms of the indenture.

Interest on the Notes will accrue from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Notes will be issued only in fully registered form, without coupons, in denominations of €100,000 of principal amount and any integral multiple of €1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange of Notes, but the Issuers are entitled to require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection with a registration of transfer.

Subject to the covenants described below under “—Covenants” and applicable law, the Issuers are entitled to issue additional notes under the indenture. The Notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including waivers, amendments, redemptions and offers to purchase. Additional notes will not necessarily be fungible with the Notes for U.S. federal income tax purposes.

The indenture will be qualified under the Trust Indenture Act of 1939. The terms of the Notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

Escrow of proceeds; Release conditions

Unless the conditions to closing the RHM Portfolio Acquisition (as defined below) (other than the payment of the acquisition consideration pursuant to the RHM Portfolio Acquisition Agreement and other than those conditions that by their terms are to be satisfied contemporaneously with the consummation of the acquisition) shall have been consummated simultaneously with or prior to the consummation of the offering of the Notes contemplated hereby, the Escrow Proceeds (as defined below) will be placed by the Issuers in escrow until the satisfaction of the conditions described below. The terms of the escrow will be set forth in the Escrow

Agreement, pursuant to which the Issuers will deposit with the Escrow Agent on the Issue Date an amount equal to the gross proceeds from the offering of the Notes together with additional cash, in an amount sufficient to redeem, for cash, the Notes at a redemption price equal to the aggregate issue price of the Notes offered on the Issue Date, together with accrued and unpaid interest from the Issue Date up to but not including the outside date for the Special Mandatory Redemption described below (collectively, the “Escrow Proceeds”). The Issuers will grant the trustee, for the benefit of the holders of the Notes subject to any lien of the Escrow Agent, a security interest in the escrow account and all deposits and investment property therein to secure the Special Mandatory Redemption.

The Notes will be secured only by a pledge of the Escrow Proceeds and only for so long as the Escrow Proceeds remain in escrow.

The Issuers will only be entitled to direct the Escrow Agent to release Escrow Proceeds to Opco upon delivery to the Escrow Agent and the trustee of an officer’s certificate signed by both Issuers certifying to the satisfaction of the following conditions, which may be satisfied contemporaneously with the release of the Escrow Proceeds on or prior to the Escrow End Date (such date, the “Release Date”):

(1)	(A) all conditions precedent to the consummation of the RHM Portfolio Acquisition shall have been satisfied or waived in accordance with the terms of the RHM Portfolio Acquisition Agreement (other than the payment of the aggregate purchase price and other than those conditions that by their terms are to be satisfied simultaneously with the consummation of the RHM Portfolio Acquisition) and (B) the RHM Portfolio Acquisition shall be consummated on substantially the terms described in the prospectus supplement; and

(2)	No Event of Default shall have occurred and be continuing under the indenture.

Special mandatory redemption

The Notes will be subject to a mandatory redemption (a “Special Mandatory Redemption”) in the event that either (i) the Release Date has not occurred on or prior to the Escrow End Date or (ii) prior to the Escrow End Date, the Issuers have determined, in their reasonable discretion, that the escrow conditions cannot be satisfied by such date (any such date, a “Trigger Date”). The Issuers will cause the notice of Special Mandatory Redemption to be delivered to the holders of the Notes, the trustee, and the Escrow Agent promptly, but in any event not later than five Business Days after the Trigger Date, and will redeem the Notes no later than five Business Days following the date of the notice of Special Mandatory Redemption. The aggregate redemption price for any Special Mandatory Redemption will be equal to the aggregate offering price of the Notes issued on the Issue Date, together with accrued and unpaid interest and Additional Amounts, if any, on the Notes from the Issue Date up to but not including the date of the Special Mandatory Redemption.

If the Escrow Agent receives a notice of a Special Mandatory Redemption pursuant to the terms of the Escrow Agreement, the Escrow Agent will upon joint written direction of the Issuers, liquidate investments of all Escrow Proceeds, if any, then held by it not later than the last Business Day prior to the date of the Special Mandatory Redemption. Concurrently with the release of the amounts necessary to fund the Special Mandatory Redemption to the paying agent, the Escrow Agent will release any excess of Escrow Proceeds over the mandatory redemption price to the Issuers (less any amounts owing to the Escrow Agent), and the Issuers will be permitted to use such excess Escrow Proceeds at their discretion.

Payments on the Notes; paying agent and registrar

The Issuers will make all payments, including principal of, premium and Additional Amounts, if any, and interest on the Notes, at their offices or through an agent in London, England that they will maintain for these purposes. Initially, that office will be the office of the principal paying agent (the “paying agent”). Deutsche

Bank Securities Inc. will act as the principal paying agent. The Issuers may change the paying agent without prior notice to the Holders. The Issuers will make all payments in same day funds. Payments on the Global Notes will be made to the common depositary for Euroclear and Clearstream as the registered Holder of the Global Notes.

The Issuers undertake that they will maintain a paying agent in a member state of the European Union that will not be obliged to withhold or deduct tax pursuant to the European Council Directive 2003/48/EC (as amended from time to time) or any other directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income, or any law implementing or complying with, or introduced in order to conform to, such directive.

The Issuers will also maintain a registrar (the “registrar”) and the initial registrar will be Deutsche Bank Securities Inc., with offices in London. The Issuers will also maintain a transfer agent (the “transfer agent”) in London. The initial transfer agent in London will be Deutsche Bank Securities Inc.

The Issuers may change the paying agent, the registrar or the transfer agent without prior notice to the Holders. For so long as the Notes are admitted to the Official List of the Irish Stock Exchange and for trading on its Global Exchange Market and the rules of such exchange so require, the Issuers will deliver a notice of any change of paying agent, registrar or transfer agent to the Companies’ Announcement Office of the Irish Stock Exchange.

No service charge will be made for any registration of transfer, exchange or redemption of the Notes, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection with any such registration of transfer or exchange.

Transfer

All transfers of book-entry interests in the Notes between participants in Euroclear or Clearstream will be effected by Euroclear or Clearstream pursuant to customary procedures and subject to applicable rules and procedures established by Euroclear or Clearstream and their respective participants. Please see the section entitled “Book-entry, delivery and form.”

Notes issued as definitive registered Notes may be transferred or exchanged, in whole or in part, in minimum denominations of €100,000 in principal amount and integral multiples of €1,000 in excess thereof, to persons who take delivery thereof in the form of definitive registered Notes. In connection with any such transfer or exchange, the indenture will require the transferring or exchanging Holder to, among other things, furnish appropriate endorsements and transfer documents, furnish information regarding the account of the transferee at Euroclear or Clearstream, where appropriate, furnish certain certificates and opinions and pay any taxes in connection with such transfer or exchange. Any such transfer or exchange will be made without charge to the Holder, other than any taxes payable in connection with such transfer or exchange.

Optional redemption

Prior to                     , 2016, the Issuers will be entitled at their option to redeem all or any portion of the Notes at a redemption price equal to 100% of the principal amount of such Notes plus the Applicable Premium as of, and any accrued and unpaid interest and any Additional Amounts to, but not including, the redemption date (subject to the right of each holder on the relevant record date to receive interest due on the relevant interest payment date).

On or after                     , 2016, the Issuers may redeem the Notes, in whole or from time to time in part, at the redemption prices (expressed as percentages of the principal amount thereof) set forth below, plus accrued and unpaid interest and Additional Amounts, if any, thereon to, but not including, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period beginning on of each of the years indicated below:

Year	Percentage
2016		%
2017		%
2018 and thereafter		%

In addition, at any time prior to                     , 2016, the Issuers may redeem, on any one or more occasions, with all or a portion of the net cash proceeds of one or more Equity Offerings (within 60 days of the consummation of any such Equity Offering), up to 35% of the aggregate principal amount of the Notes (including any additional Notes) at a redemption price (expressed as a percentage of the aggregate principal amount of the Notes so redeemed) equal to     %, plus accrued and unpaid interest and Additional Amounts, if any, to but not including, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the Notes must remain outstanding immediately after each such redemption.

After notice of optional redemption has been given as provided in the indenture, if funds for the redemption of any Notes called for redemption have been made available on the redemption date, such Notes called for redemption will cease to bear interest on the date fixed for the redemption specified in the redemption notice and the only right of the holders of such Notes will be to receive payment of the redemption price.

Notice of any optional redemption of any Notes will be given to holders (with a copy to the trustee) at their addresses, as shown in the Notes register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the Notes held by the holder to be redeemed.

The Issuers will notify the trustee at least 45 days prior to the redemption date (or such shorter period as is satisfactory to the trustee) of the aggregate principal amount of the Notes to be redeemed and the redemption date. If less than all the Notes are to be redeemed, the trustee shall select, pro rata or by such other method as the trustee in its sole discretion shall deem to be fair and appropriate (and in such manner that complies with applicable legal and exchange requirements), the Notes to be redeemed. Notes may be redeemed in part in the minimum authorized denomination for the Notes or in any integral multiple thereof.

The Issuers or their Affiliates are entitled to acquire Notes by means other than a redemption from time to time, including through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, so long as such acquisition does not otherwise violate the terms of the indenture, upon such terms and at such prices as the Issuers or their Affiliates may determine, which may be more or less than the consideration for which the Notes offered hereby are being sold and may be less than any redemption price then in effect and could be for cash or other consideration.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the trustee (or the registrar, as applicable) will select Notes for redemption on a pro rata basis (or, in the case of Notes issued in global form as discussed under “Book-entry, delivery and form” based on the applicable procedures of the Common Depositary (and in such manner that complies with applicable legal and exchange requirements and the requirements of Euroclear and Clearstream)). Neither the trustee nor the registrar shall be liable for selections made by the registrar In accordance with this paragraph.

No Notes of €100,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the indenture.

For Notes which are represented by global certificates held on behalf of Euroclear or Clearstream, Luxembourg, notices may be given by delivery of the relevant notices to Euroclear or Clearstream, Luxembourg for communication to entitled account holders in substitution for the aforesaid mailing. So long as any Notes are admitted to the Official List of the Irish Stock Exchange and admitted for trading on its Global Exchange Market and the rules of the Irish Stock Exchange so require, any such notice to the holders of the relevant Notes shall also be delivered to the Companies Announcements Office of the Irish Stock Exchange and, in connection with any redemption, the Issuer will notify the Irish Stock Exchange of any change in the principal amount of Notes outstanding.

Notices of redemption may be given prior to the completion of an Equity Offering, and any redemption or notice may, at the Issuers’ discretion, be subject to the completion of an Equity Offering.

Redemption for changes in Taxes

The Issuers may redeem the Notes, in whole but not in part, at their discretion at any time upon giving not less than 30 nor more than 60 days’ prior notice to the holders of the Notes (which notice will be irrevocable and given in accordance with the procedures described in “—Optional redemption”), at a redemption price equal to 100% of the aggregate principal amount thereof, together with accrued and unpaid interest, if any, to the date fixed by the Issuers for redemption (a “Tax Redemption Date”) and all Additional Amounts (as defined below), if any, then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date and Additional Amounts (if any) in respect thereof), if on the next date on which any amount would be payable in respect of the Notes or any Guarantee of the Notes, the Issuers or the relevant Guarantor is or would be required to pay Additional Amounts (but in the case of the relevant Guarantor, only if such amount payable cannot be paid by the Issuers or another Guarantor who can pay such amount without the obligation to pay Additional Amounts), and the Issuers or the relevant Guarantor cannot avoid any such payment obligation by taking reasonable measures available to it, including by making payment through a different paying agent, and the requirement arises as a result of:

(1) any amendment to, or change in, the laws, treaties or any regulations, rulings or other official guidance promulgated thereunder of a relevant Tax Jurisdiction which change or amendment is publicly and formally proposed and becomes effective on or after the date of this prospectus (or, if the applicable Tax Jurisdiction became a Tax Jurisdiction on a date after the date of this prospectus, such later date); or

(2) any amendment to, or change in, an official written interpretation or application of such laws, treaties, regulations, rulings or other official guidance (including by virtue of a holding, judgment, order by a court of competent jurisdiction or a change in published administrative practice) which amendment or change is publicly and formally proposed and becomes effective on or after the date of this prospectus (or, if the applicable Tax Jurisdiction became a Tax Jurisdiction on a date after the date of this prospectus, such later date).

The foregoing provisions shall apply (a) to a Guarantor only after such time as such Guarantor is obligated to make at least one payment on the Notes and (b) mutatis mutandis with respect to any successor Person, after such successor Person becomes a party to the indenture, which respect to a change or amendments occurring after the time such successor Person becomes a party to the indenture.

The Issuers will not give any such notice of redemption earlier than 60 days prior to the earliest date on which an Issuer or the relevant Guarantor would be obligated to make such payment or withholding if a payment in respect of the Notes were then due, and the obligation to pay Additional Amounts must be in effect at the time such notice is given. Prior to the giving of any notice of redemption of the Notes pursuant to the foregoing, the Issuers will deliver to the trustee an opinion of independent internationally recognized tax counsel to the effect that there has been such amendment or change which would entitle the Issuers to redeem the Notes hereunder. In addition, before the Issuers gives notice of redemption of the Notes as described above, they will deliver to the trustee an officer’s certificate to the effect that they cannot avoid their obligation to pay Additional Amounts by the Issuers taking reasonable measures available to them.

The trustee will accept and shall be entitled to rely on such officer’s certificate and opinion of counsel as sufficient evidence of the existence and satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the holders.

Sinking fund

There will be no sinking fund payments for the Notes.

Ranking the Notes

The Notes will be:

•	general unsecured obligations of the Issuers;

•	equal in right of payment with all other existing and future senior Indebtedness of the Issuers, including Indebtedness under the Credit Agreement, our term loan, the indenture governing the 2021 Notes and the indenture governing the 2022 Notes;

•	senior in right of payment to any existing and future Subordinated Indebtedness of the Issuers;

•	effectively subordinated to any existing and future Secured Indebtedness of the Issuers to the extent of the value of the collateral securing such Indebtedness;

•	structurally subordinated to the liabilities and preferred stock of our non-Guarantor subsidiaries; and

•	guaranteed by the Guarantors.

As of June 30, 2013 and after giving effect to the consummation of the Transactions (as defined above under “Prospectus Supplement Summary—Recent Developments”), the Issuers and the Guarantors (after accounting for intercompany transactions) would have had $1.4 billion of indebtedness (none of which would have been secured indebtedness) In addition, as of September 18, 2013, the Issuers had $400 million of availability under the Credit Agreement.

The Guarantees

The Notes will be guaranteed by Parent and each of the Issuers’ current and future Restricted Subsidiaries that guarantee the Credit Agreement until certain conditions are met. We expect that the subsidiaries acquired in connection with the IASIS Acquisition and the subsidiaries that will acquire assets in connection with the RHM Portfolio Acquisition will guarantee the credit agreement subsequent to the consummation of the respective acquisitions. As a result, such subsidiaries will become Restricted Subsidiaries that guarantee the 2021 Notes, the 2022 Notes and the Notes offered hereby.

Each Guarantee of the Notes will be:

•	a general unsecured obligation of the Guarantor;

•	equal in right of payment with all other existing and future senior Indebtedness of that Guarantor, including its Guarantee of the Credit Agreement, the borrowings under our term loan, the 2021 Notes and the 2022 Notes;

•	senior in right of payment to any existing and future Subordinated Indebtedness of the Guarantor;

•	effectively subordinated to any existing and future Secured Indebtedness of the Guarantor to the extent of the value of the collateral securing such Indebtedness; and

•	structurally subordinated to the liabilities and preferred stock of our non-Guarantor subsidiaries.

See “Risk Factors—Risks Relating to the Notes—U.S. federal and state statutes allow courts, under specific circumstances, to avoid the guarantees, subordinate claims in respect of the guarantees and require note holders to return payments received from the guarantors.”

For the six months ended June 30, 2013, after giving effect to the consummation of the Transactions, our subsidiaries that will not guarantee the notes would have had $14.1 million of indebtedness, and $402.8 million of other liabilities, all of which would have been structurally senior to the Notes, and had assets of $599.3 million, or 21.1% of our consolidated total assets. Our subsidiaries that will not guarantee the notes had net income of $7.8 million and $8.1 million for the six months ended June 30, 2013, actual and as adjusted to give effect to the consummation of the Transaction respectively. For the six months ended June 30, 2013, our subsidiaries that will not guarantee the Notes would have had $24.2 million of EBITDA, or 23.7% of our EBITDA, and $22.4 million of Acquisition Adjusted EBITDA, or 17.6% of our Acquisition Adjusted EBITDA. See “Prospectus Supplement Summary—Summary Historical Consolidated Financial Data” for a reconciliation of EBITDA and Acquisition Adjusted EBITDA to net income. See “Risk Factors—Risks Relating to the Notes—Claims of noteholders will be structurally subordinated to claims of creditors of any of our subsidiaries that do not guarantee the notes” and “Risk Factors—Risks Relating to the Notes—Your right to receive payments on the notes is effectively subordinated to the right of lenders who have a security interest in our assets to the extent of the value of those assets.”

Additional amounts

All payments made by or on behalf of the Issuers under or with respect to the Notes or any of the Guarantors with respect to any Guarantee of the Notes will be made free and clear of and without withholding or deduction for, or on account of, any present or future Taxes unless the withholding or deduction for, or on account of, such Taxes is then required by law or by the interpretation or administration thereof. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of (1) any jurisdiction in which any Issuer or Guarantor is then incorporated or organized, engaged in business for tax purposes or otherwise resident for tax purposes or any political subdivision thereof or therein or (2) any jurisdiction from or through which payment is made by or on behalf of any Issuer or Guarantor (including the jurisdiction of any paying agent) or any political subdivision thereof or therein (each, a “Tax Jurisdiction”) will at any time be required to be made from any payments made by or on behalf of the Issuers under or with respect to the Notes or any of the Guarantors under or with respect to any Guarantee of the Notes, including payments of principal, redemption price, purchase price, interest or premium, the Issuers or the relevant Guarantor, as applicable, will pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each holder after such deduction or withholding (including any such withholding or deduction from such Additional Amounts) will equal the respective amounts that would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no Additional Amounts will be payable with respect to:

(1) any Taxes, to the extent such Taxes would not have been imposed but for the existence of any present or former connection between the holder or the beneficial owner of the Notes (or between a fiduciary, settlor, beneficiary, partner of, member or shareholder of, or possessor of a power over, the relevant holder, if the relevant holder is an estate, trust, nominee, partnership, limited liability company or corporation, in each case even if the payment is required to be made to such person by the laws of the Tax Jurisdiction) and the relevant Tax Jurisdiction (including being or having been a citizen, resident, or national thereof or being or having been present or engaged in a trade or business therein or having or having had a permanent establishment therein), but excluding any connection arising merely from the holding of such Note, the enforcement of rights under such Note or under a Guarantee of the Notes or the receipt of any payments in respect of such Note or a Guarantee of the Notes;

(2) any Taxes, to the extent such Taxes were imposed as a result of the presentation of a Note for payment more than 30 days after the relevant payment is first made available for payment to the holder (except to the extent that the holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30 day period);

(3) any estate, inheritance, gift, sales, excise, transfer, personal property or similar Taxes;

(4) any Taxes withheld or deducted on a payment to an individual or to the benefit of an individual that are required to be made pursuant to European Council Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of November 26 and 27, 2000 on the taxation of savings income, or any law implementing or complying with or introduced in order to conform to, such directive, or pursuant to any European Union legislation amending or replacing such directive;

(5) any Taxes imposed on or with respect to a payment made to a holder or beneficial owner of Notes who would have been able to avoid such withholding or deduction by presenting the relevant Note to another paying agent in a member state of the European Union;

(6) any Taxes payable other than by deduction or withholding from payments under, or with respect to, the Notes or with respect to any Guarantee of the Notes;

(7) any Taxes, to the extent such Taxes are imposed or withheld by reason of the failure of the holder or beneficial owner of Notes, following any Issuer’s written request addressed to the holder or beneficial owner (and made at a time that would enable the holder or beneficial owner acting reasonably to comply with that request), to comply with any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Tax Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Tax Jurisdiction (including, without limitation, a certification that the holder or beneficial owner is not resident in the Tax Jurisdiction);

(8) any Taxes imposed on or with respect to any payment by the Issuers or Guarantors to the holder if such holder is a fiduciary or partnership or any person other than the sole beneficial owner of such payment to the extent that Taxes would not have been imposed on such payment had such holder been the sole beneficial owner of such Note;

(9) any U.S. federal withholding Taxes under FATCA;

(10) any Taxes imposed or withheld solely (A) by reason of the beneficial owner owning or having owned, actually or constructively (i) with respect to any Issuer that is treated as a corporation for U.S. federal tax purposes, 10 percent or more of the total combined voting power of all classes of stock of such Issuer entitled to vote or (ii) with respect to any Issuer that is treated as a partnership for U.S. federal tax purposes, 10 percent or more of the capital or profits interest in such Issuer, or (B) by reason of the beneficial owner being a bank that has invested in the notes as an extension of credit in the ordinary course of its trade or business;

(11) any taxes imposed or withheld in whole or in part by reason of the beneficial owner being or having been any of the following (as these terms are defined in the Code): a personal holding company; a foreign private foundation or other foreign tax-exempt organization; a passive foreign investment company; a controlled foreign corporation; or a corporation which has accumulated earnings to avoid U.S. federal income tax; or

(12) any combination of items (1) through (11) above.

In addition to the foregoing, the Issuers and the Guarantors will also pay and indemnify the holder for any present or future stamp, issue, registration, court or documentary taxes, or any other excise or property taxes, charges or similar levies (including penalties, interest and any other reasonable expenses properly incurred related thereto) which are levied by any Tax Jurisdiction on the execution, delivery, issuance or registration of any of the Notes, the indenture, any Guarantee of the Notes or any other document or instrument referred to therein (other than a transfer of the Notes after this offering) or the receipt of any payments with respect thereto, or any such taxes, charges or similar levies imposed by any jurisdiction as a result of, or in connection with, the enforcement of any of the Notes or any Guarantee of the Notes.

If any Issuer or Guarantor, as the case may be, becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Notes or any Guarantee of the Notes, each of the relevant Issuers or Guarantors, as the case may be, will deliver to the trustee and each paying agent on a date that is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises less than 30 days prior to that payment date, in which case the relevant Issuers or Guarantors shall notify the trustee and each paying agent promptly thereafter) an officer’s certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The officer’s certificate(s) must also set forth any other information reasonably necessary to enable the paying agents to pay such Additional Amounts to holders on the relevant payment date. The trustee and each paying agent shall be entitled to rely solely on such officer’s certificate as conclusive proof that such payments are necessary.

The relevant Issuer or Guarantor will make all withholdings and deductions required by law with respect to any payment under or relating to the Notes or any Guarantee of the Notes and will timely remit the full amount so deducted or withheld to the relevant tax authority in accordance with applicable law. The relevant Issuer or Guarantor will use its reasonable efforts to obtain tax receipts from each tax authority evidencing the payment of any Taxes so deducted or withheld. The relevant Issuer or Guarantor will furnish to the trustee and each paying agent, within a reasonable time after the date the payment of any Taxes so deducted or withheld is made, certified copies of tax receipts evidencing payment by the Issuers or a Guarantor, as the case may be, or if, notwithstanding such entity’s efforts to obtain receipts, receipts are not obtained, other evidence of payments by such entity.

Whenever in the indenture or in this “Description of notes” there is mentioned, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or of any other amount payable under, or with respect to, any of the Notes or any Guarantee of the Notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

The above obligations will survive any termination, defeasance or discharge of the indenture or any Guarantee of the Notes, any transfer by a holder or beneficial owner of its Notes, and will apply, mutatis mutandis, to any jurisdiction in which any successor Person to any Issuer or Guarantor is incorporated, engaged in business for tax purposes or otherwise resident for tax purposes or any jurisdiction from or through which such Person makes any payment on the Notes (or any Guarantee of the Notes) and any department or political subdivision thereof or therein.

Currency indemnity

The sole currency of account and payment for all sums payable under the Notes and, with respect to the Notes, the Guarantees of the Notes and the indenture is Euro. Any amount received or recovered in respect of the Notes or the Guarantees of the Notes in a currency other than Euro (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuers, any Subsidiary or otherwise) by the trustee or a holder of the Notes in respect of any sum expressed to be due to such holder from any Issuer or Guarantor of the Notes will constitute a discharge of their obligation only to the extent of the Euro amount, which the recipient is able to purchase with the amount so received or recovered in such other currency on the date of that receipt or recovery (or, if it is not possible to make that purchase on that date, on the first date on which it is possible to do so). If the Euro amount to be recovered is less than Euro amount expressed to be due to the recipient under any Note, the Issuers and each Guarantor of the Notes shall, jointly and severally, indemnify the recipient against the cost of making any further purchase of Euro in an amount equal to such difference. These indemnities, to the extent permitted by law:

(a) constitute a separate and independent obligation from the Issuers’ and each Guarantor’s other obligations;

(b) give rise to a separate and independent cause of action;

(c) apply irrespective of any waiver granted by any holder of a Note or the trustee from time to time; and

(d) will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note or any other judgment or order.

Certain covenants

Suspension of covenants

During a Suspension Period, the Parent, Issuers and the Restricted Subsidiaries will not be subject to the following corresponding provisions of the indenture (each a “Suspended Covenant”):

•	“—Covenants—Limitation on Restricted Payments;”

•	“—Covenants—Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries;”

•	“—Covenants—Future Guarantees by Restricted Subsidiaries;”

•	“—Covenants—Limitation on Transactions with Affiliates;”

•	“—Covenants—Limitation on Asset Sales;” and

•	Clause (3) of “—Covenants—Consolidation, Merger and Sale of Assets.”

All other provisions of the indenture will apply at all times during any Suspension Period so long as any Notes remain outstanding thereunder; provided that the Interest Coverage Ratio that will be applicable under clause (3) of “—Covenants—Limitation on Indebtedness” will be 1.5 to 1.0 during any Suspension Period.

“Suspension Period” means any period:

(1) beginning on the date that:

(A) the Notes have Investment Grade Status;

(B) no Default or Event of Default has occurred and is continuing; and

(C) the Issuers have delivered an officer’s certificate to the trustee certifying that the conditions set forth in clauses (A) and (B) above are satisfied; and

(2) ending on the date (the “Reversion Date”) that the Notes cease to have Investment Grade Status. On each Reversion Date, all Indebtedness, liens thereon and dividend blockages incurred during the Suspension Period prior to such Reversion Date will be deemed to have been outstanding on the Issue Date.

For purposes of calculating the amount available to be made as Restricted Payments under clause (C) of the first paragraph of the “—Limitation on Restricted Payments” covenant, calculations under that clause will be made with reference to the Transaction Date, as set forth in that clause. Accordingly, (x) Restricted Payments made during the Suspension Period not otherwise permitted pursuant to any of clauses (1) through (11) under the second paragraph under the “Limitation on Restricted Payments” covenant will reduce the amount available to be made as Restricted Payments under clause (C) of the first paragraph of such covenant; provided, however, that the amount available to be made as a Restricted Payment on the Transaction Date shall not be reduced to below zero solely as a result of such Restricted Payments, but may be reduced to below zero as a result of negative cumulative Funds From Operations during the Suspension Period for the purpose of clause (C)(i) of the first paragraph of such covenant, and (y) the items specified in clauses (C)(i)-(vi) of the first paragraph of such covenant that occur during the Suspension Period will increase the amount available to be made as Restricted Payment under clause (C) of the first paragraph of such covenant. Any Restricted Payment made during the Suspension Period that are of the type described in the second paragraph of the “Limitation on Restricted Payments” covenant (other than the Restricted Payment referred to in clauses (1) or (2) of such second paragraph or any exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (4) or (5) of such second paragraph), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (4) and (5) of the second paragraph of the “Limitation on Restricted Payments” covenant (adjusted to avoid double counting) shall not be included in calculating the amounts permitted to be incurred under such clause (C) on each Reversion Date. For purposes of the “—Limitation on Asset Sales” covenant, on each Reversion Date, the unutilized Excess Proceeds will be reset to zero. No Default or Event of Default will be deemed to have occurred on the Reversion Date (or thereafter) under any Suspended Covenant solely as a result of any actions taken by the Parent or any Restricted Subsidiaries thereof, or events occurring, during the Suspension Period. For purposes of the “—Maintenance of Total Unencumbered Assets” covenant, if the Parent and its Restricted Subsidiaries are not in compliance with such covenant as of a Reversion Date, no Default or Event of Default will be deemed to have occurred for up to 120 days following the Reversion Date; provided that neither the Parent nor any of its Restricted Subsidiaries shall incur any Secured Indebtedness until such time that the requirements of such covenant have been met.

Limitation on indebtedness

(1) The Issuers will not and will not permit any of the Restricted Subsidiaries to Incur any Indebtedness (including Acquired Indebtedness) if, immediately after giving effect to the Incurrence of such additional Indebtedness and the receipt and application of the proceeds therefrom, the aggregate principal amount of all outstanding Indebtedness of the Issuers and the Restricted Subsidiaries on a consolidated basis would be greater than 60% of consolidated Adjusted Total Assets of the Issuers and the Restricted Subsidiaries.

(2) The Issuers will not, and will not permit any of the Restricted Subsidiaries to, Incur any Secured Indebtedness (including Acquired Indebtedness that is Secured Indebtedness) if, immediately after giving effect to the Incurrence of such additional Secured Indebtedness and the receipt and application of the proceeds therefrom, the aggregate principal amount of all outstanding Secured Indebtedness of the Issuers and the Restricted Subsidiaries on a consolidated basis would be greater than 40% of consolidated Adjusted Total Assets of the Issuers and the Restricted Subsidiaries.

(3) The Issuers will not, and will not permit any of the Restricted Subsidiaries to Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Issuers or any of the Restricted Subsidiaries may Incur Indebtedness (including Acquired Indebtedness) if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio of the Issuers and the Restricted Subsidiaries on a consolidated basis would be at least 2.0 to 1.0; provided that the amount of Indebtedness (including Acquired Indebtedness) that may be Incurred by Restricted Subsidiaries that are not Guarantors shall not exceed in the aggregate 5% of consolidated Adjusted Total Assets of the Issuers and the Restricted Subsidiaries.

(4) Notwithstanding paragraph (1), (2) or (3) above, the Issuers or any of the Restricted Subsidiaries (except as specified below) may Incur each and all of the following:

(A) Indebtedness of the Issuers or any of the Restricted Subsidiaries outstanding under any Credit Facility at any time in an aggregate principal amount not to exceed the greater of (x) $880 million and (y) 30% of consolidated Adjusted Total Assets of the Issuers and the Restricted Subsidiaries;

(B) Indebtedness of the Issuers or any of the Restricted Subsidiaries owed to:

(i) the Issuers evidenced by an unsubordinated promissory note, or

(ii) any Restricted Subsidiary;

provided, however, that any event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary of the Issuers or any subsequent transfer of such Indebtedness (other than to the Issuers or any other Restricted Subsidiary of the Issuers) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (B);

(C) Indebtedness of the Issuers or any of their Restricted Subsidiaries under Currency Agreements and Interest Rate Agreements; provided that such agreements (i) are designed solely to protect the Issuers or any of their Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates (whether fluctuations of fixed to floating rate interest or floating to fixed rate interest) and (ii) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder;

(D) Indebtedness of the Issuers or any of the Subsidiary Guarantors, to the extent the net proceeds thereof are promptly:

(i) used to purchase Notes tendered in a Change of Control Offer made as a result of a Change in Control, or

(ii) used to redeem all the Notes as described above under “Optional Redemption,”

(iii) deposited to defease the Notes as described below under “Defeasance,” or

(iv) deposited to discharge the obligations under the Notes and indenture as described below under “Satisfaction and Discharge;”

(E)(i) Guarantees of Indebtedness of the Issuers by any of the Subsidiary Guarantors; provided the guarantee of such Indebtedness is permitted by and made in accordance with the “Future Guarantees by Restricted Subsidiaries” covenant described below, and (ii) Guarantees by a Subsidiary Guarantor of any Indebtedness of any other Subsidiary Guarantor;

(F) Indebtedness outstanding on the Issue Date (other than pursuant to clause (A) or (G));

(G) Indebtedness represented by the Notes issued on the Issue Date and Guarantees of the Notes;

(H) Indebtedness consisting of obligations to pay insurance premiums incurred in the ordinary course of business;

(I) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities, and reinvestment obligations related thereto, entered into in the ordinary course of business;

(J) Indebtedness in respect of workers’ compensation claims, self-insurance obligations, indemnities, bankers’ acceptances, performance, completion and surety bonds or guarantees and similar types of obligations in the ordinary course of business;

(K) Indebtedness represented by cash management obligations and other obligations in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(L) Indebtedness supported by a letter of credit procured by the Issuers or their Restricted Subsidiaries in a principal amount not in excess of the stated amount of such letter of credit and where the underlying Indebtedness would otherwise be permitted;

(M) Permitted Refinancing Indebtedness incurred in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the provisions of paragraph (1), (2) or (3) of this covenant or clause (F), (G), (M) or (O) of this paragraph (4);

(N) Indebtedness (including Capitalized Lease Obligations) Incurred by the Issuers or any Restricted Subsidiary within 270 days of the related purchase, lease or improvement, to finance the purchase, lease or improvement of property (real or personal) or equipment used in the business of the Issuers or any Restricted Subsidiary, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount not to exceed at any one time outstanding the greater of (x) $60 million and (y) 2% of consolidated Adjusted Total Assets of the Issuers and the Restricted Subsidiaries at any time outstanding.

(O) additional Indebtedness of the Issuers and their Restricted Subsidiaries in aggregate principal amount at any time outstanding not to exceed the greater of (x) $120 million and (y) 4.0% of consolidated Adjusted Total Assets of the Issuers and the Restricted Subsidiaries; provided, however, that any Permitted Refinancing Indebtedness incurred under clause (M) above in respect of such Indebtedness shall be deemed to have been incurred under this clause (O) for purposes of determining the amount of Indebtedness that may at any time be incurred under this clause (O).

(5) Notwithstanding any other provision of this “Limitation on Indebtedness” covenant, the maximum amount of Indebtedness that the Parent, the Issuers or any of the Restricted Subsidiaries may Incur pursuant to this “Limitation on Indebtedness” covenant shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies.

(6) For purposes of determining any particular amount of Indebtedness under this “Limitation on Indebtedness” covenant,(i) Indebtedness Incurred and outstanding under the Credit Agreement on or prior to the Issue Date shall be treated as Incurred pursuant to clause (A) of paragraph (4) of this “Limitation on Indebtedness” covenant, and(ii) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (A) through (O) of paragraph (4) above or is entitled to be incurred pursuant to paragraphs (1), (2) and (3) above, the Issuers shall, in their sole discretion, be entitled to classify all or a portion of such item of Indebtedness on the date of its incurrence or issuance and determine the order of such incurrence or issuance (and may later reclassify such item of Indebtedness) and may divide and classify such Indebtedness in more than one of the types of Indebtedness described. At any time that the Issuers or the Restricted Subsidiaries would be entitled to have incurred any then outstanding Indebtedness under clause (1), (2) and (3) of this covenant, such Indebtedness shall be automatically reclassified into Indebtedness incurred pursuant to those paragraphs. Notwithstanding the foregoing, any Indebtedness Incurred and outstanding under the Credit Agreement on or prior to the Issue Date shall be deemed to have been incurred under clause (A) of paragraph (4) above and may not be reclassified. Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness, but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness. For the avoidance of doubt, the outstanding principal amount of any particular Indebtedness shall be counted only once and any obligations arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall not be double counted.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided, however, that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus the amount of any reasonable premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Maintenance of total unencumbered assets

The Issuers and their Restricted Subsidiaries will maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of the Unsecured Indebtedness of the Issuers and their Restricted Subsidiaries on a consolidated basis in accordance with GAAP.

Limitation on restricted payments

Opco will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on or with respect to Capital Stock of Opco or any Restricted Subsidiary held by Persons other than Opco or any of its Restricted Subsidiaries, other than (i) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (ii) pro rata dividends or other distributions made by a Restricted Subsidiary of Opco that is not Wholly Owned to minority stockholders (or owners of equivalent interests in the event such Subsidiary is not a corporation);

(2) purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock (including options, warrants or other rights to acquire such shares of Capital Stock) of Opco or any of its direct or indirect parent entities held by any Person (other than a Restricted Subsidiary);

(3) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, or give any irrevocable notice of redemption of Subordinated Indebtedness of the Issuers or any Subsidiary Guarantor, in each case excluding (i) any intercompany Indebtedness between or among the Parent, the Issuers or any of the Subsidiary Guarantors; (ii) the payment, purchase, redemption, defeasance, acquisition or retirement (collectively, a “purchase”) of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, purchase, redemption, defeasance, acquisition or retirement and (iii) the giving of an irrevocable notice of redemption with respect to a transaction described in clauses (3) or (5) of the second paragraph of this covenant; or

(4) make an Investment, other than a Permitted Investment, in any Person

(such payments or any other actions described in clauses (1) through (4) above being collectively “Restricted Payments”) if, at the time of, and after giving effect to, the proposed Restricted Payment:

(A) a Default or Event of Default shall have occurred and be continuing,

(B) the Issuers could not Incur at least $1.00 of Indebtedness under paragraphs (1) and (3) of the “Limitation on Indebtedness” covenant, or

(C) the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors of the Issuers, whose determination shall be conclusive and evidenced by a Board Resolution) made after April 26, 2011 shall exceed the sum of, without duplication:

(i) 95% of the aggregate amount of the Funds From Operations (or, if the Funds From Operations is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning April 1, 2011 and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the SEC or provided to the trustee pursuant to the “SEC Reports and Reports to holders” covenant, plus

(ii) 100% of the aggregate Net Cash Proceeds received by the Issuers after April 26, 2011 from (x) the issuance and sale of Opco’s Capital Stock (other than Disqualified Stock) or (y) the issuance and sale of Parent’s Capital Stock (to the extent contributed to Opco as Capital Stock (other than Disqualified Stock)) to a Person who is not a Subsidiary of the Parent, including from an issuance or sale permitted by the indenture of Indebtedness of the Issuers or any of its Restricted Subsidiaries for cash subsequent to April 26, 2011 upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of Opco or Parent, or from the issuance to a Person who is not a Subsidiary of the Parent of any options, warrants or other rights to acquire Capital Stock of Opco or Parent (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder for cash or Indebtedness, or are required to be redeemed, prior to the Stated Maturity of the Notes), plus

(iii) 100% of (x) the aggregate net cash proceeds and (y) the fair market value of other property, in any such case, received by means of the sale or other disposition (other than to the Issuers or a Restricted Subsidiary) of Restricted Investments made by the Issuers or a Restricted Subsidiary and repurchases and redemptions of such Restricted Investments from the Issuers or a Restricted Subsidiary (other than by the Issuers or a Restricted

Subsidiary) and repayments of loans or advances that constitute Restricted Investments made by the Issuers or a Restricted Subsidiary, in each case after April 26, 2011 (except, in each case, to the extent any such payment or proceeds are included in the calculation of Funds From Operations), plus

(iv) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into one of the Issuers or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to one of the Issuers or a Restricted Subsidiary after April 26, 2011, the fair market value, as determined in good faith by the Issuers or if such fair market value may exceed $65 million, in writing by a nationally recognized investment banking, appraisal or accounting firm, of the Investment in such Unrestricted Subsidiary or the assets transferred at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or transfer of assets (other than to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment), plus

(v) the fair market value of non-cash tangible assets or Capital Stock acquired in exchange for an issuance of Capital Stock (other than Disqualified Stock or Capital Stock issued in exchange for Capital Stock of the Issuers or Parent utilized pursuant to clauses (3) or (4) of the succeeding paragraph) of Opco or, to the extent contributed to Opco or one or more Restricted Subsidiaries, the Parent, in each case, subsequent to April 26, 2011 (including upon conversion or exchange of the Common Units for Capital Stock of the Parent, in which case the fair market value shall equal the fair market value received upon issuance of such Common Units), plus

(vi) without duplication, in the event the Issuers or any Restricted Subsidiary makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary, an amount not to exceed the amount of Investments previously made by the Issuers and the Restricted Subsidiaries in such Person that was treated as a Restricted Payment.

As of June 30, 2013, after giving effect to the Transactions, there was approximately $562.6 million available for Restricted Payments pursuant to the foregoing clause (C).

Notwithstanding the foregoing, the limitations on Restricted Payments described above shall not apply to the following:

(1) any distribution or other action which is necessary to maintain the Parent’s status as a REIT under the Code, if the aggregate principal amount of outstanding Indebtedness of the Issuers and the Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP is less than 60% of Adjusted Total Assets as of the end of the fiscal quarter covered in the Parent’s annual or quarterly report most recently furnished to holders of the Notes or filed with the SEC, as the case may be;

(2) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, as the case may be, if, at said date of declaration or notice, such payment would comply with the foregoing paragraph;

(3) the payment, redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Indebtedness, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under paragraph (1), (2) or (3) or clause (M) of paragraph (4) of the “Limitation on Indebtedness” covenant;

(4)(a) the making of any Restricted Payment in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of Opco or the Parent (other than any Disqualified Stock or any Capital Stock sold to an Issuer or a Restricted Subsidiary or to an employee stock ownership plan or any trust established by the Parent or any of its Subsidiaries) or from substantially concurrent contributions to the equity capital of Opco (collectively, including any such contributions, “Refunding Capital Stock”) (with any offering within 90 days deemed as substantially concurrent); and (b) the declaration and payment of accrued dividends on any Capital

Stock redeemed, repurchased, retired, defeased or acquired out of the proceeds of the sale of Refunding Capital Stock within 90 days of such sale; provided, that the amount of any such proceeds or contributions that are utilized for any Restricted Payment pursuant to this clause (4) shall be excluded from the amount described in clause (4)(C)(ii) of this covenant;

(5) the payment, redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Indebtedness, including premium, if any, and accrued and unpaid interest with the proceeds of, or in exchange for, an issuance of, shares of Capital Stock of the Parent or Opco (or options, warrants or other rights to acquire such Capital Stock) that occurs within 90 days of such payment, redemption, repurchase, defeasance or other acquisition or retirement for value; provided, that the amount of any such proceeds or contributions that are utilized for any Restricted Payments pursuant to this clause (5) shall be excluded from the amount described in clause (4)(C)(ii) of this covenant;

(6)(x) the distribution or dividend to Parent, the proceeds of which are used to repurchase, redeem or otherwise acquire or retire for value any shares of Capital Stock of the Parent held by any of the Parent’s or Medical Property Trust LLC’s and (y) the repurchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of Opco or any Restricted Subsidiary in each case held by any of the Parent’s or an Issuer’s or any Restricted Subsidiaries’ current or former officers, directors, consultants or employees (or any permitted transferees, assigns, estates or heirs of any of the foregoing); provided, however, the aggregate amount distributed or dividended to Parent and paid by the Issuers and the Restricted Subsidiaries pursuant to this clause (6) shall not exceed $10 million in any calendar year (excluding for purposes of calculating such amount the amount paid for Capital Stock repurchased, redeemed, acquired or retired with the cash proceeds from the repayment of outstanding loans previously made by the Parent, an Issuer or a Restricted Subsidiary thereof for the purpose of financing the acquisition of such Capital Stock), with unused amounts in any calendar year being carried over to the next two succeeding calendar years; provided further, that such amount in any calendar year may be increased by an amount not to exceed (A) the Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock) of Opco or Parent to the extent contributed to Opco or any of its Restricted Subsidiaries by members of management, directors or consultants of the Parent, Opco or any of the Restricted Subsidiaries that occurs after April 26, 2011, to the extent such proceeds (i) have not otherwise been and are not thereafter applied to the payment of any other Restricted Payment or (ii) are not attributable to loans made by the Parent, an Issuer or a Restricted Subsidiary thereof for the purpose of financing the acquisition of such Capital Stock, plus (B) the cash proceeds of key man life insurance policies received by the Issuers and their Restricted Subsidiaries after April 26, 2011, less (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (6); provided further, however, that cancellation of Indebtedness owing to an Issuer or any of its Restricted Subsidiaries from current or former officers, directors, consultants or employees (or any permitted transferees, assigns, estates or heirs of any of the foregoing) of the Parent, an Issuer or any Restricted Subsidiary thereof in connection with a repurchase of Capital Stock of the Parent, the Issuers or any Restricted Subsidiary shall not be deemed to constitute a Restricted Payment for purposes of the indenture;

(7)(x) distributions or dividends to Parent, the proceeds of which are used and (y) payments made or expected to be made by the Issuers or any Restricted Subsidiary, in each case, in respect of withholding or similar taxes payable upon exercise of Capital Stock by any future, present or former employee, director, officer, manager or consultant (or any permitted transferees, assigns, estates or heirs of any of the foregoing) and any repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price of such options or warrants or required withholding or similar taxes and cashless repurchases of Capital Stock deemed to occur upon exercise of stock options or warrants if such Capital Stock represent a portion of the exercise price of such options or warrants;

(8) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under “Repurchase of Notes Upon a Change of Control” and “Limitation on Asset Sales;” provided that all Notes validly tendered by holders of Notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed, acquired or retired for value;

(9) Permitted Payments to Parent;

(10) any distribution or dividend to Parent, the proceeds of which are used for the payment of cash in lieu of the issuance of fractional shares of Capital Stock upon exercise or conversion of securities exercisable or convertible into Capital Stock of the Parent and the payment of cash in lieu of the issuance of fractional shares of Capital Stock upon exercise or conversion of securities exercisable or convertible into Capital Stock of Opco; or

(11) additional Restricted Payments in an aggregate amount not to exceed $200 million;

provided, however, that, except in the case of clauses (1), (2) and (3), no Default or Event of Default shall have occurred and be continuing or occur as a direct consequence of the actions or payments set forth therein.

The net amount of any Restricted Payment permitted pursuant to clauses (1) and (2) of the immediately preceding paragraph (adjusted to avoid double counting) shall be included in calculating whether the conditions of clause (C) of the first paragraph of this “Limitation on Restricted Payments” covenant have been met with respect to any subsequent Restricted Payments. The net amount of any Restricted Payment permitted pursuant to clauses (3) through (11) of the immediately preceding paragraph shall be excluded in calculating whether the conditions of clause (C) of the first paragraph of this “Limitation on Restricted Payments” covenant have been met with respect to any subsequent Restricted Payments. The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Issuers or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Limitation on dividend and other payment restrictions affecting Restricted Subsidiaries

The Issuers will not, and will not permit any Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Restricted Subsidiary to:

(A) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by an Issuer or any of its Restricted Subsidiaries,

(B) pay any Indebtedness owed to an Issuer or any other Restricted Subsidiary,

(C) make loans or advances to an Issuer or any other Restricted Subsidiary, or

(D) transfer its property or assets to an Issuer or any other Restricted Subsidiary.

The foregoing provisions shall not restrict any encumbrances or restrictions:

(1) existing under, by reason of or with respect to, the indenture, the Credit Agreement and any other agreement in effect on the Issue Date as in effect on the Issue Date, and any amendments, modifications, restatements, extensions, increases, supplements, refundings, refinancing, renewals or replacements of such agreements; provided, however, that the encumbrances and restrictions in any such amendments, modifications, restatements, extensions, increases, supplements, refundings, refinancing, renewals or replacements are not materially more restrictive, taken as a whole, than those in effect on the Issue Date;

(2) existing under, by reason of or with respect to any other Indebtedness of the Issuers or their Restricted Subsidiaries permitted under the indenture; provided, however, that the Issuers have determined in good faith that the encumbrances and restrictions contained in the agreement or agreements governing the other Indebtedness are not materially more restrictive, taken as a whole, than those contained in customary comparable financings and will not impair in any material respect the Issuers’ and the Guarantors’ ability to make payments on the Notes and Guarantees thereof when due;

(3) existing with respect to any Person or the property or assets of such Person acquired by an Issuer or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired and any amendments, modifications, restatements, extensions, increases, supplements, refundings, refinancing, renewals or replacements thereof; provided, however, that the encumbrances and restrictions in any such amendments, modifications, restatements, extensions, increases, supplements, refundings, refinancing, renewals or replacements are entered into in the ordinary course of business or not materially more restrictive, taken as a whole, than those contained in the instruments or agreements with respect to such Person or its property or assets as in effect on the date of such acquisition;

(4) existing under, by reason of or with respect to provisions in joint venture, operating or similar agreements;

(5) in the case of clause (D) in the first paragraph of this “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant:

(a) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

(b) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of an Issuer or any Restricted Subsidiary not otherwise prohibited by the indenture,

(c) existing under, by reason of or with respect to (i) purchase money obligations for property acquired in the ordinary course of business or (ii) capital leases or operating leases that impose encumbrances or restrictions on the property so acquired or covered thereby, or

(d) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of an Issuer or any Restricted Subsidiary in any manner material to an Issuer and its Restricted Subsidiaries taken as a whole;

(6) any encumbrance or restriction with respect to a Restricted Subsidiary that is a Guarantor which was previously an Unrestricted Subsidiary pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Issuers or any other Restricted Subsidiary other than the assets and property of such Subsidiary; and

(7) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of the Capital Stock of, or property and assets of, such Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the closing of such sale or other disposition.

Nothing contained in this “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant shall prevent an Issuer or any Restricted Subsidiary from restricting the sale or other disposition of property or assets of an Issuer or any of its Restricted Subsidiaries that secure Indebtedness of the Issuers or any of their Restricted Subsidiaries. For purposes of determining compliance with this covenant, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock, and (2) the subordination of loans or advances made to a Restricted Subsidiary to other Indebtedness incurred by such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Future guarantees by Restricted Subsidiaries

The Issuers will cause each Restricted Subsidiary that is not a Guarantor that borrows under or Guarantees the Credit Agreement on the Issue Date, and any U.S. domestic Restricted Subsidiary that is not a Guarantor that borrows under or Guarantees the Credit Agreement, to, within 30 days thereof, execute and deliver to the trustee a supplemental indenture pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest in respect of the Notes on a senior basis and all other obligations under the indenture. We expect that the subsidiaries acquired in connection with the IASIS Acquisition and the subsidiaries that will acquire assets in connection with the RHM Portfolio Acquisition will guarantee the credit agreement subsequent to the consummation of the respective acquisitions. As a result, such subsidiaries will become Restricted Subsidiaries that guarantee the 2021 Notes, the 2022 Notes and the Notes offered hereby.

Any Subsidiary Guarantee by a Restricted Subsidiary shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:

(1) any sale, exchange or transfer, to any Person that is not a Subsidiary of an Issuer of Capital Stock held by an Issuer and its Restricted Subsidiaries in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the indenture) such that, immediately after giving effect to such transaction, such Restricted Subsidiary would no longer constitute a Subsidiary of an Issuer,

(2) in connection with the merger or consolidation of a Subsidiary Guarantor with (a) an Issuer or (b) any other Subsidiary Guarantor (provided that the surviving entity remains a Subsidiary Guarantor),

(3) if the Issuers properly designate any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary under the indenture,

(4) upon the Legal Defeasance (as defined below) or Covenant Defeasance (as defined below) or satisfaction and discharge of the indenture,

(5) upon a liquidation or dissolution of a Subsidiary Guarantor permitted under the indenture, or

(6) the release or discharge of the Guarantee that resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

In addition, any Subsidiary Guarantee shall be automatically and unconditionally released and discharged if such Subsidiary ceases to Guarantee obligations under the Credit Agreement or ceases to constitute a co-borrower with respect to the Credit Agreement.

Limitation on transactions with Affiliates

The Issuers will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into, renew or extend any transaction (including the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 10% or more of any class of Capital Stock of the Parent or with any Affiliate of the Parent, an Issuer or any Restricted Subsidiary, in each case involving consideration in excess of $7.5 million, except upon terms that are not materially less favorable to the Issuers or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s length transaction with a Person that is not such a holder or an Affiliate.

The foregoing limitation does not limit, and shall not apply to:

(1) transactions (A) approved by a majority of the disinterested directors of the Board of Directors of the Parent, or where no such disinterested directors exist, by unanimous approval of the directors of the Board of

Directors of the Parent or (B) for which the Parent or any Restricted Subsidiary delivers to the trustee a written opinion of a nationally recognized investment banking, appraisal or accounting firm stating that the transaction is fair to the Parent or such Restricted Subsidiary from a financial point of view;

(2) any transaction solely between an Issuer and any of its Restricted Subsidiaries or solely between Restricted Subsidiaries;

(3) the payment of reasonable fees and compensation (including through the issuance of Capital Stock) to, and indemnification and similar arrangements on behalf of, current, former or future directors, officers, employees or consultants of Parent or any Restricted Subsidiary of Parent;

(4) the issuance or sale of Capital Stock (other than Disqualified Stock) of an Issuer;

(5) any Restricted Payments not prohibited by the “Limitation on Restricted Payments” covenant and Investments constituting Permitted Investments;

(6) any contracts, instruments or other agreements or arrangements in each case as in effect on the date of the indenture, and any transactions pursuant thereto or contemplated thereby, or any amendment, modification or supplement thereto or any replacement thereof entered into from time to time, as long as such agreement or arrangements as so amended, modified, supplemented or replaced, taken as a whole, is not materially more disadvantageous to the Issuers and the Restricted Subsidiaries at the time executed than the original agreement or arrangements as in effect on the date of the indenture;

(7) any employment, consulting, service or termination agreement, or customary indemnification arrangements, entered into by an Issuer or any Restricted Subsidiary with current, former or future officers and employees of the Parent or an Issuer or such Restricted Subsidiary and the payment of compensation to officers and employees of the Parent, an Issuer or any Restricted Subsidiary (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), in each case in the ordinary course of business;

(8) loans and advances to officers and employees of the Parent, an Issuer or any Restricted Subsidiary or guarantees in respect thereof (or cancellation of such loans, advances or guarantees), for bona fide business purposes, including for reasonable moving and relocation, entertainment and travel expenses and similar expenses, made in the ordinary course of business;

(9) transactions with a Person that is an Affiliate of the Parent or an Issuer solely because the Parent or an Issuer, directly or indirectly, owns Capital Stock of, or controls such Person;

(10) any transaction with a Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction; or

(11) the entering into or amending of any tax sharing, allocation or similar agreement and any payments thereunder.

Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this “Limitation on Transactions with Affiliates” covenant and not covered by (2) through (11) of the immediately foregoing paragraph:

(1) the aggregate amount of which exceeds $15 million in value must be approved or determined to be fair in the manner provided for in clause (1)(A) or (B) above; and

(2) the aggregate amount of which exceeds $35 million in value, must be determined to be fair in the manner provided for in clause (1)(B) above.

SEC reports and reports to holders

Whether or not Opco is then required to file reports with the SEC, Opco shall file with the SEC all such reports and other information as it would be required to file with the SEC by Sections 13(a) or 15(d) under the Exchange Act if it was subject thereto; provided, however, that, if filing such documents by Opco with the SEC is not permitted under the Exchange Act, Opco shall, within 15 days after the time Opco would be required to file such information with the SEC if it were subject to Section 13 or 15(d) under the Exchange Act, provide such documents and reports to the trustee and upon written request supply copies of such documents and reports to any holder and shall post such documents and reports on Opco’s public website. Opco shall supply the trustee and each holder or shall supply to the trustee for forwarding to each such holder, without cost to such holder, copies of such reports and other information. Delivery of such information, documents and reports to the trustee is for informational purposes only and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuers compliance with any of its covenants hereunder (as to which the trustee is entitled to rely exclusively on officer’s certificates).

So long as permitted by the SEC, at any time that either (x) one or more Subsidiaries of Opco is an Unrestricted Subsidiary or (y) Opco holds directly any material assets (including Capital Stock) other than the Capital Stock of the Issuers, then the quarterly and annual financial information required by this covenant will include a reasonably detailed presentation, either in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or any other comparable section, of the financial condition and results of operations of the Issuers and their Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries and other material assets of the Issuers.

Opco shall also, within a reasonably prompt period of time following the disclosure of the annual and quarterly information required above, conduct a conference call with respect to such information and results of operations for the relevant reporting period. No fewer than three Business Days prior to the date of the conference call required to be held in accordance with the preceding sentence, Opco shall issue a press release to the appropriate internationally recognized wire services announcing the date that such information will be available and the time and date of such conference call.

So long as the Parent is a Guarantor of the Notes, the indenture will permit Opco to satisfy its obligations in this covenant with respect to filing, furnishing, providing and posting documents, reports and other information relating to Opco by the Parent’s filing, furnishing, providing and posting, as the case may be, of such documents, reports and other information relating to the Parent; provided that the same is accompanied by consolidating information that explains in reasonable detail and in the same manner described in this prospectus the differences between the information relating to the Parent and its consolidated Subsidiaries on the one hand, and the information relating to the Parent, the Issuers and the Subsidiary Guarantors on a standalone basis, on the other hand, as of the ending date of the period covered by such report.

Limitation on asset sales

The Issuers will not, and will not permit any of their Restricted Subsidiaries to, consummate any Asset Sale, unless:

(1) the consideration received by the Issuers or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of; and

(2) at least 75% of the consideration received consists of cash, Temporary Cash Investments or Replacement Assets, or a combination of cash, Temporary Cash Investments or Replacement Assets; provided, however, with respect to the sale of one or more properties that up to 75% of the consideration may consist of indebtedness of the purchaser of such properties so long as such Indebtedness is secured by a first priority Lien on the property or properties sold.

For purposes of this provision, each of the following shall be deemed to be cash:

(a) any liabilities of the Issuers or any Restricted Subsidiary (as shown on the most recent consolidated balance sheet of the Issuers and their Restricted Subsidiaries other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee) that are assumed by the transferee of any such assets pursuant to an agreement that releases the Issuers or any such Restricted Subsidiary from further liability with respect to such liabilities or that are assumed by contract or operation of law;

(b) any securities, notes or other obligations received by an Issuer or any such Restricted Subsidiary from such transferee that are converted by the Parent or such Restricted Subsidiary into cash or Temporary Cash Investments within 180 days (to the extent of the cash or Temporary Cash Investments received in that conversion); and

(c) any Designated Non-Cash Consideration received by the Issuers or any such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at the time outstanding, not to exceed the greater of (x) $60 million and (y) 2.0% of consolidated Adjusted Total Assets of the Issuers and the Restricted Subsidiaries at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Issuers or any such Restricted Subsidiary may apply such Net Cash Proceeds:

(1) to prepay, repay, redeem or purchase Pari Passu Indebtedness of the Issuers or a Subsidiary Guarantor that is Secured Indebtedness (in each case other than Indebtedness owed to the Issuers or an Affiliate of the Issuers);

(2) to make an Investment in (provided such Investment is in the form of Capital Stock), or to acquire all or substantially all of the assets of, a Person engaged in a Permitted Business if such Person is, or will become as a result thereof, a Restricted Subsidiary;

(3) to prepay, repay, redeem or purchase (x) Pari Passu Indebtedness of an Issuer or of any Subsidiary Guarantor or any Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor; provided, however, that if the Issuers or a Guarantor shall so prepay, repay, redeem or purchase any such Pari Passu Indebtedness, the Issuers will equally and ratably reduce obligations under the Notes if the Notes are then prepayable or, if the Notes may not then be prepaid, the Issuers shall make an offer (in accordance with the procedures set forth below) with the ratable proceeds to all holders to purchase their Notes at 100% of the principal amount thereof, plus accrued but unpaid interest, if any, thereon, up to the principal amount of Notes that would otherwise be prepaid, or (y) any Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor;

(4) to fund all or a portion of an optional redemption of the Notes as described under “—Optional Redemption;”

(5) to make a capital expenditure;

(6) to acquire Replacement Assets to be used or that are useful in a Permitted Business; or

(7) any combination of the foregoing;

provided, that the Issuers will be deemed to have complied with the provisions described in clauses (2), (5) and (6) of this paragraph if and to the extent that, within 365 days after the Asset Sale that generated the Net

Cash Proceeds, the Issuers or any of the Restricted Subsidiaries has entered into and not abandoned or rejected a binding agreement to acquire the assets or Capital Stock of a Permitted Business, acquire Replacement Assets or make a capital expenditure in compliance with the provisions described in clauses (2), (5) and (6) of this paragraph (each an “Acceptable Commitments”), and that Acceptable Commitment (or a replacement commitment should the Acceptable Commitment be subsequently cancelled or terminated for any reason) is thereafter completed within 180 days after the end of such 365-day period. Pending the final application of any such Net Cash Proceeds, the Issuers may temporarily reduce the revolving Indebtedness under any Credit Facility or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the indenture. The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 365 day period as set forth in the third paragraph above and not so applied by the end of such period shall constitute “Excess Proceeds.”

When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Issuers shall make an offer to all holders of the Notes and, if required by the terms of any Indebtedness that is Pari Passu Indebtedness, to the holders of such Pari Passu Indebtedness on a pro rata basis (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such Pari Passu Indebtedness that is in an amount equal to at least €100,000, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100.0% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest and Additional Amounts, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the indenture. The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $20.0 million by delivering the notice required pursuant to the terms of the indenture, with a copy to the trustee. The Issuers may satisfy the foregoing obligations with respect to any Excess Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Excess Proceeds prior to the expiration of the relevant 365 days or with respect to Excess Proceeds of $20.0 million or less.

To the extent that the aggregate amount of Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuers and the Restricted Subsidiaries may use any remaining Excess Proceeds for any purpose not prohibited by the indenture. If the aggregate principal amount of Notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the registrar shall select the Notes and the Issuers shall select such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds that resulted in the Asset Sale Offer shall be reset to zero.

Pending the final application of any Net Cash Proceeds pursuant to this covenant, the holder of such Net Cash Proceeds may apply such Net Cash Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Cash Proceeds in any manner not prohibited by the indenture.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

The Credit Agreement and our term loan facility limit, and future credit agreements or other agreements relating to Indebtedness to which the Issuers become a party may prohibit or limit, the Issuers from purchasing any Notes pursuant to this Asset Sale covenant. In the event the Issuers are prohibited from purchasing the Notes, the Issuers could seek the consent of their lenders to the purchase of the Notes or could attempt to refinance the indebtedness that contains such prohibition. If the Issuers do not obtain such consent or repay such indebtedness, they will remain prohibited from purchasing the Notes. In such case, the Issuers’ failure to purchase tendered Notes would constitute an Event of Default under the indenture.

The provisions under the indenture relative to the Issuers’ obligation to make an offer to repurchase the Notes as a result of an Asset Sale may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes then outstanding.

Consolidation, merger and sale of assets

No Issuer will consolidate with or merge with or into, or sell, convey, transfer or otherwise dispose of all or substantially of it and its Restricted Subsidiaries’ (taken as a whole) property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person (other than a Restricted Subsidiary) to merge with or into it unless:

(1) such Issuer shall be the continuing Person, or the Person (if other than such Issuer) formed by such consolidation or into which such Issuer is merged or that acquired such property and assets of such Issuer shall be a corporation, limited liability company, partnership (including a limited partnership) or trust organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of the obligations of such Issuer with respect to the Notes and under the indenture (provided that in the case of a limited liability company, partnership (including a limited partnership) or trust, there shall also be a corporation organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof which shall expressly jointly with such limited liability company, partnership (including a limited partnership) or trust, assume, by a supplemental indenture, executed and delivered to the trustee, all of the obligations of such Issuer with respect to the Notes and under the indenture);

(2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(3) immediately after giving effect to such transaction and any related financing transactions as if the same had occurred at the beginning of the applicable Four-Quarter Period, on a pro forma basis the Issuers, or any Person becoming the successor obligor of the Notes, as the case may be, (a) could Incur at least $1.00 of Indebtedness under paragraphs (1) and (3) of the “Limitation on Indebtedness” covenant or (b) could incur at least $1.00 of Indebtedness under paragraph (1) of the “Limitation of Indebtedness” covenant and the Interest Coverage Ratio would improve; provided, however, that this clause (3) shall not apply to a consolidation or merger with or into a Wholly Owned Restricted Subsidiary; and

(4) the Issuers deliver to the trustee an officer’s certificate (attaching the arithmetic computations to demonstrate compliance with clause (3) above) and an opinion of counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this covenant and that all conditions precedent provided for herein relating to such transaction have been complied with and, with respect to the opinion of counsel, that the supplemental indenture constitutes a valid and binding obligation enforceable against the Issuers, or the Person (if other than an Issuer) formed by such consolidation or into which such Issuer is merged or that acquired all or substantially all of such Issuer’s and its Restricted Subsidiaries’ property and assets;

provided, however, that clause (3) above does not apply if, in the good faith determination of the Board of Directors of the Parent, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of domicile of an Issuer; provided, further, however, that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

The Issuers will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey or transfer, in one transaction or a series of transactions, all or substantially all of its property and assets to any Person unless:

(1) the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the

United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a supplemental indenture, all the obligations of such Subsidiary Guarantor, if any, under the Notes or its Subsidiary Guarantee, as applicable; provided, however, that the foregoing requirement will not apply in the case of a Subsidiary Guarantor or all or substantially all of its property and assets (x) that has been disposed of in its entirety to another Person (other than to an Issuer or an Affiliate of an Issuer), whether through a merger, consolidation or sale of Capital Stock or assets or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, so long as, in both cases, in connection therewith the Issuers provide an Officer’s Certificate to the trustee to the effect that the Issuers will comply with their obligations under the covenant described under “—Limitation on Asset Sales;”

(2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3) the Issuers deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture, if any, complies with the indenture and, with respect to the opinion of counsel, that the supplemental indenture constitutes a valid and binding obligation enforceable against the Issuers, the Subsidiary Guarantors, the Parent and the surviving Persons.

Notwithstanding the foregoing, any Subsidiary Guarantor may (i) merge with an Affiliate of an Issuer or an Affiliate or a Restricted Subsidiary or another Subsidiary Guarantor solely for the purpose of changing the state of domicile of the Subsidiary Guarantor, (ii) merge with or into or transfer all or part of its properties and assets to another Subsidiary Guarantor or the Issuers, or (iii) convert into a corporation, partnership, limited partnership, limited liability company or trust organized under the laws of the jurisdiction of organization of such Subsidiary Guarantor, provided that such surviving Person (if not a Subsidiary Guarantor) shall expressly assume, by a supplemental indenture, all the obligations of such Subsidiary Guarantor, if any, under the Notes its Subsidiary Guarantee.

Notwithstanding the foregoing, the IASIS Acquisition and the RHM Portfolio Acquisition and the related transactions shall be permitted under the indenture.

Repurchase of notes upon a change of control

If a Change of Control occurs, each holder of Notes will have the right to require the Issuers to purchase some or all (in principal amounts of €100,000 or an integral multiple of €1,000) of such holder’s Notes pursuant to the offer described below (the “Change of Control Offer”).

Any Change of Control Offer will include a cash offer price of 101% of the principal amount of any Notes purchased plus accrued and unpaid interest and Additional Amounts, if any, to the date of purchase (the “Change of Control Payment”). If a Change of Control Offer is required, within ten Business Days following a Change of Control, the Issuers will mail a notice to each holder (with a copy to the trustee) describing the Change of Control and offering to repurchase Notes on a specified date (the “Change of Control Payment Date”). The Change of Control Payment Date will be no earlier than 30 days and no later than 60 days from the date the notice is mailed.

On the Change of Control Payment Date, the Issuers will, to the extent lawful:

(1) accept for payment all Notes properly tendered and not withdrawn pursuant to the Change of Control Offer;

(2) deposit the Change of Control Payment with the paying agent in respect of all Notes so accepted; and

(3) deliver to the trustee the Notes accepted and an officer’s certificate stating the aggregate principal amount of all Notes purchased by the Issuers.

The paying agent will promptly mail to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each holder a new Note in principal amount equal to any unpurchased portion of the Notes surrendered.

The Issuers will comply with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations to the extent those laws and regulations are applicable to any Change of Control Offer. If the provisions of any of the applicable securities laws or securities regulations conflict with the provisions of the covenant described above, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described above by virtue of that compliance.

For so long as the Notes are admitted to the Official List of the Irish Stock Exchange and for trading on its Global Exchange Market and the rules of such exchange so require, the Issuers will deliver notices relating to the Change of Control to the Companies’ Announcement Office of the Irish Stock Exchange .A third party, instead of the Issuers, may make the Change of Control Offer in compliance with the requirements set forth in the indenture and purchase all Notes properly tendered and not withdrawn. In addition, the Issuers will not be obligated to make or consummate a Change of Control Offer with respect to the Notes, if they have irrevocably elected to redeem all of the Notes under provisions described under “—Optional Redemption” and have not defaulted in its redemption obligations. The provisions under the indenture relating to the Issuers’ obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes then outstanding.

Some change of control events may constitute a default under the Credit Agreement and our term loan facility. Future indebtedness of the Issuers or Guarantors may contain prohibitions on the events that constitute a Change of Control. The Credit Agreement and our term loan facility require, and future indebtedness may require, the indebtedness to be purchased or repaid if a Change of Control occurs. Moreover, the exercise by the holders of their right to require the Issuers to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not. Finally, the Issuers’ ability to pay cash to the holders of Notes, if required to do so, may be limited by its then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Relating to the Notes—We may not be able to satisfy our obligations to holders of the notes upon a Change of Control.”

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Issuers and their Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Furthermore, this term has not been interpreted under New York law (which is the governing law of the indenture) to represent a specific quantitative test. Accordingly, the ability of a holder of Notes to require the Issuers to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Issuers and their Subsidiaries taken as a whole to another Person or group may be uncertain. In addition, the Chancery Court of Delaware, in a recent decision, raised the possibility that a “Change of Control” as a result of a failure to have “continuing directors” comprising a majority of a Board of Directors may be unenforceable on public policy grounds.

Limitation on activities of Finco

Finco may not hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than (1) the issuance of its Capital Stock to Opco or any wholly owned Restricted Subsidiary of Opco, (2) the incurrence of Indebtedness as a co-obligor or guarantor, as the case may be, of the Notes, the Credit Agreement and any other Indebtedness that is permitted to be incurred under the covenant described under the heading “—Limitation on Incurrence of Indebtedness;” provided that the net proceeds of such Indebtedness are not retained by Finco, and (3) activities incidental thereto. Neither the Parent nor any Restricted Subsidiary shall engage in any transaction with Finco in violation of the immediately preceding sentence.

Listing

The Issuers will use their commercially reasonable efforts to obtain and maintain the admission of the Notes to the Official List of the Irish Stock Exchange and for trading on its Global Market Exchange for so long as such Notes are outstanding; provided that if at any time the Issuers determine that it will not maintain such listing, they will obtain prior to the delisting of the Notes from the Irish Stock Exchange, and thereafter use its commercially reasonable efforts to maintain, a listing of such Notes on another internationally recognized stock exchange. The Issuers will notify the trustee and paying agent of the listing of any Notes on an exchange.

Events of default

Events of Default under the indenture include the following:

(1) default in the payment of principal of, or premium, if any, on any Note when they are due and payable at maturity, upon acceleration, redemption or otherwise;

(2) default in the payment of interest or Additional Amounts, if any, on any Note when they are due and payable, and such default continues for a period of 30 days;

(3) the Issuers or Restricted Subsidiaries do not comply with their obligations under “—Merger, Consolidation or Sale;”

(4) the Issuers fail to make or consummate a Change of Control Offer following a Change of Control when required as described under “—Repurchase of Notes Upon a Change of Control;”

(5) the Issuers or Restricted Subsidiaries default in the performance of or breach any other covenant or agreement of the Issuers or the Restricted Subsidiaries in the indenture or under the Notes (other than a default specified in clause (1), (2), (3) or (4) above) and such default or breach continues for 60 consecutive days after written notice by the trustee or the holders of 25% or more in aggregate principal amount of the Notes;

(6) there occurs with respect to any issue or issues of Indebtedness of an Issuer or any Significant Subsidiary having an outstanding principal amount of $50 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created,

(a) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or

(b) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

(7) any final and non-appealable judgment or order for the payment of money in excess of $50 million in the aggregate for all such final judgments or orders against all such Persons:

(a) shall be rendered against an Issuer or any Significant Subsidiary and shall not be paid or discharged, and

(b) there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $50 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(8) a court of competent jurisdiction enters a decree or order for:

(a) relief in respect of an Issuer or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (b) appointment of a receiver, liquidator, assignee custodian, trustee, sequestrator or similar official of an Issuer or any Significant Subsidiary or for all or substantially all of the property and assets of an Issuer or any Significant Subsidiary, or

(c) the winding up or liquidation of the affairs of an Issuer or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(9) an Issuer or any Significant Subsidiary:

(a) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under such law,

(b) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of an Issuer or such Significant Subsidiary or for all or substantially all of the property and assets of an Issuer or such Significant Subsidiary, or

(c) effects any general assignment for the benefit of its creditors.

If an Event of Default (other than an Event of Default specified in clause (8) or (9) above that occurs with respect to an Issuer) occurs and is continuing under the indenture, the trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Issuers and paying agent (and to the trustee and paying agent if such notice is given by the holders), may, and the trustee at the request of the holders of at least 25% in aggregate principal amount of the Notes then outstanding shall, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (6) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the relevant Issuer or Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto.

If an Event of Default specified in clause (8) or (9) above occurs with respect to an Issuer, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder. The holders of at least a majority in principal amount of the outstanding Notes by written notice to the Issuers and to the trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if:

(1) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, interest and Additional Amounts, if any, on the Notes that have become due solely by such declaration of acceleration, have been cured or waived, and

(2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. As to the waiver of defaults, see “—Modification and Waiver.”

The holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the trustee in personal liability, or that the trustee determines in good faith may be unduly prejudicial to the rights of holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of Notes. A holder may not pursue any remedy with respect to the indenture or the Notes unless:

(1) the holder gives the trustee written notice of a continuing Event of Default;

(2) the holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the trustee to pursue the remedy;

(3) such holder or holders offer the trustee indemnity satisfactory to the trustee against any costs, liability or expense;

(4) the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the holders of a majority in aggregate principal amount of the outstanding Notes do not give the trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any holder of a Note to receive payment of the principal of, premium, if any, interest or Additional Amounts, if any, on, such Note or to bring suit for the enforcement of any such payment on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the holder.

The indenture requires certain officers of the Issuers to deliver an officer’s certificate to the trustee, on or before a date not more than 120 days after the end of each fiscal year, stating that a review has been conducted of the activities of the Issuers and their Restricted Subsidiaries and of its performance under the indenture and that the Issuers and their Restricted Subsidiaries have fulfilled all obligations thereunder, or, if there has been a default in fulfillment of any such obligation, specifying each such default and the nature and status thereof. The Issuers will also be obligated to notify the trustee of any default or defaults in the performance of any covenants or agreements under the indenture within 30 days of becoming aware of any such default unless such default has been cured before the end of the 30 day period.

Defeasance

The Issuers may, at their option and at any time, elect to have their obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes (“Legal Defeasance”) and cure all then existing Events of Default. Legal Defeasance means that the Issuers and the Guarantors shall be deemed to have paid and discharged the entire indebtedness represented by the Notes and the Guarantees, and the indenture shall cease to be of further effect as to all outstanding Notes and Guarantees , except as to

(1) rights of holders to receive payments in respect of the principal of and interest (including Additional Amounts, if any) on the Notes when such payments are due from the trust funds referred to below,

(2) the Issuers’ obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

(3) the rights, powers, trust, duties, and immunities of the trustee, and the Issuers’ obligations in connection therewith, and

(4) the Legal Defeasance provisions of the indenture.

In addition, the Issuers may, at their option and at any time, elect to have their obligations and the obligations of the Guarantors released with respect to most of the covenants under the indenture, except as described otherwise in the indenture (“Covenant Defeasance”), and thereafter any omission to comply with such obligations shall not constitute a Default . In the event Covenant Defeasance occurs, certain Events of Default (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) will no longer apply. The Issuers may exercise their Legal Defeasance option regardless of whether they previously exercised Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Issuers must irrevocably deposit with the paying agent, in trust, for the benefit of the holders of the Notes subject to Legal Defeasance or Covenant Defeasance, Euros, non-callable Euro-Denominated Designated Government Obligations or a combination thereof, in such amounts as will be sufficient (without reinvestment) in the opinion of a nationally recognized firm of independent public accountants selected by the Issuers, to pay the principal of and interest (including Additional Amounts and premium, if any) on the Notes on the stated date for payment or on the redemption date of the Notes,

(2) in the case of Legal Defeasance, the Issuers shall have delivered to the trustee an opinion of counsel in the United States confirming that:

(a) the Issuers have received from, or there has been published by the Internal Revenue Service, a ruling, or

(b) since the date of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon this opinion of counsel shall confirm that, the holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred,

(3) in the case of Covenant Defeasance, the Issuers shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the Covenant Defeasance had not occurred,

(4) no Default shall have occurred and be continuing on the date of such deposit (other than a Default resulting from the borrowing of funds to be applied to such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens on the deposited funds in connection therewith),

(5) the Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any other material agreement or instrument (other than the indenture) to which the Parent or any of its Subsidiaries is a party or by which the Parent or any of its Subsidiaries is bound (other than any such Default or default relating to any Indebtedness being defeased from any borrowing of funds to be applied to such deposit and any similar and simultaneous deposit relating to such Indebtedness, and the granting of Liens on the deposited funds in connection therewith),

(6) the Issuers shall have delivered to the trustee an officer’s certificate stating that the deposit was not made by them with the intent of preferring the holders over any other of their creditors or with the intent of defeating, hindering, delaying or defrauding any other of their creditors or others, and

(7) the Issuers shall have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that the conditions provided for in, in the case of the officer’s certificate, clauses (1) through (6) and, in the case of the opinion of counsel, clauses (2) and/ or (3) and (5) of this paragraph have been complied with.

Satisfaction and discharge

The indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the indenture) as to all outstanding Notes when

(1) either:

(a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers or discharged from such trust) have been delivered to the trustee for cancellation; or

(b) all Notes not theretofore delivered to the trustee for cancellation (1) have become due and payable or (2) will become due and payable within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Issuers, and the Issuers have irrevocably deposited or caused to be deposited with the paying agent funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of maturity or redemption, as the case may be, together with irrevocable instructions from the Issuers directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Issuers have paid all other sums payable under the indenture by the Parent or the Issuers; and

(3) the Issuers have delivered to the trustee an officer’s certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Modification and waiver

Subject to certain limited exceptions, modifications and amendments of the indenture may be made by the Issuers and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of each holder affected thereby:

(1) change the Stated Maturity of the principal of, or any installment of interest (or Additional Amounts, if any) on, any Note,

(2) reduce the principal amount of, or premium, if any, or interest on, any Note or make the Notes payable in money other than that stated in the Note,

(3) change the place of payment of principal of, or premium, if any, or interest on, any Note,

(4) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note,

(5) reduce the above-stated percentages of outstanding Notes the consent of whose holders is necessary to modify or amend the indenture,

(6) waive a default in the payment of principal of, premium, if any, or interest (or Additional Amounts, if any) on the Notes (except a rescission of the declaration of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes then outstanding and a waiver of the payment default that resulted from such acceleration, so long as all other existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest (or Additional Amounts, if any) on the Notes that have become due solely by such declaration of acceleration, have been cured or waived),

(7) voluntarily release a Guarantor of the Notes, except as permitted by the indenture,

(8) reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose holders is necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults, or

(9) modify or change any provisions of the indenture affecting the ranking of the Notes as to right of payment or the Guarantees thereof in any manner adverse to the holders of the Notes.

Notwithstanding the preceding, without the consent of any holder, the Parent, the Issuers, the Subsidiary Guarantors and trustee may amend the indenture:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to provide for the assumption by a successor corporation of the obligations of the Parent, the Issuers or any Subsidiary Guarantor under the indenture;

(3) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(4) to add Guarantees with respect to the Notes or to secure the Notes;

(5) to add to the covenants of the Parent, the Issuers or a Restricted Subsidiary for the benefit of the holders or to surrender any right or power conferred upon the Parent, the Issuers or a Restricted Subsidiary;

(6) to make any change that does not adversely affect the rights of any holder, as evidenced by an officer’s certificate delivered to the trustee (upon which it may fully rely);

(7) to comply with any requirement of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(8) to make any amendment to the provisions of the indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with the indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of holders to transfer Notes;

(9) to conform the text of the indenture or the Guarantees or the Notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a substantially verbatim recitation of a provision of the indenture or the Guarantees or the Notes, as evidenced by an officer’s certificate delivered to the trustee (upon which it may fully rely);

(10) evidence and provide for the acceptance of appointment by a successor trustee, provided that the successor trustee is otherwise qualified and eligible to act as such under the terms of the indenture;

(11) provide for a reduction in the minimum denominations of the Notes;

(12) comply with the rules of any applicable securities depositary; or

(13) to provide for the issuance of additional notes and related guarantees in accordance with the limitations set forth in the indenture.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the indenture becomes effective, the Issuers are required to mail to holders a notice briefly describing such amendment. However, the failure to give such notice to all holders, or any defect therein, will not impair or affect the validity of the amendment.

No personal liability of incorporators, stockholders, officers, directors, or employees

The indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Issuers or the Guarantors in the indenture, or in any of the Notes or Guarantees or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Issuers or the Guarantors or of any successor Person thereof. Each holder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.

Book-entry, delivery and form

The Notes will be issued in the form of one or more global notes, in definitive, fully registered form, each of which we refer to as a “global note.” Each such global note will be deposited with Deutsche Bank Securities Inc., the common depositary for Clearstream and Euroclear (the “Common Depositary”), and registered in the name of the Common Depositary or its nominee. We will not issue certificated securities to you for the Notes you purchase, except in the limited circumstances described below.

Beneficial interests in the global notes will be represented, and transfers of such beneficial interest will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Clearstream or Euroclear. Investors may hold Notes directly through Clearstream or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such systems. The address of Clearstream is 42 Avenue JF Kennedy, L-1855 Luxembourg, Luxembourg, and the address of Euroclear is 1 Boulevard Roi Albert II, B-1210 Brussels, Belgium.

Beneficial interests in the global notes will be shown on, and transfers of beneficial interests in the global notes will be made only through, records maintained by Clearstream or Euroclear and their participants. When you purchase Notes through the Clearstream or Euroclear systems, the purchases must be made by or through a direct or indirect participant in the Clearstream or Euroclear system, as the case may be. The participant will receive credit for the Notes that you purchase on Clearstream’s or Euroclear’s records, and, upon its receipt of such credit, you will become the beneficial owner of those Notes. Your ownership interest will be recorded only on the records of the direct or indirect participant in Clearstream or Euroclear, as the case may be, through which you purchase the Notes and not on Clearstream’s or Euroclear’s records.

Neither Clearstream nor Euroclear, as the case may be, will have any knowledge of your beneficial ownership of the Notes. Clearstream’s or Euroclear’s records will show only the identity of the direct participants and the amount of the Notes held by or through those direct participants.

You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from Clearstream or Euroclear. You should instead receive those documents from the direct or indirect participant in Clearstream or Euroclear through which you purchase the Notes.

As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers. The paying agent will wire payments on the Notes to the Common Depositary as the holder of the global notes. The trustee, the paying agent and we will treat the Common Depositary or any successor nominee to the Common Depositary as the owner of the global notes for all purposes.

Accordingly, the trustee, the paying agent and we will have no direct responsibility or liability to pay amounts due with respect to the global notes to you or any other beneficial owners in the global notes. Any redemption or other notices with respect to the Notes will be sent by us directly to Clearstream or Euroclear, which will, in turn, inform the direct participants (or the indirect participants), which will then contact you as a beneficial holder, all in accordance with the rules of Clearstream or Euroclear, as the case may be, and the internal procedures of the direct participant (or the indirect participant) through which you hold your beneficial interest in the Notes.

Initial settlement

Investors will follow the settlement procedures applicable to conventional eurobonds in registered form. It is intended that Notes will be credited to the securities custody accounts of Clearstream and Euroclear holders. None of the Notes may be held through, no trades of the Notes will be settled through, and no payments with respect to the Notes will be made through, The Depository Trust Company in the United States of America.

Secondary market trading

Any secondary market trading of book-entry interests in the Notes will take place through participants in Clearstream and Euroclear in accordance with the normal rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in same-day funds. Owners of book-entry interests in the Notes will receive payments relating to their Notes in euro.

Clearstream and Euroclear

We have obtained the information in this section concerning Clearstream and Euroclear, and the book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

Clearstream has advised us that it is a limited liability company organized under Luxembourg law. Clearstream holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with a Clearstream participant.

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV (the “Euroclear Operator”) under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking and Finance Commission. Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law. These Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

Under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it, such as interest, consent rights and other entitlements, to any person credited with such interests in securities on its records.

Concerning the trustee

The indenture provides that, except during the continuance of a Default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in the indenture. If an Event of Default has occurred and is continuing, the trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the indenture as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act of 1939 incorporated by reference into the indenture contain limitations on the rights of the trustee, should it become a creditor of an Issuer, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Notices

All notices to the holders of the Notes regarding the Notes will be mailed to them at their respective addresses in the register of the Notes and will be deemed to have been given on the fourth Business Day after the date of mailing.

Notwithstanding the foregoing, so long as the Notes are represented by global notes and such global notes are held on behalf of Euroclear and Clearstream, notices to the holders of such Notes may be given by delivery of the relevant notice to Euroclear and Clearstream for communication by it to entitled accountholders.

In addition, for so long as the Notes are admitted to the Official List of the Irish Stock Exchange and for trading on its Global Exchange Market and the rules of such exchange so require, the Issuers will deliver notices to the holders of such Notes to the Companies’ Announcement Office of the Irish Stock Exchange.

Prescription

Claims against the Issuers for payment of principal, premium or Additional Amounts (if any) on the Notes will be prescribed ten years after the applicable due date for payment thereof. Claims against the Issuer for payment of interest on the Notes will be prescribed five years after the applicable due date for payment of interest.

Listing

Application has been made for the Notes to be admitted to the Official List of the Irish Stock Exchange and to trading on its Global Exchange Market. There can be no assurance that the application to admit the Notes to the Official List of the Irish Stock Exchange and to trading on its Global Exchange Market will be approved and settlement of the Notes is not conditioned on obtaining such listing.

Certain definitions

Set forth below are definitions of certain terms contained in the indenture that are used in this description. Please refer to the indenture for the definition of other capitalized terms used in this description that are not defined below.

“Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or that is assumed in connection with an Asset Acquisition from such Person by a Restricted Subsidiary; provided, however, that Indebtedness of such Person that is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Person becomes a Restricted Subsidiary or such Asset Acquisition shall not be Acquired Indebtedness.

“Adjusted Total Assets” means, for any Person, the sum of:

(1) Total Assets for such Person as of the end of the fiscal quarter preceding the Transaction Date; and

(2) any increase in Total Assets following the end of such quarter determined on a pro forma basis, including any pro forma increase in Total Assets resulting from the application of the proceeds of any additional Indebtedness.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the Note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the Notes at                     , 2016 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”), plus (ii) all required interest payments due on the Notes through                     , 2016 (excluding interest paid prior to the redemption date and accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Bund Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of the Note on such redemption date.

The trustee shall not be responsible for the calculation of, or otherwise required to verify, the Applicable Premium.

“Asset Acquisition” means:

(1) an investment by an Issuer or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged, amalgamated or consolidated with and into an Issuer or any of its Restricted Subsidiaries; provided, however, that such Person’s primary business is related, ancillary, incidental or complementary to the businesses of the Issuers or any of their Restricted Subsidiaries on the date of such investment; or

(2) an acquisition by an Issuer or any of its Restricted Subsidiaries from any other Person of assets or one or more properties of such Person; provided, however, that the assets and properties acquired are related, ancillary, incidental or complementary to the businesses of the Issuers or any of their Restricted Subsidiaries on the date of such acquisition.

“Asset Disposition” means the sale or other disposition by an Issuer or any of the Restricted Subsidiaries, other than to an Issuer or another Restricted Subsidiary, of:

(1) all or substantially all of the Capital Stock of any Restricted Subsidiary, whether in a single transaction or a series of transactions; or

(2) all or substantially all of the assets that constitute a division or line of business, or one or more properties, of an Issuer or any of the Restricted Subsidiaries, whether in a single transaction or a series of transactions.

“Asset Sale” means any sale, transfer or other disposition, including by way of merger, consolidation or Sale and Leaseback Transaction, in one transaction or a series of related transactions by an Issuer or any of the Restricted Subsidiaries to any Person other than an Issuer or any of the Restricted Subsidiaries of:

(1) all or any of the Capital Stock of any Restricted Subsidiary;

(2) all or substantially all of the assets that constitute a division or line of business of an Issuer or any of its Restricted Subsidiaries;

(3) any property and assets of an Issuer or any of its Restricted Subsidiaries outside the ordinary course of business of such Issuer or such Restricted Subsidiary and, in each case, that is not governed by the provisions of the indenture applicable to mergers, consolidations and sales of assets of such Issuer; provided, however, that “Asset Sale” shall not include:

(a) the lease or sublease of any Real Estate Asset;

(b) sales, leases, assignments, licenses, sublicenses, subleases or other dispositions of inventory, receivables and other current assets;

(c) the sale, conveyance, transfer, lease, disposition or other transfer of all or substantially all of the assets of the Issuers as permitted under “Consolidation, Merger and Sale of Assets;”

(d) the license or sublicense of intellectual property or other general intangibles;

(e) the issuance of Capital Stock by a Restricted Subsidiary in which the percentage interest (direct and indirect) in the Capital Stock of such Restricted Subsidiary owned by one or both of the Issuers after giving effect to such issuance, is at least equal to the percentage interest prior to such issuance;

(f) the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim in the ordinary course of business;

(g) any Restricted Payment permitted by the “Limitation on Restricted Payments” covenant or that constitutes a Permitted Investment;

(h) sales, transfers or other dispositions of assets or the issuance of Capital Stock of a Restricted Subsidiary with a fair market value not in excess of $15 million in any transaction or series of related transactions;

(i) sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, to the extent that the consideration received would satisfy clause (2) of the third paragraph of the “Limitation on Asset Sales” covenant;

(j) sales or other dispositions of cash or Temporary Cash Investments;

(k) the creation, granting, perfection or realization of any Lien permitted under the indenture;

(l) the lease, assignment or sublease of property in the ordinary course of business so long as the same does not materially interfere with the business of the Issuers and their Restricted Subsidiaries, taken as a whole;

(m) sales, exchanges, transfers or other dispositions of damaged, worn-out or obsolete or otherwise unsuitable or unnecessary equipment or assets that, in the Parent’s reasonable judgment, are no longer used or useful in the business of the Issuers or their Restricted Subsidiaries and any sale or disposition of property in connection with scheduled turnarounds, maintenance and equipment and facility updates;

(n) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Permitted Business between an Issuer or any Restricted Subsidiary and another Person;

(o) the voluntary unwinding of any hedging agreements or other derivative instruments (including any Interest Rate Agreements and Currency Agreements) other than those entered into for speculative purposes; and

(p) solely for purposes of clauses (1) and (2) of the first paragraph of the covenant described under “—Covenants—Asset Sales,” any foreclosures, expropriations, condemnations or similar actions with respect to assets.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction. For purposes hereof such present value shall be calculated using a discount rate equal to the rate of interest implicit in such Sale and Leaseback Transaction, determined by lessee in good faith on a basis consistent with comparable determinations of Capitalized Lease Obligations under GAAP; provided, however, that if such sale and leaseback transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Average Life” means at any date of determination with respect to any debt security, the quotient obtained by dividing:

(1) the sum of the products of:

(i) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security; and

(ii) the amount of such principal payment, by

(2) the sum of all such principal payments.

“Board of Directors” means, as to any Person, the board of directors (or similar governing body) of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.

“Bund Rate” means, as of any redemption date, the rate per annum equal to the equivalent yield to maturity as of such redemption date of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such relevant date, where:

(1) “Comparable German Bund Issue” means the German Bundesanleihe security selected by any Reference German Bund Dealer as having a fixed maturity most nearly equal to the period from such redemption date to                     , 2016, and that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of Euro denominated corporate debt securities in a principal amount approximately equal to the then outstanding principal amount of the Notes and of a maturity most nearly equal to                     , 2016; provided, however, that, if the period from such redemption date to maturity is not equal to the fixed maturity of the German Bundesanleihe security selected by such Reference German Bund Dealer, the Bund Rate shall be determined by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of German Bundesanleihe securities for which such yields are given, except that if the period from such redemption date to                     , 2016 is less than one year, a fixed maturity of one year shall be used;

(2) “Comparable German Bund Price” means, with respect to any relevant date, the average of all Reference German Bund Dealer Quotations for such date (which, in any event, must include at least two such quotations), after excluding the highest and lowest such Reference German Bund Dealer Quotations, or if the Issuer obtains fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations;

(3) “Reference German Bund Dealer” means any dealer of German Bundesanleihe securities appointed by the Issuer in good faith; and

(4) “Reference German Bund Dealer Quotations” means, with respect to each Reference German Bund Dealer and any relevant date, the average as determined by the Issuer of the bid and offered prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Issuer by such Reference German Bund Dealer at 3:30 p.m. Frankfurt, Germany time on the third Business Day preceding the relevant date.

“Business Day” means a day other than a Saturday, Sunday or any other day on which banking institutions in New York City, The City of London, England, Luxembourg or the location of the corporate trust office of the trustee are authorized or required by law, regulation or executive order to close.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting), including partnership or limited liability company interests, whether general or limited, in the equity of such Person, whether outstanding on the Issue Date or issued thereafter, including all Common Stock and Preferred Stock.

“Capitalized Lease” means, as applied to any Person, any lease of any property, whether real, personal or mixed, of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

“Capitalized Lease Obligations” means, at the time any determination is to be made, the amount of the liability in respect of a Capitalized Lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Change of Control” means the occurrence of one or more of the following events:

(1) any sale, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Opco and its Subsidiaries taken as a whole to any “person” or “group” (as such terms are defined in Sections 13(d) and 14(d)(2) of the Exchange Act), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the indenture); provided, however, that for the avoidance of doubt, the lease of all or substantially all of the assets of Opco and its Subsidiaries taken as a whole shall not constitute a Change of Control;

(2) a “person” or “group” (as such terms are defined in Sections 13(d) and 14(d)(2) of the Exchange Act), becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of Opco or any of its direct or indirect parent companies on a fully diluted basis;

(3) the approval by the holders of Capital Stock of an Issuer of any plan or proposal for the liquidation or dissolution of an Issuer (whether or not otherwise in compliance with the provisions of the indenture); or

(4) individuals who on the Issue Date constitute the Board of Directors of the Parent (together with any new or replacement directors whose election by the Board of Directors of the Parent or whose nomination by the Board of Directors of the Parent for election by the Parent’s shareholders was approved by a vote of at least a majority of the members of the Board of Directors of the Parent then still in office who either were members of the Board of Directors of the Parent on the Issue Date or whose election or nomination for election was so approved) cease for any reason to constitute a majority of the members of the Board of Directors of the Parent then in office.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) that have no preference on liquidation or with respect to distributions over any other class of Capital Stock, including partnership interests, whether general or limited, of such Person’s equity, whether outstanding on the Issue Date or issued thereafter, including all series and classes of common stock.

“Common Units” means the common units of Opco, as defined in Opco’s limited partnership agreement.

“Consolidated EBITDA” means, for any period, the aggregate net income (or loss) (before giving effect to cash dividends on preferred units of Opco (or distributions to Parent to pay dividends on preferred stock of Parent) or charges resulting from the redemption of preferred units of Opco (or preferred stock of Parent) attributable to Opco and its Restricted Subsidiaries for such period determined on a consolidated basis in conformity with GAAP

I. excluding (without duplication):

(1) the net income of any Person, other than an Issuer or a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid in cash (or to the extent converted into cash) or Temporary Cash Investments to an Issuer or any of its Restricted Subsidiaries by such Person during such period and the net losses for any such Person shall only be included to the extent funded with cash from an Issuer or a Restricted Subsidiary;

(2) the cumulative effect of a change in accounting principles;

(3) all extraordinary gains and extraordinary losses together with any related provision for taxes on such gains and losses;

(4) any fees and expenses (including any transaction or retention bonus) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction;

(5) any income (loss) for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments;

(6) any after-tax gains or losses attributable to asset dispositions (including any Asset Sales) or abandonments (including any disposal of abandoned or discontinued operations) or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business as determined in good faith by the Issuers; and

(7) all non-cash items increasing net income;

II. increased by proceeds actually received from business interruption insurance and, to the extent such amount was deducted in calculating such net income (without duplication):

(a) Consolidated Interest Expense;

(b) provision for taxes based on income or profits or capital gains, including federal, state, provincial, franchise, excise and similar taxes and foreign withholding taxes;

(c) depreciation and amortization (including without limitation amortization of deferred financing fees or costs, amortization or impairment write-offs of goodwill and other intangibles, long lived assets and Investments in debt and equity securities, but excluding amortization of prepaid cash expenses that were paid in a prior period);

(d) non-recurring charges (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives), severance, relocation costs, integration and facilities’ opening costs, signing costs, retention or completion bonuses, transition costs, rent expense on operating leases to the extent that a liability for such rent has been established in purchase accounting or through a restructuring provision (and accretion of the discount on any such liability), costs related to closure/consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities) excluding, in all cases under this clause (d), cash restructuring charges, accruals and reserves; and

(e) all Non-Cash Charges, and

(f) increased (by losses) or decreased (by gains) by (without duplication) any net noncash gain or loss resulting in such period from hedging or other derivative instruments (including any Interest Rate Agreements or Currency Agreements) and the application of Accounting Standards Codification 815.

Notwithstanding the preceding, the income taxes of, and the depreciation and amortization and other non-cash items of, a Subsidiary shall be added (or subtracted) to net income to compute Consolidated EBITDA only to the extent (and in the same proportion) that net income of such Subsidiary was included after giving effect to the impact of clause (1) above.

“Consolidated Interest Expense” means, for any period, the aggregate amount of interest expense, less the aggregate amount of interest income for such period, in respect of Indebtedness of the Issuers and the Restricted Subsidiaries during such period, all as determined on a consolidated basis in conformity with GAAP including (without duplication):

(1) the interest portion of any deferred payment obligations;

(2) all commissions, discounts and other fees and expenses owed with respect to letters of credit and bankers’ acceptance financing;

(3) the net cash costs associated with Interest Rate Agreements and Indebtedness that is Guaranteed or secured by assets of an Issuer or any Restricted Subsidiary; and

(4) all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by an Issuer and the Restricted Subsidiaries;

excluding, to the extent included in interest expense above, (i) accretion of accrual of discounted liabilities not constituting Indebtedness, (ii) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (iii) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (iv) any expensing of bridge, commitment or other financing fees and (v) non-cash costs associated with Interest Rate Agreements and Currency Agreements or attributable to mark-to-market valuation of derivative instruments pursuant to GAAP.

“Credit Agreement” means the Amended and Restated Revolving Credit Agreement, dated as of April 26, 2011, by and among Opco and the Restricted Subsidiaries now or hereafter party thereto as borrowers or guarantors, the Parent as guarantor, the lenders party thereto in their capacities as lenders thereunder and JPMorgan Chase Bank, N.A., as administrative agent, together with the related documents thereto (including any guarantee agreements and security documents).

“Credit Facility” means one or more credit or debt facilities (including any credit or debt facilities provided under the Credit Agreement), financings, commercial paper facilities, note purchase agreements or other debt instruments, indentures or agreements, providing for revolving credit loans, term loans, swing line loans, notes, securities, letters of credit or other debt obligations, in each case, as amended, restated, modified, renewed, refunded, restructured, supplemented, replaced or refinanced in whole or in part from time to time, including any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other lenders or investors).

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by an Issuer or any of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by the principal financial officer of the Issuers, less the amount of cash or Temporary Cash Investments received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Disqualified Stock” means any class or series of Capital Stock of any Person that by its terms or otherwise is:

(1) required to be redeemed on or prior to the date that is 91 days after the Stated Maturity of the Notes;

(2) redeemable at the option of the holder of such class or series of Capital Stock, at any time on or prior to the date that is 91 days after the Stated Maturity of the Notes (other than into shares of Capital Stock that is not Disqualified Stock); or

(3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity on or prior to the date that is 91 days after the Stated Maturity of the Notes;

provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in “Limitation on Asset Sales” and “Repurchase of Notes upon a Change of Control” covenants described above and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Covenants—Limitation on Restricted Payments.” Disqualified Stock shall not include (i) Capital Stock which is issued to any plan for the benefit of employees of the Parent or its Subsidiaries or by any such plan to such employees solely because it may be required to be repurchased by the Parent or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations and (ii) Capital Stock issued to any future, present or former employee, director, officer or consultant of the Parent, an Issuer (or any of their respective direct or indirect parents or Subsidiaries) which is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time. Disqualified Stock shall not include Common Units.

“Dollar” or “$” means the lawful currency of the United States of America.

“Equity Offering” means a public or private offering of Capital Stock (other than Disqualified Stock) of Opco or the Parent to the extent the net proceeds thereof are contributed to Opco as Capital Stock (other than Disqualified Stock).

“Escrow Agent” means Deutsche Bank Securities Inc., as escrow agent under the Escrow Agreement or any successor escrow agent as set forth in the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement to be dated as of the Issue Date, among the Issuers, the trustee and the Escrow Agent, as amended, supplemented, modified, extended, renewed, restated or replaced in whole or in part from time to time.

“Escrow End Date” means 90 days from the closing date of the issuance of the Notes offered hereby.

“Euro” or “€” means the lawful currency of the European Monetary Union.

“Euro-Denominated Designated Government Obligations” means direct non-callable and non-redeemable obligations denominated in Euros (in each case, with respect to the issuer thereof) of any member state of the European Union that is a member of the European Union provided that such member state has a long-term government debt rating of ‘‘A1’’ or higher by Moody’s or A+ or higher by S&P or the equivalent rating category of another internationally recognized rating agency.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of the indenture (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. For purposes of determining compliance with the provisions of the indenture described under the caption “—Covenants,” any determination that the fair market value of assets other than cash or Temporary Cash Investments is equal to or greater than $30 million will be as determined in good faith by the Board of Directors of the Parent, whose determination shall be conclusive if evidenced by a Board Resolution, and otherwise by the principal financial officer of the Parent acting in good faith, each of whose determination will be conclusive.

“Four Quarter Period” means, for purposes of calculating the Interest Coverage Ratio with respect to any Transaction Date, the then most recent four fiscal quarters prior to such Transaction Date for which reports have been filed with the SEC or provided to the trustee pursuant to the “—Covenants—SEC Reports and Reports to holders” covenant.

“Funds From Operations” for any period means the consolidated net income attributable to the Issuers and the Restricted Subsidiaries for such period determined in conformity with GAAP after adjustments for unconsolidated partnerships and joint ventures, plus depreciation and amortization of real property (including furniture and equipment) and other real estate assets and excluding (to the extent such amount was deducted in calculating such consolidated net income):

(1) gains or losses from (a) the restructuring or refinancing of Indebtedness or (b) sales of properties;

(2) non-cash asset impairment charges (including write-offs of former tenant receivables);

(3) non-cash, non-recurring charges (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Funds From Operations to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period);

(4) write-offs or reserves of straight-line rent;

(5) fees and expenses incurred in connection with any acquisition or debt refinancing;

(6) executive severance in an amount not to exceed $10 million in the aggregate;

(7) amortization of debt costs; and

(8) any non-cash expenses and costs of the Issuers and their Restricted Subsidiaries that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date (without giving effect to SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. Except as otherwise specifically provided in the indenture, all ratios and computations contained or referred to in the indenture shall be computed in conformity with GAAP applied on a consistent basis.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations.

“Guarantor” means the Parent and each Subsidiary Guarantor.

“Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness, including an “Incurrence” of Acquired Indebtedness; provided, however, that neither the accrual of interest, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication):

(1) all indebtedness of such Person for borrowed money;

(2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) the face amount of letters of credit or other similar instruments (excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (1) or (2) above or (5), (6) or (7) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement);

(4) all unconditional obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

(5) all Capitalized Lease Obligations and Attributable Debt;

(6) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at that date of determination and (B) the amount of such Indebtedness;

(7) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person; and

(8) to the extent not otherwise included in this definition or the definition of Consolidated Interest Expense, obligations under Currency Agreements and Interest Rate Agreements, in each case if and to the extent that any of the foregoing (other than letters of credit) in clauses (1) through (7) would appear as a liability on a balance sheet (excluding the footnotes) of such Person in accordance with GAAP.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations of the type described above and, with respect to obligations under any Guarantee, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided, however, that:

(i) the amount outstanding at any time of any Indebtedness issued with original issue discount shall be deemed to be the face amount with respect to such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at the date of determination in conformity with GAAP;

(ii) Indebtedness shall not include any liability for foreign, federal, state, local or other taxes;

(iii) Indebtedness shall not include any obligations in respect of indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds, in each case securing any such obligations of the Issuers or any of the Restricted Subsidiaries, in any case Incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition) in a principal amount not in excess of the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and the Restricted Subsidiaries on a consolidated basis in connection with such disposition; and

(iv) Indebtedness shall not include contingent obligations under performance bonds, performance guarantees, surety bonds, appeal bonds or similar obligations incurred in the ordinary course of business and consistent with past practices.

“Interest Coverage Ratio” means, on any Transaction Date, the ratio of:

(1) the aggregate amount of Consolidated EBITDA for the then applicable Four Quarter Period to

(2) the aggregate Consolidated Interest Expense during such Four Quarter Period.

In making the foregoing calculation (and without duplication),

(1) pro forma effect shall be given to any Indebtedness Incurred or repaid during the period (“Reference Period”) commencing on the first day of the Four Quarter Period and ending on the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement), in each case as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period;

(2) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period;

(3) pro forma effect shall be given to Asset Dispositions, Asset Acquisitions and Permitted Mortgage Investments (including giving pro forma effect to the application of proceeds of any Asset Disposition and any Indebtedness Incurred or repaid in connection with any such Asset Acquisitions or Asset Dispositions) that occur during such Reference Period or subsequent to the end of the related Four Quarter Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period and after giving effect to Pro Forma Cost Savings;

(4) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to (i) the application of proceeds of any asset disposition and any Indebtedness Incurred or repaid in connection with any such asset acquisitions or asset dispositions, (ii) expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act and (iii) Pro Forma Cost Savings) that have been made by any Person that is or has become a Restricted Subsidiary or has been merged with or into an Issuer or any of its Restricted Subsidiaries during such Reference Period or subsequent to the end of the related Four Quarter Period and that would have constituted asset dispositions or asset acquisitions during such Reference Period or subsequent to the end of the related Four Quarter Period had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions and had occurred on the first day of such Reference Period;

(5) the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Transaction Date; and

(6) Interest on Indebtedness that may optionally be determined at an interest rate based on a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if not, then based upon such operational rate chosen as the Issuers may designate. Interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based on the average daily balance of such Indebtedness during the applicable period except as set forth in clause (1) of this definition. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuers to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP;

provided, however, that to the extent that clause (3) or (4) of this paragraph requires that pro forma effect be given to an Asset Acquisition, Asset Disposition, Permitted Mortgage Investment, asset acquisition or asset disposition, as the case may be, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business, or one or more properties, of the Person that is acquired or disposed of to the extent that such financial information is available or otherwise a reasonable estimate thereof is available.

“Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement with respect to interest rates.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including by way of Guarantee or similar arrangement, but excluding advances to customers and distributors and trade credit made in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the consolidated balance sheet of an Issuer and its Restricted Subsidiaries and commission, travel and similar advances to employees, directors, officers, managers and consultants in each case made in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property (tangible or intangible) to others or any payment for property or services solely for the account or use of others, or otherwise), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include:

(1) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary; and

(2) the fair market value of the Capital Stock (or any other Investment), held by an Issuer or any of its Restricted Subsidiaries of (or in) any Person that has ceased to be a Restricted Subsidiary;

provided, however, that the fair market value of the Investment remaining in any Person shall be deemed not to exceed the aggregate amount of Investments previously made in such Person valued at the time such Investments were made, less the net reduction of such Investments. For purposes of the definition of “Unrestricted Subsidiary” and the “Limitation on Restricted Payments” covenant described above:

(i) “Investment” shall include the fair market value of the assets (net of liabilities (other than liabilities to an Issuer or any of its Restricted Subsidiaries)) of any Restricted Subsidiary at the time such Restricted Subsidiary is designated an Unrestricted Subsidiary;

(ii) the fair market value of the assets (net of liabilities (other than liabilities to an Issuer or any of its Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary shall be considered a reduction in outstanding Investments; and

(iii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

“Investment Grade Status” means, with respect to the Issuers, when the Notes have (1) a rating of “Baa3” or higher from Moody’s and (2) a rating of “BBB-” or higher from S&P, in each case published by the applicable agency.

“Issue Date” means                     , 2013.

“Lien” means mortgage, trust deed, deeds to secure Indebtedness, pledge, security interest, encumbrance, lien, or charge of any kind, assignment for collateral purposes, deposit arrangement, or other security agreement, excluding any right of setoff but including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and any other like agreement granting or conveying a security interest.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or Temporary Cash Investments, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Temporary Cash Investments (except to the extent such obligations are financed or sold with recourse to an Issuer or any of its Restricted Subsidiaries) and proceeds from the conversion or sale of other property received when converted to or sold for cash or cash equivalents, net of brokerage and sales commissions and other fees and expenses (including fees and expenses of counsel, accountants and investment bankers) related to such Asset Sale.

“Non-Cash Charges” means (a) all losses from Investments recorded using the equity method, (b) any non-cash expenses and costs of the Issuers and their Restricted Subsidiaries that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements, (c) the non-cash impact of acquisition method accounting, and (d) other non-cash charges (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Funds From Operations to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Pari Passu Indebtedness” means any Indebtedness of an Issuer or any Subsidiary Guarantor that ranks pari passu in right of payment with the Notes or the Subsidiary Guarantee thereof by such Subsidiary Guarantor, as applicable.

“Permitted Business” means any business activity (including Permitted Mortgage Investments) in which the Parent, the Issuers and Restricted Subsidiaries are engaged or propose to be engaged in (as described in this prospectus) on the Issue Date, any business activity related to properties customarily constituting assets of a healthcare REIT, or any business reasonably related, ancillary, incidental or complementary thereto, or reasonable expansions or extensions thereof.

“Permitted Investment” means:

(1) (a) an Investment in an Issuer or any of the Restricted Subsidiaries or (b) a Person that will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, an Issuer or any of its Restricted Subsidiaries and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(2) investments in cash and Temporary Cash Investments;

(3) Investments made by an Issuer or the Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the “Limitation on Asset Sales” covenant or from any other disposition or transfer of assets not constituting an Asset Sale;

(4) Investments represented by Guarantees that are otherwise permitted under the indenture;

(5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

(6) Investments received in satisfaction of judgments or in settlements of debt or compromises of obligations incurred in the ordinary course of business;

(7) any Investment acquired solely in exchange for Capital Stock (other than Disqualified Stock) of the Parent or Opco, which the Parent or Opco did not receive in exchange for a cash payment, Indebtedness or Disqualified Stock, but excluding any new cash Investments made thereafter;

(8) Investments in tenants in an aggregate amount not to exceed the greater of (x) $300 million and (y) 10% of consolidated Adjusted Total Assets of the Issuers and the Restricted Subsidiaries at any one time outstanding;

(9) obligations under Currency Agreements and Interest Rate Agreements otherwise permitted under the indenture;

(10) Permitted Mortgage Investments;

(11) any transaction which constitutes an Investment to the extent permitted and made in accordance with the provisions of the second paragraph of the covenant described under “—Covenants—Limitation on Transactions with Affiliates” (except transactions described under clauses (1), (5), (8) and (9) of such paragraph);

(12) any Investment consisting of prepaid expenses, negotiable instruments held for collection and lease, endorsements for deposit or collection in the ordinary course of business, utility or workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(13) pledges or deposits by a Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(14) any Investment acquired by an Issuer or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable or rents receivable held by the Parent or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or rents receivable or (b) as a result of a foreclosure by the Parent or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(15) any Investment consisting of a loan or advance to officers, directors or employees of the Parent, an Issuer or any of its Restricted Subsidiaries (a) in connection with the purchase by such Persons of Capital Stock of the Parent or (b) for additional purposes made in the ordinary course of business, in the aggregate under this clause (15) not to exceed $2.5 million at any one time outstanding;

(16) any Investment made in connection with the funding of contributions under any nonqualified employee retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expenses recognized by the Parent, an Issuer and any of its Restricted Subsidiaries in connection with such plans;

(17) any Investment existing on the Issue Date or made pursuant to a (x) binding commitment or (y) the RHM Portfolio Acquisition Agreement, the IASIS Acquisition agreement and any related agreements, in each case, in effect on the Issue Date or an Investment consisting of any extension, modification, replacement or renewal of any such Investment or binding commitment existing on the Issue Date;

(18) additional Investments not to exceed the greater of (x) $150 million and (y) 5.0% of consolidated Adjusted Total Assets of the Issuers and the Restricted Subsidiaries at any time outstanding; and

(19) Investments in Unrestricted Subsidiaries and joint ventures in an aggregate amount, taken together with all other Investments made in reliance on this clause not to exceed the greater of (x) $150 million and (y) 5.0% of consolidated Adjusted Total Assets of the Issuers and the Restricted Subsidiaries (net of, with respect to the Investment in any particular Person, the cash return thereon received after the Issue Date as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated EBITDA), not to exceed the amount of Investments in such Person made after the Issue Date in reliance on this clause).

“Permitted Mortgage Investment” means any Investment in secured notes, mortgage, deeds of trust, collateralized mortgage obligations, commercial mortgage-backed securities, other secured debt securities, secured debt derivative or other secured debt instruments, so long as such investment relates directly or indirectly to real property that constitutes or is used as a skilled nursing home center, hospital, assisted living facility, medical office or other property customarily constituting an asset of a real estate investment trust specializing in healthcare or senior housing property.

“Permitted Payments to Parent” means, without duplication as to amounts:

(A) payments to Parent to pay reasonable accounting, legal and administrative expenses of Parent when due, in an aggregate amount not to exceed $500,000 per annum; and

(B) payments to Parent in respect of its state, franchise and local tax liabilities.

“Permitted Refinancing Indebtedness” means:

(A) any Indebtedness of an Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, discharge or refund other Indebtedness of an Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased, discharged or refunded (plus all accrued interest thereon and the amount of any fees and expenses, including premiums, incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has:

(a) a final maturity date later than (x) the final maturity date of the Indebtedness being extended, refinanced, renewed, replaced, defeased, discharged or refunded or (y) the date that is 91 days after the maturity of the Notes, and

(b) an Average Life equal to or greater than the Average Life of the Indebtedness being extended, refinanced, renewed, replaced, defeased, discharged or refunded or 91 days more than the Average Life of the Notes;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased, discharged or refunded is contractually subordinated in right of payment to the Notes or the Guarantee, such Permitted Refinancing

Indebtedness is contractually subordinated in right of payment to the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased, discharged or refunded;

(4) if the Indebtedness being extended, refinanced, renewed, replaced, defeased, discharged or refunded is pari passu in right of payment with the Notes or any Guarantee thereof, such Permitted Refinancing Indebtedness is pari passu in right of payment with, or subordinated in right of payment to, the Notes or such Guarantee; and

(5) such Indebtedness is incurred either (a) by an Issuer or any Subsidiary Guarantor or (b) by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased, discharged or refunded.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) that have a preference on liquidation or with respect to distributions over any other class of Capital Stock, including preferred partnership interests, whether general or limited, or such Person’s preferred or preference stock, whether outstanding on the Issue Date or issued thereafter, including all series and classes of such preferred or preference stock.

“Pro Forma Cost Savings” means, with respect to any period, the reductions in costs (including such reductions resulting from employee terminations, facilities consolidations and closings, standardization of employee benefits and compensation policies, consolidation of property, casualty and other insurance coverage and policies, standardization of sales and distribution methods, reductions in taxes other than income taxes) that occurred during such period that are (1) directly attributable to an asset acquisition or (2) implemented and that are factually supportable and reasonably quantifiable by the underlying records of such business, as if, in the case of each of clauses (1) and (2), all such reductions in costs had been effected as of the beginning of such period, decreased by any incremental expenses incurred or to be incurred during such period in order to achieve such reduction in costs, all such costs to be determined in good faith by the chief financial officer of the Parent or the Issuers.

“Replacement Assets” means (1) tangible non-current assets that will be used or useful in a Permitted Business or (2) substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to a Person, any Subsidiary of such Person other than an Unrestricted Subsidiary. Unless the context otherwise requires, Restricted Subsidiaries refer to Restricted Subsidiaries of the Issuers.

“RHM Portfolio Acquisition” means the acquisition of up to 11 rehabilitation facilities as contemplated under the RHM Portfolio Acquisition Agreement.

“RHM Portfolio Acquisition Agreement” means the Property Purchase Agreement with Transfer of Title, by and among RHM Klinik-und Altenheimbetriebe GmbH & Co KG, certain wholly owned subsidiaries of Opco and the other parties signatory thereto dated as of September 13, 2013 as in effect on the date of this prospectus supplement.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Parent or any Restricted Subsidiary of any property, whether owned by the Parent or any such Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Parent or any such Restricted Subsidiary to such Person or any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

“Secured Indebtedness” means any Indebtedness secured by a Lien upon the property of the Issuers or any Restricted Subsidiaries.

“Significant Subsidiary,” with respect to any Person, means any restricted subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act, as such regulation is in effect on the Issue Date.

“S&P” means Standard & Poor’s Ratings Services and its successors.

“Special Mandatory Redemption” has the meaning ascribed to such term under “—Special mandatory redemption.”

“Stated Maturity” means:

(1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable; and

(2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable,

provided, that Stated Maturity shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means Indebtedness which by the terms of such Indebtedness is subordinated in right of payment to the principal of and interest and premium, if any, on the Notes or any Guarantee thereof.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person and the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date.

“Subsidiary Guarantors” means (i) each Restricted Subsidiary of the Issuers on the Issue Date that Guarantees the Credit Agreement and (ii) each other Person that is required to become a Guarantor by the terms of the indenture after the Issue Date, in each case, until such Person is released from its Guarantee of the Notes.

“Tax” means any tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and any other additions thereto, and, for the avoidance of doubt, including any withholding or deduction for or on account of Tax).

“Temporary Cash Investment” means any of the following:

(1) Dollars, Euros, pounds sterling , any national currency of any participating member state of the European Union or any foreign currency received in exchange for the sale of assets in the ordinary course of business or pursuant to any sale permitted by the indenture;

(2) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States government or (ii) any member nation of the European Union (provided that such member state has a long-term government debt rating of “A2” or higher by Moody’s or “A” or higher by S&P or the equivalent rating category of another internationally recognized rating agency) having maturities of not more than 24 months from the date of acquisition thereof; provided further that the full faith and credit of the United States or a member nation of the European Union is pledged in support thereof;

(3) time deposits accounts, term deposit accounts, time deposits, bankers’ acceptances, overnight bank deposits, certificates of deposit, Eurodollar time deposits and money market deposits maturing within twelve months or less of the date of acquisition thereof, in each case with (A) any commercial bank organized under the laws of the United States of America, any state thereof or any member state of the European Union having capital and surplus of not less than $250 million (or the Dollar equivalent as of the date of determination in case of non-U.S. banks) or (B) any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(4) repurchase and reverse purchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with a bank meeting the qualifications described in clause (3) above;

(5) commercial paper, maturing not more than six months after the date of acquisition with a rating at the time as of which any investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P;

(6) securities with maturities of twelve months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision, public instrumentality or taxing authority thereof or any member nation of the European Union, and rated at least “A” by S&P or Moody’s;

(7) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (3)(A) of this definition;

(8) any fund investing substantially all of its assets in investments that constitute Temporary Cash Investments of the kinds described in clauses (1) through (7) of this definition; and

(9) money market funds that (A) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (B) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Total Assets” means, for any Person as of any date, the sum of (a) Undepreciated Real Estate Assets plus (b) the book value of all other assets (excluding non-real estate intangibles) of such Person and its Restricted Subsidiaries as of such date of determination on a consolidated basis determined in accordance with GAAP.

“Total Unencumbered Assets” means, for any Person as of any date, the Total Assets of such Person and its Restricted Subsidiaries as of such date, that do not secure any portion of Secured Indebtedness, on a consolidated basis determined in accordance with GAAP.

“Trade Payables” means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

“Transaction Date” means, with respect to the Incurrence of any Indebtedness by an Issuer or any of its Restricted Subsidiaries, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

“Undepreciated Real Estate Assets” means, as of any date, the cost (being the original cost to an Issuer or the Restricted Subsidiaries plus capital improvements) of real estate assets and related intangibles of the Issuers and the Subsidiaries on such date, before depreciation and amortization of such real estate assets, determined on a consolidated basis in conformity with GAAP.

“Unrestricted Subsidiary” means

(1) any Subsidiary of the Issuers that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Parent in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

Except during a Suspension Period, the Board of Directors of the Parent may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Issuers) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Parent or any of its Restricted Subsidiaries; provided, however, that:

(i) any Guarantee by the Parent or any of its Restricted Subsidiaries of any Indebtedness of the Subsidiary being so designated shall be deemed an “Incurrence” of such Indebtedness and an “Investment” by the Parent or such Restricted Subsidiary (or all, if applicable) at the time of such designation;

(ii) either (i) the Subsidiary to be so designated has total assets of $1,000 or less or (ii) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the “Limitation on Restricted Payments” covenant described above; and

(iii) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (a) above would be permitted under the “Limitation on Restricted Payments” covenants described above.

The Board of Directors of the Parent may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that:

(i) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation; and

(ii) all Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the indenture.

Any such designation by the Board of Directors of the Parent shall be evidenced to the trustee by promptly filing with the trustee a copy of the Board Resolution giving effect to such designation and an officer’s certificate certifying that such designation complied with the foregoing provisions.

“Unsecured Indebtedness” means any Indebtedness of the Parent or any of its Restricted Subsidiaries that is not Secured Indebtedness.

“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Wholly Owned” means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director’s qualifying shares or Investments by individuals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

For a general summary of certain material U.S. federal income tax considerations applicable to us and our election to be taxed as a REIT, see “Certain Material U.S. Federal Income Tax Considerations” in the accompanying prospectus.

Taxation of Noteholders

The following is a summary of certain U.S. federal income tax considerations relating to the ownership and disposition of the Notes for “U.S. Holders” or “Non-U.S. Holders” (each, as defined below and collectively, “Holders”). Except where noted, this summary deals only with Notes held as capital assets (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”)), by a Holder who purchases the Notes for cash at their original “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of the Notes are sold to the public). This discussion does not address the tax consequences to subsequent purchasers of Notes.

This discussion does not describe all of the U.S. federal income tax considerations that may be relevant to a Holder in light of its particular circumstances or to Holders subject to special rules, including, without limitation, Holders subject to the U.S. federal alternative minimum tax, dealers in securities or currencies, financial institutions, insurance companies, regulated investment companies, tax-exempt entities, former citizens or residents of the United States, pass-through entities (e.g., S corporations, partnerships or other entities taxable as partnerships for U.S. federal income tax purposes) or investors who hold the Notes through pass-through entities, “controlled foreign corporations,” “passive foreign investment companies,” “U.S. Holders” (as defined below) whose functional currency is not the U.S. dollar and persons that hold the Notes in connection with a straddle, hedging, conversion or other risk reduction transaction. Furthermore, this summary does not consider the effect of the U.S. federal estate or gift tax laws.

The U.S. federal income tax considerations set forth below are based upon the Code, Treasury regulations promulgated thereunder, court decisions, and rulings and pronouncements of the Internal Revenue Service (the “IRS”) all as in effect on the date hereof, and all of which are subject to change, possibly on a retroactive basis, and to differing interpretations, so as to result in U.S. federal income tax considerations different from those summarized below. We have not sought any ruling from the IRS with respect to statements made and conclusions reached in this summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partnership considering an investment in the Notes and partners in such a partnership are urged to consult their tax advisors about the U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes.

Investors considering the purchase of the Notes are urged to consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

U.S. Holders

The following discussion is a summary of certain U.S. federal income tax considerations generally applicable to a U.S. Holder.

Effect of contingent interest

We may be required to pay additional interest on a note in certain circumstances described above, e.g., under the headings “Description of Notes—Optional Redemption,” “—Additional Amounts” and “—Repurchase of Notes upon a Change of Control.” Because we believe the likelihood that we will be obligated to make any such additional payment on the Notes is remote, we are taking the position (and this discussion assumes) that the Notes will not be treated as contingent payment debt instruments. Our determination that the Notes are not contingent payment debt instruments is binding on Holders unless they disclose their contrary positions to the IRS in the manner required by applicable Treasury regulations. However, our determination that the Notes are not contingent payment debt instruments is not binding on the IRS. If the IRS were to successfully challenge this position, a U.S. Holder generally would be required to accrue ordinary income on its Notes in excess of stated interest, and to treat any income realized on the taxable disposition of a note as ordinary income rather than capital gain. The remainder of this discussion assumes that the new Notes are not treated as contingent payment debt instruments.

Stated interest

Except as set forth below, stated interest on a note generally will be taxable to a U.S. Holder as ordinary income from domestic sources at the time such interest is paid or accrued in accordance with the U.S. Holder’s method of accounting for tax purposes. We expect, and the remainder of this discussion assumes, that the Notes will not be treated as being issued with original issue discount (“OID”) for U.S. federal income tax purposes.

If a U.S. Holder uses the cash method of accounting for U.S. federal income tax purposes and receives a payment of stated interest on a note in euros, the U.S. Holder will be required to include in income the U.S. dollar value of the euro interest payment (determined on the date such payment is received) regardless of whether the payment is in fact converted to U.S. dollars. A cash method U.S. Holder will not recognize exchange gain or loss with respect to the receipt of such payment, but may have exchange gain or loss attributable to the actual disposition of the euros so received.

If a U.S. Holder uses the accrual method of accounting for U.S. federal income tax purposes and receives a payment of stated interest on a note in euros, the U.S. Holder will be required to include in income the U.S. dollar value of the amount of interest income in euros that has accrued with respect to the note during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. A U.S. Holder may elect, however, to translate such accrued interest income using the rate of exchange on the last day of the accrual period or, with respect to an accrual period that spans two taxable years, using the rate of exchange on the last day of the taxable year. If the last day of an accrual period is within five business days of the date of receipt of the accrued interest, a U.S. Holder may translate such interest using the rate of exchange on the date of receipt. The above election will apply to other obligations held by the U.S. Holder and may not be changed without the consent of the IRS. A U.S. Holder that uses the accrual method of accounting for U.S. federal income tax purposes will recognize exchange gain or loss with respect to accrued interest income on the date such interest is received. The amount of exchange gain or loss recognized will equal the difference, if any, between the U.S. dollar value of the euro payment received (determined on the date such payment is received) in respect of such accrual period and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above). Such gain or loss will generally constitute U.S. source ordinary income or loss.

Sale, redemption, exchange or other taxable disposition of Notes

Upon the sale, exchange, redemption, repurchase, retirement or other disposition of a note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the disposition (except to the extent such amount is attributable to accrued but unpaid stated interest, which is taxable as ordinary income if not previously included in such Holder’s income) and (ii) such U.S. Holder’s adjusted tax basis in the note.

If a U.S. Holder receives foreign currency on such a sale, exchange, redemption or other disposition, the amount realized generally will be based on the U.S. dollar value of the foreign currency on the date the instrument is disposed of (or deemed disposed of). In the case of a note that is traded on an established securities market, a cash basis U.S. Holder and, if it so elects, an accrual basis U.S. Holder, will determine the U.S. dollar value of the amount realized by translating such amount at the spot rate on the settlement date of the disposition. No assurance can be given regarding whether the Notes will be traded on an established securities market. If an accrual basis U.S. Holder does not make this election, the U.S. Holder will determine the U.S. dollar equivalent of the amount realized by translating that amount at the spot rate on the date of the sale, exchange, redemption or other disposition and generally will recognize exchange gain or loss (generally treated as U.S. source ordinary income or loss) equal to the difference, if any, between the U.S. dollar equivalent of the amount realized based on the spot rates in effect on the date of disposition and the settlement date.

A U.S. Holder’s adjusted tax basis in a note will generally equal the amount the U.S. Holder paid for the note. If a U.S. Holder uses foreign currency to purchase a note, the cost of the note will be the U.S. dollar value of the foreign currency purchase price on the date of purchase. In the case of a note that is traded on an established securities market, a cash basis U.S. Holder, and, if it so elects, an accrual basis U.S. Holder, will determine the U.S. dollar value of the cost of such note by translating the amount paid at the spot rate of exchange on the settlement date of the purchase. The conversion of U.S. dollars to a foreign currency and the immediate use of that currency to purchase a note generally will not result in exchange gain or loss for a U.S. Holder.

The special election available to accrual basis U.S. Holders in regard to the purchase and sale of Notes traded on an established securities market, which is discussed in the two preceding paragraphs, must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the IRS.

Subject to the foreign currency rules described below, any gain or loss recognized on a disposition of a note by a U.S. Holder will be U.S. source capital gain or loss, and will be long-term capital gain or loss if at the time of the sale, exchange, redemption or other disposition the U.S. Holder has held the note for more than one year. Long-term capital gain realized by a non-corporate U.S. Holder will generally be subject to taxation at a reduced rate. A U.S. Holder’s ability to deduct capital losses may be limited.

Gain or loss realized upon the sale, exchange, redemption or other taxable disposition of a note that is attributable to fluctuations in currency exchange rates will be ordinary income or loss and will generally be treated as U.S. source income or an offset to U.S. source income, respectively. Gain or loss attributable to fluctuations in exchange rates generally will equal the difference between the U.S. dollar value of the euro principal amount of the note, determined on the date such payment is received or such note is disposed of, and the U.S. dollar value of the euro principal amount of the note, determined on the date the U.S. Holder acquired such note. In addition, upon the sale, exchange, redemption or other disposition of a note a U.S. Holder may realize exchange gain or loss attributable to amounts received in respect of accrued and unpaid interest. Any such exchange gain or loss with respect to accrued interest will be determined as discussed under ‘‘U.S. Holders—Stated interest.’’ However, upon a sale, exchange, redemption or other taxable disposition of a note, a U.S. Holder will realize exchange gain or loss with respect to principal and accrued interest only to the extent of the total gain or loss realized on the disposition.

Information reporting and backup withholding

We will report to our U.S. Holders and to the IRS the amount of interest payments, and payments of the proceeds from the sale, exchange, redemption, repurchase, retirement or other disposition of a note made to a U.S. Holder, and the amount we withhold, if any. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding at a current rate of up to 28% with respect to such amounts unless the Holder:

•	comes within certain exempt categories and, when required, demonstrates that fact, or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A U.S. Holder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. Holder’s income tax liability if the information is furnished to the IRS in a timely manner.

Medicare tax

Certain U.S. Holders who are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, interest on and capital gains from the sale or other disposition of the Notes (and possibly foreign currency gains related to the foregoing). U.S. Holders should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of the Notes.

Non-U.S. Holders

The rules governing the U.S. federal income taxation of a Non-U.S. Holder are complex and no attempt will be made herein to provide more than a summary of such rules. Non-U.S. Holders should consult their tax advisors to determine the effect of U.S. federal, state, local and foreign tax laws, as well as tax treaties, with regard to an investment in the Notes.

Interest

A Non-U.S. Holder holding the Notes on its own behalf generally will be exempt from U.S. federal income and withholding taxes on payments of interest on a note that is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder unless such Non-U.S. Holder is (i) a direct or indirect 10% or greater partner (as defined in section 871(h)(3) of the Code) in the Operating Partnership, (ii) a controlled foreign corporation related to the Operating Partnership, or (iii) a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business.

In order for a Non-U.S. Holder to qualify for this exemption from taxation on interest, the “withholding agent” (generally, the last U.S. payor or a non-U.S. payor who is a qualified intermediary or withholding foreign partnership) must have received a statement (generally made on IRS Form W-8BEN) from the Non-U.S. Holder that: (i) is signed under penalties of perjury by the beneficial owner of the note, (ii) certifies that such owner is a Non-U.S. Holder and (iii) provides the beneficial owner’s name and address. A Non-U.S. Holder that is not an individual or corporation (or an entity treated as a corporation for U.S. federal income tax purposes) holding the debt securities on its own behalf may have substantially increased reporting requirements and should consult its tax advisor.

To the extent that interest income with respect to a note is not exempt from U.S. federal withholding tax as described above, a Non-U.S. Holder will be subject to U.S. federal income tax at a 30% rate unless (1) such tax is eliminated or reduced under an applicable income tax treaty or (2) such interest income is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States.

Sale, redemption, exchange or other taxable disposition of Notes

Any gain realized on the sale, redemption, exchange, retirement, repurchase or other taxable disposition of a note by a Non-U.S. Holder (except to the extent such amount is attributable to accrued interest, which would be taxable as described above) will be exempt from U.S. federal income and withholding taxes so long as: (i) the gain is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder (and, if an applicable income tax treaty so provides, is not attributable to a U.S. permanent establishment) and (ii) in the case of a foreign individual, the Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year.

Effectively connected income

A Non-U.S. Holder whose gain or interest income with respect to a note is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder (and, if an applicable income tax treaty so provides, is attributable to a U.S. permanent establishment) will generally be subject to U.S. federal income tax on the gain or interest income at regular U.S. federal income tax rates, as if the Holder were a U.S. person. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30 percent of its “dividend equivalent amount” within the meaning of the Code for the taxable year, subject to adjustment, unless it qualifies for a lower rate or an exemption under an applicable tax treaty. The withholding tax discussed above will not apply to effectively connected income, provided the Holder furnishes an IRS form W-8ECI or IRS Form W-8BEN, as applicable.

Information reporting and backup withholding

Information reporting requirements and backup withholding generally will not apply to interest payments on a note to a Non-U.S. Holder if the statement described in “Non-U.S. Holders” is duly provided by such Holder, provided that the withholding agent does not have actual knowledge that the Holder is a United States person. Information reporting requirements and backup withholding will not apply to any payment of the proceeds of the sale or other disposition (including a redemption) of a note effected outside the United States by a foreign office of a “broker” (as defined in applicable Treasury regulations), unless such broker (i) is a United States person, (ii) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a controlled foreign corporation within the meaning of the Code, (iv) is a U.S. branch of a foreign bank or a foreign insurance company, or (v) is a partnership with a U.S. trade or business or a specified percentage of U.S. partners. Payment of the proceeds of any such disposition effected outside the United States by a foreign office of any broker that is described in (ii) through (v) of the preceding sentence will not be subject to backup withholding, but will be subject to the information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such disposition or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the debt security provides the statement described in “Non-U.S. Holders—Interest” or otherwise establishes an exemption. Any amount withheld from a payment to a Holder of a note under the backup withholding rules is allowable as a credit against such Holder’s U.S. federal income tax liability (which might entitle such Holder to a refund), provided that such Holder timely furnishes the required information to the IRS.

Foreign account tax compliance act

Sections 1471 through 1474 of the Code (which are commonly referred to as “FATCA”) generally impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless additional certification, information reporting and other specified requirements are satisfied. Failure to comply with the FATCA reporting requirements could result in withholding tax being imposed on payments of interest and sales proceeds to foreign intermediaries and certain Non-U.S. Holders. Pursuant to recently issued final Treasury regulations and administrative guidance, this withholding tax will generally not be imposed on payments pursuant to obligations that are outstanding on July 1, 2014. However, if the debt securities were modified in certain ways after June 30, 2014, they could become subject to these rules. Prospective investors should consult their own tax advisors regarding FATCA.

THE U.S. FEDERAL INCOME TAX SUMMARY SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON YOUR PARTICULAR SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER OTHER FEDERAL TAX LAWS AND STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN TAX LAWS.

UNDERWRITING

Merrill Lynch International is acting as representative of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of Notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Merrill Lynch International	€
Deutsche Bank Securities Inc.
J.P. Morgan Securities Plc
Banco Bilbao Vizcaya Argentaria, S.A.
RBC Europe Limited
Total	€

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the underwriting agreement if any of these Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representative has advised us that the underwriters propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of % of the principal amount of the Notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at €         and are payable by us.

New Issue of Notes

The Notes are a new issue of securities with no established trading market. We will apply for the Notes to be admitted to the Official List of the Irish Stock Exchange and to be traded on its Global Exchange Market. No certainty can be given that this application will be granted, and we cannot assure you that an active trading market for the Notes will develop. We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Settlement

We expect that delivery of the Notes will be made to investors on or about October     , 2013, which will be the 10th business day following the date of this prospectus supplement (such settlement being referred to as “T+10”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the delivery of the Notes hereunder will be required, by virtue of the fact that the Notes initially settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to their date of delivery hereunder should consult their advisors.

No Sales of Similar Securities

In the underwriting agreement, we have agreed that we will not offer, sell, contract to sell or otherwise dispose of, any debt securities (other than the Notes offered pursuant to this prospectus supplement) for a period beginning on the date of the underwriting agreement and ending on the date that this offering closes without the prior consent of Merrill Lynch International.

Short Positions

In connection with the offering, the underwriters may purchase and sell the Notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of Notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing Notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Certain affiliates of the underwriters act as lenders and/or agents under our term loan facility. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”) in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the Notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the Notes without disclosure to investors under Chapter 6D of the Corporations Act.

The Notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring the Notes must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The Notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Notes offered should conduct their own due diligence on the Notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of the Notes may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the Notes shall require the Company or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any the Notes or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any the Notes being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the Notes acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any the Notes to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

The Company, the representative and its affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus supplement has been prepared on the basis that any offer of the Notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of the Notes. Accordingly any person making or intending to make an offer in that Relevant Member State of the Notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of the Notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any the Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in Hong Kong

The Notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the Notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly the securities being offered pursuant to this prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the securities have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the securities offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The securities may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus supplement and any other materials relating to the securities are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus supplement may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus supplement does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the securities on the SIX Swiss Exchange or any other regulated securities market in Switzerland, and consequently, the information presented in this prospectus supplement does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

LISTING AND GENERAL INFORMATION

Listing

Application will be made for the Notes to be admitted to the Official List of the Irish Stock Exchange and to trading on its Global Exchange Market in accordance with the rules of that exchange. The Issuers do not intend to provide to the public post-issuance transaction information regarding the securities to be admitted to trading or the performance of the underlying assets. For so long as the Notes are admitted to the Official List of the Irish Stock Exchange and to trading on its Global Exchange Market and the rules of that exchange require, copies of the following documents may be inspected and obtained in physical and/or electronic form at the specified office of the Issuers during normal business hours on any weekday:

•	the organizational documents of the Issuers and the guarantors;

•	the Issuers’ most recent audited consolidated financial statements, and any interim published financial statements; and

•	the indenture relating to the Notes (which includes the form of the Notes).

The Issuers have appointed McCann FitzGerald Listing Services Limited as Irish listing agent with address at Riverside One, Sir John Rogerson’s Quay, Dublin 2. The Trustee for the Notes is Wilmington Trust, National Association and its address is 166 Mercer Street, Suite 2-R, New York, New York 10012-3983, United States of America. The Trustee will be acting in its capacity of trustee for the holders of the Notes and will provide such services to the holders of the Notes as described in the indenture. We reserve the right to change these appointments.

It is expected that the total expenses related to admission to trading will be approximately €5,000.00.

Application may be made to the Irish Stock Exchange to have the Notes removed from listing on the Official List of the Irish Stock Exchange for trading on its Global Exchange Market, including if necessary to avoid any new withholding taxes in connection with the listing. No assurance can be given that this application will be granted, and we cannot assure you that an active trading market for the Notes will develop.

ISINs and Common Codes

The Notes have been accepted for clearance through Euroclear and Clearstream. The ISIN and the common code of the Notes are:

ISIN	Common Code

Incorporation of the Issuers and Guarantors

MPT Operating Partnership, L.P. is a Delaware limited partnership. MPT Finance Corporation is a Delaware corporation. The address and telephone number for each of the Issuers is c/o Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, AL 35242, (205) 969-3755. The table below sets forth the name and state of incorporation/formation for each of the Guarantors:

Exact Name of Guarantor as Specified in its Charter(1)	State of Incorporation or Organization	I.R.S. Employer Identification Number
Medical Properties Trust, Inc.	Maryland	20-0191742
Medical Properties Trust, LLC	Delaware	34-1985135
MPT of Victorville, LLC	Delaware	20-2486521

Exact Name of Guarantor as Specified in its Charter(1)	State of Incorporation or Organization	I.R.S. Employer Identification Number
MPT of Bucks County, LLC	Delaware	20-2486602
MPT of Bloomington, LLC	Delaware	20-2603301
MPT of Covington, LLC	Delaware	20-2953603
MPT of Denham Springs, LLC	Delaware	20-2953661
MPT of Redding, LLC	Delaware	20-3072918
MPT of Chino, LLC	Delaware	20-3363654
MPT of Dallas LTACH, LLC	Delaware	20-4805632
MPT of Portland, LLC	Delaware	20-5337217
MPT of Warm Springs, LLC	Delaware	20-5714589
MPT of Victoria, LLC	Delaware	20-5714694
MPT of Luling, LLC	Delaware	20-5714787
MPT of West Anaheim, LLC	Delaware	20-5714896
MPT of La Palma, LLC	Delaware	20-5714958
MPT of Paradise Valley, LLC	Delaware	20-8798603
MPT of Southern California, LLC	Delaware	20-8963938
MPT of Twelve Oaks, LLC	Delaware	26-0559922
MPT of Shasta, LLC	Delaware	26-0559841
MPT of Bossier City, LLC	Delaware	26-2520505
MPT of West Valley City, LLC	Delaware	26-2512723
MPT of Idaho Falls, LLC	Delaware	26-2518223
MPT of Poplar Bluff, LLC	Delaware	26-2518397
MPT of Bennettsville, LLC	Delaware	26-2518359
MPT of Detroit, LLC	Delaware	26-2496457
MPT of Bristol, LLC	Delaware	26-2394024
MPT of Newington, LLC	Delaware	26-2394093
MPT of Enfield, LLC	Delaware	26-2394158
MPT of Petersburg, LLC	Delaware	26-2518270
MPT of Garden Grove Hospital, LLC	Delaware	26-3002663
MPT of Garden Grove MOB, LLC	Delaware	26-3002759
MPT of San Dimas Hospital, LLC	Delaware	26-3002414
MPT of San Dimas MOB, LLC	Delaware	26-3002527
MPT of Cheraw, LLC	Delaware	26-2518316
MPT of Ft. Lauderdale, LLC	Delaware	26-2399919
MPT of Providence, LLC	Delaware	26-2825405
MPT of Springfield, LLC	Delaware	26-2825629
MPT of Warwick, LLC	Delaware	26-2825704
MPT of Mountain View, LLC	Delaware	45-3419885
MPT of Richardson, LLC	Delaware	27-2553353
MPT of Round Rock, LLC	Delaware	27-2553469
MPT of Shenandoah, LLC	Delaware	27-2553198
MPT of Hillsboro, LLC	Delaware	27-3001181
MPT of Florence, LLC	Delaware	27-3737512
MPT of Clear Lake, LLC	Delaware	27-4433434
MPT of Tomball, LLC	Delaware	27-4242856
MPT of Gilbert, LLC	Delaware	27-4433943
MPT of Corinth, LLC	Delaware	27-3857789
MPT of Bayonne, LLC	Delaware	27-4434500
MPT of Alvarado, LLC	Delaware	45-0639984
MPT of Bucks County, L.P.	Delaware	20-2486672
MPT of Dallas LTACH, L.P.	Delaware	20-4805835

Exact Name of Guarantor as Specified in its Charter(1)	State of Incorporation or Organization	I.R.S. Employer Identification Number
MPT of Warm Springs, L.P.	Delaware	20-5714648
MPT of Victoria, L.P.	Delaware	20-5714747
MPT of Luling, L.P.	Delaware	20-5714819
MPT of West Anaheim, L.P.	Delaware	20-5714924
MPT of La Palma, L.P.	Delaware	20-5714994
MPT of Paradise Valley, L.P.	Delaware	20-8798655
MPT of Southern California, L.P.	Delaware	20-8963986
MPT of Twelve Oaks, L.P.	Delaware	26-0560020
MPT of Shasta, L.P.	Delaware	26-0559876
MPT of Garden Grove Hospital, L.P.	Delaware	26-3002710
MPT of Garden Grove MOB, L.P.	Delaware	26-3002799
MPT of San Dimas Hospital, L.P.	Delaware	26-3002474
MPT of San Dimas MOB, L.P.	Delaware	26-3002622
MPT of Richardson, L.P.	Delaware	27-2553826
MPT of Round Rock, L.P.	Delaware	27-2553630
MPT of Shenandoah, L.P.	Delaware	27-2554012
MPT of Hillsboro, L.P.	Delaware	27-3046180
MPT of Clear Lake, L.P.	Delaware	27-4433581
MPT of Tomball, L.P.	Delaware	27-4242973
MPT of Corinth, L.P.	Delaware	27-3857881
MPT of Alvarado, L.P.	Delaware	45-0640615
MPT of Desoto, L.P.	Delaware	45-0617227
MPT of Desoto, LLC	Delaware	45-0616535
MPT of Hoboken Hospital, LLC	Delaware	45-1798392
MPT of Hoboken Real Estate, LLC	Delaware	45-1800960
MPT of Hausman, LLC	Delaware	38-3854534
MPT of Overlook Parkway, LLC	Delaware	80-0763884
MPT of New Braunfels, LLC	Delaware	45-3456004
MPT of Westover Hills, LLC	Delaware	90-0770521
MPT of Wichita, LLC	Delaware	26-2405993
Wichita Health Associates Limited Partnership	Delaware	95-4301648
MPT of Billings, LLC	Delaware	90-0799457
MPT of Boise, LLC	Delaware	90-0802635
MPT of Brownsville, LLC	Delaware	37-1690147
MPT of Casper, LLC	Delaware	35-2439288
MPT of Comal County, LLC	Delaware	61-1677267
MPT of Greenwood, LLC	Delaware	80-0789098
MPT of Johnstown, LLC	Delaware	36-4726551
MPT of Laredo, LLC	Delaware	35-2439147
MPT of Las Cruces, LLC	Delaware	90-0801223
MPT of Mesquite, LLC	Delaware	36-4726653
MPT of Post Falls, LLC	Delaware	90-0800039
MPT of Prescott Valley, LLC	Delaware	61-1677424
MPT of Provo, LLC	Delaware	80-0790409
MPT of North Cypress, LLC	Delaware	20-2954044
MPT of North Cypress, L.P.	Delaware	20-2954157
MPT of Lafayette, LLC	Delaware	90-0845294
MPT of Inglewood, LLC	Delaware	61-1693835
MPT of Inglewood, L.P.	Delaware	80-0864506

Exact Name of Guarantor as Specified in its Charter(1)	State of Incorporation or Organization	I.R.S. Employer Identification Number
MPT of Reno, LLC	Delaware	80-0846742
MPT of Roxborough, LLC	Delaware	35-2455283
MPT of Roxborough, L.P.	Delaware	46-1005952
MPT of Altoona, LLC	Delaware	35-2453219
MPT of Hammond, LLC	Delaware	90-0903911
MPT of Spartanburg, LLC	Delaware	37-1696856
MPT of Wyandotte County, LLC	Delaware	90-0999918
MPT of Leavenworth, LLC	Delaware	80-0937399
MPT of Corpus Christi	Delaware	36-4766658

The address and telephone number for each Guarantor is c/o Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, AL 35242, (205) 969-3755.

Each guarantor is a wholly-owned subsidiary of MPT Operating Partnership, L.P. Each guarantee is full and unconditional and joint and several.

Corporate Authority

The Issuers have obtained all necessary consents, approvals and authorizations in connection with the issuance and performance of the Notes.

Persons Responsible

The Issuers accept, responsibility for the information contained in these listing particulars. To the best of the Issuers’ knowledge and belief, the information contained in these listing particulars is in accordance with the facts and does not omit anything likely to affect the import of such information.

Absence of Litigation

Except as disclosed in this prospectus supplement, we are not involved (and have not been involved in the twelve months preceding the date of this prospectus supplement) in any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which we are aware) that may have or have had in the recent past, significant effects on our financial position or profitability. Except as disclosed in this prospectus and accompanying prospectus supplement, the Issuers have not been involved in any governmental, legal or arbitration proceeding relating to claims or amounts that, individually or in the aggregate, may have, or have had during the twelve months preceding the date of these listing particulars, a significant effect on our financial position. So far as we are aware, having made all reasonable inquiries, there are no such litigation, arbitration or governmental proceedings pending or threatened.

Periodic Reporting Under the Exchange Act

Medical Properties Trust, Inc. and MPT Operating Partnership, L.P. are currently subject to the periodic reporting and other informational requirements of the Exchange Act and file annual, quarterly and current reports and other information with the United States Securities and Exchange Commission. All such reports and other information will be available on the SEC’s Web site at www.sec.gov. You also may read and copy any documents filed at the SEC’s public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about their public reference rooms, including copy charges. The SEC filings of Medical Properties are also available free of charge at its Internet website (http://www.medicalpropertiestrust.com). The foregoing Internet website is an inactive textual reference only, meaning that the information contained on the website is not a part of this prospectus supplement and is not incorporated in this prospectus supplement by reference. Information may also be obtained from us at Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242, Attention: Chief Financial Officer. Medical Properties Trust, Inc.’s telephone number is (205) 969-3755.

Incorporation By Reference

No documents incorporated by reference into this document form a part of the listing particulars for the purposes of the application to list the Notes on the Official List and to admit the Notes to trading on the Global Exchange Market.

LEGAL MATTERS

Certain legal matters with respect to the validity of the Notes offered hereby will be passed upon by Goodwin Procter LLP, Boston, Massachusetts. The general summary of material United States federal income tax considerations contained under the heading “Certain Material U.S. Federal Income Tax Considerations” (other than “Taxation of Noteholders”) has been passed upon for us by Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C. Certain legal matters will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) appearing in the Annual Report on Form 10-K of Medical Properties Trust, Inc. and MPT Operating Partnership, L.P. for the year ended December 31, 2012 included as an appendix to his prospectus supplement, have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

MPT OPERATING PARTNERSHIP, L.P.

MPT FINANCE CORPORATION

Debt Securities

Guarantees

MPT Operating Partnership, L.P. (“MPT Operating Partnership”) and MPT Finance Corporation (“MPT Finance Corp.”) may from time to time offer to sell their debt securities, which may be fully and unconditionally guaranteed by Medical Properties Trust, Inc. (“Medical Properties”), the sole member of MPT Operating Partnership’s sole general partner, and/or one or more of the additional registrants, each of which is a direct or indirect wholly-owned subsidiary of MPT Operating Partnership.

We will provide specific terms of any offering of these debt securities and any related guarantees, together with the terms of the offering, the public offering price and our net proceeds from the sale thereof, in supplements to this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated by reference in this prospectus and any prospectus supplement, carefully before you invest.

Investing in our securities involves risks. See “Risk Factors” in the applicable prospectus supplement and in the most recent combined Annual Report of Medical Properties and MPT Operating Partnership on Form 10-K, along with the disclosure related to the risk factors contained in subsequent quarterly reports on Form 10-Q, as updated by subsequent filings with the Securities and Exchange Commission, to the extent incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 9, 2013

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

Unless the context requires or otherwise indicates, references in this prospectus to “we,” “our,” “us” or “our company” refer to MPT Operating Partnership, L.P., a Delaware limited partnership, and its consolidated subsidiaries, including MPT Finance Corporation, together with Medical Properties Trust, LLC, a Delaware limited liability company and MPT Operating Partnership, L.P.’s sole general partner, and Medical Properties Trust, Inc., a Maryland corporation and the sole equity owner of Medical Properties Trust, LLC. Unless the context requires or otherwise indicates, references to “Medical Properties” refer to Medical Properties Trust, Inc. and references to “MPT Operating Partnership” refer to MPT Operating Partnership, L.P.

NOTICE TO NEW HAMPSHIRE RESIDENTS ONLY

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES (“RSA”) WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT ANY EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

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ABOUT MEDICAL PROPERTIES AND MPT OPERATING PARTNERSHIP

Medical Properties is a self-advised real estate investment trust, or a REIT, focused on investing in and owning net-leased healthcare facilities. Medical Properties has operated as a REIT since April 6, 2004. Medical Properties was incorporated under Maryland law on August 27, 2003, and MPT Operating Partnership was formed under Delaware law on September 10, 2003. We conduct substantially all of our business through MPT Operating Partnership. We acquire and develop healthcare facilities and lease the facilities to healthcare operating companies under long-term net leases, which require the tenant to bear most of the costs associated with the property. We also make mortgage loans to healthcare operators collateralized by their real estate assets. In addition, we selectively make loans to certain of our operators through our taxable REIT subsidiaries, the proceeds of which are typically used for acquisition and working capital purposes. Finally, from time to time, we acquire a profits or other equity interest in our tenants that gives us a right to share in such tenant’s profits and losses.

Our principal executive offices are located at 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242. Our telephone number is (205) 969-3755. Our Internet address is www.medicalpropertiestrust.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

Additional information about MPT Operating Partnership, including its summary historical consolidated financial data as of March 31, 2013 and for the three months ended March 31, 2013 and 2012, and related “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, is included as an exhibit to the registration statement of which this prospectus forms a part and is herein incorporated by reference.

ABOUT MPT FINANCE CORP.

MPT Finance Corp. is a wholly-owned subsidiary of MPT Operating Partnership. MPT Finance Corp. has no assets and does not and will not conduct any operations or have any employees. It was formed for the sole purpose of acting as an issuer or co-issuer of debt securities that MPT Operating Partnership may issue from time to time solely to allow certain institutional investors that might otherwise not be able to invest in our securities, either because MPT Operating Partnership is a limited partnership, or by reason of the legal investment laws of their states of organization or their charters, to invest in our debt securities.

2

RISK FACTORS

You should consider carefully all of the information set forth herein and in any accompanying prospectus supplement and the documents incorporated by reference herein and therein, unless expressly provided otherwise, and, in particular, the risk factors described in the combined Annual Report of Medical Properties and MPT Operating Partnership on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC and incorporated by reference in this prospectus and in any future filings with the SEC that are incorporated by reference in this prospectus. The risks described in the documents incorporated by reference herein are not the only ones we face, but are considered to be the most material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

3

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth MPT Operating Partnership’s ratio of earnings to fixed charges:

	Years ended December 31,					Three months ended March 31,
	2008	2009	2010	2011	2012	2013
Ratio of earnings to fixed charges	1.21x	1.62x	1.09x	1.23x	2.23x	2.65x

MPT Operating Partnership’s ratios of earnings to fixed charges are computed by dividing earnings by fixed charges. “Earnings” is the amount resulting from adding together income (loss) from continuing operations, fixed charges, and amortization of capitalized interest and subtracting interest capitalized. “Fixed charges” is the amount resulting from adding together interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness, and the interest portion of rent.

USE OF PROCEEDS

We will describe the use of proceeds with respect to a particular offering in the applicable prospectus supplement or other offering material, which may include, among other things, general business purposes, including repayment of debt, acquisitions, capital expenditures and working capital.

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FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus, including the documents incorporated by reference herein, that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. Statements regarding the following subjects, among others, are forward-looking by their nature:

•	our business strategy;

•	our projected operating results;

•	our ability to acquire or develop net-leased facilities;

•	availability of suitable facilities to acquire or develop;

•	our ability to enter into, and the terms of, our prospective leases and loans;

•	our ability to raise additional funds through offerings of debt and equity securities and/or property disposals;

•	our ability to obtain future financing arrangements;

•	estimates relating to, and our ability to pay, future distributions;

•	our ability to compete in the marketplace;

•	market trends;

•	lease rates and interest rates;

•	projected capital expenditures; and

•	the impact of technology on our facilities, operations and business.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to the notes, along with, among others, the following factors that could cause actual results to vary from our forward-looking statements:

•

factors referenced herein under the section captioned “Risk factors,” including those set forth in the combined Annual Report of Medical Properties and MPT Operating Partnership on Form 10-K for the year ended December 31, 2012;

•	national and local economic, business, real estate and other market conditions;

•	the competitive environment in which we operate;

•	the execution of our business plan;

•	financing risks;

•	acquisition and development risks;

•	potential environmental contingencies and other liabilities;

•	other factors affecting the real estate industry generally or the healthcare real estate industry in particular;

•	Medical Properties’ ability to maintain its status as a REIT for federal and state income tax purposes;

•	our ability to attract and retain qualified personnel;

•	federal and state healthcare regulatory requirements; and

5

•	national and local economic conditions, which may have a negative effect on the following, among other things:

•	the financial condition of our tenants, our lenders and institutions that hold our cash balances, which may expose us to increased risks of default by these parties;

•

our ability to obtain equity and debt financing on attractive terms or at all, which may adversely impact our ability to pursue acquisition and development opportunities and our future interest expense; and

•	the value of our real estate assets, which may limit our ability to dispose of assets at attractive prices or obtain or maintain debt financing secured by our properties or on an unsecured basis.

When we use the words “believe,” “expect,” “may,” “potential,” “anticipate,” “estimate,” “plan,” “will,” “could,” “intend” or similar expressions, we are identifying forward-looking statements. You should not place undue reliance on these forward-looking statements.

Except as required by law, we disclaim any obligation to update such statements or to publicly announce the result of any revisions to any of the forward-looking statements contained in this prospectus to reflect future events or developments.

6

DESCRIPTION OF DEBT SECURITIES

This prospectus contains a summary of the securities that we may sell pursuant to this prospectus. These summaries are not meant to be a complete description of each security. However, this prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered.

Description of certain debt securities and guarantees

General

MPT Operating Partnership, L.P. (“Opco”) may issue senior debt securities in one or more series, and MPT Finance Corporation (“Finco”) may be a co-issuer of one or more series of debt securities. Finco is a wholly-owned subsidiary of OpCo. Finco has no assets and does not and will not conduct any operations or have any employees. It was formed for the sole purpose of acting as an issuer or co-obligor of debt securities that OpCo may issue from time to time. When used in this section “Description of certain debt securities and guarantees,” the terms “we,” “us,” “our,” “Issuers” and “issuers” refer jointly to OpCo and Finco. The term “Parent” as used in this section refers only to Medical Properties Trust, Inc. and not to any of its subsidiaries.

If we offer debt securities, we will issue them under a base indenture, by and among the Issuers, the guarantors party thereto and Wilmington Trust, National Association, as trustee, which will be amended and supplemented by a supplemental indenture to create the form and terms of each series of debt securities that may be issued, offered and sold hereunder. The form of base indenture is filed as an exhibit to the registration statement of which this prospectus is a part, and any supplemental indenture will be filed as an exhibit to a Current Report on Form 8-K, which will be incorporated by reference herein, in connection with the issuance of any new series of debt securities offered and sold hereunder. We refer to the base indenture, as amended and supplemented by each supplemental indenture applicable to a series of debt securities issued thereunder and offered hereby, as an “indenture.” We urge you to read the base and relevant supplemental indenture because these documents, and not the summary below, will define your rights as a holder of debt securities. Capitalized terms used in the summary have the meanings specified in the indenture.

Specific terms of each series of debt securities in the prospectus supplement

A prospectus supplement and a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	whether Finco will be a co-issuer;

•	the guarantors of the debt securities, if any;

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	the assets, if any, that are pledged as security for the payment of the debt securities;

•

whether we will issue the debt securities in individual certificates to each holder in registered form, or in the form of temporary or permanent global securities held by a depository on behalf of holders;

•	the prices at which we will issue the debt securities;

•	the portion of the principal amount that will be payable if the maturity of the debt securities is accelerated;

•	the currency or currency unit in which the debt securities will be payable, if not U.S. dollars;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate that the debt securities will bear and the interest payment dates for the debt securities;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

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•	any changes to or additional events of default or covenants; and

•	any other terms of the debt securities.

We may offer and sell debt securities, including original issue discount debt securities, at a substantial discount below their principal amount. The prospectus supplement will describe special U.S. federal income tax and any other considerations applicable to those securities. In addition, the prospectus supplement may describe certain special U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency other than U.S. dollars.

Guarantees

To the extent specified in the prospectus supplement respecting a series of debt securities, Parent and/or certain subsidiaries thereof specified in the prospectus supplement will guarantee to each holder and the Trustee, on a joint and several basis, the full and prompt payment of principal of, premium, if any, and interest on the debt securities of that series when and as the same become due and payable, whether at stated maturity, upon redemption or repurchase, by declaration of acceleration or otherwise. If a series of debt securities is guaranteed, such series may be guaranteed by Parent and by some or all of Parent’s subsidiaries. The prospectus supplement will identify the guarantors and describe any limitation on the maximum amount of any particular guarantee and the conditions under which guarantees may be released. The guarantees will be general obligations of the guarantors.

Consolidation, merger or asset sale

Unless otherwise specified in the prospectus supplement respecting a series of debt securities, each indenture will, in general, allow us to consolidate or merge with or into another entity. It will also allow each issuer to sell, lease, transfer or otherwise dispose of all or substantially all of its assets to another entity. If this happens, the remaining or acquiring entity must assume all of the issuer’s responsibilities and liabilities under the indenture including the payment of all amounts due on the debt securities and performance of the issuer’s covenants in the indenture.

No protection in the event of a change of control

Unless otherwise set forth in the prospectus supplement, the debt securities will not contain any provisions that protect the holders of the debt securities in the event of a change of control of us or in the event of a highly leveraged transaction, whether or not such transaction results in a change of control of us.

Modification of Indentures

Unless otherwise specified in the prospectus supplement respecting a series of debt securities, the following description will apply to modifications of indentures.

We may supplement or amend an indenture if the holders of a majority in aggregate principal amount of the outstanding debt securities of all series issued under the indenture affected by the supplement or amendment consent to it. Further, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive past defaults under the indenture and compliance by us with our covenants with respect to the debt securities of that series only. Those holders may not, however, waive any default in any payment on any debt security of that series or compliance with a provision that cannot be supplemented or amended without the consent of each holder affected. Without the consent of each outstanding debt security affected, no modification of the indenture or waiver may:

•	reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the principal of or change the fixed maturity of any debt security;

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•

reduce or waive the premium payable upon redemption or alter or waive the provisions with respect to the redemption of the debt securities (except as may be permitted in the case of a particular series of debt securities);

•	reduce the rate of or change the time for payment of interest on any debt security;

•

waive a Default or an Event of Default in the payment of principal of or premium, if any, or interest on the debt securities (except a rescission of acceleration of the debt securities by the holders of at least a majority in aggregate principal amount of the debt securities and a waiver of the payment default that resulted from such acceleration);

•	except as otherwise permitted under the indenture, release any security that may have been granted with respect to the debt securities;

•	make any debt security payable in currency other than that stated in the debt securities;

•

make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of debt securities to receive payments of principal of or premium, if any, or interest on the debt securities;

•	waive a redemption payment with respect to any debt security (except as may be permitted in the case of a particular series of debt securities);

•

except as otherwise permitted in the indenture, release any guarantor from its obligations under its guarantee or the indenture or change any guarantee in any manner that would adversely affect the rights of holders; or

•	make any change in the preceding amendment, supplement and waiver provisions (except to increase any percentage set forth therein).

We may supplement or amend an indenture without the consent of any holders of the debt securities in certain circumstances, including:

•	to establish the form of terms of any series of debt securities;

•	to cure any ambiguity, defect or inconsistency;

•

to provide for the assumption of an issuer’s or guarantor’s obligations to holders of debt securities in the case of a merger or consolidation or disposition of all or substantially all of such issuer’s or guarantor’s assets;

•	to add or release guarantors pursuant to the terms of the indenture;

•

to make any changes that would provide any additional rights or benefits to the holders of debt securities or that do not, taken as a whole, adversely affect the rights under the indenture of any holder of debt securities;

•	to evidence or provide for the acceptance of appointment under the indenture of a successor Trustee;

•	to add any additional Events of Default; or

•	to secure the debt securities and/or the guarantees.

Events of Default and remedies

Unless otherwise specified in the prospectus supplement respecting a series of debt securities, the following description will apply to Events of Default and remedies under an indenture.

An “Event of Default,” when used in an indenture, will mean any of the following with respect to the debt securities of any series:

•	failure to pay when due the principal of or any premium on any debt security of that series;

•	failure to pay, within 60 days of the due date, interest on any debt security of that series;

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•	failure to pay when due any sinking fund payment with respect to any debt securities of that series;

•	failure on the part of the issuers to comply with the covenant described under “—Consolidation, Merger or Asset Sale”;

•	failure to perform any other covenant in the indenture that continues for 30 days after written notice is given to the issuers;

•	certain events of bankruptcy, insolvency or reorganization of an issuer; or

•	any other Event of Default provided under the terms of the debt securities of that series.

An Event of Default for a particular series of debt securities will not necessarily constitute an Event of Default for any other series of debt securities issued under an indenture. The Trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, premium, if any, or interest) if it considers such withholding of notice to be in the best interests of the holders.

If an Event of Default for any series of debt securities occurs and continues, the Trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of, and accrued interest on, all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority in the aggregate principal amount of the debt securities of that series can rescind the declaration.

Other than its duties in case of a default, a Trustee is not obligated to exercise any of its rights or powers under either indenture at the request, order or direction of any holders, unless the holders offer the Trustee reasonable security or indemnity. If they provide this reasonable security or indemnification, the holders of a majority in aggregate principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee, for that series of debt securities.

No limit on amount of debt securities

The indenture will not limit the amount of debt securities that we may issue, unless we indicate otherwise in a prospectus supplement.

Registration of notes

We will issue debt securities of a series only in registered form, without coupons, unless otherwise indicated in the prospectus supplement.
Minimum denominations

Unless the prospectus supplement states otherwise, the debt securities will be issued only in principal amounts of $1,000 each or integral multiples of $1,000.

No personal liability

The indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the debt securities Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the issuers or the guarantors in the indenture, or in any of the debt securities or guarantees or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the issuers or the guarantors or of any successor person thereof. Each holder, by accepting the debt securities, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities.

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Payment and transfer

The Trustee will initially act as paying agent and registrar under the indenture. The issuers may change the paying agent or registrar without prior notice to the holders of debt securities, and the issuers or any of their subsidiaries may act as paying agent or registrar.

If a holder of debt securities has given wire transfer instructions to the issuers, the issuers will make all payments on the debt securities in accordance with those instructions. All other payments on the debt securities will be made at the corporate trust office of the Trustee, unless the issuers elect to make interest payments by check mailed to the holders at their addresses set forth in the debt security register.

Exchange, registration and transfer

Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the indenture. Holders may present debt securities for exchange or registration of transfer at the office of the registrar. The registrar will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

We will not be required:

•

to issue, register the transfer of, or exchange debt securities of a series either during a period beginning 15 business days prior to the selection of debt securities of that series for redemption and ending on the close of business on the day of mailing of the relevant notice of redemption or repurchase, or between a record date and the next succeeding interest payment date; or

•	to register the transfer of or exchange any debt security called for redemption or repurchase, except the unredeemed portion of any debt security we are redeeming or repurchasing in part.

Satisfaction and discharge; defeasance

Unless otherwise specified in the prospectus supplement respecting a series of debt securities, the following description will apply to the satisfaction and discharge and defeasance of the debt securities.

The indenture will be discharged and will cease to be of further effect as to all outstanding debt securities of any series issued thereunder, when:

(a)	either

(1)	all outstanding debt securities of that series that have been authenticated (except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the Trustee for cancellation; or

(2)	all outstanding debt securities of that series that have not been delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise or will become due and payable at their stated maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee and in any case we have irrevocably deposited or caused to be irrevocably deposited with the Trustee as trust funds in trust cash in U.S. dollars, non-callable U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness of such debt securities not delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the date of such deposit (in the case of debt securities that have been due and payable) or the stated maturity or redemption date;

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(b)	we have paid or caused to be paid all other sums payable by us under the indenture; and

(c)	we have delivered an officer’s certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

The debt securities of a particular series will be subject to legal or covenant defeasance to the extent, and upon the terms and conditions, set forth in the prospectus supplement.

Concerning the trustee

The indenture provides that, except during the continuance of a Default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in the indenture. If an Event of Default has occurred and is continuing, the trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the indenture as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act of 1939 incorporated by reference into the indenture contain limitations on the rights of the trustee, should it become a creditor of an Issuer, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Governing law

The indenture and all of the debt securities and guarantees will be governed by the laws of the State of New York.

Description of 2012 notes issued under the 2012 Indenture

The following is a summary of certain provisions of the 2012 Indenture governing the notes (the “2012 Notes”), dated February 17, 2012, by among MPT Operating Partnership, L.P. (“Opco”), MPT Finance Corporation (“Finco”), Medical Properties Trust, Inc., the Parent guarantor, the subsidiary guarantors listed on the signature pages thereto and Wilmington Trust, National Association, as trustee (as amended, the “2012 Indenture”). It does not restate that agreement, and we urge you to read the 2012 Indenture in its entirety, which is included as an exhibit to this registration statement, because it, and not this description, defines your rights as a holder of the 2012 Notes. If additional 2012 Notes are issued on a registered basis a description of the material terms of the 2012 Indenture will be included in the related prospectus supplement.

You can find the definitions of certain capitalized terms used in this description in the 2012 Indenture. The term “Issuers” as used in this section refers only to Opco and Finco and not to any of their subsidiaries and the term “Parent” as used in this section refers only to Medical Properties Trust, Inc. and not to any of its subsidiaries.

General

The Issuers issued $200.0 million in aggregate principal amount of the 2012 Notes on February 17, 2012. The 2012 Notes are unsecured senior obligations of the Issuers and will mature on February 15, 2022. The 2012 Notes will initially bear interest at a rate of 6.375% per annum, payable semiannually to holders of record at the close of business on the February 1 or the August 1 immediately preceding the interest payment date on February 15 and August 15 of each year.

Principal of, premium, if any, and interest on the 2012 Notes will be payable, and the 2012 Notes may be exchanged or transferred, in accordance with the terms of the 2012 Indenture.

Subject to compliance with certain covenants in the 2012 Indenture, the Issuers are entitled to issue additional 2012 Notes under the 2012 Indenture. The 2012 Notes and any additional 2012 Notes subsequently issued under

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the 2012 Indenture will be treated as a single class for all purposes under the 2012 Indenture, including waivers, amendments, redemptions and offers to purchase. Additional 2012 Notes will not necessarily be fungible with other 2012 Notes issued under the 2012 Indenture for U.S. federal income tax purposes.

Optional redemption

Prior to February 15, 2017, the Issuers are entitled at their option to redeem all or any portion of the 2012 Notes at a redemption price equal to 100% of the principal amount of such 2012 Notes plus the Applicable Premium as of, and any accrued and unpaid interest to, but not including, the redemption date (subject to the right of each holder on the relevant record date to receive interest due on the relevant interest payment date).

On or after February 15, 2017, the Issuers may redeem the 2012 Notes in whole or from time to time in part, at the redemption prices (expressed as percentages of the principal amount thereof) set forth in the 2012 Indenture, plus accrued and unpaid interest thereon to, but not including, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

In addition, at any time prior to February 15, 2015, the Issuers may redeem, on any one or more occasions, with all or a portion of the net cash proceeds of one or more Equity Offerings (within 60 days of the consummation of any such Equity Offering), up to 35% of the aggregate principal amount of the 2012 Notes at a redemption price (expressed as a percentage of the aggregate principal amount of the 2012 Notes so redeemed) equal to 106.375% plus accrued and unpaid interest to but not including, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the 2012 Notes must remain outstanding immediately after each such redemption.

Certain covenants

Suspension of covenants

During a Suspension Period, the Parent, Issuers and the Restricted Subsidiaries will not be subject to the following corresponding provisions of the 2012 Indenture (each a “Suspended Covenant”):

•	“—Covenants—Limitation on Restricted Payments”;

•	“—Covenants—Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

•	“—Covenants—Future Guarantees by Restricted Subsidiaries”;

•	“—Covenants—Limitation on Transactions with Affiliates”;

•	“—Covenants—Limitation on Asset Sales”; and

•	Clause (3) of “—Covenants—Consolidation, Merger and Sale of Assets.”

All other provisions of the 2012 Indenture will apply at all times during any Suspension Period so long as any 2012 Notes remain outstanding thereunder; provided that the Interest Coverage Ratio that will be applicable under clause (3) of “—Covenants—Limitation on Indebtedness” will be 1.5 to 1.0 during any Suspension Period.

Limitation on Indebtedness

(1)	The Issuers will not and will not permit any of the Restricted Subsidiaries to Incur any Indebtedness (including Acquired Indebtedness) if, immediately after giving effect to the Incurrence of such additional Indebtedness and the receipt and application of the proceeds therefrom, the aggregate principal amount of all outstanding Indebtedness of the Issuers and the Restricted Subsidiaries on a consolidated basis would be greater than 60% of their Adjusted Total Assets.

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(2)	The Issuers will not, and will not permit any of the Restricted Subsidiaries to, Incur any Secured Indebtedness (including Acquired Indebtedness) if, immediately after giving effect to the Incurrence of such additional Secured Indebtedness and the receipt and application of the proceeds therefrom, the aggregate principal amount of all outstanding Secured Indebtedness of the Issuers and the Restricted Subsidiaries on a consolidated basis would be greater than 40% of their Adjusted Total Assets.

(3)	The Issuers will not, and will not permit any of the Restricted Subsidiaries to Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Issuers or any of the Restricted Subsidiaries may Incur Indebtedness (including Acquired Indebtedness) if, after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio of the Issuers and the Restricted Subsidiaries on a consolidated basis would be at least 2.0 to 1.0; provided that the amount of Indebtedness (including Acquired Indebtedness) that may be Incurred by Restricted Subsidiaries that are not Guarantors shall not exceed in the aggregate 5% of Adjusted Total Assets of the Issuers and the Restricted Subsidiaries.

(4)	Notwithstanding paragraph (1), (2) or (3) above, the Issuers or any of the Restricted Subsidiaries (except as specified below) may Incur a significant amount of additional Indebtedness pursuant to clauses (1) through (15) of Section 4.08(d) of the 2012 Indenture.

Maintenance of Total Unencumbered Assets

The Issuers and their Restricted Subsidiaries are required to maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of the Unsecured Indebtedness of the Issuers and their Restricted Subsidiaries on a consolidated basis in accordance with GAAP.

Limitation on Restricted Payments

Opco will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution on or with respect to Capital Stock of Opco or any Restricted Subsidiary held by Persons other than Opco or any of its Restricted Subsidiaries, other than (i) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (ii) pro rata dividends or other distributions made by a Restricted Subsidiary of Opco that is not Wholly Owned to minority stockholders (or owners of equivalent interests in the event such Subsidiary is not a corporation);

(2)	purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock (including options, warrants or other rights to acquire such shares of Capital Stock) of Opco or any of its direct or indirect parent entities held by any Person (other than a Restricted Subsidiary);

(3)	make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, or give any irrevocable notice of redemption of Subordinated Indebtedness of the Issuers or any Subsidiary Guarantor, in each case excluding (i) any intercompany Indebtedness between or among the Parent, the Issuers or any of the Subsidiary Guarantors; (ii) the payment, purchase, redemption, defeasance, acquisition or retirement (collectively, a “purchase”) of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, purchase, redemption, defeasance, acquisition or retirement and (iii) the giving of an irrevocable notice of redemption with respect to a transaction described in clauses (3) or (5) of Section 4.09(b) of the 2012 Indenture; or

(4)	make an Investment, other than a Permitted Investment, in any Person

(such payments or any other actions described in clauses (1) through (4) above being collectively “Restricted Payments”) if, at the time of, and after giving effect to, the proposed Restricted Payment:

(A)	a Default or Event of Default shall have occurred and be continuing,

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(B)	the Issuers could not Incur at least $1.00 of Indebtedness under paragraphs (1) and (3) of the “Limitation on Indebtedness” covenant, or

(C)	the aggregate amount of all Restricted Payments (the amount, if other than in cash, to be determined in good faith by the Board of Directors of the Issuers, whose determination shall be conclusive and evidenced by a Board Resolution) made after the April Issue Date shall exceed the sum of, without duplication:

(i)	95% of the aggregate amount of the Funds From Operations (or, if the Funds From Operations is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning April 1, 2011 and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the SEC or provided to the trustee pursuant to the “SEC Reports and Reports to holders” covenant, plus

(ii)	100% of the aggregate Net Cash Proceeds received by the Issuers after the April Issue Date from (x) the issuance and sale of Opco’s Capital Stock (other than Disqualified Stock) or (y) the issuance and sale of Parent’s Capital Stock (to the extent contributed to Opco as Capital Stock (other than Disqualified Stock)) to a Person who is not a Subsidiary of the Parent, including from an issuance or sale permitted by the 2012 Indenture of Indebtedness of the Issuers or any of its Restricted Subsidiaries for cash subsequent to the April Issue Date upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of Opco or Parent, or from the issuance to a Person who is not a Subsidiary of the Parent of any options, warrants or other rights to acquire Capital Stock of Opco or Parent (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder for cash or Indebtedness, or are required to be redeemed, prior to the Stated Maturity of the 2012 Notes), plus

(iii)	100% of (x) the aggregate net cash proceeds and (y) the fair market value of other property, in any such case, received by means of the sale or other disposition (other than to the Issuers or a Restricted Subsidiary) of Restricted Investments made by the Issuers or a Restricted Subsidiary and repurchases and redemptions of such Restricted Investments from the Issuers or a Restricted Subsidiary (other than by the Issuers or a Restricted Subsidiary) and repayments of loans or advances that constitute Restricted Investments made by the Issuers or a Restricted Subsidiary, in each case after the April Issue Date (except, in each case, to the extent any such payment or proceeds are included in the calculation of Funds From Operations), plus

(iv)	in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into one of the Issuers or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to one of the Issuers or a Restricted Subsidiary after the April Issue Date, the fair market value, as determined in good faith by the Issuers or if such fair market value may exceed $50.0 million, in writing by a nationally recognized investment banking, appraisal or accounting firm, of the Investment in such Unrestricted Subsidiary or the assets transferred at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or transfer of assets (other than to the extent the Investment in such Unrestricted Subsidiary constituted a Permitted Investment), plus

(v)

the fair market value of non-cash tangible assets or Capital Stock acquired in exchange for an issuance of Capital Stock (other than Disqualified Stock or Capital Stock issued in exchange for Capital Stock of the Issuers or Parent utilized pursuant to clauses (3) or (4) of the succeeding paragraph) of Opco or, to the extent contributed to Opco or one or more Restricted Subsidiaries, the Parent, in each case, subsequent to the April Issue Date

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(including upon conversion or exchange of the Common Units for Capital Stock of the Parent, in which case the fair market value shall equal the fair market value received upon issuance of such Common Units), plus

(vi)	without duplication, in the event the Issuers or any Restricted Subsidiary makes any Investment in a Person that, as a result of or in connection with such Investment, becomes a Restricted Subsidiary, an amount not to exceed the amount of Investments previously made by the Issuers and the Restricted Subsidiaries in such Person that was treated as a Restricted Payment.

Notwithstanding the foregoing, the limitations on Restricted Payments described above shall not apply to the transactions described in Section 4.09(b) of the 2012 Indenture.

Limitation on dividend and other payment restrictions affecting Restricted Subsidiaries

Subject to the exceptions described in Section 4.13(b) of the 2012 Indenture, the Issuers will not, and will not permit any Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Restricted Subsidiary to:

(A)	pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by an Issuer or any of its Restricted Subsidiaries,

(B)	pay any Indebtedness owed to an Issuer or any other Restricted Subsidiary,

(C)	make loans or advances to an Issuer or any other Restricted Subsidiary, or

(D)	transfer its property or assets to an Issuer or any other Restricted Subsidiary.

Future guarantees by Restricted Subsidiaries

The Issuers will cause each Restricted Subsidiary that is not a Guarantor that borrows under or Guarantees the Credit Agreement on the Issue Date, and any domestic Restricted Subsidiary that is not a Guarantor that borrows under or Guarantees the Credit Agreement or any other capital markets Indebtedness thereafter, to, within 30 days thereof, execute and deliver to the trustee a supplemental 2012 Indenture pursuant to which such Restricted Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest in respect of the 2012 Notes on a senior basis and all other obligations under the 2012 Indenture.

Limitation on transactions with Affiliates

Subject to the exceptions described in Section 4.12(b) of the 2012 Indenture, the Issuers will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into, renew or extend any transaction (including the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 10% or more of any class of Capital Stock of the Parent or with any Affiliate of the Parent, an Issuer or any Restricted Subsidiary, in each case involving consideration in excess of $5 million, except upon terms that are not materially less favorable to the Issuers or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm’s length transaction with a Person that is not such a holder or an Affiliate.

Limitation on Asset Sales

The Issuers will not, and will not permit any of their Restricted Subsidiaries to, consummate any Asset Sale, unless:

(1)	the consideration received by the Issuers or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of; and

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(2)	at least 75% of the consideration received consists of cash (including “cash” as defined in Section 4.11(b) of the 2012 Indenture), Temporary Cash Investments or Replacement Assets, or a combination of cash, Temporary Cash Investments or Replacement Assets; provided, however, with respect to the sale of one or more properties that up to 75% of the consideration may consist of indebtedness of the purchaser of such properties so long as such Indebtedness is secured by a first priority Lien on the property or properties sold.

Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Issuers or any such Restricted Subsidiary may apply such Net Cash Proceeds as described in Section 4.11(c) of the 2012 Indenture.

When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Issuers are required to make an offer to all holders of the 2012 Notes and, if required by the terms of any Indebtedness that is Pari Passu Indebtedness, to the holders of such Pari Passu Indebtedness on a pro rata basis (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the 2012 Notes and such Pari Passu Indebtedness that is in an amount equal to at least $2,000, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100.0% of the principal amount thereof (or accreted value thereof, if less), plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the 2012 Indenture.

Consolidation, merger and sale of assets

No Issuer will consolidate with or merge with or into, or sell, convey, transfer or otherwise dispose of all or substantially of it and its Restricted Subsidiaries’ (taken as a whole) property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person (other than a Restricted Subsidiary) to merge with or into it unless:

(1)	such Issuer shall be the continuing Person, or the Person (if other than such Issuer) formed by such consolidation or into which such Issuer is merged or that acquired such property and assets of such Issuer shall be a corporation, limited liability company, partnership (including a limited partnership) or trust organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof and shall expressly assume, by a supplemental 2012 Indenture, executed and delivered to the trustee, all of the obligations of such Issuer with respect to the 2012 Notes and under the 2012 Indenture (provided that in the case of a limited liability company, partnership (including a limited partnership) or trust, there shall also be a corporation organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof which shall expressly jointly with such limited liability company, partnership (including a limited partnership) or trust, assume, by a supplemental 2012 Indenture, executed and delivered to the trustee, all of the obligations of such Issuer with respect to the 2012 Notes and under the 2012 Indenture);

(2)	immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(3)	immediately after giving effect to such transaction and any related financing transactions as if the same had occurred at the beginning of the applicable Four-Quarter Period, on a pro forma basis the Issuers, or any Person becoming the successor obligor of the 2012 Notes, as the case may be, could Incur at least $1.00 of Indebtedness under paragraphs (1) and (3) of the “Limitation on Indebtedness” covenant; provided, however, that this clause (3) shall not apply to a consolidation or merger with or into a Wholly Owned Restricted Subsidiary; and

(4)

the Issuers deliver to the trustee an officer’s certificate (attaching the arithmetic computations to demonstrate compliance with clause (3) above) and an opinion of counsel, in each case stating that such consolidation, merger or transfer and such supplemental 2012 Indenture complies with this covenant and that all conditions precedent provided for herein relating to such transaction have been complied with and, with respect to the opinion of counsel, that the supplemental 2012 Indenture constitutes a valid and binding obligation enforceable against the Issuers, or the Person (if other than an

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Issuer) formed by such consolidation or into which such Issuer is merged or that acquired all or substantially all of such Issuer’s and its Restricted Subsidiaries’ property and assets;

provided, however, that clause (3) above does not apply if, in the good faith determination of the Board of Directors of the Parent, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of domicile of an Issuer; provided, further, however, that any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

The Issuers will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey or transfer, in one transaction or a series of transactions, all or substantially all of its property and assets to any Person unless:

(1)	the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a supplemental 2012 Indenture, all the obligations of such Subsidiary Guarantor, if any, under the 2012 Notes or its Subsidiary Guarantee, as applicable; provided, however, that the foregoing requirement will not apply in the case of a Subsidiary Guarantor or all or substantially all of its property and assets (x) that has been disposed of in its entirety to another Person (other than to an Issuer or an Affiliate of an Issuer), whether through a merger, consolidation or sale of Capital Stock or assets or (y) that, as a result of the disposition of all or a portion of its Capital Stock, ceases to be a Subsidiary, so long as, in both cases, in connection therewith the Issuers provide an Officer’s Certificate to the trustee to the effect that the Issuers will comply with their obligations under the covenant described under “—Limitation on Asset Sales”;

(2)	immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3)	the Issuers deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental 2012 Indenture, if any, complies with the 2012 Indenture and, with respect to the opinion of counsel, that the supplemental 2012 Indenture constitutes a valid and binding obligation enforceable against the Issuers, the Subsidiary Guarantors, the Parent and the surviving Persons.

Notwithstanding the foregoing, any Subsidiary Guarantor may (i) merge with an Affiliate of an Issuer or an Affiliate or a Restricted Subsidiary or another Subsidiary Guarantor solely for the purpose of changing the state of domicile of the Subsidiary Guarantor, (ii) merge with or into or transfer all or part of its properties and assets to another Subsidiary Guarantor or the Issuers, or (iii) convert into a corporation, partnership, limited partnership, limited liability company or trust organized under the laws of the jurisdiction of organization of such Subsidiary Guarantor.

Repurchase of notes upon a Change of Control

If a Change of Control occurs, each holder of 2012 Notes will have the right to require the Issuers to purchase some or all (in principal amounts of $2,000 or an integral multiple of $1,000) of such holder’s 2012 Notes pursuant to the offer described in the 2012 Indenture (the “Change of Control Offer”). Any Change of Control Offer will include a cash offer price of 101% of the principal amount of any 2012 Notes purchased plus accrued and unpaid interest to the date of purchase.

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Events of Default

Events of Default under the 2012 Indenture include the following:

(1)	default in the payment of principal of, or premium, if any, on any Note when they are due and payable at maturity, upon acceleration, redemption or otherwise;

(2)	default in the payment of interest on any Note when they are due and payable, and such default continues for a period of 30 days;

(3)	the Issuers or Restricted Subsidiaries do not comply with their obligations under “—Merger, Consolidation or Sale;”

(4)	the Issuers fail to make or consummate a Change of Control Offer following a Change of Control when required as described in the 2012 Indenture;

(5)	the Issuers or Restricted Subsidiaries default in the performance of or breach any other covenant or agreement of the Issuers or the Restricted Subsidiaries in the 2012 Indenture or under the 2012 Notes (other than a default specified in clause (1), (2), (3) or (4) above) and such default or breach continues for 60 consecutive days after written notice by the trustee or the holders of 25% or more in aggregate principal amount of the 2012 Notes;

(6)	there occurs with respect to any issue or issues of Indebtedness of an Issuer or any Significant Subsidiary having an outstanding principal amount of $45 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created,

(a)	an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or

(b)	the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

(7)	any final and non-appealable judgment or order for the payment of money in excess of $45 million in the aggregate for all such final judgments or orders against all such Persons:

(a)	shall be rendered against an Issuer or any Significant Subsidiary and shall not be paid or discharged, and

(b)	there shall be any period of 60 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $45 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(8)	a court of competent jurisdiction enters a decree or order for:

(a)	relief in respect of an Issuer or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect,

(b)	appointment of a receiver, liquidator, assignee custodian, trustee, sequestrator or similar official of an Issuer or any Significant Subsidiary or for all or substantially all of the property and assets of an Issuer or any Significant Subsidiary, or

(c)	the winding up or liquidation of the affairs of an Issuer or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(9)	an Issuer or any Significant Subsidiary:

(a)	commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under such law,

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(b)	consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of an Issuer or such Significant Subsidiary or for all or substantially all of the property and assets of an Issuer or such Significant Subsidiary, or

(c)	effects any general assignment for the benefit of its creditors.

If an Event of Default (other than an Event of Default specified in clause (8) or (9) above that occurs with respect to an Issuer) occurs and is continuing under the 2012 Indenture, the trustee or the holders of at least 25% in aggregate principal amount of the 2012 Notes then outstanding, by written notice to the Issuers (and to the trustee if such notice is given by the holders), may, and the trustee at the request of the holders of at least 25% in aggregate principal amount of the 2012 Notes then outstanding shall, declare the principal of, premium, if any, and accrued interest on the 2012 Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (6) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the relevant Issuer or Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto.

If an Event of Default specified in clause (8) or (9) above occurs with respect to an Issuer, the principal of, premium, if any, and accrued interest on the 2012 Notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.

Concerning the trustee

The 2012 Indenture provides that, except during the continuance of a Default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in the 2012 Indenture. If an Event of Default has occurred and is continuing, the trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the 2012 Indenture as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The 2012 Indenture and provisions of the Trust Indenture Act of 1939 incorporated by reference into the 2012 Indenture contain limitations on the rights of the trustee, should it become a creditor of an Issuer, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Forms of Securities

Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Denominations, Registrations and Transfer

Unless an accompanying prospectus supplement states otherwise, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company (“DTC”). In such case, each holder’s beneficial interest in the global securities will be shown on the records of DTC and transfers of beneficial interests will only be effected through DTC’s records.

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A holder of debt securities may only exchange a beneficial interest in a global security for certificated securities registered in the holder’s name if:

•

DTC notifies us that it is unwilling or unable to continue serving as the depositary for the relevant global securities or DTC ceases to maintain certain qualifications under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and no successor depositary has been appointed for 90 days; or

•	we determine, in our sole discretion, that the global security shall be exchangeable.

If debt securities are issued in certificated form, they will only be issued in the minimum denomination specified in the accompanying prospectus supplement and integral multiples of such denomination. Transfers and exchanges of such debt securities will only be permitted in such minimum denomination. Transfers of debt securities in certificated form may be registered at the trustee’s corporate office or at the offices of any paying agent appointed by us under the indenture. Exchanges of debt securities for an equal aggregate principal amount of debt securities in different denominations may also be made at such locations.

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CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

TO COMPLY WITH INTERNAL REVENUE SERVICE CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED BY YOU, FOR THE PURPOSES OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE CODE; (B) SUCH DISCUSSION IS BEING USED IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY THE ISSUER OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

This section summarizes the current material federal income tax consequences to Medical Properties, the Operating Partnership generally resulting from the treatment of Medical Properties as a REIT. Because this section is a general summary, it does not address all of the potential tax issues that may be relevant to you in light of your particular circumstances. Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C., or Baker Donelson, has acted as our counsel, has reviewed this summary, and is of the opinion that the discussion contained herein fairly summarizes the federal income tax consequences that are material to a holder of shares of our notes. The discussion does not address all aspects of taxation that may be relevant to particular securityholders in light of their personal investment or tax circumstances, or to certain types of securityholders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations, financial institutions or broker-dealers, and non-United States individuals and foreign corporations.

The statements in this section of the opinion of Baker Donelson, referred to as the Tax Opinion, are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate. You should be aware that opinions of counsel are not binding on the Internal Revenue Service (“IRS”), and no assurance can be given that the IRS will not challenge the conclusions set forth in those opinions.

This section is not a substitute for careful tax planning, nor does it constitute tax advice. We urge you to consult your own tax advisors regarding the specific federal, state, local, foreign and other tax consequences to you, in the light of your own particular circumstances, of the purchase, ownership and disposition of shares of our common stock, our election to be taxed as a REIT and the effect of potential changes in applicable tax laws.

Taxation of Our Company

We were previously taxed as a subchapter S corporation. We revoked our subchapter S election on April 6, 2004 and we have elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year that began on April 6, 2004 and ended on December 31, 2004. In connection with this offering, our REIT counsel, Baker Donelson, has opined that, for federal income tax purposes, we are and have been organized in conformity with the requirements for qualification to be taxed as a REIT under the Code commencing with our initial short taxable year ended December 31, 2004, and that our current and proposed method of operations as described in this prospectus and as represented to our counsel by us satisfies currently, and will enable us to continue to satisfy in the future, the requirements for such qualification and taxation as a REIT under the Code for future taxable years. This opinion, however, is based on factual assumptions and representations made by us to Baker Donelson concerning our organization, our proposed ownership and operations, and other matters relating to our ability to qualify as a REIT, and is expressly conditioned upon the accuracy of such assumptions and representations.

We believe that our proposed future method of operation will enable us to continue to qualify as a REIT. However, no assurances can be given that our beliefs or expectations will be fulfilled, as such qualification and taxation as a REIT depends upon our ability to meet, for each taxable year, various tests imposed under the Code

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as discussed below. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Baker Donelson will not review our compliance with those tests on a continuing basis. Accordingly, with respect to our current and future taxable years, no assurance can be given that the actual results of our operation will satisfy such requirements. For a discussion of the tax consequences of our failure to maintain our qualification as a REIT, see “—Requirements for Qualification—Failure to Qualify.”

The sections of the Code relating to qualification and operation as a REIT, and the federal income taxation of a REIT and its stockholders, are highly technical and complex. The following discussion sets forth only the material aspects of those sections. This summary is qualified in its entirety by the applicable Code provisions and the related rules and regulations.

We generally will not be subject to federal income tax on the taxable income that we currently distribute to our stockholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

•

We are subject to the corporate federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is or allocate to stockholders.

•	We are subject to tax, at the highest corporate rate, on:

•	net gain from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•

We are subject to a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•

we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “—Requirements for Qualification—Gross Income Tests,” but nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on:

•	the greater of (1) the amount by which we fail the 75% gross income test, or (2) the amount by which we fail the 95% gross income test multiplied by

•	a fraction intended to reflect our profitability.

•

If we fail to distribute during a calendar year at least the sum of: (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year and (3) any undistributed taxable income from earlier periods, then we will be subject to a 4% excise tax on the excess of the required distribution over the amount we actually distributed.

•

If we fail to satisfy one or more requirements for REIT qualification during a taxable year beginning on or after January 1, 2005, other than a gross income test or an asset test, we will be required to pay a penalty of $50,000 for each such failure.

•

We may elect to retain and pay income tax on our net long-term capital gain. In that case, a United States stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We may be subject to a 100% excise tax on certain transactions with a taxable REIT subsidiary that are not conducted at arm’s-length.

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•

If we acquire any asset from a “C corporation” (that is, a corporation generally subject to the full corporate-level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we recognize gain on the disposition of the asset during the 10 year period beginning on the date that we acquired the asset, then the asset’s “built-in” gain will be subject to tax at the highest corporate rate.

Requirements for Qualification

To continue to qualify as a REIT, we must meet various (1) organizational requirements, (2) gross income tests, (3) asset tests, and (4) annual distribution requirements.

Organizational Requirements. A REIT is a corporation, trust or association that meets each of the following requirements:

(1)	it is managed by one or more trustees or directors;

(2) its beneficial ownership is evidenced by transferable stock, or by transferable certificates of beneficial interest;

(3) it would be taxable as a domestic corporation, but for its election to be taxed as a REIT under Sections 856 through 860 of the Code;

(4) it is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

(5) at least 100 persons are beneficial owners of its stock or ownership certificates (determined without reference to any rules of attribution);

(6) not more than 50% in value of its outstanding stock or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year; and

(7) it elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

We must meet requirements one through four during our entire taxable year and must meet requirement five during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining information concerning the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement six, we will be deemed to have satisfied requirement six for that taxable year. We did not have to satisfy requirements five and six for our taxable year ending December 31, 2004. After the issuance of common stock pursuant to our April 2004 private placement, we had issued common stock with enough diversity of ownership to satisfy requirements five and six as set forth above. Our charter provides for restrictions regarding the ownership and transfer of our shares of common stock so that we should continue to satisfy these requirements. The provisions of our charter restricting the ownership and transfer of our shares of common stock are described in “Description of Capital Stock—Restrictions on Ownership and Transfer.”

For purposes of determining stock ownership under requirement six, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement six.

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A corporation that is a “qualified REIT subsidiary,” or QRS, is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction and credit of a QRS are treated as assets, liabilities, and items of income, deduction and credit of the REIT. A QRS is a corporation other than a “taxable REIT subsidiary” as described below, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any QRS that we own will be ignored, and all assets, liabilities, and items of income, deduction and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction and credit.

An unincorporated domestic entity with two or more owners that is eligible to elect its tax classification under Treasury Regulation Section 301.7701-3 but does not make such an election is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. We will treat our operating partnership as a partnership for U.S. federal income tax purposes. Accordingly, our proportionate share of the assets, liabilities and items of income of the operating partnership and any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, is treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

A REIT is permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries.” We have formed and made taxable REIT subsidiary elections with respect to MPT Development Services, Inc., a Delaware corporation formed in January 2004 (“MPT TRS”), MPT Covington TRS, Inc., a Delaware corporation formed in January 2010 and MPT Finance Corporation, Inc., a Delaware corporation formed in April 2011. We have also formed limited liability companies wholly-owned by MPT TRS which are disregarded entities for federal income tax purposes. A taxable REIT subsidiary is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. Generally, the subsidiary and the REIT must jointly file an election with the IRS to treat the subsidiary as a taxable REIT subsidiary. Ernest Health, Inc. is also a TRS as a result of the ownership by a disregarded entity owned by MPT TRS of more than a 35% ownership interest in Ernest Health, Inc. (“Ernest”). A taxable REIT subsidiary will pay income tax at regular corporate rates on any income that it earns. In addition, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on certain types of transactions between a taxable REIT subsidiary and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We may engage in activities indirectly through a taxable REIT subsidiary as necessary or convenient to avoid obtaining the benefit of income or services that would jeopardize our REIT status if we engaged in the activities directly. In particular, we would likely engage in activities through a taxable REIT subsidiary if we wished to provide services to unrelated parties which might produce income that does not qualify under the gross income tests described below. We might also engage in otherwise prohibited transactions through a taxable REIT subsidiary. See description below under “—Requirements for Qualification—Prohibited Transactions.” A taxable REIT subsidiary may not operate or manage a health care facility, though for tax years beginning after July 30, 2008 a health care facility leased to a taxable REIT subsidiary from a REIT may be operated on behalf of the taxable REIT subsidiary by an eligible independent contractor. For purposes of this definition a “health care facility” means a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a service provider which is eligible for participation in the Medicare program under Title XVIII of the Social Security Act with respect to such facility. MPT Covington TRS, Inc. has been formed specifically for the purpose of leasing a health care facility from us, subleasing that facility to an entity in which it owns an equity interest, and having that facility operated by an eligible independent contractor. We have obtained a private letter ruling from the IRS holding that ownership of the equity interest and the operation of the facility in accordance with the agreements among the parties do not adversely affect the taxable REIT subsidiary status of MPT Covington TRS, Inc. We have

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structured other transactions in which MPT TRS owns an indirect equity interest in a tenant entity in a similar manner, and we have structured leases with the operating subsidiaries of Ernest in a similar manner and may structure other such transactions similarly in the future.

Gross Income Tests. We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets;

•

income derived from the temporary investment of new capital that is attributable to the issuance of our shares of common stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one year period beginning on the date on which we received such new capital; and

•	gross income from foreclosure property.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends or gain from the sale or disposition of stock or securities. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. In addition, for taxable years beginning on and after January 1, 2005, income and gain from “hedging transactions” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such also will be excluded from both the numerator and the denominator for purposes of the 95% gross income test and for transactions entered into after July 30, 2008, such income and gain also will be excluded from the 75% gross income test. For items of income and gain recognized after July 30, 2008, passive foreign exchange gain is excluded from the 95% gross income test and real estate foreign exchange gain is excluded from both the 95% and the 75% gross income tests. The following paragraphs discuss the specific application of the gross income tests to us.

The Secretary of the Treasury is given broad authority to determine whether particular items of gain or income qualify or not under the 75% and 95% gross income tests, or are to be excluded from the measure of gross income for such purposes.

Rents from Real Property. Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met.

First, the rent must not be based in whole or in part on the income or profits of any person. Participating rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

•	are fixed at the time the leases are entered into;

•	are not renegotiated during the term of the leases in a manner that has the effect of basing rent on income or profits; and

•	conform with normal business practice.

More generally, the rent will not qualify as “rents from real property” if, considering the relevant lease and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality

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used as a means of basing the rent on income or profits. We have represented to Baker Donelson that we intend to set and accept rents which are fixed dollar amounts or a fixed percentage of gross revenue, and not determined to any extent by reference to any person’s income or profits, in compliance with the rules above.

Second, we must not own, actually or constructively, 10% or more of the stock or the assets or net profits of any tenant, referred to as a related party tenant, other than a taxable REIT subsidiary. Failure to adhere to this limitation would cause the rental income from the related party tenant to not be treated as qualifying income for purposes of the REIT gross income tests. The constructive ownership rules generally provide that, if 10% or more in value of our stock is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. In addition, our charter prohibits transfers of our shares that would cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant. Presently we own a less than 10% ownership interest in one tenant entity. We do not own, actually or constructively, 10% or more of any tenant other than a taxable REIT subsidiary. We have represented to counsel that we will not rent any facility to a related-party tenant. However, MPT Covington TRS, Inc. has acquired a greater than 10% equity interest in an entity to which it subleases a health care facility which is operated by an eligible independent operator. We have obtained a private letter ruling from the IRS holding that the ownership of the equity interest and the operation of the facility in accordance with the agreements among the parties do not adversely affect the taxable REIT subsidiary status of MPT Covington TRS, Inc. or disqualify the rents paid by MPT Covington TRS, Inc. to us from being treated as qualifying income under the 75% and 95% gross income tests. We have structured other transactions and may structure future transactions in a similar manner. In particular, our leases with subsidiaries of Ernest are structured in a similar manner with the exception that the prior management of Ernest and its subsidiaries, through a management company, Guiding Health Management Group, LLC (“ManageCo”), formed by the prior management, is the manager of the Ernest facilities. These managers previously operated Ernest and its subsidiaries as officers and employees. Although certain management personnel have remained as officers of Ernest, they are now employees of and compensated by ManageCo. We believe that ManageCo meets the definition of an “eligible independent contractor” which is any independent contractor if, at the time such contractor enters into an agreement with a taxable REIT subsidiary to operate a qualified health care facility, such contractor is actively engaged in the trade or business of operating such facilities for any person who is not a related person to the REIT or the taxable REIT subsidiary. There is no assurance that the IRS will not take a contrary position with respect to the structuring of these and other such transactions. In addition, MPT TRS and MPT Covington TRS, Inc. have made and will make loans to tenants to acquire operations and for other purposes. We have structured and will structure these loans as debt and believe that they will be characterized as such, and that our rental income from our tenant borrowers will be treated as qualifying income for purposes of the REIT gross income tests. However, there can be no assurance that the IRS will not take a contrary position. If the IRS were to successfully treat a loan to a particular tenant as an equity interest, the tenant would be a related party tenant with respect to us, the rent that we receive from the tenant would not be qualifying income for purposes of the REIT gross income tests, and we could lose our REIT status.

However, as stated above, we believe that these loans will be treated as debt rather than equity interests. Finally, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our shares, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a tenant other than a taxable REIT subsidiary at some future date.

We currently own 100% of the stock of MPT TRS, MPT Covington TRS, Inc. and MPT Finance Corporation, Inc., all of which are taxable REIT subsidiaries, and may in the future own up to 100% of the stock of one or more additional taxable REIT subsidiaries. In addition, Ernest is a taxable REIT subsidiary because of MPT TRS’s indirect ownership of more than a 35% interest in Ernest. Under an exception to the related-party tenant rule described in the preceding paragraph, rent that we receive from a taxable REIT subsidiary will qualify as “rents from real property” as long as (1) the taxable REIT subsidiary is a qualifying taxable REIT subsidiary (among other things, it does not operate or manage a health care facility), (2) at least 90% of the leased space in the facility is leased to persons other than taxable REIT subsidiaries and related party tenants, and (3) the amount

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paid by the taxable REIT subsidiary to rent space at the facility is substantially comparable to rents paid by other tenants of the facility for comparable space. In addition, for tax years beginning after July 30, 2008, rents paid to a REIT by a taxable REIT subsidiary with respect to a “qualified health care property” (as defined below under “—Requirements for Qualification—Foreclosure Property”), operated on behalf of such taxable REIT subsidiary by a person who is an “eligible independent contractor” (as defined above), are qualifying rental income for purposes of the 75% and 95% gross income tests. We have formed and made a taxable REIT subsidiary election with respect to MPT Covington TRS, Inc. for the purpose of leasing a health care facility from us, subleasing that facility to an entity in which it owns an equity interest, and having that facility operated by an eligible independent contractor. We have obtained a private letter ruling from the IRS holding that the rent received by us from MPT Covington TRS, Inc. will qualify as rent from real property under these exceptions. We have since structured leases with taxable REIT subsidiaries in a similar manner, including leases with the subsidiaries of Ernest.

Third, the rent attributable to the personal property leased in connection with a lease of real property must not be greater than 15% of the total rent received under the lease. The rent attributable to personal property under a lease is the amount that bears the same ratio to total rent under the lease for the taxable year as the average of the fair market values of the leased personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property covered by the lease at the beginning and at the end of such taxable year (the “personal property ratio”). With respect to each of our leases, we believe that the personal property ratio generally will be less than 15%. Where that is not, or may in the future not be, the case, we believe that any income attributable to personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the IRS would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus lose our REIT status.

Fourth, we cannot furnish or render noncustomary services to the tenants of our facilities, or manage or operate our facilities, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a facility, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related facility. Finally, we may own up to 100% of the stock of one or more taxable REIT subsidiaries, which may provide noncustomary services to our tenants without tainting our rents from the related facilities. We do not intend to perform any services other than customary services for our tenants, and services provided through independent contractors or taxable REIT subsidiaries. We have represented to Baker Donelson that we will not perform noncustomary services which would jeopardize our REIT status.

Finally, in order for the rent payable under the leases of our properties to constitute “rents from real property,” the leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures, financing arrangements, or another type of arrangement. We generally treat our leases with respect to our properties as true leases for federal income tax purposes; however, there can be no assurance that the IRS would not consider a particular lease a financing arrangement instead of a true lease for federal income tax purposes. In that case, and in any case in which we intentionally structure a lease as a financing arrangement, our income from that lease would be interest income rather than rent and would be qualifying income for purposes of the 75% gross income test to the extent that our “loan” does not exceed the fair market value of the real estate assets associated with the facility. All of the interest income from our loan would be qualifying income for purposes of the 95% gross income test. We believe that the characterization of a lease as a financing arrangement would not adversely affect our ability to qualify as a REIT.

If a portion of the rent we receive from a facility does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent

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attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. If rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT status. By contrast, in the following circumstances, none of the rent from a lease of a facility would qualify as “rents from real property”: (1) the rent is considered based on the income or profits of the tenant; (2) the tenant is a related party tenant or fails to qualify for the exception to the related-party tenant rule for qualifying taxable REIT subsidiaries; (3) we furnish more than a de minimis amount of noncustomary services to the tenants of the facility, other than through a qualifying independent contractor or a taxable REIT subsidiary; or (4) we manage or operate the facility, other than through an independent contractor. In any of these circumstances, we could lose our REIT status because we would be unable to satisfy either the 75% or 95% gross income test.

Tenants may be required to pay, besides base rent, reimbursements for certain amounts we are obligated to pay to third parties (such as a tenant’s proportionate share of a facility’s operational or capital expenses), penalties for nonpayment or late payment of rent or additions to rent. These and other similar payments should qualify as “rents from real property.”

Interest. The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely because it is based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based upon the residual cash proceeds from the sale of the property securing the loan constitutes a “shared appreciation provision,” income attributable to such participation feature will be treated as gain from the sale of the secured property.

Fee Income. We may receive various fees in connection with our operations. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees are not qualifying income for purposes of either gross income test. We anticipate that MPT TRS, one of our taxable REIT subsidiaries, will receive most of the management fees, inspection fees and construction fees in connection with our operations. Any fees earned by MPT TRS will not be included as income for purposes of the gross income tests.

Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.” We may form or acquire a taxable REIT subsidiary to engage in transactions that may not fall within the safe-harbor provisions.

Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incidental to such real property acquired by a REIT as the result of the REIT’s having bid on the property at foreclosure, or having otherwise reduced such

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property to ownership or possession by agreement or process of law, after actual or imminent default on a lease of the property or on indebtedness secured by the property, or a “Repossession Action.” Property acquired by a Repossession Action will not be considered “foreclosure property” if (1) the REIT held or acquired the property subject to a lease or securing indebtedness for sale to customers in the ordinary course of business or (2) the lease or loan was acquired or entered into with intent to take Repossession Action or in circumstances where the REIT had reason to know a default would occur. The determination of such intent or reason to know must be based on all relevant facts and circumstances. In no case will property be considered “foreclosure property” unless the REIT makes a proper election to treat the property as foreclosure property.

Foreclosure property includes any qualified health care property acquired by a REIT as a result of a termination of a lease of such property (other than a termination by reason of a default, or the imminence of a default, on the lease). A “qualified health care property” means any real property, including interests in real property, and any personal property incident to such real property which is a “health care facility” (as defined above under “—Requirements for Qualification—Organizational Requirements”) or is necessary or incidental to the use of a health care facility.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property (or, in the case of a qualified health care property which becomes foreclosure property because it is acquired by a REIT as a result of the termination of a lease of such property, at the end of the second taxable year following the taxable year in which the REIT acquired such property) or longer if an extension is granted by the Secretary of the Treasury. This period (as extended, if applicable) terminates, and foreclosure property ceases to be foreclosure property on the first day:

•

on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•

on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•

which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income. For this purpose, in the case of a qualified health care property, income derived or received from an independent contractor will be disregarded to the extent such income is attributable to (1) a lease of property in effect on the date the REIT acquired the qualified health care property (without regard to its renewal after such date so long as such renewal is pursuant to the terms of such lease as in effect on such date) or (2) any lease of property entered into after such date if, on such date, a lease of such property from the REIT was in effect and, under the terms of the new lease, the REIT receives a substantially similar or lesser benefit in comparison to the prior lease.

Hedging Transactions. From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. For taxable years beginning on and after January 1, 2005, income and gain from “hedging transactions” will be excluded from gross income for purposes of the 95% gross income test and for transactions entered into after July 30, 2008, such income or gain will also be excluded from the 75% gross income test. For this purpose, a “hedging transaction” will mean any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate or price changes with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets or to manage risks of currency fluctuations with respect to any item of income

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or gain that would be qualifying income under the 75% or 95% income tests (or any property which generates such income or gain). We are required to clearly identify any such hedging transaction before the close of the day on which it is acquired, originated, or entered into. Since the financial markets continually introduce new and innovative instruments related to risk-sharing or trading, it is not entirely clear which such instruments will generate income which will be considered qualifying or excluded income for purposes of the gross income tests. We intend to structure any hedging or similar transactions so as not to jeopardize our status as a REIT.

Foreign Currency Gain. For gains and items of income recognized after July 30, 2008, passive foreign exchange gain is excluded from the 95% income test and real estate foreign exchange gain is excluded from the 75% income test. Real estate foreign exchange gain is foreign currency gain (as defined in Code Section 988(b)(1)) which is attributable to (i) any qualifying item of income or gain for purposes of the 75% income test, (ii) the acquisition or ownership of obligations secured by mortgages on real property or interests in real property; or (iii) becoming or being the obligor under obligations secured by mortgages on real property or on interests in real property. Real estate foreign exchange gain also includes Code Section 987 gain attributable to a qualified business unit (“QBU”) of the REIT if the QBU itself meets the 75% income test for the taxable year, and meets the 75% asset test at the close of each quarter of the REIT that has directly or indirectly held the QBU. The QBU is not required to meet the 95% income test in order for this 987 gain exclusion to apply. Real estate foreign exchange gain also includes any other foreign currency gain as determined by the Secretary of the Treasury.

Passive foreign exchange gain includes all real estate foreign exchange gain, and in addition includes foreign currency gain which is attributable to (i) any qualifying item of income or gain for purposes of the 95% income test, (ii) the acquisition or ownership of obligations, (iii) becoming or being the obligor under obligations, and (iv) any other foreign currency gain as determined by the Secretary of the Treasury.

Any gain derived from dealing, or engaging in substantial and regular trading, in securities denominated in, or determined by reference to, one or more nonfunctional currencies will be treated as non-qualifying income for both the 75% and 95% gross income tests. We do not currently, and do not expect to, engage in such trading.

Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect, and

•	following our identification of such failure for any taxable year, a schedule of the sources of our income is filed in accordance with regulations prescribed by the Secretary of the Treasury.

We cannot with certainty predict whether any failure to meet these tests will qualify for the relief provisions. As discussed above in “—Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

Asset Tests. To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•

real estate assets, which includes interest in real property, leaseholds, options to acquire real property or leaseholds, interests in mortgages on real property and shares (or transferable certificates of beneficial interest) in other REITs; and

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•

investments in stock or debt instruments attributable to the temporary investment (i.e., for a period not exceeding 12 months) of new capital that we raise through any equity offering or public offering of debt with at least a five year term.

Effective for tax years beginning after July 30, 2008, if a REIT or its QBU uses any foreign currency as its functional currency (as defined in section 985(b) of the Code), the term “cash” includes such currency to the extent held for use in the normal course of the activities of the REIT or QBU which give rise to items of income or gain qualifying under the 95% and 75% income tests or are directly related to acquiring or holding assets qualifying under the 75% assets test, provided that the currency cannot be held in connection with dealing, or engaging in substantial and regular trading, in securities.

With respect to investments not included in the 75% asset class, we may not hold securities of any one issuer (other than a taxable REIT subsidiary) that exceed 5% of the value of our total assets; nor may we hold securities of any one issuer (other than a taxable REIT subsidiary) that represent more than 10% of the voting power of all outstanding voting securities of such issuer or more than 10% of the value of all outstanding securities of such issuer.

In addition, we may not hold securities of one or more taxable REIT subsidiaries that represent in the aggregate more than 25% of the value of our total assets (20% for tax years beginning prior to January 1, 2009), irrespective of whether such securities may also be included in the 75% asset class (e.g., a mortgage loan issued to a taxable REIT subsidiary). Furthermore, no more than 25% of our total assets may be represented by securities that are not included in the 75% asset class, including, among other things, certain securities of a taxable REIT subsidiary such as stock or non-mortgage debt.

For purposes of the 5% and 10% asset tests, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or taxable REIT subsidiary, mortgage loans that constitute real estate assets, or equity interests in a partnership that holds real estate assets. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term “securities” does not include:

•

“Straight debt,” defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into stock, and (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) holds non- “straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

•

a contingency relating to the time of payment of interest or principal, as long as either (1) there is no change to the effective yield to maturity of the debt obligation, other than a change to the annual yield to maturity that does not exceed the greater of 0.25% or 5% of the annual yield to maturity, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•

a contingency relating to the time or amount of payment upon a default or exercise of a prepayment right by the issuer of the debt obligation, as long as the contingency is consistent with customary commercial practice;

•	Any loan to an individual or an estate;

•	Any “Section 467 rental agreement,” other than an agreement with a related party tenant;

•	Any obligation to pay “rents from real property”;

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•

Any security issued by a state or any political subdivision thereof, the District of Columbia, a foreign government or any political subdivision thereof, or the Commonwealth of Puerto Rico, but only if the determination of any payment thereunder does not depend in whole or in part on the profits of any entity not described in this paragraph or payments on any obligation issued by an entity not described in this paragraph;

•	Any security issued by a REIT;

•	Any debt instrument of an entity treated as a partnership for federal income tax purposes to the extent of our interest as a partner in the partnership;

•

Any debt instrument of an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transaction, is qualifying income for purposes of the 75% gross income test described above in “—Requirements for Qualification—Gross Income Tests.”

For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, excluding all securities described above except those securities described in the last two bullet points above.

MPT TRS and MPT Covington TRS, Inc., two of our taxable REIT subsidiaries, have made and will make loans to tenants to acquire operations and for other purposes. If the IRS were to successfully treat a particular loan to a tenant as an equity interest in the tenant, the tenant would be a “related party tenant” with respect to our company and the rent that we receive from the tenant would not be qualifying income for purposes of the REIT gross income tests. As a result, we could lose our REIT status. In addition, if the IRS were to successfully treat a particular loan as an interest held by our operating partnership rather than by one of our taxable REIT subsidiaries we could fail the 5% asset test, and if the IRS further successfully treated the loan as other than straight debt, we could fail the 10% asset test with respect to such interest. As a result of the failure of either test, we could lose our REIT status.

MPT Covington TRS, Inc. leases a health care facility from us and subleases it to a tenant in which it owns a greater than 10% interest. The facility is operated by an eligible independent contractor. We have obtained a private letter ruling from the IRS holding that ownership of the equity interest and the operation of the facility in accordance with the agreements among the parties do not adversely affect the taxable REIT subsidiary status of MPT Covington TRS, Inc. We have since structured other transactions in which MPT TRS owns an indirect equity interest in a tenant entity in a similar manner, including leases with the subsidiaries of Ernest. If the IRS successfully challenged the taxable REIT subsidiary status of MPT Covington TRS, Inc. or MPT TRS, and we were unable to cure as described below, we could fail the 10% asset test with respect to our ownership of MPT Covington TRS, Inc. or MPT TRS and as a result lose our REIT status.

We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•

the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

In the event that, at the end of any calendar quarter, we violate the 5% or 10% test described above, we will not lose our REIT status if (1) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (2) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the

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quarter in which we identified the failure of the asset test. In the event of a more than de minimis failure of the 5% or 10% tests, or a failure of the other assets test, at the end of any calendar quarter, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT status if we (1) file with the IRS a schedule describing the assets that caused the failure, (2) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified the failure of the asset test and (3) pay a tax equal to the greater of $50,000 and tax at the highest corporate rate on the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

Distribution Requirements. Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount not less than:

•	the sum of:

•	90% of our “REIT taxable income,” computed without regard to the dividends-paid deduction or our net capital gain or loss; and

•	90% of our after-tax net income, if any, from foreclosure property;

•	Minus

•	the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration.

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. In addition, we will incur a 4% nondeductible excise tax on the excess of a specified required distribution over amounts we actually distribute if we distribute an amount less than the required distribution during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year. The required distribution must not be less than the sum of:

•	85% of our REIT ordinary income for the year;

•	95% of our REIT capital gain income for the year; and

•	any undistributed taxable income from prior periods.

We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “—Requirements for Qualification—Taxation of Taxable United States Stockholders.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional shares of common or preferred stock.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends

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in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements. We must maintain certain records in order to qualify as a REIT. In addition, to avoid paying a penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our shares of outstanding capital stock. We intend to comply with these requirements.

Failure to Qualify. If we failed to qualify as a REIT in any taxable year and no relief provision applied, we would have the following consequences. We would be subject to federal income tax and any applicable alternative minimum tax at rates applicable to regular C corporations on our taxable income, determined without reduction for amounts distributed to stockholders. We would not be required to make any distributions to stockholders, and any distributions to stockholders would be taxable to them as dividend income to the extent of our current and accumulated earnings and profits. Corporate stockholders could be eligible for a dividends-received deduction if certain conditions are satisfied. Unless we qualified for relief under specific statutory provisions, we would not be permitted to elect taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT.

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if the failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described above in “—Gross Income Tests” and “—Asset Tests.”

Other Tax Consequences

Tax Aspects of Investments in Our Operating Partnership. The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investment in our operating partnership and any subsidiary partnerships or limited liability companies we form or acquire, each individually referred to as a “Partnership” and collectively, as “Partnerships.” The following discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships. We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if each Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member), rather than as a corporation or an association taxable as a corporation. An organization with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity does not make an election, it generally will be treated as a partnership for federal income tax purposes. We intend that each Partnership will be classified as a partnership for federal income tax purposes (or else a disregarded entity where there are not at least two separate beneficial owners).

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or a substantial equivalent). A publicly traded partnership is generally treated as a corporation for federal income tax purposes, but will not be so treated for any taxable year for which

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at least 90% of the partnership’s gross income consists of specified passive income, including real property rents, gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”).

Treasury regulations, referred to as PTP regulations, provide limited safe harbors from treatment as a publicly traded partnership. Pursuant to one of those safe harbors, the “private placement exclusion,” interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. For the determination of the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in the partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership should qualify for the private placement exclusion.

An unincorporated entity with only one separate beneficial owner generally may elect to be classified either as an association taxable as a corporation or as a disregarded entity. If such an entity is domestic and does not make an election, it generally will be treated as a disregarded entity. A disregarded entity’s activities are treated as those of a branch or division of its beneficial owner.

The operating partnership has not elected to be treated as an association taxable as a corporation. Therefore, our operating partnership is treated as a partnership for federal income tax purposes. We intend that our operating partnership will continue to be treated as partnership for federal income tax purposes.

We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that the operating partnership or any other subsidiary entity will be classified as either a partnership or disregarded entity for federal income tax purposes. If for any reason any Partnership were taxable as a corporation, rather than as a partnership or a disregarded entity, for federal income tax purposes, we likely would not be able to qualify as a REIT. See “—Requirements for Qualification—Gross Income Tests” and “—Requirements for Qualification—Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “—Requirements for Qualification—Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and Their Partners

Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. If each Partnership is classified as a partnership, we will therefore take into account our allocable share of each such Partnership’s income, gains, losses, deductions, and credits for each taxable year of each Partnership ending with or within our taxable year, even if we receive no distribution from any Partnership for that year or a distribution less than our share of taxable income. Similarly, even if we receive a distribution, it may not be taxable if the distribution does not exceed our adjusted tax basis in our interest in the Partnership. If any Partnership is classified as a disregarded entity, each Partnership’s activities will be treated as if carried on directly by us.

Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal

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income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

Tax Allocations with Respect to Contributed Properties. Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. Similar rules apply with respect to property revalued on the books of a partnership. The amount of such unrealized gain or unrealized loss, referred to as built-in gain or built-in loss, is generally equal to the difference between the fair market value of the contributed or revalued property at the time of contribution or revaluation and the adjusted tax basis of such property at that time, referred to as a book-tax difference. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The United States Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Our operating partnership generally intends to use the traditional method for allocating items with respect to which there is a book-tax difference.

Basis in Partnership Interest. Our adjusted tax basis in any partnership interest we own generally will be:

•	the amount of cash and the basis of any other property we contribute to the partnership;

•	increased by our allocable share of the partnership’s income (including tax-exempt income) and our allocable share of indebtedness of the partnership; and

•

reduced, but not below zero, by our allocable share of the partnership’s loss, the amount of cash and the basis of property distributed to us, and constructive distributions resulting from a reduction in our share of indebtedness of the partnership.

Loss allocated to us in excess of our basis in a partnership interest will not be taken into account until we again have basis sufficient to absorb the loss. A reduction of our share of partnership indebtedness will be treated as a constructive cash distribution to us, and will reduce our adjusted tax basis. Distributions, including constructive distributions, in excess of the basis of our partnership interest will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Depreciation Deductions Available to Partnerships. The initial tax basis of property is the amount of cash and the basis of property given as consideration for the property. A partnership in which we are a partner generally will depreciate property for federal income tax purposes under the modified accelerated cost recovery system of depreciation, referred to as MACRS. Under MACRS, each Partnership generally will depreciate furnishings over a seven year recovery period and equipment over a five year recovery period using a 200% declining balance method and a half-year convention. If, however, the partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. Under MACRS, the partnership generally will depreciate buildings and improvements over a 39 year recovery period using a straight line method and a mid-month convention. Each Partnership’s initial basis in properties acquired in exchange for units of each Partnership should be the same as the transferor’s basis in such properties on the date of acquisition by the partnership. Although the law is not entirely clear, each Partnership generally will depreciate such property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. Each Partnership’s tax depreciation deductions will be allocated among the partners in accordance with their respective interests in the partnership, except to the extent that any Partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed or revalued properties that results in our receiving a disproportionate share of such deductions.

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Sale of a Partnership’s Property. Generally, any gain realized by a Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of the gain treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed or revalued properties will be allocated first to the partners who contributed the properties or who were partners at the time of revaluation, to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on contributed or revalued properties is the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution or revaluation. Any remaining gain or loss recognized by the Partnership on the disposition of contributed or revalued properties, and any gain or loss recognized by the Partnership on the disposition of other properties, will be allocated among the partners in accordance with their percentage interests in the Partnership.

Our share of any Partnership gain from the sale of inventory or other property held primarily for sale to customers in the ordinary course of each Partnership’s trade or business will be treated as income from a prohibited transaction subject to a 100% tax. Income from a prohibited transaction may have an adverse effect on our ability to satisfy the gross income tests for REIT status. See “—Requirements for Qualification—Gross Income Tests.” We do not presently intend to acquire or hold, or to allow any Partnership to acquire or hold, any property that is likely to be treated as inventory or property held primarily for sale to customers in the ordinary course of our, or any Partnership’s, trade or business.

Taxable REIT Subsidiaries. As described above, we have formed and have made a timely election to treat MPT TRS, MPT Covington TRS, Inc. and MPT Finance Corporation, as taxable REIT subsidiaries and may form or acquire additional taxable REIT subsidiaries in the future. A taxable REIT subsidiary may provide services to our tenants and engage in activities unrelated to our tenants, such as third-party management, development, and other independent business activities.

We and any corporate subsidiary in which we own stock, other than a qualified REIT subsidiary, must make an election for the subsidiary to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary directly or indirectly owns shares of a corporation with more than 35% of the value or voting power of all outstanding shares of the corporation, the corporation will automatically also be treated as a taxable REIT subsidiary. Ernest is automatically treated as a taxable REIT subsidiary under this rule. Overall, no more than 25% of the value of our assets (20% for tax years beginning prior to January 1, 2009) may consist of securities of one or more taxable REIT subsidiaries, irrespective of whether such securities may also qualify under the 75% assets test, and no more than 25% of the value of our assets may consist of the securities that are not qualifying assets under the 75% test, including, among other things, certain securities of a taxable REIT subsidiary, such as stock or non-mortgage debt.

Rent we receive from our taxable REIT subsidiaries will qualify as “rents from real property” as long as at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related party tenants, and the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. For tax years beginning after July 30, 2008, rents paid to a REIT by a taxable REIT subsidiary with respect to a “qualified health care property,” (as defined above under “—Requirements for Qualification—Foreclosure Property”) operated on behalf of such taxable REIT subsidiary by a person who is an “eligible independent contractor,” (as defined above under “—Requirements for Qualification—Organizational Requirements”) are qualifying rental income for purposes of the 75% and 95% gross income tests. The taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to us to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on certain types of transactions between a taxable REIT subsidiary and us or our tenants that are not conducted on an arm’s-length basis.

A taxable REIT subsidiary may not directly or indirectly operate or manage a “health care facility,” (as defined above under “—Requirements for Qualification—Organizational Requirements”) though for tax years beginning

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after July 30, 2008 a health care facility leased to a taxable REIT subsidiary from a REIT may be operated on behalf of the taxable REIT subsidiary by an eligible independent contractor. MPT Covington TRS, Inc. has been formed for the purpose of, and is currently, leasing a health care facility from us, subleasing that facility to an entity in which MPT Covington TRS, Inc. owns an equity interest, and having that facility operated by an eligible independent contractor. We have obtained a private letter ruling from the IRS holding that the ownership of the equity interest and the operation of the facility in accordance with the agreements of the parties do not adversely affect the taxable REIT subsidiary status of MPT Covington TRS, Inc. We have structured other transactions in which MPT TRS owns an indirect equity interest in a tenant entity in a similar manner, including our leases with subsidiaries of Ernest, and may structure other such transactions in the future.

State and Local Taxes. We and our stockholders may be subject to taxation by various states and localities, including those in which we or a stockholder transact business, own property or reside. The state and local tax treatment may differ from the federal income tax treatment described above. Consequently, stockholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in our common stock.

Taxation of Noteholders

The following is a summary of certain U.S. federal income tax considerations relating to the ownership and disposition of fixed rate notes that we may offer for “U.S. Holders” or “Non-U.S. Holders” (each, as defined below and collectively, “Holders”). Except where noted, this summary deals only with notes held as capital assets (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), by a Holder who purchases the notes on original issuance at the “issue price” (the first price at which a substantial portion of the notes is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). This discussion does not address the tax consequences to subsequent purchasers of notes.

This discussion does not describe all of the U.S. federal income tax considerations that may be relevant to a Holder in light of its particular circumstances or to Holders subject to special rules, including, without limitation, Holders subject to the U.S. federal alternative minimum tax, dealers in securities or currencies, financial institutions, insurance companies, regulated investment companies, tax-exempt entities, former citizens or residents of the United States, pass-through entities (e.g., S corporations, partnerships or other entities taxable as partnerships for U.S. federal income tax purposes) or investors who hold the notes through pass-through entities, “controlled foreign corporations,” “passive foreign investment companies,” U.S. Holders (as defined below) whose functional currency is not the U.S. dollar and persons that hold the notes in connection with a straddle, hedging, conversion or other risk reduction transaction. Furthermore, this summary does not consider the effect of the U.S. federal estate or gift tax laws.

The U.S. federal income tax considerations set forth below are based upon the Code, Treasury regulations promulgated thereunder, court decisions, and rulings and pronouncements of the Internal Revenue Service (the “IRS”) all as in effect on the date hereof, and all of which are subject to change, possibly on a retroactive basis, and to differing interpretations, so as to result in U.S. federal income tax considerations different from those summarized below. We have not sought any ruling from the IRS with respect to statements made and conclusions reached in this summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partnership considering an investment in the notes and partners in such a partnership are urged to consult their tax advisors about the U.S. federal income tax consequences of the purchase, ownership and disposition of the notes.

Investors considering the purchase of the notes are urged to consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

U.S. Holders

The following discussion is a summary of certain U.S. federal income tax considerations generally applicable to a U.S. Holder.

Stated interest and original issue discount

Qualified stated interest on a note (as defined below) generally will be included in the income of a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with the U.S. Holder’s regular method of tax accounting.

If the issue price of the notes is less than their stated redemption price at maturity, then the notes will be treated as being issued with original issue discount (“OID”) for U.S. federal income tax purposes unless the difference between their issue price and their stated redemption price at maturity is less than a statutory de minimis amount. The “stated redemption price at maturity” of a debt security is the total of all payments to be made under the debt security other than “qualified stated interest” (generally, stated interest that is unconditionally payable in cash or property at least annually at a single fixed rate or at certain floating rates that properly take into account the length of the interval between stated interest payments); and, generally, is expected to equal the principal amount of the debt security. All stated interest on the notes is expected to be qualified stated interest. The amount of OID on the notes will be de minimis if it is less than 0.0025 multiplied by the product of their stated redemption price at maturity and the number of complete years to maturity.

If the difference between the issue price and the stated redemption price at maturity of the notes is more than the statutory de minimis amount, the notes will be treated as having been issued with OID. The amount of OID on the notes, which is equal to the difference, must be included in income as ordinary interest as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder’s regular method of tax accounting.

U.S. Holders purchasing notes with OID should consult their tax advisors regarding computation of OID accruals.

Sale, redemption, exchange or other taxable disposition of notes

Upon the sale, exchange, redemption, repurchase, retirement or other disposition of a note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash proceeds and the fair market value of any property received on the disposition (except to the extent such amount is attributable

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to accrued but unpaid stated interest, which is taxable as ordinary income if not previously included in such Holder’s income) and (ii) such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to such Holder increased by the amount of OID (if any) previously included in income by such Holder and decreased by the amount of any prior payments other than qualified stated interest payments.

Capital gain or loss recognized upon the disposition of a note will be a long-term capital gain or loss if the note was held for more than one year. The maximum tax rate on long-term capital gains to non-corporate U.S. Holders is generally 20%. The deductibility of capital losses is subject to limitations.

Information reporting and backup withholding

We will report to our U.S. Holders and to the IRS the amount of interest payments, accruals of OID and payments of the proceeds from the sale, exchange, redemption, repurchase, retirement or other disposition of a note made to a U.S. Holder, and the amount we withhold, if any. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding at a current rate of up to 28% with respect to such amounts unless the Holder:

•	comes within certain exempt categories and, when required, demonstrates that fact, or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A U.S. Holder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. Holder’s income tax liability if the information is furnished to the IRS in a timely manner.

Medicare Tax

Certain U.S. Holders who are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, interest on and capital gains from the sale or other disposition of the notes. U.S. Holders should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of the notes.

Non-U.S. Holders

The rules governing the U.S. federal income taxation of a Non-U.S. Holder are complex and no attempt will be made herein to provide more than a summary of such rules. Non-U.S. Holders should consult their tax advisors to determine the effect of U.S. federal, state, local and foreign tax laws, as well as tax treaties, with regard to an investment in the notes.

Interest and original issue discount

A Non-U.S. Holder holding the notes on its own behalf generally will be exempt from U.S. federal income and withholding taxes on payments of interest (which for purposes of this discussion of Non-U.S. Holders includes any OID) on a note that is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder unless such Non-U.S. Holder is (i) a direct or indirect 10% or greater partner (as defined in section 871(h)(3) of the Code) in the Operating Partnership, (ii) a controlled foreign corporation related to the Operating Partnership, or (iii) a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business.

In order for a Non-U.S. Holder to qualify for this exemption from taxation on interest, the “withholding agent” (generally, the last U.S. payor or a non-U.S. payor who is a qualified intermediary or withholding foreign partnership) must have received a statement (generally made on IRS Form W-8BEN) from the Non-U.S. Holder

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that: (i) is signed under penalties of perjury by the beneficial owner of the note, (ii) certifies that such owner is a Non-U.S. Holder and (iii) provides the beneficial owner’s name and address. A Non-U.S. Holder that is not an individual or corporation (or an entity treated as a corporation for U.S. federal income tax purposes) holding the debt securities on its own behalf may have substantially increased reporting requirements and should consult its tax advisor.

To the extent that interest income with respect to a note is not exempt from U.S. federal withholding tax as described above, a Non-U.S. Holder will be subject to U.S. federal income tax at a 30% rate unless (1) such tax is eliminated or reduced under an applicable income tax treaty or (2) such interest income is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States.

Sale, redemption, exchange or other taxable disposition of notes

Any gain realized on the sale, redemption, exchange, retirement, repurchase or other taxable disposition of a note by a Non-U.S. Holder (except to the extent such amount is attributable to accrued interest, which would be taxable as described above) will be exempt from U.S. federal income and withholding taxes so long as: (i) the gain is not effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder (and, if an applicable income tax treaty so provides, is not attributable to a U.S. permanent establishment) and (ii) in the case of a foreign individual, the Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year.

Effectively connected income.

A Non-U.S. Holder whose gain or interest income with respect to a note is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder (and, if an applicable income tax treaty so provides, is attributable to a U.S. permanent establishment) will generally be subject to U.S. federal income tax on the gain or interest income at regular U.S. federal income tax rates, as if the Holder were a U.S. person. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30 percent of its “dividend equivalent amount” within the meaning of the Code for the taxable year, subject to adjustment, unless it qualifies for a lower rate or an exemption under an applicable tax treaty. The withholding tax discussed above will not apply to effectively connected income, provided the Holder furnishes an IRS form W-8ECI or IRS Form W-8BEN, as applicable.

Information reporting and backup withholding

Information reporting requirements and backup withholding generally will not apply to interest payments on a note to a Non-U.S. Holder if the statement described in “Non-U.S. Holders” is duly provided by such Holder, provided that the withholding agent does not have actual knowledge that the Holder is a United States person. Information reporting requirements and backup withholding will not apply to any payment of the proceeds of the sale or other disposition (including a redemption) of a note effected outside the United States by a foreign office of a “broker” (as defined in applicable Treasury regulations), unless such broker (i) is a United States person, (ii) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a controlled foreign corporation within the meaning of the Code, (iv) is a U.S. branch of a foreign bank or a foreign insurance company, or (v) is a partnership with a U.S. trade or business or a specified percentage of U.S. partners. Payment of the proceeds of any such disposition effected outside the United States by a foreign office of any broker that is described in (ii) through (v) of the preceding sentence will not be subject to backup withholding, but will be subject to the information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such disposition or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the debt security provides the statement described in

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“—Non-U.S. Holders” or otherwise establishes an exemption. Any amount withheld from a payment to a Holder of a note under the backup withholding rules is allowable as a credit against such Holder’s U.S. federal income tax liability (which might entitle such Holder to a refund), provided that such Holder timely furnishes the required information to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code (which are commonly referred to as “FATCA”) generally impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless additional certification, information reporting and other specified requirements are satisfied. Failure to comply with the FATCA reporting requirements could result in withholding tax being imposed on payments of interest and sales proceeds to foreign intermediaries and certain Non-U.S. Holders. Pursuant to recently issued final Treasury regulations and administrative guidance, this withholding tax will generally not be imposed on payments pursuant to obligations that are outstanding on July 1, 2014. However, if the debt securities were modified in certain ways after June 30, 2014, they could become subject to these rules. Prospective investors should consult their own tax advisors regarding FATCA.

THE U.S. FEDERAL INCOME TAX SUMMARY SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON YOUR PARTICULAR SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER OTHER FEDERAL TAX LAWS AND STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN TAX LAWS.

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PLAN OF DISTRIBUTION

We may sell the securities in any one or more of the following ways:

•	to the public through underwriting syndicates led by one or more managing underwriters;

•	directly to investors, including through a specific bidding, auction or other process;

•	to investors through agents;

•	directly to agents;

•	to or through brokers or dealers;

•	to one or more underwriters acting alone for resale to investors or to the public; and

•	through a combination of any such methods of sale.

If we sell securities to a dealer acting as principal, the dealer may resell such securities at varying prices to be determined by such dealer in its discretion at the time of resale without consulting with us and such resale prices may not be disclosed in the applicable prospectus supplement.

Any underwritten offering may be on a best efforts or a firm commitment basis. We may also offer securities through subscription rights distributed to our stockholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

Sales of the securities may be effected from time to time in one or more transactions, including negotiated transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Any of the prices may represent a discount from the then prevailing market prices.

In the sale of the securities, underwriters or agents may receive compensation from us in the form of underwriting discounts or commissions and may also receive compensation from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Discounts, concessions and commissions may be changed from time to time. Dealers and agents that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act, and any discounts, concessions or commissions they receive from us and any profit on the resale of securities they realize may be deemed to be underwriting compensation under applicable federal and state securities laws.

The applicable prospectus supplement will, where applicable:

•	identify any such underwriter, dealer or agent;

•	describe any compensation in the form of discounts, concessions, commissions or otherwise received from us by each such underwriter or agent and in the aggregate by all underwriters and agents;

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•	describe any discounts, concessions or commissions allowed by underwriters to participating dealers;

•	identify the amounts underwritten; and

•	identify the nature of the underwriter’s or underwriters’ obligation to take the securities.

Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market. It is possible that one or more underwriters may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, any offered securities.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If disclosed in the applicable prospectus supplement, in connection with those derivative transactions third parties may sell securities covered by this prospectus and such prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or from others to settle those short sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivative transactions to close out any related open borrowings of securities. If the third party is or may be deemed to be an underwriter under the Securities Act, it will be identified in the applicable prospectus supplements.

Until the distribution of the securities is completed, rules of the SEC may limit the ability of any underwriters and selling group members to bid for and purchase the securities. As an exception to these rules, underwriters are permitted to engage in some transactions that stabilize the price of the securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities.

Underwriters may engage in overallotment. If any underwriters create a short position in the securities in an offering in which they sell more securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing the securities in the open market.

The lead underwriters may also impose a penalty bid on other underwriters and selling group members participating in an offering. This means that if the lead underwriters purchase securities in the open market to reduce the underwriters’ short position or to stabilize the price of the securities, they may reclaim the amount of any selling concession from the underwriters and selling group members who sold those securities as part of the offering.

In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security before the distribution is completed.

We do not make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the securities. In addition, we do not make any representation that underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Under agreements into which we may enter, underwriters, dealers and agents who participate in the distribution of the securities may be entitled to indemnification by us against or contribution towards certain civil liabilities, including liabilities under the applicable securities laws.

Underwriters, dealers and agents may engage in transactions with us, perform services for us or be our tenants in the ordinary course of business.

If indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by particular institutions to purchase securities from us at the public offering price set

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forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each delayed delivery contract will be for an amount no less than, and the aggregate amounts of securities sold under delayed delivery contracts shall be not less nor more than, the respective amounts stated in the applicable prospectus supplement. Institutions with which such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but will in all cases be subject to our approval. The obligations of any purchaser under any such contract will be subject to the conditions that (a) the purchase of the securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject, and (b) if the securities are being sold to underwriters, we shall have sold to the underwriters the total amount of the securities less the amount thereof covered by the contracts. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, securities may not be sold in some states unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Underwriters, dealers or agents that participate in the offer of securities, or their affiliates or associates, may have engaged or engage in transactions with and perform services for, Medical Properties Trust, Inc., MPT Operating Partnership or our affiliates in the ordinary course of business for which they may have received or receive customary fees and reimbursement of expenses.

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LEGAL MATTERS

Certain legal matters with respect to the validity of the debt securities offered hereby will be passed upon by Goodwin Procter LLP, New York, New York. The general summary of certain material U.S. federal income tax considerations contained under the heading “Certain material U.S. federal income tax considerations” (other than “Taxation of Noteholders”) has been passed upon for us by Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Medical Properties Trust, Inc. and MPT Operating Partnership, L.P. for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Prior to the filing of this registration statement, the registrants (other than Medical Properties) were not subject to the periodic reporting and other informational requirements of the Exchange Act. Medical Properties, a potential guarantor of the debt securities issued hereby and the parent company of the issuers, is currently subject to the periodic reporting and other informational requirements of the Exchange Act, and files annual, quarterly and current reports and other information with the SEC. The registration statement of which this prospectus forms a part, such reports and other information will be available on the SEC’s Web site at www.sec.gov. You also may read and copy any documents filed at the SEC’s public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about their public reference rooms, including copy charges. The SEC filings of Medical Properties are also available free of charge at its Internet website (http://www.medicalpropertiestrust.com). The foregoing Internet website is an inactive textual reference only, meaning that the information contained on the website is not a part of this prospectus and is not incorporated in this prospectus by reference. Information may also be obtained from us at Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242, Attention: Chief Financial Officer. Medical Properties Trust, Inc.’s telephone number is (205) 969-3755.

We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus or any accompanying prospectus supplement or free writing prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus or any accompanying prospectus supplement or free writing prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law.

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INCORPORATION BY REFERENCE

We incorporate by reference into this prospectus the documents listed below and any future filings Medical Properties and MPT Operating Partnership make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any filings after the date of this prospectus (other than information furnished pursuant to Item 2.01, Item 7.01 or exhibits furnished pursuant to Item 9.01 of Form 8-K), until the offering of debt securities is terminated. The information incorporated by reference herein is an important part of this prospectus. Any statement in a document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus, or (2) any other subsequently filed document that is incorporated by reference in this prospectus, modifies or supersedes such statement:

•	the combined Annual Report of Medical Properties and MPT Operating Partnership on Form 10-K for the year ended December 31, 2012;

•

Medical Properties’ Definitive Proxy Statement on Schedule 14A, relating to the annual meeting of stockholders held on May 23, 2013, filed on April 26, 2013, and additional definitive materials on Schedule 14A filed on April 26, 2013 and May 15, 2013 (solely to the extent specifically incorporated by reference into Medical Properties Trust, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012)

•	Medical Properties’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2013; and

•	Medical Properties’ Current Reports on Form 8-K filed on February 28, 2013, May 24, 2013 and July 15, 2013.

We will provide without charge to each person to whom a prospectus is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. A written request should be addressed to Investor Relations, Medical Properties Trust, Inc., 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242.

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Appendix A

Combined Annual Report on Form 10-K for the Year Ended December 31, 2012 of Medical Properties and the Operating Partnership

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-K

(Mark One)

☑	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2012

or

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number 001-32559

Medical Properties Trust, Inc.

MPT Operating Partnership, L.P.

(Exact Name of Registrant as Specified in Its Charter)

Maryland Delaware	20-0191742 20-0242069
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

1000 Urban Center Drive, Suite 501 Birmingham, AL	35242
(Address of Principal Executive Offices)	(Zip Code)

(205) 969-3755

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share of Medical Properties Trust, Inc.	New York Stock Exchange

Securities registered pursuant to Section 12(g) of the Act:

None

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes  ☑    No  ☐

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.    Yes  ☐    No  ☑

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☑    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its Website, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☑    No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment of this Form 10-K.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer (Medical Properties Trust Inc. only)	☑		Accelerated filer	☐

Non-accelerated filer (MPT Operating Partnership, L.P. only)	☑	(Do not check if a smaller reporting company)	Smaller reporting company	☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).    Yes  ☐    No  ☑

As of June 30, 2012, the aggregate market value of the 135,572,131 shares of common stock, par value $0.001 per share (“Common Stock”), held by non-affiliates of the registrant was $1,304,203,900 based upon the last reported sale price of $9.62 on the New York Stock Exchange. For purposes of the foregoing calculation only, all directors and executive officers of the registrant have been deemed affiliates.

As of February 18, 2013, 137,077,356 shares of Medical Properties Trust, Inc. Common Stock were outstanding.

DOCUMENTS INCORPORATED BY REFERENCE

Portions of the registrant’s definitive Proxy Statement for the Annual Meeting of Stockholders to be held on May 23, 2013 are incorporated by reference into Items 10 through 14 of Part III, of this Annual Report on Form 10-K.

EXPLANATORY NOTE

This report combines the Annual Reports on Form 10-K for the year ended December 31, 2012, of Medical Properties Trust, Inc., a Maryland corporation, and MPT Operating Partnership, L.P., a Delaware limited partnership, through which Medical Properties Trust, Inc. conducts substantially all of its operations. Unless otherwise indicated or unless the context requires otherwise, all references in this report to “we,” “us,” “our,” “our company,” “Medical Properties,” “MPT,” or “the Company” refer to Medical Properties Trust, Inc. together with its consolidated subsidiaries, including MPT Operating Partnership, L.P. Unless otherwise indicated or unless the context requires otherwise, all references to “our operating partnership” or “the operating partnership” refer to MPT Operating Partnership, L.P. together with its consolidated subsidiaries.

A WARNING ABOUT FORWARD LOOKING STATEMENTS

We make forward-looking statements in this Annual Report on Form 10-K that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. Statements regarding the following subjects, among others, are forward-looking by their nature:

•	our business strategy;

•	our projected operating results;

•	our ability to acquire or develop net-leased facilities;

•	availability of suitable facilities to acquire or develop;

•	our ability to enter into, and the terms of, our prospective leases and loans;

•	our ability to raise additional funds through offerings of debt and equity security and/or property disposals;

•	our ability to obtain future financing arrangements;

•	estimates relating to, and our ability to pay, future distributions;

•	our ability to compete in the marketplace;

•	lease rates and interest rates;

•	market trends;

•	projected capital expenditures; and

•	the impact of technology on our facilities, operations and business.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common stock and other securities, along with, among others, the following factors that could cause actual results to vary from our forward-looking statements:

•

the factors referenced in this Annual Report on Form 10-K, including those set forth under the sections captioned “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business;”

•	national and local business, real estate, and other market conditions;

•	the competitive environment in which we operate;

•	the execution of our business plan;

•	financing risks;

•	acquisition and development risks;

•	potential environmental contingencies, and other liabilities;

•	other factors affecting the real estate industry generally or the healthcare real estate industry in particular;

•	our ability to maintain our status as a real estate investment trust, or REIT for federal and state income tax purposes;

•	our ability to attract and retain qualified personnel;

•	federal and state healthcare and other regulatory requirements; and

•	national and local economic conditions, which may have a negative effect on the following, among other things:

•	the financial condition of our tenants, our lenders and institutions that hold our cash balances, which may expose us to increased risks of default by these parties;

•

our ability to obtain equity or debt financing on attractive terms or at all, which may adversely impact our ability to pursue acquisition and development opportunities and our future interest expense; and

•	the value of our real estate assets, which may limit our ability to dispose of assets at attractive prices or obtain or maintain debt financing secured by our properties or on an unsecured basis.

When we use the words “believe,” “expect,” “may,” “potential,” “anticipate,” “estimate,” “plan,” “will,” “could,” “intend” or similar expressions, we are identifying forward-looking statements. You should not place undue reliance on these forward-looking statements. Except as required by law, we disclaim any obligation to update such statements or to publicly announce the result of any revisions to any of the forward-looking statements contained in this Annual Report on Form 10-K to reflect future events or developments.

PART I

ITEM 1.	Business

Overview

We are a self-advised real estate investment trust (“REIT”) focused on investing in and owning net-leased healthcare facilities. We have operated as a REIT since April 6, 2004, and accordingly, elected REIT status upon the filing of our calendar year 2004 federal income tax return. Medical Properties Trust, Inc. was incorporated under Maryland law on August 27, 2003, and MPT Operating Partnership, L.P. was formed under Delaware law on September 10, 2003. We conduct substantially all of our business through MPT Operating Partnership, L.P. We acquire and develop healthcare facilities and lease the facilities to healthcare operating companies under long-term net leases, which require the tenant to bear most of the costs associated with the property. We also make mortgage loans to healthcare operators collateralized by their real estate assets. In addition, we selectively make loans to certain of our operators through our taxable REIT subsidiaries, the proceeds of which are used for acquisition and working capital purposes. Finally, from time to time, we acquire a profits or other equity interest in our tenants that gives us a right to share in such tenant’s profits and losses.

Our investment in healthcare real estate, including mortgage loans and other loans to certain of our tenants, as well as any equity investments in our tenants is considered a single reportable segment as further discussed in Note 1 of Item 8 in Part II of this Annual Report on Form 10-K. At December 31, 2012 and 2011, we had $2.1 billion and $1.5 billion, respectively, invested in the following healthcare real estate and related assets:

	2012		2011
	(Dollars in thousands)
Real estate owned (gross)	$1,556,788	72.9%	$1,233,947	81.8%
Mortgage loans	368,650	17.3%	165,000	10.9%
Other loans	159,243	7.5%	74,839	5.0%
Construction in progress	38,339	1.8%	30,903	2.0%
Equity and other interests	12,867	0.5%	4,872	0.3%

Total	$2,135,887	100.0%	$1,509,561	100.0%

All of our investments are currently located in the United States. The following is our revenue by property type for the year ended December 31 (dollars in thousands):

Revenue by property type:

	2012		2011		2010
General Acute Care Hospitals	$111,283	55.3%	$86,530	63.9%	$73,695	68.2%
Long-Term Acute Care Hospitals	50,916	25.3%	31,397	23.2%	20,663	19.1%
Rehabilitation Hospitals	35,648	17.7%	14,165	10.4%	10,646	9.9%
Wellness Centers	1,661	0.8%	1,661	1.2%	1,315	1.2%
Medical Office Buildings	1,889	0.9%	1,731	1.3%	1,705	1.6%

Total revenue	$201,397	100.0%	$135,484	100.0%	$108,024	100.0%

See “Overview” in Item 7 of this Annual Report on Form 10-K for details of transaction activity for 2012, 2011 and 2010.

Portfolio of Properties

As of February 18, 2013, our portfolio consists of 82 properties: 69 facilities (of the 74 facilities that we own) are leased to 23 tenants, five are under development, and the remainder are in the form of mortgage loans to three operators. Our owned facilities consist of 27 general acute care hospitals, 24 long-term acute care hospitals, 15 inpatient rehabilitation hospitals, two medical office buildings, and six wellness centers. The non-owned facilities on which we have made mortgage loans consist of three general acute care facilities, two long-term acute care hospitals, and three inpatient rehabilitation hospitals.

At December 31, 2012, no one property accounted for more than 5% of our total assets.

Outlook and Strategy

Our strategy is to lease the facilities that we acquire or develop to experienced healthcare operators pursuant to long-term net leases. Alternatively, we have structured certain of our investments as long-term, interest-only mortgage loans to healthcare operators, and we may make similar investments in the future. In addition, we have obtained and will continue to obtain profits or other interests in certain of our tenants’ operations in order to enhance our overall return. The market for healthcare real estate is extensive and includes real estate owned by a variety of healthcare operators. We focus on acquiring and developing those net-leased facilities that are specifically designed to reflect the latest trends in healthcare delivery methods. These facilities include but are not limited to: physical rehabilitation hospitals, long-term acute care hospitals, general acute care hospitals, ambulatory surgery centers, and other single-discipline healthcare facilities.

Healthcare is the single largest industry in the United States (“U.S.”) based on Gross Domestic Product (“GDP”). According to the National Health Expenditures report dated January 2012 by the Centers for Medicare and Medicaid Services: (i) national health expenditures are projected to grow 3.8% in 2013; (ii) the average compound annual growth rate for national health expenditures, over the projection period of 2015 through 2021, is anticipated to be 6.2%; and (iii) the healthcare industry is projected to represent 17.8% of U.S. GDP in 2013.

The delivery of healthcare services requires real estate and, as a consequence, healthcare providers depend on real estate to maintain and grow their businesses. We believe that the healthcare real estate market provides investment opportunities due to the:

•	compelling demographics driving the demand for healthcare services;

•	specialized nature of healthcare real estate investing; and

•	consolidation of the fragmented healthcare real estate sector.

Our revenue is derived from rents we earn pursuant to the lease agreements with our tenants, from interest income from loans to our tenants and other facility owners and from profits or equity interests in certain of our tenants’ operations. Our tenants operate in the healthcare industry, generally providing medical, surgical and rehabilitative care to patients. The capacity of our tenants to pay our rents and interest is dependent upon their ability to conduct their operations at profitable levels. We believe that the business environment of the industry segments in which our tenants operate is generally positive for efficient operators. However, our tenants’ operations are subject to economic, regulatory and market conditions that may affect their profitability, which could impact our results. Accordingly, we monitor certain key factors, changes to which we believe may provide early indications of conditions that may affect the level of risk in our portfolio.

Key factors that we consider in underwriting prospective tenants and in monitoring the performance of existing tenants and include the following:

•	admission levels and surgery/procedure/diagnosis volumes by type;

•	the current, historical and prospective operating margins (measured by a tenant’s earnings before interest, taxes, depreciation, amortization and facility rent) of each tenant and at each facility;

•	the ratio of our tenants’ operating earnings both to facility rent and to facility rent plus other fixed costs, including debt costs;

•	trends in the source of our tenants’ revenue, including the relative mix of Medicare, Medicaid/MediCal, managed care, commercial insurance, and private pay patients;

•	the effect of evolving healthcare legislation and other regulations on our tenants’ profitability and liquidity; and

•	the competition and demographics of the local and surrounding areas in which the tenants operate.

Our Leases and Loans

The leases for our facilities are “net” leases with terms generally requiring the tenant to pay all ongoing operating and maintenance expenses of the facility, including property, casualty, general liability and other insurance coverages, utilities and other charges incurred in the operation of the facilities, as well as real estate and certain other taxes, ground lease rent (if any) and the costs of capital expenditures, repairs and maintenance (including any repairs mandated by regulatory requirements). Similarly, borrowers under our mortgage loan arrangements retain the responsibilities of ownership, including physical maintenance and improvements and all costs and expenses. Our leases and loans also provide that our tenants will indemnify us for environmental liabilities. Our current leases and loans have a weighted-average remaining initial lease term of 11.8 years (see Item 2 for more information on remaining lease terms). Based on current monthly revenue, approximately 90% of our leases and loans provide for annual rent or interest escalations based on either increases in the U.S.

Consumer Price Index (“CPI”) or minimum annual rent or interest escalations ranging from 1% to 4%. In some cases, our leases and loans provide for escalations based on CPI subject to a floor (which is the case with our Ernest and Prime master leases (discussed below under “Significant Tenants”). In certain other cases, we have arrangements that provide for additional rents based on the level of our tenants’ revenue. Finally, in some instances, we have profit or equity interests in our tenants to enhance our overall return.

RIDEA Investments

We have and will make equity investments, loans (with equity like returns) and obtain profits interests in certain of our tenants. This investment falls under a structure permitted by the Housing and Economic Recovery Act of 2008 (“RIDEA”). Under the provisions of RIDEA, a REIT may lease “qualified health care properties” on an arm’s length basis to a taxable REIT subsidiary (“TRS”) if the property is operated on behalf of such subsidiary by a person who qualifies as an “eligible independent contractor.” We view RIDEA as a structure primarily to be used on properties that present attractive valuation entry points. We began reporting earnings from equity and other interests in operations in the second quarter of 2012 as we elected to report these investments on a 90-day lag. Thus, no earnings from equity interests were recorded for the first quarter 2012.

At December 31, 2012 our RIDEA investments (excluding our RIDEA investment with affiliates of Ernest Health, Inc. (“Ernest”)) were $12.2 million with revenue of $4.3 million, yielding a 43% annualized return. This includes a $2.0 million investment in our Hammond, Louisiana facility acquired in the fourth quarter of 2012. Our Ernest operating investment of $96.5 million generated revenues in 2012, including interest income from our acquisition note, of $11.7 million, yielding a 15% annualized return.

Significant Tenants

At December 31, 2012, we had leases with 22 hospital operating companies, eight mortgaged loans, six under development, and one property under re-development covering 82 facilities.

Ernest leased 12 of these facilities pursuant to a master lease agreement. The master lease agreement has a 20-year term with three five-year extension options and provides for an initial rental rate of 9%, with consumer price-indexed increases, limited to a 2% floor and 5% ceiling annually thereafter. At December 31, 2012, these facilities had an average remaining lease term of approximately 19 years. In addition to the master lease, we hold a mortgage loan on four facilities owned by affiliates of Ernest that will mature in 2032. The terms and provisions of these loans are generally equivalent to the terms and provisions of the master lease agreement. Finally, at December 31, 2012, we had two development projects in process that will be leased to Ernest upon completion. Ernest represented 18.2% of our total assets at December 31, 2012.

Affiliates of Prime Healthcare Services, Inc. (“Prime”) leased 11 facilities pursuant to master lease agreements. The master leases are for 10 years commencing July 3, 2012 and contain two renewal options of five years each. The initial lease rate is generally consistent with the blended average rate of the prior lease agreements. However, the annual escalators, which in the prior leases were limited, have been increased to reflect 100% of CPI increases, along with a 2% minimum floor. The master leases include repurchase options substantially similar to those in the prior leases, including provisions establishing minimum repurchase prices equal to our total investment. In addition to leases, we hold mortgage loans on three facilities owned by affiliates of Prime that will mature in 2022. The terms and provisions of this loan are generally equivalent to the terms and provisions of our Prime lease arrangements. Prime represented 27.9% of our total assets at December 31, 2012 and 25.3% at December 31, 2011.

No other tenant accounted for more than 6% of our total assets at December 31, 2012.

Environmental Matters

Under various federal, state and local environmental laws and regulations, a current or previous owner, operator or tenant of real estate may be required to remediate hazardous or toxic substances releases or threats of releases. There may also be certain obligations and liabilities on property owners with respect to asbestos containing materials. Investigation, remediation and monitoring costs may be substantial. The confirmed presence of contamination or the failure to properly remediate contamination on a property may adversely affect our ability to sell or rent that property or to borrow funds using such property as collateral and may adversely impact our investment in that property.

Generally, prior to completing any acquisition or closing any mortgage loan, we obtain Phase I environmental assessments in order to attempt to identify potential environmental concerns at the facilities. These assessments are carried out in accordance with an appropriate level of due diligence and generally include a physical site inspection, a review of relevant federal, state and local environmental and health agency database records, one or more interviews with appropriate site-related personnel, review of the property’s chain of title and review of historic aerial photographs and other information on past uses of the property. We may also conduct limited subsurface investigations and test for substances of concern where the results of the Phase I environmental assessments or other information indicates possible contamination or where our consultants recommend such procedures. Upon closing and for the remainder of the lease term, our transaction documents require our tenants to repair and remediate any environmental concern at the applicable facility, and to comply in full with all federal, state, and local environmental laws and regulations.

California Seismic Standards

California’s Alfred E. Alquist Hospital Facilities Seismic Safety Act of 1973 (the “Alquist Act”) required that the California Building Standards Commission adopt earthquake performance categories, seismic evaluation procedures, standards and timeframes for upgrading certain facilities, and seismic retrofit building standards. These regulations required hospitals to meet certain seismic performance standards to ensure that they are capable of providing medical services to the public after an earthquake or other disaster. The Building Standards Commission completed its adoption of evaluation criteria and retrofit standards in 1998. The Alquist Act required the Building Standards Commission adopt certain evaluation criteria and retrofit standards such as:

1) hospitals in California must conduct seismic evaluations and submit these evaluations to the Office of Statewide Health Planning and Development (“OSHPD”), Facilities Development Division for its review and approval;

2) hospitals in California must identify the most critical nonstructural systems that represent the greatest risk of failure during an earthquake and submit timetables for upgrading these systems to the OSHPD, Facilities Development Division for its review and approval; and

3) hospitals in California must prepare a plan and compliance schedule for each regulated building demonstrating the steps a hospital will take to bring the hospital buildings into substantial compliance with the regulations and standards.

Within the past several years, engineering studies were conducted at our hospitals to determine whether and to what extent modifications to the hospital facilities will be required. These studies were commissioned by our tenants, and it was determined that, for some of our facilities, capital expenditures may be required in the future to comply with the seismic standards.

Since the original Alquist Act, several amendments have been adopted that have modified the requirements of seismic safety standards and deadlines for compliance. OSHPD implemented a voluntary program to re-evaluate the seismic risk of hospital buildings classified as Structural Performance Category (“SPC-1”).

Buildings classified as SPC-1 are considered hazardous and at risk of collapse in the event of an earthquake and must be retrofitted, replaced or removed from providing acute care services by January 1, 2013. Senate Bill 499 was signed into law in October 2009 that provides for a number of seismic relief measures, including reclassifying HAZUS, a state-of-the-art loss estimation methodology, thresholds, which will enable more SPC-1 buildings to be reclassified as SPC-2, a lower seismic risk category. The SPC-2 buildings would have until January 1, 2030 to comply with the structural seismic safety standards. Any buildings that are denied reclassification will remain in the SPC-1 category, and these buildings must meet seismic compliance standards by January 1, 2013, unless further extensions are granted. Furthermore, the AB 306 legislation permits OSHPD to grant an extension to acute care hospitals that lack the financial capacity to meet the January 1, 2013 retrofit deadline, and instead, requires them to replace those buildings by January 1, 2020. More recently, SB 90 allows a hospital to seek an extension for seismic compliance for its SPC-1 buildings up to seven years based on three elements:

1)	the structural integrity of the building;

2)	the loss of essential hospital services to the community if the hospital is close; and

3)	financial hardship.

Exclusive of approved SB 90 extensions at three facilities, all of our California tenants (and building structures) are seismically compliant through 2030 as determined by OSHPD. For the three hospitals with SB 90 extensions, voluntary retrofit plans are underway and full compliance is expected in 2014. Under our current leases, our tenants are fully responsible for any capital expenditures in connection with seismic laws. Thus, we do not expect the California seismic standards to have a significant negative impact on our financial condition or cash flows.

Competition

We compete in acquiring and developing facilities with financial institutions, other lenders, real estate developers, other REITs, other public and private real estate companies and private real estate investors. Among the factors adversely affecting our ability to compete are the following:

•	we may have less knowledge than our competitors of certain markets in which we seek to invest in or develop facilities;

•	many of our competitors have greater financial and operational resources than we have;

•	our competitors or other entities may pursue a strategy similar to ours; and

•	some of our competitors may have existing relationships with our potential customers.

To the extent that we experience vacancies in our facilities, we will also face competition in leasing those facilities to prospective tenants. The actual competition for tenants varies depending on the characteristics of each local market. Virtually all of our facilities operate in highly competitive environments, and patients and referral sources, including physicians, may change their preferences for healthcare facilities from time to time.

Insurance

We have purchased contingent general liability and contingent business interruption insurance (lessor’s risk) that provides coverage for bodily injury and property damage to third parties resulting from our ownership of the healthcare facilities that are leased to and occupied by our tenants. Our leases and mortgage loans require the tenants to carry property, general liability, professional liability, loss of earnings and other insurance coverages and to name us as an additional insured under these policies. We monitor the adequacy of such coverages on an annual basis upon insurance renewal. At December 31, 2012, we believe that the policy specifications and insured limits are appropriate given the relative risk of loss, the cost of the coverage and industry practice.

Healthcare Regulatory Matters

The following discussion describes certain material federal healthcare laws and regulations that may affect our operations and those of our tenants. However, the discussion does not address state healthcare laws and regulations, except as otherwise indicated. These state laws and regulations, like the federal healthcare laws and regulations, could affect the operations of our tenants and, accordingly, our operations. In addition, in some instances we own a minority interest in our tenants’ operations and, in addition to the effect on these tenants’ ability to meet their financial obligations to us, our ownership and investment returns may also be negatively impacted by such laws and regulations. Moreover, the discussion relating to reimbursement for healthcare services addresses matters that are subject to frequent review and revision by Congress and the agencies responsible for administering federal payment programs. Consequently, predicting future reimbursement trends or changes, along with the potential impact to us, is inherently difficult.

Ownership and operation of hospitals and other healthcare facilities are subject, directly and indirectly, to substantial federal, state and local government healthcare laws and regulations. Our tenants’ failure to comply with these laws and regulations could adversely affect their ability to meet their obligations to us. Physician investment in us or in our facilities also will be subject to such laws and regulations. Although we are not a healthcare provider or in a position to influence the referral of patients or ordering of services reimbursable by the federal government, to the extent that a healthcare provider engages in transactions without tenants, such as sublease or other financial arrangements, the Anti-Kickback Statute and the Stark Law (both discussed below) could be implicated. Our leases and mortgage loans require the tenants to comply with all applicable laws, including healthcare laws. We intend for all of our business activities and operations to conform in all material respects with all applicable laws and regulations, including healthcare laws and regulations.

Applicable Laws

Anti-Kickback Statute. The federal Anti-Kickback Statute (codified at 42 U.S.C. § 1320a-7b(b)) prohibits, among other things, the offer, payment, solicitation or acceptance of remuneration directly or indirectly in return for referring an individual to a provider of services for which payment may be made in whole or in part under a federal healthcare program, including the Medicare or Medicaid programs. Violation of the Anti-Kickback Statute is a crime, punishable by fines of up to $25,000 per violation, five years imprisonment, or both. Violations may also result in civil sanctions, including civil penalties of up to $50,000 per violation, exclusion from participation in federal healthcare programs, including Medicare and Medicaid, and additional monetary penalties in amounts treble to the underlying remuneration.

The Office of Inspector General of the Department of Health and Human Services (“OIG”) has issued “Safe Harbor Regulations” that describe practices that will not be considered violations of the Anti-Kickback Statute. However, the fact that a particular arrangement does not meet safe harbor requirements does not mean that the arrangement violates the Anti-Kickback Statute. Rather, the safe harbor regulations simply provide a guaranty that qualifying arrangements will not be prosecuted under the Anti-Kickback Statute. We intend to use commercially reasonable efforts to structure our arrangements involving facilities in which local physicians are investors and tenants, and other arrangements with physicians, so as to satisfy, or meet as closely as possible, safe harbor conditions. We cannot assure you, however, that we will meet all the conditions for the safe harbor.

Physician Self-Referral Statute (“Stark Law”). Any physicians investing in our Company or its subsidiary entities could also be subject to the Ethics in Patient Referrals Act of 1989, or the Stark Law (codified at 42 U.S.C. § 1395nn). Unless subject to an exception, the Stark Law prohibits a physician from making a referral to an “entity” furnishing “designated health services,” including inpatient and outpatient hospital services, clinical laboratory services and radiology services, paid by Medicare or Medicaid if the physician or a member of his immediate family has a “financial relationship” with that entity. A reciprocal prohibition bars the entity from billing Medicare or Medicaid for any services furnished pursuant to a prohibited referral. Sanctions for violating the Stark Law include denial of payment, refunding amounts received for services provided pursuant to prohibited referrals, civil monetary penalties of up to $15,000 per prohibited service provided, and exclusion from the Medicare and Medicaid programs. The statute also provides for a penalty of up to $100,000 for a circumvention scheme.

There are exceptions to the self-referral prohibition for many of the customary financial arrangements between physicians and providers, including employment contracts, leases and recruitment agreements. Unlike safe harbors under the Anti-Kickback Statute, an arrangement must comply with every requirement of a Stark Law exception or the arrangement is in violation of the Stark Law.

CMS has issued multiple phases of final regulations implementing the Stark Law and continues to make changes to these regulations. While these regulations help clarify the exceptions to the Stark Law, it is unclear how the government will interpret many of these exceptions for enforcement purposes. Although our lease agreements require lessees to comply with the Stark Law, and we intend for facilities to comply with the Stark Law where we own an interest in our tenants’ operations, we cannot offer assurance that the arrangements entered into by us and our facilities will be found to be in compliance with the Stark Law, as it ultimately may be implemented or interpreted.

False Claims Act. The federal False Claims Act prohibits the making or presenting of any false claim for payment to the federal government; it is the civil equivalent to federal criminal provisions prohibiting the submission of false claims to federally funded programs. Additionally, qui tam, or whistleblower, provisions of the federal False Claims Act allow private individuals to bring actions on behalf of the government alleging that the defendant has defrauded the federal government. Whistleblowers may collect a portion of the government’s recovery — an incentive which increases the frequency of such actions. A successful False Claims Act case may result in a penalty of three times actual damages, plus additional civil penalties payable to the government, plus reimbursement of the fees of counsel for the whistleblower. Many states have enacted similar statutes preventing the presentation of a false claim to a state government, and we expect more to do so because the Social Security Act provides a financial incentive for states to enact statutes establishing state level liability.

The Civil Monetary Penalties Law. The Civil Monetary Penalties law prohibits the knowing presentation of a claim for certain healthcare services that is false or fraudulent. The penalties include a monetary civil penalty of up to $10,000 for each item or service, $15,000 for each individual with respect to whom false or misleading information was given, as well as treble damages for the total amount of remuneration claimed.

Licensure. The tenant operators of the healthcare facilities in our portfolio are subject to extensive federal, state and local licensure, certification and inspection laws and regulations. Further, various licenses and permits are required to dispense narcotics, operate pharmacies, handle radioactive materials and operate equipment. Failure to comply with any of these laws could result in loss of licensure, certification or accreditation, denial of reimbursement, imposition of fines, suspension or decertification from federal and state healthcare programs.

EMTALA. All of our healthcare facilities that provide emergency care are subject to the Emergency Medical Treatment and Active Labor Act (“EMTALA”). This federal law requires such facilities to conduct an appropriate medical screening examination of every individual who presents to the hospital’s emergency room for treatment and, if the individual is suffering from an emergency medical condition, to either stabilize the condition or make an appropriate transfer of the individual to a facility able to handle the condition. The obligation to screen and stabilize emergency medical conditions exists regardless of an individual’s ability to pay for treatment. There are severe penalties under EMTALA if a hospital fails to screen or appropriately stabilize or transfer an individual or if the hospital delays appropriate treatment in order to first inquire about the individual’s ability to pay. Liability for violations of EMTALA includes, among other things, civil monetary penalties and exclusion from participation in the Medicare program. Our lease and mortgage loan agreements require our tenants to comply with EMTALA, and we believe our tenants conduct business in substantial compliance with EMTALA.

Regulatory and Legislative Developments. Healthcare continues to attract intense legislative and public interest. Many states have enacted, or are considering enacting, measures designed to reduce their Medicaid expenditures and change private healthcare insurance, and states continue to face significant challenges in maintaining appropriate levels of Medicaid funding due to state budget shortfalls. Healthcare facility operating margins may continue to be under significant pressure due to the deterioration in pricing flexibility and payor mix, as well as increases in operating expenses that exceed increases in payments under the Medicare program. More importantly, restrictions on admissions to inpatient rehabilitation facilities and long-term acute care hospitals may continue. We cannot predict whether any such initiatives will impact the business of our tenants, or whether our business will be adversely impacted. In instances where we own a minority interest in our tenant operators, in addition to the effect on these tenants’ ability to meet their financial obligations to us, our ownership and investment returns may also be negatively impacted.

Health Reform Measures. On March 23, 2010, President Obama signed into law the Patient Protection and Affordable Care Act. ( the “Reform Law”). On June 28, 2012, the United States Supreme Court upheld the constitutionality of the Reform Law, with the exception of its mandatory Medicaid expansion, leaving states with the ability to opt out of such expansion. A detailed discussion of the Reform Law is not provided herein. However, generally, this legislation seeks to provide expanded health insurance coverage through tax subsidies, expanded federal health insurance programs, individual and employer mandates for health insurance coverage, and health insurance exchanges. The Reform Law also includes cuts to federal health care program funding, as well as heightened regulations on insurers and pharmaceutical companies. Various cost containment initiatives were adopted, including quality control and payment system refinements for federal programs, such as expansion of pay-for-performance criteria and value-based purchasing programs, bundled provider payments, accountable care organizations, geographic payment variations, comparative effectiveness research, and lower payments for hospital readmissions. Finally, heightened health information technology standards will be required for healthcare providers.

With respect to long term acute care hospitals (“LTACHs”) and inpatient rehabilitation facilities (“IRFs”), which account for a large percentage of our tenants, the Reform Law also requires that LTACHs and IRFs report quality data to be set forth by the Secretary of Health and Human Services or face payment reductions beginning in 2014.

The Reform Law will ultimately lead to significant changes in the healthcare system. We cannot predict the possible impact on our business of this legislation, as some aspects could benefit the operations of our tenants, while other aspects could present challenges.

Employees

We have 33 employees as of February 18, 2013. We believe that any adjustments to the number of our employees will have only immaterial effects on our operations and general and administrative expenses. We believe that our relations with our employees are good. None of our employees are members of any union.

Available Information

Our website address is www.medicalpropertiestrust.com and provides access in the “Investor Relations” section, free of charge, to our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, including exhibits, and all amendments to these reports as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission. Also available on our website, free of charge, are our Corporate Governance Guidelines, the charters of our Ethics, Nominating and Corporate Governance, Audit and Compensation Committees and our Code of Ethics and Business Conduct. If you are not able to access our website, the information is available in print free of charge to any stockholder who should request the information directly from us at (205) 969-3755.

ITEM 1A.	Risk Factors

The risks and uncertainties described herein are not the only ones facing us and there may be additional risks that we do not presently know of or that we currently consider not likely to have a significant impact on us. All of these risks could adversely affect our business, results of operations and financial condition.

RISKS RELATED TO OUR BUSINESS AND GROWTH STRATEGY

Adverse economic and geopolitical conditions and dislocations in the credit markets could have a material adverse effect on our results of operations, financial condition and ability to pay distributions to stockholders.

The global economy has experienced, over the past few years, unprecedented levels of volatility, dislocation in the credit markets, and recessionary pressures. These conditions, or similar conditions that may exist in the future, may adversely affect our results of operations, financial condition, share price and ability to pay distributions to our stockholders. Among other potential consequences, such a financial crisis may materially adversely affect:

•

our ability to borrow on terms and conditions that we find acceptable, or at all, which could reduce our ability to pursue acquisition and development opportunities and refinance existing debt, reduce our returns from our acquisition and development activities and increase our future interest expense;

•	the financial condition of our borrowers, tenants and investees, which may result in defaults under loans or leases due to bankruptcy, lack of liquidity, operational failures or for other reasons;

•	interest rates for those tenants in which we have an equity interest, a portion of which may be passed onto us in the form of lower returns on our investment;

•	the values of our properties and our ability to dispose of assets at attractive prices or to obtain debt financing collateralized by our properties; and

•

the value and liquidity of our short-term investments and cash deposits, including as a result of a deterioration of the financial condition of the institutions that hold our cash deposits or the institutions or assets in which we have made short-term investments, the dislocation of the markets for our short-term investments, increased volatility in market rates for such investment or other factors.

Limited access to capital may restrict our growth.

Our business plan contemplates growth through acquisitions and development of facilities. As a REIT, we are required to make cash distributions, which reduce our ability to fund acquisitions and developments with retained earnings. We are dependent on acquisition financing and access to the capital markets for cash to make investments in new facilities. Due to market or other conditions, we may have limited access to capital from the equity and debt markets. We may not be able to obtain additional equity or debt capital or dispose of assets on favorable terms, if at all, at the time we need additional capital to acquire healthcare properties or to meet our obligations, which could have a material adverse effect on our results of operations and our ability to make distributions to our stockholders.

Our indebtedness could adversely affect our financial condition and may otherwise adversely impact our business operations and our ability to make distributions to stockholders.

As of December 31, 2012, we had $1.0 billion of debt outstanding. As of February 18, 2013, we had liquidity available to us of approximately $300 million, total outstanding indebtedness of approximately $1.0 billion, and $83.8 million in unfunded commitments.

Our indebtedness could have significant effects on our business. For example, it could:

•

require us to use a substantial portion of our cash flow from operations to service our indebtedness, which would reduce the available cash flow to fund working capital, development projects and other general corporate purposes and reduce cash for distributions;

•	require payments of principal and interest that may be greater than our cash flow from operations;

•	force us to dispose of one or more of our properties, possibly on disadvantageous terms, to make payments on our debt;

•	increase our vulnerability to general adverse economic and industry conditions; limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	restrict us from making strategic acquisitions or exploiting other business opportunities;

•	make it more difficult for us to satisfy our obligations; and

•	place us at a competitive disadvantage compared to our competitors that have less debt.

Our future borrowings under our loan facilities may bear interest at variable rates in addition to the $225.0 million in variable interest rate debt (excluding any debt we have fixed with interest rate swaps) that we had outstanding as of December 31, 2012. If interest rates increase significantly, our operating results would decline along with the cash available for distributions to our stockholders.

Our use of debt financing will subject us to significant risks, including refinancing risk and the risk of insufficient cash available for distribution to our stockholders.

Most of our current debt is, and we anticipate that much of our future debt will be, non-amortizing and payable in balloon payments. Therefore, we will likely need to refinance at least a portion of that debt as it matures. There is a risk that we may not be able to refinance then-existing debt or that the terms of any refinancing will not be as favorable as the terms of the then-existing debt. If principal payments due at maturity cannot be refinanced, extended or repaid with proceeds from other sources, such as new equity capital or sales of facilities, our cash flow may not be sufficient to repay all maturing debt in years when significant balloon payments come due. Additionally, we may incur significant penalties if we choose to prepay the debt.

Covenants in our debt instruments limit our operational flexibility, and a breach of these covenants could materially affect our financial condition and results of operations.

The terms of our unsecured credit facility and the indentures governing our outstanding exchangeable senior notes, unsecured senior notes, and other debt instruments that we may enter into in the future are subject to customary financial and operational covenants. For example, our unsecured credit facility imposes certain restrictions on us, including restrictions on our ability to: incur debts; create or incur liens; provide guarantees in respect of obligations of any other entity; make redemptions and repurchases of our capital stock; prepay, redeem or repurchase debt; engage in mergers or consolidations; enter into affiliated transactions; dispose of real estate; and change our business. In addition, , the credit agreements governing our revolving credit facility and 2012 Term Loan limit the amount of dividends we can pay as a percentage of normalized adjusted funds from operations, as defined in the agreements, on a rolling four quarter basis. Through the quarter ending December 31, 2012, the dividend restriction was 105% of normalized adjusted FFO. Thereafter, a similar dividend restriction exists but the percentage drops each quarter until reaching 95% at June 30, 2013. The indentures governing our 2011 and 2012 Senior Unsecured Notes also limit the amount of dividends we can pay based on the sum of 95% of funds from operations, proceeds of equity issuances and certain other net cash proceeds. Finally, our 2011 and 2012 Senior Unsecured Notes require us to maintain total unencumbered assets (as defined in the related indenture) of not less than 150% of our unsecured indebtedness.

Our continued ability to incur debt and operate our business is subject to compliance with the covenants in our debt instruments, which limit operational flexibility. Breaches of these covenants could result in defaults under applicable debt instruments, even if payment obligations are satisfied. Financial and other covenants that limit our operational flexibility, as well as defaults resulting from a breach of any of these covenants in our debt instruments, could have a material adverse effect on our financial condition and results of operations.

Failure to hedge effectively against interest rate changes may adversely affect our results of operations and our ability to make distributions to our stockholders.

Excluding our 2006 senior unsecured notes, as of December 31, 2012 and February 18, 2013, we had $225.0 million in variable interest rate debt, which constitutes 21.9% of our overall indebtedness and subjects us to interest rate volatility. We may seek to manage our exposure to interest rate volatility by using interest rate hedging arrangements, such as the $125.0 million of interest rate swaps entered into in 2010 to fix the interest rate on our 2006 senior unsecured notes. However, even these hedging arrangements involve risk, including the risk that counterparties may fail to honor their obligations under these arrangements, that these arrangements may not be effective in reducing our exposure to interest rate changes and that these arrangements may result in higher interest rates than we would otherwise have. Moreover, no hedging activity can completely insulate us from the risks associated with changes in interest rates. Failure to hedge effectively against interest rate changes may materially adversely affect our results of operations and our ability to make distributions to our stockholders.

Dependence on our tenants for payments of rent and interest may adversely impact our ability to make distributions to our stockholders.

We expect to continue to qualify as a REIT and, accordingly, as a REIT operating in the healthcare industry, we are severely limited by current tax law with respect to our ability to operate or manage the businesses conducted in our facilities.

Accordingly, we rely heavily on rent payments from our tenants under leases or interest payments from operators under mortgage or other loans for cash with which to make distributions to our stockholders. We have no control over the success or failure of these tenants’ businesses. Significant adverse changes in the operations of our facilities, or the financial condition of our tenants, operators or guarantors, could have a material adverse effect on our ability to collect rent and interest payments and, accordingly, on our ability to make distributions to our stockholders. Facility management by our tenants and their compliance with state and federal healthcare and other laws could have a material impact on our tenants’ operating and financial condition and, in turn, their ability to pay rent and interest to us.

It may be costly to replace defaulting tenants and we may not be able to replace defaulting tenants with suitable replacements on suitable terms.

Failure on the part of a tenant to comply materially with the terms of a lease could give us the right to terminate our lease with that tenant, repossess the applicable facility, cross default certain other leases and loans with that tenant and enforce the payment obligations under the lease. The process of terminating a lease with a defaulting tenant and repossessing the applicable facility may be costly and require a disproportionate amount of management’s attention. In addition, defaulting tenants or their affiliates may initiate litigation in connection with a lease termination or repossession against us or our subsidiaries. If a tenant-operator defaults and we choose to terminate our lease, we then are required to find another tenant-operator. The transfer of most types of healthcare facilities is highly regulated, which may result in delays and increased costs in locating a suitable replacement tenant. The sale or lease of these properties to entities other than healthcare operators may be difficult due to the added cost and time of refitting the properties. If we are unable to re-let the properties to healthcare operators, we may be forced to sell the properties at a loss due to the repositioning expenses likely to be incurred by non-healthcare purchasers. Alternatively, we may be required to spend substantial amounts to adapt the facility to other uses. There can be no assurance that we would be able to find another tenant in a timely fashion, or at all, or that, if another tenant were found, we would be able to enter into a new lease on favorable terms. Defaults by our tenants under our leases may adversely affect our results of operations, financial condition, and our ability to make distributions to our stockholders. Defaults by tenants under master leases (like Prime and Ernest) will have an even greater effect.

It may be costly to find new tenants when lease terms end and we may not be able to replace such tenants with suitable replacements on suitable terms.

Failure on the part of a tenant to renew or extend the lease at the end of its fixed term on one of our facilities could result in us having to search for, negotiate with and execute new lease agreements. The process of finding and negotiating with a new tenant along with costs (such as maintenance, property taxes, utilities, etc.) that we will incur while the facility is untenanted may be costly and require a disproportionate amount of management’s attention. There can be no assurance that we would be able to find another tenant in a timely fashion, or at all, or that, if another tenant were found, we would be able to enter into a new lease on favorable terms. If we are unable to re-let the properties to healthcare operators, we may be forced to sell the properties at a loss due to the repositioning expenses likely to be incurred by non-healthcare purchasers. Alternatively, we may be required to spend substantial amounts to adapt the facility to other uses. Thus, the non-renewal or extension of leases may adversely affect our results of operations, financial condition, and our ability to make distributions to our stockholders. This risk is even greater for those properties under master leases (like Prime and Ernest) because several properties will have the same lease ending dates.

We have made investments in the operators of certain of our healthcare facilities and the cash flows (and related returns) from these investments are subject to more volatility than our properties with the traditional triple-net leasing structure.

Through December 31, 2012, we have made eight investments, totaling $108.7 million in the operations of certain of our healthcare facilities by utilizing RIDEA investments. These RIDEA investments include profits interest, equity investments, and equity like loans that generate returns dependent upon the operator’s performance. As a result, the cash flow and returns from these RIDEA investments may be more volatile than that of our traditional triple-net leasing structure. Our business, results of operations, and financial condition may be adversely affected if the related operators fail to successfully operate the facilities efficiently and in a manner that is in our best interest.

Our revenues are dependent upon our relationship with, and success of, Prime and Ernest.

As of December 31, 2012, our real estate portfolio included 82 healthcare properties in 25 states of which 67 facilities are leased to 22 hospital operating companies and eight of the investments are in the form of mortgage loans. Affiliates of Prime leased or mortgaged 14 facilities, representing 27.9% of our total assets as of December 31, 2012. Total revenue from Prime was $55.0 million, or 27.3% of our total revenue from continuing operations in the year ended December 31, 2012. Affiliates of Ernest leased or mortgaged 16 facilities, representing 18.2% of our total assets as of December 31, 2012. Total revenue from Ernest was $37.4 million, or 18.6% of our total revenue from continuing operations in the year ended December 31, 2012.

Our relationships with Prime and Ernest, and their financial performance and resulting ability to satisfy their lease and loan obligations to us are material to our financial results and our ability to service our debt and make distributions to our stockholders. We are dependent upon the ability of Prime and Ernest to make rent and loan payments to us, and their failure or delay to meet these obligations could have a material adverse effect on our financial condition and results of operations. In addition, we are dependent on Ernest’s financial performance and future cash flows to avoid any impairment on our $96.5 million of RIDEA investments. For additional discussion of risks relating to our tenants’ operations and obligations to comply with applicable industry laws, rules and regulations, see “Risks Relating to the Healthcare Industry” below.

The bankruptcy or insolvency of our tenants or investees could harm our operating results and financial condition.

Some of our tenants/investees are, and some of our prospective tenants/investees may be, newly organized, have limited or no operating history and may be dependent on loans from us to acquire the facility’s operations and for initial working capital. Any bankruptcy filings by or relating to one of our tenants/investees could bar us from collecting pre-bankruptcy debts from that tenant or their property, unless we receive an order permitting us to do so from the bankruptcy court. A tenant bankruptcy can be expected to delay our efforts to collect past due balances under our leases and loans, and could ultimately preclude collection of these sums. If a lease is assumed by a tenant in bankruptcy, we expect that all pre-bankruptcy balances due under the lease would be paid to us in full. However, if a lease is rejected by a tenant in bankruptcy, we would have only a general unsecured claim for damages. Any secured claims we have against our tenants may only be paid to the extent of the value of the collateral, which may not cover any or all of our losses. Any unsecured claim (such as our equity interests in our tenants) we hold against a bankrupt entity may be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims. We may recover none or substantially less than the full value of any unsecured claims, which would harm our financial condition.

Our business is highly competitive and we may be unable to compete successfully.

We compete for development opportunities and opportunities to purchase healthcare facilities with, among others:

•	private investors;

•	healthcare providers, including physicians;

•	other REITs;

•	real estate developers;

•	financial institutions; and

•	other lenders.

Many of these competitors may have substantially greater financial and other resources than we have and may have better relationships with lenders and sellers. Competition for healthcare facilities from competitors may adversely affect our ability to acquire or develop healthcare facilities and the prices we pay for those facilities. If we are unable to acquire or develop facilities or if we pay too much for facilities, our revenue and earnings growth and financial return could be materially adversely affected. Certain of our facilities and additional facilities we may acquire or develop will face competition from other nearby facilities that provide services comparable to those offered at our facilities and additional facilities we may acquire or develop. Some of those facilities are owned by governmental agencies and supported by tax revenues, and others are owned by tax-exempt corporations and may be supported to a large extent by endowments and charitable contributions. Those types of support are not available to our facilities and additional facilities we may acquire or develop. In addition, competing healthcare facilities located in the areas served by our facilities and additional facilities we may acquire or develop may provide healthcare services that are not available at our facilities and additional facilities we may acquire or develop. From time to time, referral sources, including physicians and managed care organizations, may change the healthcare facilities to which they refer patients, which could adversely affect our tenants and thus our rental revenues, interest income, and/or our earnings from equity investments.

Most of our current tenants have, and prospective tenants may have, an option to purchase the facilities we lease to them which could disrupt our operations.

Most of our current tenants have, and some prospective tenants will have, the option to purchase the facilities we lease to them. There is no assurance that the formulas we have developed for setting the purchase price will yield a fair market value purchase price.

In the event our tenants and prospective tenants determine to purchase the facilities they lease either during the lease term or after their expiration, the timing of those purchases will be outside of our control and we may not be able to re-invest the capital on as favorable terms, or at all. Our inability to effectively manage the turn-over of our facilities could materially adversely affect our ability to execute our business plan and our results of operations.

We have 60 leased properties that are subject to purchase options as of December 31, 2012. For 44 of these properties, the purchase option generally allows the lessee to purchase the real estate at the end of the lease term, as long as no default has occurred, at a price equivalent to the greater of (i) fair market value or (ii) our original purchase price (increased, in some cases, by a certain annual rate of return from lease commencement date). The lease agreements provide for an appraisal process to determine fair market value. For 12 of these properties, the purchase option generally allows the lessee to purchase the real estate at the end of the lease term, as long as no default has occurred, at our purchase price (increased, in some cases, by a certain annual rate of return from lease commencement date). For the remaining four leases, the purchase options approximate fair value. At December 31, 2012, none of our leases contained any bargain purchase options.

In certain circumstances, a prospective purchaser of our hospital real estate may be deemed to be subject to Anti-Kickback and Stark statutes, which are described on pages 8 and 9 of this 2012 Form 10-K. In such event, it may not be practicable for us to sell property to such prospective purchasers at prices other than fair market value.

We may not be able to adapt our management and operational systems to manage the net-leased facilities we have acquired and are developing or those that we may acquire or develop in the future without unanticipated disruption or expense.

There is no assurance that we will be able to adapt our management, administrative, accounting and operational systems, or hire and retain sufficient operational staff, to manage the facilities we have acquired and those that we may acquire or develop. Our failure to successfully manage our current portfolio of facilities or any future acquisitions or developments could have a material adverse effect on our results of operations and financial condition and our ability to make distributions to our stockholders.

We depend on key personnel, the loss of any one of whom may threaten our ability to operate our business successfully.

We depend on the services of Edward K. Aldag, Jr., R. Steven Hamner, and Emmett E. McLean to carry out our business and investment strategy. If we were to lose any of these executive officers, it may be more difficult for us to locate attractive acquisition targets, complete our acquisitions and manage the facilities that we have acquired or developed. Additionally, as we expand, we will continue to need to attract and retain additional qualified officers and employees. The loss of the services of any of our executive officers, or our inability to recruit and retain qualified personnel in the future, could have a material adverse effect on our business and financial results.

The market price and trading volume of our common stock may be volatile.

The market price of our common stock may be highly volatile and be subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above your purchase price.

We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•	actual or anticipated variations in our quarterly operating results or distributions;

•	changes in our funds from operations or earnings estimates or publication of research reports about us or the real estate industry;

•	increases in market interest rates that lead purchasers of our shares of common stock to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional stockholders;

•

local conditions such as an oversupply of, or a reduction in demand for, rehabilitation hospitals, long-term acute care hospitals, ambulatory surgery centers, medical office buildings, specialty hospitals, skilled nursing facilities, regional and community hospitals, women’s and children’s hospitals and other single-discipline facilities;

•	speculation in the press or investment community; and

•	general market and economic conditions.

Future sales of common stock may have adverse effects on our stock price.

We cannot predict the effect, if any, of future sales of common stock, or the availability of shares for future sales, on the market price of our common stock. Sales of substantial amounts of common stock, or the perception that these sales could occur, may adversely affect prevailing market prices for our common stock. We may issue from time to time additional common stock or units of our operating partnership in connection with the acquisition of facilities and we may grant additional demand or piggyback registration rights in connection with these issuances. Sales of substantial amounts of common stock or the perception that these sales could occur may adversely affect the prevailing market price for our common stock. In addition, the sale of these shares could impair our ability to raise capital through a sale of additional equity securities.

An increase in market interest rates may have an adverse effect on the market price of our securities.

One of the factors that investors may consider in deciding whether to buy or sell our securities is our distribution rate as a percentage of our price per share of common stock, relative to market interest rates. If market interest rates increase, prospective investors may desire a higher distribution or interest rate on our securities or seek securities paying higher distributions or interest. The market price of our common stock likely will be based primarily on the earnings that we derive from rental and interest income with respect to our facilities and our related distributions to stockholders, and not from the underlying appraised value of the facilities themselves. As a result, interest rate fluctuations and capital market conditions can affect the market price of our common stock. In addition, rising interest rates would result in increased interest expense on our variable-rate debt, thereby adversely affecting cash flow and our ability to service our indebtedness and make distributions.

RISKS RELATING TO REAL ESTATE INVESTMENTS

Our real estate, mortgage, and RIDEA investments are and are expected to continue to be concentrated in a single industry segment, making us more vulnerable economically than if our investments were more diversified.

We have acquired and have developed and have made mortgage investments in and expect to continue acquiring and developing and making mortgage investments in healthcare facilities. In addition, we have selectively made RIDEA investments and will continue to make such investments in healthcare operators. We are subject to risks inherent in concentrating investments in real estate. The risks resulting from a lack of diversification become even greater as a result of our business strategy to invest solely in healthcare facilities. A downturn in the real estate industry could materially adversely affect the value of our facilities. A downturn in the healthcare industry could negatively affect our tenants’ ability to make lease or loan payments to us as well as our return on our RIDEA investments. Consequently, our ability to meet debt service obligations or make distributions to our stockholders are dependent on the real estate and healthcare industries. These adverse effects could be more pronounced than if we diversified our investments outside of real estate or outside of healthcare facilities.

Our facilities may not have efficient alternative uses, which could impede our ability to find replacement tenants in the event of termination or default under our leases.

All of the facilities in our current portfolio are and all of the facilities we expect to acquire or develop in the future will be net-leased healthcare facilities. If we or our tenants terminate the leases for these facilities or if these tenants lose their regulatory authority to operate these facilities, we may not be able to locate suitable replacement tenants to lease the facilities for their specialized uses. Alternatively, we may be required to spend substantial amounts to adapt the facilities to other uses. Any loss of revenues or additional capital expenditures occurring as a result could have a material adverse effect on our financial condition and results of operations and could hinder our ability to meet debt service obligations or make distributions to our stockholders.

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our facilities and harm our financial condition.

Real estate investments are relatively illiquid. Additionally, the real estate market is affected by many factors beyond our control, including adverse changes in global, national, and local economic and market conditions and the availability, costs and terms of financing. Our ability to quickly sell or exchange any of our facilities in response to changes in economic and other conditions will be limited. No assurances can be given that we will recognize full value for any facility that we are required to sell for liquidity reasons. Our inability to respond rapidly to changes in the performance of our investments could adversely affect our financial condition and results of operations.

Development and construction risks could adversely affect our ability to make distributions to our stockholders.

We have developed and constructed facilities in the past and are currently developing six facilities. We will develop additional facilities in the future as opportunities present themselves. Our development and related construction activities may subject us to the following risks:

•	we may have to compete for suitable development sites;

•	our ability to complete construction is dependent on there being no title, environmental or other legal proceedings arising during construction;

•	we may be subject to delays due to weather conditions, strikes and other contingencies beyond our control;

•

we may be unable to obtain, or suffer delays in obtaining, necessary zoning, land-use, building, occupancy healthcare regulatory and other required governmental permits and authorizations, which could result in increased costs, delays in construction, or our abandonment of these projects;

•	we may incur construction costs for a facility which exceed our original estimates due to increased costs for materials or labor or other costs that we did not anticipate; and

•	we may not be able to obtain financing on favorable terms, which may render us unable to proceed with our development activities.

We expect to fund our development projects over time. The time frame required for development and construction of these facilities means that we may have to wait for some time to earn significant cash returns. In addition, our tenants may not be able to obtain managed care provider contracts in a timely manner or at all. Finally, there is no assurance that future development projects will occur without delays and cost overruns. Risks associated with our development projects may reduce anticipated rental revenue which could affect the timing of, and our ability to make, distributions to our stockholders.

We may be subject to risks arising from future acquisitions of healthcare properties.

We may be subject to risks in connection with our acquisition of healthcare properties, including without limitation the following:

•	we may have no previous business experience with the tenants at the facilities acquired, and we may face difficulties in managing them;

•

underperformance of the acquired facilities due to various factors, including unfavorable terms and conditions of the existing lease agreements relating to the facilities, disruptions caused by the management of our tenants or changes in economic conditions;

•	diversion of our management’s attention away from other business concerns;

•	exposure to any undisclosed or unknown potential liabilities relating to the acquired facilities; and

•	potential underinsured losses on the acquired facilities.

We cannot assure you that we will be able to manage the new properties without encountering difficulties or that any such difficulties will not have a material adverse effect on us.

Our facilities may not achieve expected results or we may be limited in our ability to finance future acquisitions, which may harm our financial condition and operating results and our ability to make the distributions to our stockholders required to maintain our REIT status.

Acquisitions and developments entail risks that investments will fail to perform in accordance with expectations and that estimates of the costs of improvements necessary to acquire and develop facilities will prove inaccurate, as well as general investment risks associated with any new real estate investment. Newly-developed or newly-renovated facilities may not have operating histories that are helpful in making objective pricing decisions. The purchase prices of these facilities will be based in part upon projections by management as to the expected operating results of the facilities, subjecting us to risks that these facilities may not achieve anticipated operating results or may not achieve these results within anticipated time frames.

We anticipate that future acquisitions and developments will largely be financed through externally generated funds such as borrowings under credit facilities and other secured and unsecured debt financing and from issuances of equity securities. Because we must distribute at least 90% of our REIT taxable income, excluding net capital gain, each year to maintain our qualification as a REIT, our ability to rely upon income from operations or cash flow from operations to finance our growth and acquisition activities will be limited.

If our facilities do not achieve expected results and generate ample cash flows from operations or if we are unable to obtain funds from borrowings or the capital markets to finance our acquisition and development activities, amounts available for distribution to stockholders could be adversely affected and we could be required to reduce distributions, thereby jeopardizing our ability to maintain our status as a REIT.

If we suffer losses that are not covered by insurance or that are in excess of our insurance coverage limits, we could lose investment capital and anticipated profits.

Our leases generally require our tenants to carry property, general liability, professional liability, loss of earnings, all risk and extended coverage insurance in amounts sufficient to permit the replacement of the facility in the event of a total loss, subject to applicable deductibles. For those properties not currently under lease, we carry such insurance. In addition, we carry loss of earnings coverage on all of our properties as a contingent measure in case our tenant’s coverage is not sufficient or other reasons. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes and acts of terrorism, which may be uninsurable or not insurable at a price we or our tenants can afford. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it impracticable to use insurance proceeds to replace a facility after it has been damaged or destroyed. Under such circumstances, the insurance proceeds we receive might not be adequate to restore our economic position with respect to the affected facility. If any of these or similar events occur, it may reduce our return from the facility and the value of our investment.

Our capital expenditures for facility renovation may be greater than anticipated and may adversely impact rent payments by our tenants and our ability to make distributions to stockholders.

Facilities, particularly those that consist of older structures, have an ongoing need for renovations and other capital improvements, including periodic replacement of fixtures and fixed equipment. Although our leases require our tenants to be primarily responsible for the cost of such expenditures, renovation of facilities involves certain risks, including the possibility of environmental problems, regulatory requirements, construction cost overruns and delays, uncertainties as to market demand or deterioration in market demand after commencement of renovation and the emergence of unanticipated competition from other facilities. All of these factors could adversely impact rent and loan payments by our tenants and returns on our RIDEA investments, which in turn could have a material adverse effect on our financial condition and results of operations along with our ability to make distributions to our stockholders.

All of our healthcare facilities are subject to property taxes that may increase in the future and adversely affect our business.

Our facilities are subject to real and personal property taxes that may increase as property tax rates change and as the facilities are assessed or reassessed by taxing authorities. Our leases generally provide that the property taxes are charged to our tenants as an expense related to the facilities that they occupy. As the owner of the facilities, however, we are ultimately responsible for payment of the taxes to the government. If property taxes increase, our tenants may be unable to make the required tax payments, ultimately requiring us to pay the taxes. If we incur these tax liabilities, our ability to make expected distributions to our stockholders could be adversely affected. In addition, if such taxes increase on properties in which we have a RIDEA investment in the tenant, our return on investment maybe negatively effected.

As the owner and lessor of real estate, we are subject to risks under environmental laws, the cost of compliance with which and any violation of which could materially adversely affect us.

Our operating expenses could be higher than anticipated due to the cost of complying with existing and future environmental laws and regulations. Various environmental laws may impose liability on the current or prior owner or operator of real property for removal or remediation of hazardous or toxic substances. Current or prior owners or operators may also be liable for government fines and damages for injuries to persons, natural resources and adjacent property. These environmental laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence or disposal of the hazardous or toxic substances. The cost of complying with environmental laws could materially adversely affect amounts available for distribution to our stockholders and could exceed the value of all of our facilities. In addition, the presence of hazardous or toxic substances, or the failure of our tenants to properly manage, dispose of or remediate such substances, including medical waste generated by physicians and our other healthcare tenants, may adversely affect our tenants or our ability to use, sell or rent such property or to borrow using such property as collateral which, in turn, could reduce our revenue and our financing ability. We typically obtain Phase I environmental assessments on facilities we acquire or develop or on which we make mortgage loans, and intend to obtain on future facilities we acquire. However, even if the Phase I environmental assessment reports do not reveal any material environmental contamination, it is possible that material environmental contamination and liabilities may exist of which we are unaware.

Although the leases for our facilities and our mortgage loans generally require our operators to comply with laws and regulations governing their operations, including the disposal of medical waste, and to indemnify us for certain environmental liabilities, the scope of their obligations may be limited. We cannot assure you that our tenants would be able to fulfill their indemnification obligations and, therefore, any material violation of environmental laws could have a material adverse affect on us. In addition, environmental laws are constantly evolving, and changes in laws, regulations or policies, or changes in interpretations of the foregoing, could create liabilities where none exist today.

Our interests in facilities through ground leases expose us to the loss of the facility upon breach or termination of the ground lease and may limit our use of the facility.

We have acquired interests in four of our facilities, at least in part, by acquiring leasehold interests in the land on which the facility is located rather than an ownership interest in the property, and we may acquire additional facilities in the future through ground leases. As lessee under ground leases, we are exposed to the possibility of losing the property upon termination, or an earlier breach by us, of the ground lease. Ground leases may also restrict our use of facilities. Our current ground lease for the facility in San Antonio limits use of the property to operation of a comprehensive rehabilitation hospital, medical research and education and other medical uses and uses reasonably incidental thereto. These restrictions and any similar future restrictions in ground leases will limit our flexibility in renting the facility and may impede our ability to sell the property.

Our acquisitions may not prove to be successful.

We are exposed to the risk that some of our acquisitions may not prove to be successful. We could encounter unanticipated difficulties and expenditures relating to any acquired properties, including contingent liabilities, and acquired properties might require significant management attention that would otherwise be devoted to our ongoing business. In addition, we might be exposed to undisclosed and unknown liabilities related to any acquired properties. If we agree to provide construction funding to an operator/tenant and the project is not completed, we may need to take steps to ensure completion of the project. Moreover, if we issue equity securities or incur additional debt, or both, to finance future acquisitions, it may reduce our per share financial results. These costs may negatively affect our results of operations.

RISKS RELATING TO THE HEALTHCARE INDUSTRY

Reductions in reimbursement from third-party payors, including Medicare and Medicaid, could adversely affect the profitability of our tenants and hinder their ability to make payments to us.

Sources of revenue for our tenants and operators may include the Medicare and Medicaid programs, private insurance carriers and health maintenance organizations, among others. Efforts by such payors to reduce healthcare costs will likely continue, which may result in reductions or slower growth in reimbursement for certain services provided by some of our tenants. In addition, the failure of any of our tenants to comply with various laws and regulations could jeopardize their ability to continue participating in Medicare, Medicaid and other government-sponsored payment programs.

The healthcare industry continues to face various challenges, including increased government and private payor pressure on healthcare providers to control or reduce costs. We believe that our tenants will continue to experience a shift in payor mix away from fee-for-service payors, resulting in an increase in the percentage of revenues attributable to managed care payors, government payors and general industry trends that include pressures to control healthcare costs. Pressures to control healthcare costs and a shift away from traditional health insurance reimbursement have resulted in an increase in the number of patients whose healthcare coverage is provided under managed care plans, such as health maintenance organizations and preferred provider organizations. In addition, due to the aging of the population and the expansion of governmental payor programs, we anticipate that there will be a marked increase in the number of patients relying on healthcare coverage provided by governmental payors. These changes could have a material adverse effect on the financial condition of some or all of our tenants, which could have a material adverse effect on our financial condition and results of operations and could negatively affect our ability to make distributions to our stockholders. In instances where we have a RIDEA investment in our tenants’ operations, in addition to the effect on these tenants’ ability to meet their financial obligations to us, our ownership and investment interests may also be negatively impacted.

Over the past several years, CMS has increased its attention on reimbursement for LTACHs and IRFs, with CMS imposing regulatory restrictions on LTACH and IRF reimbursement. A significant number of our tenants operate LTACHs and IRFs. We expect that CMS will continue to explore implementing other restrictions on LTACH and IRF reimbursement, and possibly develop more restrictive facility and patient level criteria for these types of facilities. These changes could have a material adverse effect on the financial condition of some of our tenants, which could have a material adverse effect on our financial condition and results of operations and could negatively affect our ability to make distributions to our stockholders.

The healthcare industry is heavily regulated and loss of licensure or certification or failure to obtain licensure or certification could negatively impact our financial condition and results of operations.

The healthcare industry is highly regulated by federal, state and local laws (as discussed on pages 8-10), and is directly affected by federal conditions of participation, state licensing requirements, facility inspections, state and federal reimbursement policies, regulations concerning capital and other expenditures, certification requirements and other such laws, regulations and rules. We are aware of various federal and state inquiries, investigations and other proceedings currently affecting several of our tenants and would expect such governmental compliance and enforcement activities to be ongoing at any given time with respect to one or more of our tenants, either on a confidential or public basis. As discussed in further detail below, an adverse result to our tenants in one or more such governmental proceedings may have a materially adverse effect on the relevant tenant’s operations and financial condition, and on its ability to make required lease and mortgage payments to us. In instances where we have a RIDEA investment in our tenants operations, in addition to the effect on these tenants’ ability to meet their financial obligation to us, our ownership and investment interests may also be negatively impacted.

Licensed health care facilities must comply with minimum health and safety standards and are subject to survey and inspection by state and federal agencies and their agents or affiliates, including the Centers for Medicare and Medicaid Services (CMS), the Joint Commission, and state departments of health. CMS develops Conditions of Participation and Conditions for Coverage that health care organizations must meet in order to begin and continue participating in the Medicare and Medicaid programs. These minimum health and safety standards are aimed at improving quality and protecting the health and safety of beneficiaries. There are several common criteria that exist across health entities. Examples of common conditions include: a governing body responsible for effectively governing affairs of the organization, a quality assurance program to evaluate entity-wide patient care, medical record service responsible for medical records, a utilization review of the services furnished by the organization and its staff, and a facility constructed, arranged and maintained according to a life safety code that ensures patient safety and the deliverance of services appropriate to the needs of the community.

As an example, the Medicare program contains specific requirements with respect to the maintenance of medical records. Medical records must be maintained for every individual who is evaluated or treated at a hospital. Medical records must be accurately written, promptly completed, properly filed and retained, and accessible. Medicare surveyors may conduct on site visits for a variety of reasons, including to investigate a patient complaint or to survey the hospital for compliance with Medicare requirements. In such instances, Medicare surveyors generally review a large sampling of patient charts. If a pattern of incomplete medical records is identified, the hospital’s Medicare certification could be jeopardized if a plan of correction is not completed. In order for a health care organization to continue receiving payment from the Medicare and Medicaid programs, it must comply with conditions of participation, or standards, as set forth in federal regulations. Further, many hospitals and other institutional providers are accredited by accrediting agencies such as the Joint Commission, a national health care accrediting organization. The Joint Commission was created to accredit healthcare organizations that meet its minimum health and safety standards. A national accrediting organization, such as the Joint Commission, enforces standards that meet or exceed such requirements.

Surveyors for the Joint Commission, prior to the opening of a facility and approximately every three years thereafter, conduct on site surveys of facilities for compliance with a multitude of patient safety, treatment, and administrative requirements. Facilities may lose accreditation for failure to meet such requirements, which in turn may result in the loss of license or certification. For example, a facility may lose accreditation for failing to maintain proper medication in the operating room to treat potentially fatal reactions to anesthesia, or for failure to maintain safe and sanitary medical equipment.

Finally, health care facility reimbursement practices and quality of care issues may result in loss of license or certification. For instance, the practice of “upcoding,” whereby services are billed for higher procedure codes than were actually performed, may lead to the revocation of a hospital’s license. An event involving poor quality of care, such as that which leads to the serious injury or death of a patient, may also result in loss of license or certification. The Services Employees International Union (“SEIU”) has alleged that our tenant, Prime may have upcoded for certain procedures and may be providing poor quality of care, in addition to allegations of delaying the transfer of out-of-network patients to their preferred medical provider once they have stabilized. Prime has addressed these allegations publicly and has provided clinical and other data to us refuting these allegations. Prime has also informed us that the SEIU is attempting to organize certain Prime employees. Prime recently disclosed an ongoing investigation by the United States Department of Justice into billing practices and patient confidentiality statues.

The failure of any tenant to comply with such laws, requirements, and regulations resulting in a loss of its license would affect its ability to continue its operation of the facility and would adversely affect the tenant’s ability to make lease and principal and interest payments to us. This, in turn, could have a material adverse effect on our financial condition and results of operations and could negatively affect our ability to make distributions to our shareholders. In instances where have a RIDEA investment in our tenants’ operations, in addition to the effects on these tenants’ ability to meet their financial obligations to us, our ownership and investment interests would also be negatively impacted.

In addition, establishment of healthcare facilities and transfers of operations of healthcare facilities are subject to regulatory approvals not required for establishment, or transfers, of other types of commercial operations and real estate. Restrictions and delays in transferring the operations of healthcare facilities, in obtaining new third-party payor contracts, including Medicare and Medicaid provider agreements, and in receiving licensure and certification approval from appropriate state and federal agencies by new tenants, may affect our ability to terminate lease agreements, remove tenants that violate lease terms, and replace existing tenants with new tenants. Furthermore, these matters may affect a new tenant’s ability to obtain reimbursement for services rendered, which could adversely affect their ability to pay rent to us and to pay principal and interest on their loans from us. In instances where we have a RIDEA investment in our tenants’ operations, in addition to the effect on these tenants’ ability to meet their financial obligations to us, our ownership and investment interests may also be negatively impacted.

Our tenants are subject to fraud and abuse laws, the violation of which by a tenant may jeopardize the tenant’s ability to make payments to us and adversely affect their profitability.

As noted earlier, the federal government and numerous state governments have passed laws and regulations that attempt to eliminate healthcare fraud and abuse by prohibiting business arrangements that induce patient referrals or the ordering of specific ancillary services. In addition, federal and state governments have significantly increased investigation and enforcement activity to detect and eliminate fraud and abuse in the Medicare and Medicaid programs. It is anticipated that the trend toward increased investigation and enforcement activity in the areas of fraud and abuse and patient self-referrals, will continue in future years. Violations of these laws may result in the imposition of criminal and civil penalties, including possible exclusion from federal and state healthcare programs. Imposition of any of these penalties upon any of our tenants could jeopardize any tenant’s ability to operate a facility or to make lease and loan payments, thereby potentially adversely affecting us. In instances where we have a RIDEA investment in our tenants’ operations, in addition to the effect on these tenants’ ability to meet their financial obligations to us, our ownership and investment interests may also be negatively impacted.

Some of our tenants have accepted, and prospective tenants may accept, an assignment of the previous operator’s Medicare provider agreement. Such operators and other new-operator tenants that take assignment of Medicare provider agreements might be subject to federal or state regulatory, civil and criminal investigations of the previous owner’s operations and claims submissions. While we conduct due diligence in connection with the acquisition of such facilities, these types of issues may not be discovered prior to purchase. Adverse decisions, fines or recoupments might negatively impact our tenants’ financial condition, and in turn their ability to make lease and loan payments to us. In instances where we have a RIDEA investment in our tenants’ operations, in addition to the effect on these tenants’ ability to meet their financial obligations to us, our ownership and investment interests may also be negatively impacted.

Certain of our lease arrangements may be subject to fraud and abuse or physician self-referral laws.

Although no such investment exists today, local physician investment in our operating partnership or our subsidiaries that own our facilities could subject our lease arrangements to scrutiny under fraud and abuse and physician self-referral laws. Under the Stark Law, and its implementing regulations, if our lease arrangements do not satisfy the requirements of an applicable exception, the ability of our tenants to bill for services provided to Medicare beneficiaries pursuant to referrals from physician investors could be adversely impacted and subject us and our tenants to fines, which could impact our tenants’ ability to make lease and loan payments to us. In instances where we have a RIDEA investment in our tenants’ operations, in addition to the effect on these tenants’ ability to meet their financial obligations to us, our ownership and investment interests may also be negatively impacted.

We intend to use our good faith efforts to structure our lease arrangements to comply with these laws; however, if we are unable to do so, this failure may restrict our ability to permit physician investment or, where such physicians do participate, may restrict the types of lease arrangements into which we may enter, including our ability to enter into percentage rent arrangements.

State certificate of need laws may adversely affect our development of facilities and the operations of our tenants.

Certain healthcare facilities in which we invest may also be subject to state laws which require regulatory approval in the form of a certificate of need prior to initiation of certain projects, including, but not limited to, the establishment of new or replacement facilities, the addition of beds, the addition or expansion of services and certain capital expenditures. State certificate of need laws are not uniform throughout the United States and are subject to change. We cannot predict the impact of state certificate of need laws on our development of facilities or the operations of our tenants.

Certificate of need laws often materially impact the ability of competitors to enter into the marketplace of our facilities. In addition, in limited circumstances, loss of state licensure or certification or closure of a facility could ultimately result in loss of authority to operate the facility and require re-licensure or new certificate of need authorization to re-institute operations. As a result, a portion of the value of the facility may be related to the limitation on new competitors. In the event of a change in the certificate of need laws, this value may markedly change.

RISKS RELATING TO OUR ORGANIZATION AND STRUCTURE

Maryland law and our charter and bylaws contain provisions which may prevent or deter changes in management and third-party acquisition proposals that you may believe to be in your best interest, depress the price of Medical Properties common stock or cause dilution.

Our charter contains ownership limitations that may restrict business combination opportunities, inhibit change of control transactions and reduce the value of our common stock. To qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, no more than 50% in value of our outstanding stock, after taking into account options to acquire stock, may be owned, directly or indirectly, by five or fewer persons during the last half of each taxable year. Our charter generally prohibits direct or indirect ownership by any person of more than 9.8% in value or in number, whichever is more restrictive, of outstanding shares of any class or series of our securities, including our common stock. Generally, our common stock owned by affiliated owners will be aggregated for purposes of the ownership limitation. The ownership limitation could have the effect of delaying, deterring or preventing a change in control or other transaction in which holders of common stock might receive a premium for their common stock over the then-current market price or which such holders otherwise might believe to be in their best interests. The ownership limitation provisions also may make our common stock an unsuitable investment vehicle for any person seeking to obtain, either alone or with others as a group, ownership of more than 9.8% of either the value or number of the outstanding shares of our common stock.

Our charter and bylaws contain provisions that may impede third-party acquisition proposals that may be in the best interests of our stockholders. Our charter and bylaws also provide that our directors may only be removed by the affirmative vote of the holders of two-thirds of our common stock, that stockholders are required to give us advance notice of director nominations and new business to be conducted at our annual meetings of stockholders and that special meetings of stockholders can only be called by our president, our board of directors or the holders of at least 25% of stock entitled to vote at the meetings. These and other charter and bylaw provisions may delay or prevent a change of control or other transaction in which holders of our common stock might receive a premium for their common stock over the then-current market price or which such holders otherwise might believe to be in their best interests.

Our UPREIT structure may result in conflicts of interest between our stockholders and the holders of our operating partnership units.

We are organized as an UPREIT, which means that we hold our assets and conduct substantially all of our operations through an operating limited partnership, and may issue operating partnership units to employees and/or third parties. Persons holding operating partnership units would have the right to vote on certain amendments to the partnership agreement of our operating partnership, as well as on certain other matters. Persons holding these voting rights may exercise them in a manner that conflicts with the interests of our stockholders. Circumstances may arise in the future, such as the sale or refinancing of one of our facilities, when the interests of limited partners in our operating partnership conflict with the interests of our stockholders. As the sole member of the general partner of the operating partnership, we have fiduciary duties to the limited partners of the operating partnership that may conflict with fiduciary duties that our officers and directors owe to its stockholders. These conflicts may result in decisions that are not in the best interest of our stockholders.

TAX RISKS ASSOCIATED WITH OUR STATUS AS A REIT

Loss of our tax status as a REIT would have significant adverse consequences to us and the value of our common stock.

We believe that we qualify as a REIT for federal income tax purposes and have elected to be taxed as a REIT under the federal income tax laws commencing with our taxable year that began on April 6, 2004, and ended on December 31, 2004. The REIT qualification requirements are extremely complex, and interpretations of the federal income tax laws governing qualification as a REIT are limited. Accordingly, there is no assurance that we will be successful in operating so as to qualify as a REIT. At any time, new laws, regulations, interpretations or court decisions may change the federal tax laws relating to, or the federal income tax consequences of, qualification as a REIT. It is possible that future economic, market, legal, tax or other considerations may cause our board of directors to revoke the REIT election, which it may do without stockholder approval.

If we lose or revoke our REIT status, we will face serious tax consequences that will substantially reduce the funds available for distribution because:

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we would not be allowed a deduction for distributions to stockholders in computing our taxable income; therefore we would be subject to federal income tax at regular corporate rates and we might need to borrow money or sell assets in order to pay any such tax;

•	we also could be subject to the federal alternative minimum tax and possibly increased state and local taxes; and

•	unless we are entitled to relief under statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify.

As a result of all these factors, a failure to achieve or a loss or revocation of our REIT status could have a material adverse effect on our financial condition and results of operations and would adversely affect the value of our common stock.

Failure to make required distributions would subject us to tax.

In order to qualify as a REIT, each year we must distribute to our stockholders at least 90% of our REIT taxable income, excluding net capital gain. To the extent that we satisfy the distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any year are less than the sum of (1) 85% of our ordinary income for that year; (2) 95% of our capital gain net income for that year; and (3) 100% of our undistributed taxable income from prior years.

We may be required to make distributions to stockholders at disadvantageous times or when we do not have funds readily available for distribution. Differences in timing between the recognition of income and the related cash receipts or the effect of required debt amortization payments could require us to borrow money or sell assets to pay out enough of our taxable income to satisfy the distribution requirement and to avoid corporate income tax and the 4% excise tax in a particular year. In the future, we may borrow to pay distributions to our stockholders and the limited partners of our operating partnership. Any funds that we borrow would subject us to interest rate and other market risks.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities.

To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. In order to meet these tests, we may be required to forego attractive business or investment opportunities. Overall, no more than 20% of the value of our assets may consist of securities of one or more taxable REIT subsidiaries and no more than 25% of the value of our assets may consist of securities that are not qualifying assets under the test requiring that 75% of a REIT’s assets consist of real estate and other related assets. Further, a taxable REIT subsidiary may not directly or indirectly operate or manage a healthcare facility. For purposes of this definition a “healthcare facility” means a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility, or other licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a service provider that is eligible for participation in the Medicare program under Title XVIII of the Social Security Act with respect to the facility. Thus, compliance with the REIT requirements may limit our flexibility in executing our business plan.

Loans to our tenants could be recharacterized as equity, in which case our interest income from that tenant might not be qualifying income under the REIT rules and we could lose our REIT status.

In connection with the acquisition in 2004 of certain Vibra facilities, one of our taxable REIT subsidiaries made a loan to Vibra in an aggregate amount of $41.4 million to acquire the operations at those Vibra Facilities. As of February 18, 2013, that loan had been reduced to $14.6 million. The acquisition loan bears interest at an annual rate of 10.25%. Our operating partnership loaned the funds to one of our taxable REIT subsidiaries to make these loans. The loan from our operating partnership to our taxable REIT subsidiaries bears interest at an annual rate of 9.25%.

Our taxable REIT subsidiaries have made and will make loans to tenants to acquire operations or for other purposes. The Internal Revenue Service, or IRS, may take the position that certain loans to tenants should be treated as equity interests rather than debt, and that our interest income from such tenant should not be treated as qualifying income for purposes of the REIT gross income tests. If the IRS were to successfully treat a loan to a particular tenant as equity interests, the tenant would be a “related party tenant” with respect to our company and the interest that we receive from the tenant would not be qualifying income for purposes of the REIT gross income tests. As a result, we could lose our REIT status. In addition, if the IRS were to successfully treat a particular loan as interests held by our operating partnership rather than by our taxable REIT subsidiaries, we could fail the 5% asset test, and if the IRS further successfully treated the loan as other than straight debt, we could fail the 10% asset test with respect to such interest. As a result of the failure of either test, we could lose our REIT status, which would subject us to corporate level income tax and adversely affect our ability to make distributions to our stockholders.

Transactions with taxable REIT subsidiaries may be subject to excise tax.

We have historically entered into lease and other transactions with our taxable REIT subsidiaries and their subsidiaries and expect to continue to do so in the future. Under applicable rules, transactions such as leases between our taxable REIT subsidiaries and their parent REIT that are not conducted on an arm’s length basis may be subject to a 100% excise tax. While we believe that all of our transactions with our taxable REIT subsidiaries are at arm’s length, imposition of a 100% excise tax could have a material adverse effect on our financial condition and results of operations and could adversely effect the trading price of our common stock.

ITEM 1B.	Unresolved Staff Comments

Not applicable.

ITEM 2.	Properties

At December 31, 2012, our portfolio consisted of 82 properties: 67 facilities (of the 74 facilities that we own) are leased to 22 operators with the remainder in the form of mortgage loans. Our owned facilities consisted of 27 general acute care hospitals, 24 long-term acute care hospitals, 15 inpatient rehabilitation hospitals, two medical office buildings, and six wellness centers. The eight non-owned facilities on which we have made mortgage loans consist of three general acute care facilities, two long-term acute care hospitals, and three inpatient rehabilitation hospitals to three operators.

State	Total 2012 Revenue	Percentage of Total Revenue	Total Investment
	(Dollars in thousands)
Arizona	$9,302	4.64%	$96,066
California	54,792	27.84%	522,875
Colorado	3,815	1.44%	39,103
Connecticut	854	0.44%	7,838
Florida	2,250	1.22%	25,810
Idaho	9,554	3.75%	86,101
Indiana	4,180	2.08%	52,285
Kansas	1,802	0.98%	19,720
Louisiana	4,010	2.54%	50,001
Massachusetts	2,402	0.23%	19,479
Michigan	1,416	0.66%	10,743
Missouri	6,270	2.39%	60,921
Montana	2,008	0.76%	20,550
Nevada	2,646	4.49%	80,304
New Jersey	16,196	7.23%	126,402
New Mexico	4,633	1.98%	53,082
Oregon	3,209	1.48%	24,459
Pennsylvania	2,863	2.81%	75,227
Rhode Island	374	0.19%	3,737
South Carolina	7,825	3.69%	78,209
Texas	49,282	23.60%	513,144	(A)
Utah	8,505	4.19%	85,840
Virginia	1,072	0.56%	10,914
Wyoming	2,137	0.81%	21,871

	$201,397	100.0%	$2,084,681	(B)

(A)	Includes our Twelve Oaks facility that is currently under re-development and was put into partial operation in January 2013. Our total gross investment in the facility is $51.1 million.

(B)	Excludes construction in progress and other costs of $38.3 million, equity interests of $12.9 million, and accumulated depreciation and amortization. Includes other loans of $159.2 million.

Type of Property (includes properties subject to leases and loans)	Number of Properties	Number of Square Feet(2)	Number of Licensed Beds(2)
General Acute Care Hospitals	30	5,212,255	4,201
Long-Term Acute Care Hospitals	26	1,434,454	1,528
Medical Office Buildings	2	93,287	NA
Rehabilitation Hospitals	18	922,166	808
Wellness Centers	6	251,213	NA

	82	7,913,375	6,537

The following table shows tenant lease expirations, including those related to direct financing leases, for the next 10 years and thereafter at our leased properties (excludes loans and properties under development), assuming that none of the tenants exercise any of their renewal options (dollars in thousands):

Total Lease Portfolio(2)	Total Leases	Base Rent(1)	% of Total Base Rent	Total Square Footage	Total Licensed Beds
2013(3)	2	$1,048	0.70%	124,273	108
2014	2	4,812	3.22%	330,776	225
2015	2	4,039	2.71%	137,977	161
2016	1	2,250	1.51%	95,445	126
2017	—	—	—%	—	—
2018	1	1,927	1.29%	64,488	102
2019	8	10,152	6.80%	625,135	255
2020	1	1,040	0.70%	56,277	53
2021	4	12,488	8.37%	531,144	311
2022	12	37,800	25.33%	2,684,115	2,056
Thereafter	34	73,671	49.37%	2,447,263	2,286

Total	67	$149,227	100.0%	7,096,893	5,683

(1)	The most recent monthly base rent and income from direct financing leases annualized. This does not include tenant recoveries, additional rents and other lease-related adjustments to revenue (i.e., straight-line rents and deferred revenues).
(2)	Excludes our six facilities that are under development and our facility under re-development.
(3)	These expiring leases contain annual escalators that adjust the lease rate each year to be in line with current market rates.

ITEM 3.	Legal Proceedings

From time to time, there are various legal proceedings pending to which we are a party or to which some of our properties are subject arising in the normal course of business. We do not believe that the ultimate resolution of these proceedings will have a material adverse effect on our consolidated financial position or results of operations.

ITEM 4.	Mine Safety Disclosures

None.

PART II

ITEM 5.	Market for Registrant’s Common Equity, Related Stockholder Matters, and Issuer Purchases of Equity Securities

(a) Medical Properties’ common stock is traded on the New York Stock Exchange under the symbol “MPW.” The following table sets forth the high and low sales prices for the common stock for the periods indicated, as reported by the New York Stock Exchange Composite Tape, and the dividends declared by us with respect to each such period.

	High	Low	Dividends
Year ended December 31, 2012
First Quarter	$10.83	$9.08	$0.20
Second Quarter	9.69	8.66	0.20
Third Quarter	10.88	9.51	0.20
Fourth Quarter	12.07	10.35	0.20

Year ended December 31, 2011
First Quarter	$11.74	$10.60	$0.20
Second Quarter	12.45	11.15	0.20
Third Quarter	12.65	8.76	0.20
Fourth Quarter	10.50	8.17	0.20

On February 18, 2013, the closing price for our common stock, as reported on the New York Stock Exchange, was $14.25. As of February 18, 2013, there were 59 holders of record of our common stock. This figure does not reflect the beneficial ownership of shares held in nominee name.

If dividends are declared in a quarter, those dividends will be paid during the subsequent quarter. We expect to continue the policy of distributing our taxable income through regular cash dividends on a quarterly basis, although there is no assurance as to future dividends because they depend on future earnings, capital requirements, and our financial condition. In addition, our unsecured credit facility limits the amounts of dividends we can pay — see Note 4 of Item 8 of this Annual Report on Form 10-K for more information.

(b) None.

(c) None.

The following graph provides comparison of cumulative total stockholder return for the period from December 31, 2007 through December 31, 2012, among Medical Properties Trust, Inc., the Russell 2000 Index, NAREIT Equity REIT Index, and SNL US REIT Healthcare Index. The stock performance graph assumes an investment of $100 in each of Medical Properties Trust, Inc. and the three indices, and the reinvestment of dividends. The historical information below is not indicative of future performance.

Medical Properties Trust, Inc.

Total Return Performance

	Period Ending
Index	12/31/07	12/31/08	12/31/09	12/31/10	12/31/11	12/31/12
Medical Properties Trust, Inc.	100.00	72.28	49.44	88.68	103.74	102.00
Russell 2000	100.00	98.43	65.18	82.89	105.14	100.75
NAREIT All Equity REIT Index	100.00	84.31	52.50	67.20	85.98	93.10
SNL US REIT Healthcare	100.00	101.44	90.32	115.37	137.64	157.58

ITEM 6.	Selected Financial Data

The following tables set forth are selected consolidated financial and operating data for Medical Properties Trust, Inc. and MPT Operating Partnership, L.P. and their respective subsidiaries. You should read the following selected financial data in conjunction with the consolidated historical financial statements and notes thereto of each of Medical Properties Trust, Inc. and MPT Operating Partnership, L.P. and their respective subsidiaries included in Item 8, in this Annual Report on Form 10-K, along with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Item 7, in this Annual Report on Form 10-K.

During the periods presented below, for those properties that have been sold, we reclassified the properties as held for sale and have reported revenue and expenses from these properties as discontinued operations for each period presented below. This reclassification had no effect on our reported net income.

Medical Properties Trust, Inc.

The consolidated balance sheet and operating data have been derived from our audited consolidated financial statements. As of December 31, 2012, Medical Properties Trust, Inc. had a 99.8% equity ownership interest in the Operating Partnership. Medical Properties Trust, Inc. has no significant operations other than as the sole member of its wholly owned subsidiary, Medical Properties Trust, LLC, which is the sole general partner of the Operating Partnership, and no material assets, other than its direct and indirect investment in the Operating Partnership.

	2012(1)(2)	2011(1)(2)	2010(1)(2)	2009(1)(2)	2008(1)(2)
OPERATING DATA	(In thousands except per share data)
Total revenue	$201,397	$135,484	$108,024	$105,218	$94,743
Depreciation and amortization (expense)	(33,545)	(30,896)	(20,897)	(19,491)	(19,992)
Property-related and general and administrative (expenses)	(35,497)	(32,141)	(32,916)	(25,105)	(23,758)
Impairment (charge)	—	—	(12,000)	—	—
Interest and other income	1,281	96	1,518	43	86
Debt refinancing (expense)	—	(14,214)	(6,716)	—	—
Interest (expense)	(58,243)	(43,810)	(33,984)	(37,650)	(42,391)

Income from continuing operations	75,393	14,519	3,029	23,015	8,688
Income from discontinued operations	14,684	12,195	19,983	13,352	24,045

Net income	90,077	26,714	23,012	36,367	32,733
Net income attributable to non-controlling interests	(177)	(178)	(99)	(37)	(33)

Net income attributable to MPT common stockholders	$89,900	$26,536	$22,913	$36,330	$32,700

Income from continuing operations attributable to MPT common stockholders per diluted share	$0.56	$0.12	$0.02	$0.28	$0.11
Income from discontinued operations attributable to MPT common stockholders per diluted share	0.11	0.11	0.20	0.17	0.39

Net income, attributable to MPT common stockholders per diluted share	$0.67	$0.23	$0.22	$0.45	$0.50

Weighted average number of common shares — diluted	132,333	110,629	100,708	78,117	62,035
OTHER DATA
Dividends declared per common share	$0.80	$0.80	$0.80	$0.80	$1.01

	December 31,
	2012(1)(2)	2011(1)(2)	2010(1)(2)	2009(1)(2)	2008(1)(2)
BALANCE SHEET DATA	(In thousands)
Real estate assets — at cost	$1,595,127	$1,264,850	$1,019,517	$967,008	$986,192
Real estate accumulated depreciation/amortization	(126,734)	(93,188)	(63,242)	(43,835)	(29,561)
Other loans and investments	527,893	239,839	215,985	311,006	293,523
Cash and equivalents	37,311	102,726	98,408	15,307	11,748
Other assets	145,289	107,647	78,146	60,412	49,471

Total assets	$2,178,886	$1,621,874	$1,348,814	$1,309,898	$1,311,373

Debt, net	$1,025,160	$689,849	$369,970	$576,678	$630,557
Other liabilities	103,912	103,210	79,268	61,645	54,473
Total Medical Properties Trust, Inc. Stockholders’ Equity	1,049,814	828,815	899,462	671,445	626,100
Non-controlling interests	—	—	114	130	243

Total equity	1,049,814	828,815	899,576	671,575	626,343

Total liabilities and equity	$2,178,886	$1,621,874	$1,348,814	$1,309,898	$1,311,373

(1)	Reclassification, presentation and certain computational changes have been made for the results of properties sold and reclassified to discontinued operations.
(2)	Cash paid for acquisitions and other related investments totaled $621.5 million, $279.0 million, $137.8 million, $15.6 million, and $469.5 million in 2012, 2011, 2010, 2009, and 2008, respectively. The results of operations resulting from these investments are reflected in our consolidated financial statements from the dates invested. See Note 3 in Item 8 of this Annual Report on Form 10-K for further information on acquisitions of real estate, new loans, and other investments. We funded these investments generally from issuing common stock, utilizing additional amounts of our revolving facility, incurring additional debt, or from the sale of facilities. See Notes 4, 9, and 11, in Item 8 on this Annual Report on Form 10-K for further information regarding our debt, common stock and discontinued operations, respectively.

MPT Operating Partnership, L.P.

The consolidated balance sheet and operating data presented below have been derived from the operating partnership’s audited consolidated financial statements.

	2012(3)(4)	2011(3)(4)	2010(3)(4)	2009(3)(4)	2008(3)(4)
OPERATING DATA	(In thousands except per share data)
Total revenue	$201,397	$135,484	$108,024	$105,218	$94,743
Depreciation and amortization (expense)	(33,545)	(30,896)	(20,897)	(19,491)	(19,992)
Property-related and general and administrative (expenses)	(35,497)	(32,124)	(32,841)	(25,042)	(23,758)
Impairment (charge)	—	—	(12,000)	—	—
Interest and other income	1,281	96	1,518	43	86
Debt refinancing (expense)	—	(14,214)	(6,716)	—	—
Interest (expense)	(58,243)	(43,810)	(33,984)	(37,650)	(42,391)

Income from continuing operations	75,393	14,536	3,104	23,078	8,688
Income from discontinued operations	14,684	12,195	19,983	13,352	24,045

Net income	90,077	26,731	23,087	36,430	32,733
Net income attributable to non-controlling interests	(177)	(178)	(99)	(37)	(33)

Net income attributable to MPT Operating Partnership, L.P. partners	$89,900	$26,553	$22,988	$36,393	$32,700

Income from continuing operations attributable to MPT Operating Partnership, L.P. partners per diluted unit	$0.56	$0.12	$0.02	$0.28	$0.11
Income from discontinued operations attributable to MPT Operating Partnership, L.P. partners per diluted unit	0.11	0.11	0.20	0.17	0.39

Net income, attributable to MPT Operating Partnership, L.P. partners per diluted unit	$0.67	$0.23	$0.22	$0.45	$0.50

Weighted average number of units — diluted	132,333	110,629	100,708	78,117	62,035
OTHER DATA
Dividends declared per unit	$0.80	$0.80	$0.80	$0.80	$1.01

	December 31,
	2012(3)(4)	2011(3)(4)	2010(3)(4)	2009(3)(4)	2008(3)(4)
BALANCE SHEET DATA	(In thousands)
Real estate assets — at cost	$1,595,127	$1,264,850	$1,019,517	$967,008	$986,192
Real estate accumulated depreciation/amortization	(126,734)	(93,188)	(63,242)	(43,835)	(29,561)
Other loans and investments	527,893	239,839	215,985	311,006	293,523
Cash and equivalents	37,311	102,726	98,408	15,307	11,743
Other assets	145,289	107,647	78,146	60,412	49,094

Total assets	$2,178,886	$1,621,874	$1,348,814	$1,309,898	$1,310,991

Debt, net	$1,025,160	$689,849	$369,970	$576,678	$630,557
Other liabilities	103,522	102,820	78,895	61,348	53,856
Total partners capital	1,050,204	829,205	899,835	671,742	626,335
Non-controlling interests	—	—	114	130	243

Total capital	1,050,204	829,205	899,949	671,872	626,578

Total liabilities and capital	$2,178,886	$1,621,874	$1,348,814	$1,309,898	$1,310,991

(3)	Reclassification, presentation and certain computational changes have been made for the results of properties sold and reclassified to discontinued operations.
(4)	Cash paid for acquisitions and other related investments totaled $621.5 million, $279.0 million, $137.8 million, $15.6 million, and $469.5 million in 2012, 2011, 2010, 2009, and 2008, respectively. The results of operations resulting from these investments are reflected in our consolidated financial statements from the dates invested. See Note 3 in Item 8 of this Annual Report on Form 10-K for further information on acquisitions of real estate, new loans, and other investments. We funded these investments generally from issuing common stock, utilizing additional amounts of our revolving facility, incurring additional debt, or from the sale of facilities. See Notes 4, 9, and 11, in Item 8 on this Annual Report on Form 10-K for further information regarding our debt, common stock and discontinued operations, respectively.

ITEM 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operation

Unless otherwise indicated, references to “our,” “we” and “us” in this management’s discussion and analysis of financial condition and results of operations refer to Medical Properties Trust, Inc. and its consolidated subsidiaries, including MPT Operating Partnership, L.P.

Overview

We were incorporated in Maryland on August 27, 2003, primarily for the purpose of investing in and owning net-leased healthcare facilities across the United States. We also make real estate mortgage loans and other loans to our tenants. We conduct our business operations in one segment. We have operated as a REIT since April 6, 2004, and accordingly, elected REIT status upon the filing in September 2005 of our calendar year 2004 Federal income tax return. Our existing tenants are, and our prospective tenants will generally be, healthcare operating companies and other healthcare providers that use substantial real estate assets in their operations. We offer financing for these operators’ real estate through 100% lease and mortgage financing and generally seek lease and loan terms on a long-term basis ranging from 10 to 15 years with a series of shorter renewal terms at the option of our tenants and borrowers. We also have included and intend to include in our lease and loan agreements annual contractual minimum rate increases. Our existing portfolio minimum escalators range from 1% to 4%, while a limited number of our properties do not have an escalator. Most of our leases and loans also include rate increases based on the general rate of inflation if greater than the minimum contractual increases. In addition to the base rent, our leases require our tenants to pay all operating costs and expenses associated with the facility. Some leases also require our tenants to pay percentage rents, which are based on the level of those tenants’ revenues from their operations. Finally, we may acquire a profits or other equity interest in our tenants (which we refer to as RIDEA investments) that gives us a right to share in the tenant’s income or loss.

We selectively make loans to certain of our operators through our taxable REIT subsidiaries, which they use for acquisitions and working capital. We consider our lending business an important element of our overall business strategy for two primary reasons: (1) it provides opportunities to make income-earning investments that yield attractive risk-adjusted returns in an industry in which our management has expertise, and (2) by making debt capital available to certain qualified operators, we believe we create for our company a competitive advantage over other buyers of, and financing sources for, healthcare facilities.

At December 31, 2012, our portfolio consisted of 82 properties: 67 facilities (of the 74 facilities that we own) are leased to 22 operators, one is under re-development, six are under development, with the remainder in the form of mortgage loans to three operators.

2012 Highlights

In 2012, we achieved a number of important milestones, including increasing our assets beyond the $2 billion mark, driving revenues above $200 million and exceeding any previous year’s investment total. A summary of the 2012 highlights is as follows:

•

Acquired real estate assets, entered into development agreements, entered into leases, made new loan investments, made RIDEA investments and committed to new development projects totaling more than $800 million as noted below:

•

Made loans to and acquired assets from Ernest for a combined purchase price and investment of $396.5 million, consisting of $200 million to purchase real estate assets, a first mortgage loan of $100 million, and $96.5 million in RIDEA investments made up of an acquisition loan for $93.2 million and an equity contribution of $3.3 million. This acquisition was the single largest investment ever made by us and included our largest RIDEA investment. With this acquisition, we took ownership of 16 new facilities and opened opportunities for future growth;

•

Funded a $100 million mortgage loan secured by the real property of Centinela Hospital Medical Center. Centinela is a 369 bed acute care facility that is operated by Prime. This mortgage loan is subject to cross-default with other mortgage loans to Prime and certain master lease agreements;

•

Acquired the real estate of the 380 bed St. Mary’s Regional Medical Center, an acute care hospital in Reno, Nevada for $80 million and the real estate of the 140 bed Roxborough Memorial Hospital in Pennsylvania for $30 million. The acquired facilities are leased to Prime pursuant to master lease agreements.

•

Acquired the real estate of a 40 bed long-term acute care hospital in Hammond, Louisiana for $10.5 million and leased the facility to the operator under a 15-year lease. As part of this transaction, we made a secured working capital loan of $2.5 million as well as a revolving loan of up to $2.0 million. In addition, we have made a $2.0 million RIDEA investment for a 25% equity ownership in the operator of this facility.

•

Entered into an agreement to develop and lease an acute care facility in Altoona, Wisconsin for $33.5 million, which will be leased to National Surgical Hospitals. The facility is expected to be completed in the first quarter of 2014. We have funded $0.3 million through the end of 2012.

•

Agreed to fund the construction of an inpatient rehabilitation hospital in Spartanburg, South Carolina that will be operated by Ernest. The estimated cost for the development is $18 million, and the construction is expected to be completed by the third quarter of 2013. We have funded $3.7 million through the end of 2012.

•

Entered into an agreement with Ernest to develop and lease a 40-bed rehabilitation hospital in Lafayette, Indiana. Total development cost is estimated to be $16.6 million and the facility is expected to be completed in the 2013 second quarter. We have funded $13.3 million through the end of 2012.

•

Amended the current lease on our Victoria, Texas facility with Post Acute Medical to extend the current lease term to 2028, and we agreed to develop and lease a 26-bed facility next to the existing facility. Total development cost of the new facility is estimated to be $9.4 million, and it is expected to be completed in the third quarter of 2013.

•	Committed to fund $100 million to First Choice ER, LLC in development financing for up to 25 freestanding emergency room facilities.

With these new investments, many of our diversification metrics have improved including:

•

Individual property diversification — On an individual property basis, we had no investment of any single property greater than 4.6% of our total assets as of December 31, 2012, down from 5.6% as of December 31, 2011.

•	Geographic diversification — Investments located in California represented 24.0% of our total assets at December 31, 2012, down from 26.8% in the prior year.

•	Completed a management agreement with St. Vincent’s for the management of the Monroe Hospital in Bloomington, Indiana;

•	Signed our lead tenant for the Twelve Oaks property representing approximately 55% of the building. Operations commenced for this tenant in January 2013;

•

Restructured our investments with Prime whereby all of our leases are now under one master lease. In addition to the security that a master lease provides, we improved the annual rental escalation provisions on our Prime properties.

•

Sold the real estate of two long-term acute care facilities, Thornton and New Bedford, to Vibra for total cash proceeds of $42 million. The sale of Thornton was completed on September 28, 2012, resulting in a gain of $8.4 million. The sale of New Bedford was completed on October 22, 2012, resulting in a gain of approximately $7 million; and

•

Established a $100 million term loan facility, issued $220 million of unsecured notes, and $220 million in equity and increased our revolving credit facility by $70 million for the purpose of funding our acquisition activity above.

2011 Highlights

In 2011, our primary business goals were to continue our growth pattern, improve diversification of our portfolio, recapitalize our balance sheet with longer-term unsecured debt, and increase our access to liquidity. We took the following actions to achieve these goals, among others:

Acquired real estate assets, entered into leases, made new loan investments and obtained RIDEA investments in several tenants totaling approximately $330 million as noted below:

•

Gilbert Hospital real estate — a 19-bed, 4-year old general acute care facility located in a suburb of Phoenix, Arizona for $17.1 million. We acquired this asset subject to an existing lease that expires in May 2022.

•

Atrium Medical Center at Corinth real estate — a 60-bed long-term acute care facility in the Dallas area for $23.5 million. Facility is subject to a lease that expires in June 2024. In addition, through one of our affiliates, we invested $1.3 million to acquire a 10% interest in the operations of the facility. We also made a $5.2 million working capital loan.

•

Bayonne Medical Center real estate — a 6-story, 278-bed acute care hospital in the New Jersey area of metropolitan New York for $58 million. Facility will be leased to the operator under a 15-year lease.

•	Alvarado Hospital real estate — a 306-bed general acute care facility in San Diego, California for $70 million. This facility will be leased to the operator under a 10-year lease.

•	Northland LTACH Hospital real estate — a 35-bed long-term acute care facility located in Kansas City for $19.5 million. We acquired this asset subject to an existing lease that expires in 2028.

•

Vibra Specialty Hospital of DeSoto real estate — a 40-bed long-term acute care facility in Desoto, Texas for $13.0 million. This facility will be leased for a fixed term of 15 years. In addition, we have made a $2.5 million equity investment in the operator of this facility for a 25% equity ownership.

•

New Braunfels real estate — a 40-bed long-term acute care facility in New Braunfels, Texas for $10.0 million. This facility will be leased for a fixed term of 15 years. In addition, we have made a $1.4 million equity investment for a 25% equity ownership in the operator of this facility and funded a $2.0 million working capital loan.

•

Emerus development project — entered into agreements with a joint venture of Emerus Holding, Inc. and Baptist Health System, to acquire, provide for development funding and lease three acute care hospitals for $30.0 million in the suburban markets of San Antonio, Texas. With the execution of these agreements, we funded $7.4 million during the fourth quarter of 2011, of which $6.2 million was used to acquire land for these three facilities. The three facilities will be leased under a master lease structure with an initial term of 15 years and three five-year extension options. One of these facilities opened in October 2012, and the other two are scheduled to open in the 2013 first quarter.

•

Hoboken University Medical Center real estate — a 350-bed acute care facility located in Hoboken, New Jersey. The total investment for this transaction was $75.0 million, comprising $50.0 million for the acquisition of an 100% ownership of the real estate, a secured working capital loan of $15.1 million, and the purchase of a $5.0 million convertible note which provides us with the option to acquire up to 25% of the hospital operator which we converted $1.6 million into a 9.9% equity interest in the 2012 first quarter . The lease with the tenant has an initial term of 15 years.

With these new investments, all of our diversification metrics improved.

•	Substantially modified our credit profile by refinancing most of our secured debt with unsecured debt by issuing $450 million of senior unsecured notes with a fixed rate of 6.875% due in 2021. In connection with these notes, we amended our existing credit agreement to go unsecured on our revolving credit facility, extend the maturity to October 2015 and lowered our interest rate spread.

•	Sold our Morgantown and Sherman Oaks facilities for $41 million, resulting in gains of $5.4 million.

With the financing activities and property sales noted above, we funded our 2011 acquisition activity as well as paid off certain loans (including the remaining portion of our 2006 Exchangeable notes) and extended our debt maturities.

2010 Highlights

In 2010, our primary business goals were to recapitalize our balance sheet with longer-term debt and lower leverage, increase our access to liquidity and accelerate our acquisitions of healthcare real estate. We took the following actions to achieve these goals among others:

•

Replaced old $220 million credit facility with a new $480 million credit facility and completed a $279 million stock offering, establishing a low leverage platform with more than $500 million of available capital for acquisition growth;

•

Purchased $128.8 million of our 6.125% Senior Notes, leaving only $9.2 million of the 2006 Exchangeable Notes that were paid in full in November 2011; paid $30 million term loan maturing in 2010; completely paid down $40 million revolver;

•	Committed to more than $200 million in healthcare real estate investments:

•	Acquired three inpatient rehabilitation hospitals in Texas with a new tenant for $74 million;

•	Commenced redevelopment of the Twelve Oaks hospital in Houston;

•	Entered into $30 million agreement to develop Phoenix-area general acute care hospital;

•

Acquired two free standing long term acute care hospitals and a third property in the first quarter 2011, all leased to and operated by Kindred Healthcare Inc., the nation’s third largest operator of LTACHs, for $83.4 million.

•

Sold our Inglewood property for $75 million in cash realizing a $6.2 million gain, received $40 million in early payment of loans, and received $12 million in early receipt of rent related to transactions with Prime;

•	Sold our Montclair Hospital for $20 million in cash realizing a gain of $2.2 million;

•	Sold our Sharpstown facility in Houston, Texas for $3 million in cash realizing a $0.7 million gain;

•	Received pre-payment of our Marina mortgage loan of $43 million;

•

Entered into interest rate swaps to fix $60 million of our senior notes starting October 30, 2011 (date on which the interest rate was scheduled to turn variable) through the maturity date at a rate of 5.675% and to fix $65 million of our senior notes, starting July 30, 2011 (date on which the interest rate was scheduled to turn variable) through maturity date, at a rate of 5.507%; and

•	Recorded a $12 million charge to recognize the estimated impairment of our Monroe working capital loan.

Critical Accounting Policies

In order to prepare financial statements in conformity with accounting principles generally accepted in the United States, we must make estimates about certain types of transactions and account balances. We believe that our estimates of the amount and timing of our revenues, credit losses, fair values (either as part of a purchase price allocation, impairment analysis or in valuing certain of our Ernest investments) and periodic depreciation of our real estate assets, and stock compensation expense, along with our assessment as to whether an entity that we do business with should be consolidated with our results, have significant effects on our financial statements. Each of these items involves estimates that require us to make subjective judgments. We rely on our experience, collect historical and current market data, and develop relevant assumptions to arrive at what we believe to be reasonable estimates. Under different conditions or assumptions, materially different amounts could be reported related to the accounting policies described below. In addition, application of these accounting policies involves the exercise of judgment on the use of assumptions as to future uncertainties and, as a result, actual results could materially differ from these estimates. Our accounting estimates include the following:

Revenue Recognition: We receive income from operating leases based on the fixed, minimum required rents (base rents) per the lease agreements. Rent revenue from base rents is recorded on the straight-line method over the terms of the related lease agreements for new leases and the remaining terms of existing leases for acquired properties. The straight-line method records the periodic average amount of base rent earned over the term of a lease, taking into account contractual rent increases over the lease term. The straight-line method typically has the effect of recording more rent revenue from a lease than a tenant is required to pay early in the term of the lease. During the later parts of a lease term, this effect reverses with less rent revenue recorded than a tenant is required to pay. Rent revenue as recorded on the straight-line method in the consolidated statements of income is presented as two amounts: billed rent revenue and straight-line revenue. Billed rent revenue is the amount of base rent actually billed to the customer each period as required by the lease. Straight-line rent revenue is the difference between rent revenue earned based on the straight-line method and the amount recorded as billed rent revenue. We record the difference between base rent revenues earned and amounts due per the respective lease agreements, as applicable, as an increase or decrease to straight-line rent receivable.

Certain leases provide for additional rents contingent upon a percentage of the tenant’s revenues in excess of specified base amount/threshold (percentage rents). Percentage rents are recognized in the period in which revenue thresholds are met. Rental payments received prior to their recognition as income are classified as deferred revenue. We may also receive additional rent (contingent rent) under some leases when the U.S. Department of Labor consumer price index exceeds the annual minimum percentage increase in the lease. Contingent rents are recorded as billed rent revenue in the period earned.

We use the direct finance lease accounting (“DFL”) to record rent on certain leases deemed to be financing leases rather than operating leases. For leases accounted for as DFLs, future minimum lease payments are recorded as a receivable. The difference between the future minimum lease payments and the estimated residual values less the cost of the properties is recorded as unearned income. Unearned income is deferred and amortized to income over the lease terms to provide a constant yield when collectibility of the lease payments is reasonably assured. Investments in DFLs are presented net of unamortized and unearned income.

In instances where we have a profits or equity interest in our tenant’s operations, we record revenue equal to our percentage interest of the tenant’s profits, as defined in the lease or tenant’s operating agreements, once annual thresholds, if any, are met.

We begin recording base rent income from our development projects when the lessee takes physical possession of the facility, which may be different from the stated start date of the lease. Also, during construction of our development projects, we are generally entitled to accrue rent based on the cost paid during the construction period (construction period rent). We accrue construction period rent as a receivable and deferred revenue during the construction period. When the lessee takes physical possession of the facility, we begin recognizing the accrued construction period rent on the straight-line method over the remaining term of the lease.

We receive interest income from our tenants/borrowers on mortgage loans, working capital loans, and other long-term loans. Interest income from these loans is recognized as earned based upon the principal outstanding and terms of the loans.

Commitment fees received from development and leasing services for lessees are initially recorded as deferred revenue and recognized as income over the initial term of a lease to produce a constant effective yield on the lease (interest method). Commitment and origination fees from lending services are also recorded as deferred revenue and recognized as income over the life of the loan using the interest method.

Investments in Real Estate: We record investments in real estate at cost, and we capitalize improvements and replacements when they extend the useful life or improve the efficiency of the asset. While our tenants are generally responsible for all operating costs at a facility, to the extent that we incur costs of repairs and maintenance, we expense those costs as incurred. We compute depreciation using the straight-line method over the weighted-average useful life of approximately 37 years for buildings and improvements.

When circumstances indicate a possible impairment of the value of our real estate investments, we review the recoverability of the facility’s carrying value. The review of the recoverability is generally based on our estimate of the future undiscounted cash flows, excluding interest charges, from the facility’s use and eventual disposition. Our forecast of these cash flows considers factors such as expected future operating income, market and other applicable trends, and residual value, as well as the effects of leasing demand, competition and other factors. If impairment exists due to the inability to recover the carrying value of a facility on an undiscounted basis, an impairment loss is recorded to the extent that the carrying value exceeds the estimated fair value of the facility. We do not believe that the value of any of our facilities was impaired at December 31, 2012; however, given the highly specialized aspects of our properties no assurance can be given that future impairment charges will not be taken.

Acquired Real Estate Purchase Price Allocation: We allocate the purchase price of acquired properties to net tangible and identified intangible assets acquired based on their fair values. In making estimates of fair values for purposes of allocating purchase prices of acquired real estate, we utilize a number of sources, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. We also consider information obtained about each property as a result of our pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired.

We record above-market and below-market in-place lease values, if any, for the facilities we own which are based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. We amortize any resulting capitalized above-market lease values as a reduction of rental income over the remaining non-cancelable terms of the respective leases. We amortize any resulting capitalized below-market lease values as an increase to rental income over the initial term and any fixed-rate renewal periods in the respective leases. Because our strategy to a large degree involves the origination and acquisition of long term lease arrangements at market rates relative to our acquisition costs, we do not expect the above-market and below-market in-place lease values to be significant for many of our future transactions.

We measure the aggregate value of other lease intangible assets to be acquired based on the difference between (i) the property valued with existing leases adjusted to market rental rates and (ii) the property valued as if vacant when acquired. Management’s estimates of value are made using methods similar to those used by independent appraisers (e.g., discounted cash flow analysis). Factors considered by management in our analysis include an estimate of carrying costs during hypothetical expected lease-up periods, considering current market conditions, and costs to execute similar leases. We also consider information obtained about each targeted facility as a result of our pre-acquisition due diligence, marketing, and leasing activities in estimating the fair value of the intangible assets acquired. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods, which we expect to be about six months depending on specific local market conditions. Management also estimates costs to execute similar leases including leasing commissions, legal costs, and other related expenses to the extent that such costs are not already incurred in connection with a new lease origination as part of the transaction.

Other intangible assets acquired may include customer relationship intangible values, which are based on management’s evaluation of the specific characteristics of each prospective tenant’s lease and our overall relationship with that tenant. Characteristics to be considered by management in allocating these values include the nature and extent of our existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality, and expectations of lease renewals, including those existing under the terms of the lease agreement, among other factors.

We amortize the value of in-place leases to expense over the initial term of the respective leases, which have a weighted average useful life of 15.7 years at December 31, 2012. The value of customer relationship intangibles, if any, is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event will the amortization period for intangible assets exceed the remaining depreciable life of the building. If a lease is terminated, the unamortized portion of the in-place lease value and customer relationship intangibles is charged to expense. At December 31, 2012, we have assigned no value to customer relationship intangibles.

Loans: Loans consist of mortgage loans, working capital loans and other long-term loans. Mortgage loans are collateralized by interests in real property. Working capital and other long-term loans are generally collateralized by interests in receivables and corporate and individual guarantees. We record loans at cost. We evaluate the collectability of both interest and principal for each of our loans to determine whether they are impaired. A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the existing contractual terms. When a loan is considered to be impaired, the amount of the allowance is calculated by comparing the recorded investment to either the value determined by discounting the expected future cash flows using the loans effective interest rate or to the fair value of the collateral if the loan is collateral dependent.

Losses from Rent Receivables: A provision for losses on rent receivables (including straight-line rent receivables) is recorded when it becomes probable that the receivable will not be collected in full. The provision is an amount which reduces the receivable to its estimated net realizable value based on a determination of the eventual amounts to be collected either from the debtor or from the collateral, if any.

Stock-Based Compensation: During the years ended December 31, 2012, 2011, and 2010 we recorded $7.6 million, $7.0 million, and $6.6 million, respectively, of expense for share-based compensation related to grants of restricted common stock and other stock-based awards. In 2012, 2011, 2010, 2007, and 2006, we granted performance-based restricted share awards that vest based on the achievement of certain market conditions as defined by the accounting rules. Typical market conditions for our awards are based on our stock price levels or our total shareholder return (stock price and dividends) including comparisons of our total shareholder returns to an index of other REIT stocks. Because these awards are earned based on the achievement of these market conditions, we must initially evaluate and estimate the probability of achieving these market conditions in order to determine the fair value of the award and over what period we should recognize stock compensation expense. Because of the complexities inherently involved with these awards, we use an independent consultant to assist us in modeling both the value of the award and the various periods over which each tranche of an award will be earned. We use what is termed a Monte Carlo simulation model which determines a value and earnings periods based on multiple outcomes and their probabilities. We record expense over the expected or derived vesting periods using the calculated value of the awards. We record expense over these vesting periods even though the awards have not yet been earned and, in fact, may never be earned. If awards vest faster than our original estimate, we will record a catch-up of expense, which we did in the 2013 fourth quarter due to our 2010 stock awards being earned earlier than expected.

Fair Value Option Election: We elected to account for certain investments acquired on February 29, 2012, as part of the Ernest transaction, using the fair value option method, which means we mark these investments to fair market value on a recurring basis. Any changes in the fair value of these investments are non-cash adjustments that will not impact our financial condition or cash flows unless we decided to liquidate these investments.

These investments include the following at December 31, 2012: (in thousands):

Asset (Liability)	Fair Value
Mortgage loans	$100,000
Acquisition loan	93,200
Equity investments	3,300

Total	$196,500

We measure the estimated fair value of these investments utilizing Level 3 of the fair value hierarchy. Under current accounting guidance, Level 3 represents fair value measurements derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Our mortgage loans with Ernest are recorded at fair value by discounting the estimated cash flows using the current rates which similar loans would be made to borrowers with similar credit ratings and the same remaining maturities. Our acquisition loan and equity investments are recorded at fair value by using a discounted cash flow model, which requires significant estimates of our investee such as projected revenue and expenses and appropriate discount rates based on the risk profile of comparable companies. We classify these loans and equity investments as Level 3, as we use certain unobservable inputs to the valuation methodology that are significant to the fair value measurement, and the valuation requires management judgment due to the absence of quoted market prices. For these cash flow models, our observable inputs include capitalization rates and market interest rates, and our unobservable input includes our adjustment for a marketability discount on our equity investment of 40% at December 31, 2012.

At December 31, 2012, the cost basis of these investments approximated their fair value, which resulted in no unrealized gains/losses during 2012.

To illustrate the effect of movements in our unobservable inputs, we performed a sensitivity analysis below by using basis point variations in our discount rates (dollars in thousands):

Basis Point Change in Marketability Discount	Estimated Increase (Decrease) In Fair Value
+100 basis points	$(598)
- 100 basis points	598

Principles of Consolidation: Property holding entities and other subsidiaries of which we own 100% of the equity or have a controlling financial interest evidenced by ownership of a majority voting interest are consolidated. All inter-company balances and transactions are eliminated. For entities in which we own less than 100% of the equity interest, we consolidate the property if we have the direct or indirect ability to control the entities’ activities based upon the terms of the respective entities’ ownership agreements. For these entities, we record a non-controlling interest representing equity held by non-controlling interests.

We continually evaluate all of our transactions and investments to determine if they represent variable interests in a variable interest entity. If we determine that we have a variable interest in a variable interest entity, we then evaluate if we are the primary beneficiary of the variable interest entity. The evaluation is a qualitative assessment as to whether we have the ability to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance. We consolidate each variable interest entity in which we, by virtue of or transactions with our investments in the entity, are considered to be the primary beneficiary. At December 31, 2012 and 2011, we determined that we were not the primary beneficiary of any of our variable interest entities because we do not control the activities that most significantly impact the economic performance of these entities.

Disclosure of Contractual Obligations

The following table summarizes known material contractual obligations as of December 31, 2012, excluding the impact of subsequent events (amounts in thousands):

Contractual Obligations	Less Than 1 Year	1-3 Years	3-5 Years	After 5 Years	Total
2006 Senior Unsecured Notes(1)	$6,985	$13,969	$131,063	$—	$152,017
Exchangeable senior notes	11,509	—	—	—	11,509
2011 and 2012 Senior Unsecured Notes	43,688	87,375	87,375	815,656	1,034,094
Revolving credit facility(2)	5,210	134,552	—	—	139,762
Term loans	3,670	7,338	102,748	12,849	126,605
Operating lease commitments(3)	2,519	4,687	4,821	47,027	59,054
Purchase obligations(4)	61,449	—	—	—	61,449

Totals	$135,030	$247,921	$326,007	$875,532	$1,584,490

(1)	The interest rates on these notes are currently variable rates, but we entered into interest rate swaps to fix these interest rates until maturity. For $65 million of our $125 million senior notes, the rate is 5.507% and for $60 million of our $125 million senior notes the rate is 5.675%. See Note 4 of Item 8 to this Form 10-K for more information.
(2)	This assumes balance and rate in effect at December 31, 2012 ($125,000 as of December 31, 2012) remains in effect through maturity. This also reflects unused credit facility fees assuming balance remains in effect through maturity.
(3)	Most of our contractual obligations to make operating lease payments are related to ground leases for which we are reimbursed by our tenants along with corporate office and equipment leases.
(4)	Includes approximately $61 million of future development expenditures related to capital projects.

Liquidity and Capital Resources

2012 Cash Flow Activity

We generated cash of $105.3 million from operating activities during 2012, primarily consisting of rent and interest from mortgage and other loans, which with cash on-hand, was principally used to fund our dividends of $104.0 million and working capital needs. To fund the Ernest transaction in February 2012, we completed an offering of 23,575,000 shares of our common stock (including 3,075,000 shares sold pursuant to the exercise in full of the underwriters’ overallotment option), resulting in net proceeds (after underwriting discount) for $220.1 million. In addition, in February 2012, we completed a $200 million offering of senior unsecured notes, resulting in net proceeds, after underwriting discount, of $196.5 million, which we also used to fund the Ernest transaction.

In March 2012, we closed on a $100 million senior unsecured term loan facility and exercised the $70 million accordion feature on our revolving credit facility, increasing the total commitment under that facility to $400 million. We also sold five properties during the year generating $71.2 million of additional funds.

Proceeds from the new term loan facility, our revolving credit facility and property sales were used to fund the $210 million of investments in the year (excluding Ernest) and further cash outlays on our development projects.

During the fourth quarter 2012, we sold 1.1 million shares of our common stock under our at-the-market equity offering program, at an average price of $11.84 per share resulting in net proceeds of $13.2 million.

2011 Cash Flow Activity

We generated cash of $79.3 million from operating activities during 2011, which along with proceeds from our 2011 senior unsecured notes of $450 million, borrowings on our revolving credit facilities of $89.6 million, proceeds from the sale of our Morgantown and Sherman Oaks properties of $41.1 million and other receipts, were used to fund our dividends of $89.6 million, make principal payments on our debt of $246.3 million (including the buyback of 86.6% of our 9.25% exchangeable senior notes due 2013 (“2008 exchangeable notes”)), and fund new investments in the year of approximately $330 million.

In April 2011, our Operating Partnership and a wholly owned subsidiary of our Operating Partnership closed on a private offering of $450 million unsecured senior notes. These notes mature in 2021 and the interest rate is fixed at 6.875% per year. Contemporaneously with the closing of the notes, we repaid and terminated our $150 million term loan facility and our $9 million collateralized term loan facility. In connection with the notes offering, we amended our existing credit agreement, which provided for, at the time, a $330 million unsecured revolving credit facility (increased to $400 million in 2012) that matures in October 2015. We paid down in full this revolving credit facility’s outstanding balance with the proceeds from the notes offering. In the 2011 third quarter, we used proceeds from our 2011 senior unsecured notes offering to repurchase 86.6% of the outstanding 2008 exchangeable notes at a weighted average price of 118.4% of the principal amount (or $84.1 million) plus accrued and unpaid interest pursuant to a cash tender offer.

2010 Cash Flow Activity

We generated cash of $60.6 million from operating activities during 2010, which primarily consisted of rent and interest from mortgage and working capital loans, which, along with cash on-hand, proceeds from the sale of stock and our Inglewood and Montclair properties and early loan prepayments by Prime and Marina, were principally used to fund our dividends of $77.1 million, real estate acquisitions of $138 million and our debt refinancing activities.

In April 2010, we completed a public offering of 26 million shares of common stock at $9.75 per share. Including the underwriters’ purchase of 3.9 million additional shares to cover over-allotments, net proceeds from this offering, after underwriters’ discounts and commissions, were $288.1 million. We used the net proceeds from this stock offering to pay off a $30 million term loan and to fund our purchase of 93% of the then outstanding 2006 exchangeable senior notes at a price of 103% of the principal amount plus accrued and unpaid interest (or $136.3 million).

In May 2010, we entered into a $450 million secured credit facility with a syndicate of banks and others, the proceeds of which, along with the stock offering proceeds, were used to repay in full all outstanding obligations under an old $220 million credit facility. This new facility included a $300 million three-year term revolving facility (which was increased to $330 million in September 2010) and a $150 million six-year term loan. During the second quarter 2010, we entered into an interest rate swap to fix $65 million of our $125 million senior notes, which started July 31, 2011 (date on which the interest rate turned variable) through maturity date (or July 2016), at a rate of 5.507%. We also entered into an interest rate swap to fix $60 million of our senior notes which started October 31, 2011 (date on which the related interest rate turned variable) through the maturity date at a rate of 5.675%. In 2010, we sold the real estate of our Inglewood Hospital and Montclair Hospital to Prime for $75 million and $20 million, respectively, and received prepayment of our Marina mortgage loan of $43 million. Separately, Prime also repaid $40 million in outstanding loans plus accrued interest in April 2010. In addition, Prime paid us $12 million in additional rent related to our Shasta property.

Debt Restrictions and Covenants

Our debt facilities impose certain restrictions on us, including restrictions on our ability to: incur debts; create or incur liens; provide guarantees in respect of obligations of any other entity; make redemptions and repurchases of our capital stock; prepay, redeem or repurchase debt; engage in mergers or consolidations; enter into affiliated transactions; dispose of real estate or other assets; and change our business. In addition, the credit agreement governing our revolving credit facility and the term loan entered into in 2012 (“2012 Term Loan”) limit the amount of dividends we can pay as a percentage of normalized adjusted funds from operations, as defined in the agreements, on a rolling four quarter basis. Through the year ending December 31, 2012, the dividend restriction was 105% of normalized adjusted FFO. Thereafter, a similar dividend restriction exists but the percentage drops each quarter until reaching 95% at June 30, 2013. The indentures governing the senior unsecured notes entered into in 2011 and 2012 also limit the amount of dividends we can pay based on the sum of 95% of funds from operations, proceeds of equity issuances and certain other net cash proceeds. Finally, these notes require us to maintain total unencumbered assets (as defined in the related indenture) of not less than 150% of our unsecured indebtedness.

In addition to these restrictions, our revolving credit facility and 2012 Term Loan contain customary financial and operating covenants, including covenants relating to our total leverage ratio, fixed charge coverage ratio, mortgage secured leverage ratio, recourse mortgage secured leverage ratio, consolidated adjusted net worth, facility leverage ratio, and borrowing base interest coverage ratio. This facility also contains customary events of default, including among others, nonpayment of principal or interest, material inaccuracy of representations and failure to comply with our covenants. If an event of default occurs and is continuing under the facility, the entire outstanding balance may become immediately due and payable. At December 31, 2012, we were in compliance with all such financial and operating covenants.

In order for us to continue to qualify as a REIT we are required to distribute annual dividends equal to a minimum of 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gains. See section titled “Distribution Policy” within this Item 7 of this Annual Report on Form 10-K for further information on our dividend policy along with the historical dividends paid on a per share basis.

Short-term Liquidity Requirements: As of December 31, 2012, we have only $11.2 million in debt principal payments due in 2013 — see debt maturity schedule below. At February 18, 2013, our availability under our revolving credit facility plus cash on-hand approximated $300 million. In addition, we have an at-the-market equity offering program in place under which we may sell up to $50 million in shares (of which $23 million has been sold to-date) which may be used for general corporate purposes as needed. We believe that the liquidity available to us, our current monthly cash receipts from rent and loan interest, and the availability under our at-the-market equity offering program is sufficient to fund our operations, debt and interest obligations, our firm commitments (including capital expenditures, if any, and expected funding requirements on our development projects along with the completion of our Twelve Oaks re-development project), dividends in order to comply with REIT requirements, and our current investment strategies for the next twelve months.

Long-term Liquidity Requirements: As of December 31, 2012, we have less than $12 million in debt principal payments due between now and when our revolving credit facility is set to expire in October 2015. With our liquidity at February 18, 2013 of $300 million along with our current monthly cash receipts from rent and loan interest and with the availability under our at-the-market equity offering program, we believe we have the liquidity available to us to fund our operations, debt and interest obligations, dividends in order to comply with REIT requirements, and firm commitments (including capital expenditures, if any, and expected funding requirements on our development projects) for the next several years. However, in order to fund our investment strategies post 2013, we will require external capital which we believe is currently more available than at any time during the past couple of years. We believe we have several alternatives to raise additional funding including:

•	issuance of new debt securities, including senior unsecured notes,

•	sale of equity securities, and

•	proceeds from property sales.

However, there is no assurance that conditions will remain favorable for such possible transactions or that our plans will be successful.

As of December 31, 2012, principal payments due on our debt (which exclude the effects of any discounts recorded) are as follows (in thousands):

2013	$11,249
2014	265
2015	125,283
2016	225,299
2017	320
Thereafter	662,781

Total	$1,025,197

Results of Operations

We began operations during the second quarter of 2004. Since then, we have substantially increased our income earning investments each year (see “Overview” section in this item for more details), and we expect to continue to add to our investment portfolio, subject to the capital markets and other conditions described in this Annual Report on Form 10-K. Accordingly, we expect that future results of operations will vary from our historical results.

Year Ended December 31, 2012 Compared to the Year Ended December 31, 2011

Net income for the year ended December 31, 2012, was $89.9 million compared to net income of $26.5 million for the year ended December 31, 2011. This increase was primarily related to acquisitions made in 2012 and the debt refinancing charges that were incurred in 2011, partially offset by higher interest expense due to additional debt incurred in 2012. FFO, after adjusting for certain items (as more fully described in Reconciliation of Non-GAAP Financial Measures), was $119.4 million, or $0.90 per diluted share for 2012 as compared to $78.0 million, or $0.71 per diluted share for 2011, a 27% increase on a per share basis. These increases are primarily the result of the acquisitions in 2012.

A comparison of revenues for the years ended December 31, 2012 and 2011 is as follows (dollar amounts in thousands):

	2012		2011		Change
	(Dollar amounts in thousands)
Base rents	$120,742	60.0%	$106,562	73.6%	$14,180
Straight-line rents	7,982	3.9%	5,379	1.6%	2,603
Percentage rents	2,338	1.2%	2,173	1.9%	165
Income from direct financing leases	21,728	10.8%	—	—%	21,728
Interest from loans	48,128	23.9%	21,136	22.4%	26,992
Fee income	479	0.2%	234	0.5%	245

Total revenue	$201,397	100.0%	$135,484	100.0%	$65,913

Base rents for 2012 increased 13.3% versus the prior year as a result of the additional rent generated from annual escalation provisions in our leases and $12.3 million of incremental revenue from the properties acquired or completed in late 2011 and 2012. Income from direct financing leases is solely related to the Ernest transaction and the new Roxborough and Reno facilities. Interest from loans is higher than the prior year due to the $19.2 million, $2.6 million, and $5.1 million of incremental interest related to the Ernest, Hoboken, and Centinela loans, respectively.

Real estate depreciation and amortization during 2012 was $33.5 million, compared to $30.9 million 2011 due to the incremental depreciation from the properties acquired in late 2011 and 2012.

Acquisition expenses increased from $4.2 million to $5.4 million primarily as a result of increased acquisition levels in 2012.

General and administrative expenses in 2012 totaled $28.6 million, which is 14.2% of revenues, down from 20.1% of revenues in the prior year, as revenues in 2012 were up significantly over the prior year. The drop in general and administrative expenses as a percentage of revenue is primarily due to our business model as we can generally increase our revenue significantly without increasing our headcount and related expense at the same rate. On a dollar basis, general and administrative expenses were up slightly from the prior year.

We recognized $2.9 million of earnings from equity and other interests (RIDEA investments) in certain of our tenants in 2012, which is up significantly over the 2011 same period due to the timing of when these investments were made in the prior year along with improved results from each of our profit and equity investees during 2012.

Interest expense (including debt refinancing costs) for 2012 and 2011 totaled $58.2 million and $58.0 million, respectively. In 2011, we recorded a charge of $14.2 million related to our debt refinancing activities. Excluding this charge, our interest expense is up $14.4 million due to higher debt balances associated with our 2012 senior unsecured notes and 2012 Term Loan. See Note 4 to our consolidated financial statements in Item 8 to this Annual Report on Form 10-K for further information on our debt activities.

In addition to the items noted above, net income for 2012 and 2011 was impacted by discontinued operations. See Note 11 to our consolidated financial statements in Item 8 to this Form 10-K for further information.

Year Ended December 31, 2011 Compared to the Year Ended December 31, 2010

Net income for the year ended December 31, 2011, was $26.5 million compared to net income of $22.9 million for the year ended December 31, 2010. As described below, the significant contributors to the difference between 2011 and 2010 net income is the incremental rent from acquired properties and higher impairment charges in 2010 related to our Monroe loan, partially offset by higher interest expense and debt refinancing costs as more fully described in Note 4 of Item 8 of this Form 10-K. FFO, after adjusting for certain items (as more fully described in Reconciliation of Non-GAAP Financial Measures), was $78.0 million, or $0.71 per diluted share for the year ended December 31, 2011 as compared to $66.6 million, or $0.66 per diluted share for 2010.

A comparison of revenues for the years ended December 31, 2011 and 2010 is as follows:

	2011		2010		Change
	(Dollar amounts in thousands)
Base rents	$106,562	78.7%	$78,089	72.3%	$28,473
Straight-line rents	5,379	4.0%	1,165	1.1%	4,214
Percentage rents	2,173	1.6%	2,181	2.0%	(8)
Interest from loans	21,136	15.6%	26,028	24.1%	(4,892)
Fee income	234	0.1%	561	0.5%	(327)

Total revenue	$135,484	100.0%	$108,024	100.0%	$27,460

Revenue for the year ended December 31, 2011, was comprised of rents (84.2%) and interest and fee income from loans (15.8%). The increase in base rents and percentage rent from 2010 is primarily due to incremental revenue from acquisitions made in 2011 and 2010 and additional rent generated from annual escalation provisions in our leases.

Straight line rents significantly increased from the prior year primarily due to approximately $1.7 million of unbilled rent that was reclassed to billed rent in the second quarter of 2010 with the additional rent payment received on our Shasta property and the write-off/reserve of $2.5 million and $0.2 million in straight-line rent receivables associated with our Monroe and Cleveland facilities, respectively.

Interest income decreased from the prior year due to the prepayment of $40 million in loans in the second quarter of 2010.

Real estate depreciation and amortization during 2011 was $30.9 million, compared to $20.9 million in 2010, a 47.8% increase, due to the incremental depreciation from the properties acquired during 2010 and 2011.

Property-related expenses during 2011 decreased from $4.4 million in 2010 to $0.7 million in 2011 due to the write-off of $2.4 million in receivables related to a former tenant in the fourth quarter of 2010 and $1.3 million of utility costs, repair and maintenance expense, legal, and property taxes associated with vacant facilities in 2010. No similar costs were incurred in 2011.

In the 2010 first quarter, we recognized a $12 million loan impairment charge related to our Monroe facility. No similar charge was recorded in 2011.

General and administrative expenses in 2011 and 2010 totaled $27.2 million and $26.5 million, respectively. We incurred higher travel costs and office expenses in 2011, which was offset by a $2.8 million charge recognized during the second quarter of 2010 as a result of the resignation of an executive officer.

Acquisition expenses increased from $2.0 million in 2010 to $4.2 million in 2011 due to increased acquisition activity and consummated deals.

Interest and other income is lower than prior year due to the $1.5 million gain from the exchange of our Cleveland property in 2010.

Interest expense (including debt refinancing costs) for 2011 and 2010 totaled $58.0 million and $40.7 million, respectively. In 2011, we recorded a charge of $14.2 million related to our debt refinancing activities, while in 2010, we recorded a charge of $6.7 million for other refinancing activities. See Note 4 to our consolidated financial statements in Item 8 to this Form 10-K for further information on our debt refinancing activities. Excluding the debt refinancing charges, interest increased 28.9% for 2011 due to an increase in debt from the $450 million senior unsecured notes that we entered into in April 2011.

In addition to the items noted above, net income for the year was impacted by discontinued operations. See Note 11 to our consolidated financial statements in Item 8 to this Form 10-K for further information.

Reconciliation of Non-GAAP Financial Measures

Investors and analysts following the real estate industry utilize funds from operations, or FFO, as a supplemental performance measure. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets, which assumes that the value of real estate diminishes predictably over time. We compute FFO in accordance with the definition provided by the National Association of Real Estate Investment Trusts, or NAREIT, which represents net income (loss) (computed in accordance with GAAP), excluding gains (losses) on sales of real estate and impairment charges on real estate assets, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

In addition to presenting FFO in accordance with the NAREIT definition, we also disclose normalized FFO, which adjusts FFO for items that relate to unanticipated or non-core events or activities or accounting changes that, if not noted, would make comparison to prior period results and market expectations potentially less meaningful to investors and analysts.

We believe that the use of FFO, combined with the required GAAP presentations, improves the understanding of our operating results among investors and the use of normalized FFO makes comparisons of our operating results with prior periods and other companies more meaningful. While FFO and normalized FFO are relevant and widely used supplemental measures of operating and financial performance of REITs, they should not be viewed as a substitute measure of our operating performance since the measures do not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which can be significant economic costs that could materially impact our results of operations. FFO and normalized FFO should not be considered an alternative to net income (loss) (computed in accordance with GAAP) as indicators of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

The following table presents a reconciliation of net income attributable to MPT common stockholders to FFO and normalized FFO for the years ended December 31, 2012, 2011, and 2010 ($ amounts in thousands except per share data):

	For the Year Ended
	December 31, 2012	December 31, 2011	December 31, 2010
FFO information:
Net income attributable to MPT common stockholders	$89,900	$26,536	$22,913
Participating securities’ share in earnings	(887)	(1,090)	(1,254)

Net income, less participating securities’ share in earnings	$89,013	$25,446	$21,659
Depreciation and amortization
Continuing operations	33,545	30,896	20,897
Discontinued operations	1,311	3,813	4,941
Gain on sale of real estate	(16,369)	(5,431)	(10,566)
Real estate impairment charge	—	564	—

Funds from operations	$107,500	$55,288	$36,931
Write-off of straight line rent	6,456	2,471	3,694
Acquisition costs	5,420	4,184	2,026
Debt refinancing costs	—	14,214	6,716
Executive severance	—	—	2,830
Loan impairment charge	—	—	12,000
Write-off of other receivables	—	1,846	2,400

Normalized funds from operations	$119,376	$78,003	$66,597

Per diluted share data:
Net income, less participating securities’ share in earnings	$0.67	$0.23	$0.22
Depreciation and amortization
Continuing operations	0.25	0.28	0.21
Discontinued operations	0.01	0.04	0.04
Gain on sale of real estate	(0.12)	(0.05)	(0.10)
Real estate impairment charge	—	—	—

Funds from operations	$0.81	$0.50	$0.37
Write-off of straight line rent	0.05	0.02	0.03
Acquisition costs	0.04	0.04	0.02
Debt refinancing costs	—	0.13	0.07
Executive severance	—	—	0.03
Loan impairment charge	—	—	0.12
Write-off of other receivables	—	0.02	0.02

Normalized funds from operations	$0.90	$0.71	$0.66

Distribution Policy

We have elected to be taxed as a REIT commencing with our taxable year that began on April 6, 2004 and ended on December 31, 2004. To qualify as a REIT, we must meet a number of organizational and operational requirements, including a requirement that we distribute at least 90% of our REIT taxable income, excluding net capital gain, to our stockholders. It is our current intention to comply with these requirements and maintain such status going forward.

The table below is a summary of our distributions declared for the three year period ended December 31, 2012:

Declaration Date	Record Date	Date of Distribution	Distribution per Share
October 30, 2012	November 23, 2012	January 5, 2013	$0.20
August 16, 2012	September 13, 2012	October 11, 2012	$0.20
May 17, 2012	June 14, 2012	July 12, 2012	$0.20
February 16, 2012	March 15, 2012	April 12, 2012	$0.20
November 10, 2011	December 8, 2011	January 5, 2012	$0.20
August 18, 2011	September 15, 2011	October 13, 2011	$0.20
May 19, 2011	June 16, 2011	July 14, 2011	$0.20
February 17, 2011	March 17, 2011	April 14, 2011	$0.20
November 11, 2010	December 9, 2010	January 6, 2011	$0.20
August 19, 2010	September 14, 2010	October 14, 2010	$0.20
May 20, 2010	June 17, 2010	July 15, 2010	$0.20
February 18, 2010	March 18, 2010	April 14, 2010	$0.20

We intend to pay to our stockholders, within the time periods prescribed by the Internal Revenue Code (“Code”), all or substantially all of our annual REIT taxable income, including taxable gains from the sale of real estate and recognized gains on the sale of securities. It is our policy to make sufficient cash distributions to stockholders in order for us to maintain our status as a REIT under the Code and to avoid corporate income and excise taxes on undistributed income. However, our unsecured credit facility limits the amounts of dividends we can pay — see Note 4 to our consolidated financial statements in Item 8 to this Form 10-K for further information.

ITEM 7A.	Quantitative and Qualitative Disclosures about Market Risk

Market risk includes risks that arise from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices and other market changes that affect market sensitive instruments. In addition, the value of our facilities will be subject to fluctuations based on changes in local and regional economic conditions and changes in the ability of our tenants to generate profits, all of which may affect our ability to refinance our debt if necessary. The changes in the value of our facilities would be impacted also by changes in “cap” rates, which is measured by the current base rent divided by the current market value of a facility.

Our primary exposure to market risks relates to fluctuations in interest rates and equity prices. The following analyses present the sensitivity of the market value, earnings and cash flows of our significant financial instruments to hypothetical changes in interest rates and equity prices as if these changes had occurred. The hypothetical changes chosen for these analyses reflect our view of changes that are reasonably possible over a one-year period. These forward looking disclosures are selective in nature and only address the potential impact from financial instruments. They do not include other potential effects which could impact our business as a result of changes in market conditions. In addition, they do not include measures we may take to minimize our exposure such as entering into future interest rate swaps to hedge against interest rate increases on our variable rate debt.

Interest Rate Sensitivity

For fixed rate debt, interest rate changes affect the fair market value but do not impact net income to common stockholders or cash flows. Conversely, for floating rate debt, interest rate changes generally do not affect the fair market value but do impact net income to common stockholders and cash flows, assuming other factors are held constant. At December 31, 2012, our outstanding debt totaled $1.0 billion, which consisted of fixed-rate debt of $800.2 million (including $125.0 million of floating debt swapped to fixed) and variable rate debt of $225.0 million. If market interest rates increase by one-percentage point, the fair value of our fixed rate debt at December 31, 2012 would decrease by $14.3 million. Changes in the fair value of our fixed rate debt will not have any impact on us unless we decided to repurchase the debt in the open markets.

If market rates of interest on our variable rate debt increase by 1%, the increase in annual interest expense on our variable rate debt would decrease future earnings and cash flows by $2.3 million per year. If market rates of interest on our variable rate debt decrease by 1%, the decrease in interest expense on our variable rate debt would increase future earnings and cash flows by $2.3 million per year. This assumes that the average amount outstanding under our variable rate debt for a year is $225.0 million, the balance of our revolver at December 31, 2012.

Share Price Sensitivity

In the 2011 third quarter, we funded a cash tender offer for 86.6% of the outstanding 2008 exchangeable notes at a weighted average price of 118.4% of the principal amount (or $84.1 million) plus accrued and unpaid interest leaving only $11.0 million of these notes outstanding as of December 31, 2012. Our 2008 exchangeable notes have a conversion adjustment feature, which could affect their stated exchange ratio of 80.8898 common shares per $1,000 principal amount of notes, equating to an exchange price of $12.36 per common share. Our dividends declared since we sold the 2008 exchangeable notes have not adjusted our conversion price as of December 31, 2012. Future changes to the conversion price will depend on our level of dividends which cannot be predicted at this time. Any adjustments for dividend increases until the 2008 exchangeable notes are settled in 2013 will affect the price of the notes and the number of shares for which they may eventually be settled. Using the outstanding notes and, assuming a price of $20 per share, we would be required to issue an additional 0.3 million shares. At $25 per share, we would be required to issue an additional 0.4 million shares.

ITEM 8.	Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

of Medical Properties Trust, Inc:

In our opinion, the consolidated financial statements listed in the index appearing under Item 15(a) present fairly, in all material respects, the financial position of Medical Properties Trust, Inc. and its subsidiaries at December 31, 2012 and December 31, 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the appendix appearing under Item 15(a) present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedules, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting appearing under Item 9A. Our responsibility is to express opinions on these financial statements, on the financial statement schedules, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PricewaterhouseCoopers LLP

Birmingham, Alabama

February 22, 2013

Report of Independent Registered Public Accounting Firm

To the Partners

of MPT Operating Partnership, L.P.:

In our opinion, the consolidated financial statements listed in the index appearing under Item 15(a) present fairly, in all material respects, the financial position of MPT Operating Partnership, L.P. and its subsidiaries at December 31, 2012 and December 31, 2011, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the index appearing under Item 15(a) present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedules, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting appearing under Item 9A. Our responsibility is to express opinions on these financial statements, on the financial statement schedules, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

PricewaterhouseCoopers LLP

Birmingham, Alabama

February 22, 2013

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31,
	2012	2011
	(Amounts in thousands, except for per share data)
ASSETS
Real estate assets
Land	$110,364	$105,505
Buildings and improvements	1,079,188	1,017,443
Construction in progress and other	38,339	30,903
Intangible lease assets	52,824	51,206
Real estate held for sale	—	59,793
Net investment in direct financing leases	314,412	—
Mortgage loans	368,650	165,000

Gross investment in real estate assets	1,963,777	1,429,850
Accumulated depreciation	(114,399)	(84,466)
Accumulated amortization	(12,335)	(8,722)

Net investment in real estate assets	1,837,043	1,336,662
Cash and cash equivalents	37,311	102,726
Interest and rent receivables	45,289	29,862
Straight-line rent receivables	35,860	33,993
Other loans	159,243	74,839
Other assets	64,140	43,792

Total Assets	$2,178,886	$1,621,874

LIABILITIES AND EQUITY
Liabilities
Debt, net	$1,025,160	$689,849
Accounts payable and accrued expenses	65,961	51,125
Deferred revenue	20,609	23,307
Lease deposits and other obligations to tenants	17,342	28,778

Total liabilities	1,129,072	793,059
Commitments and Contingencies
Equity
Preferred stock, $0.001 par value. Authorized 10,000 shares; no shares outstanding	—	—
Common stock, $0.001 par value. Authorized 250,000 shares; issued and outstanding — 136,335 shares at December 31, 2012 and 110,786 shares at December 31, 2011	136	111
Additional paid-in capital	1,295,916	1,055,256
Distributions in excess of net income	(233,494)	(214,059)
Accumulated other comprehensive loss	(12,482)	(12,231)
Treasury shares, at cost	(262)	(262)

Total Equity	1,049,814	828,815

Total Liabilities and Equity	$2,178,886	$1,621,874

See accompanying notes to consolidated financial statements.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Statements of Income

	For the Years Ended December 31,
	2012	2011	2010
	(Amounts in thousands, except for per share data)
Revenues
Rent billed	$123,080	$108,735	$80,270
Straight-line rent	7,982	5,379	1,165
Income from direct financing leases	21,728	—	—
Interest and fee income	48,607	21,370	26,589

Total revenues	201,397	135,484	108,024
Expenses
Real estate depreciation and amortization	33,545	30,896	20,897
Impairment charge	—	—	12,000
Property-related	1,495	738	4,381
Acquisition expenses	5,420	4,184	2,026
General and administrative	28,582	27,219	26,509

Total operating expenses	69,042	63,037	65,813

Operating income	132,355	72,447	42,211
Other income (expense)
Interest and other (expense) income	(1,662)	18	1,473
Earnings from equity and other interests	2,943	78	45
Debt refinancing costs	—	(14,214)	(6,716)
Interest expense	(58,243)	(43,810)	(33,984)

Net other expenses	(56,962)	(57,928)	(39,182)

Income from continuing operations	75,393	14,519	3,029
Income from discontinued operations	14,684	12,195	19,983

Net income	90,077	26,714	23,012
Net income attributable to non-controlling interests	(177)	(178)	(99)

Net income attributable to MPT common stockholders	$89,900	$26,536	$22,913

Earnings per share — basic
Income from continuing operations attributable to MPT common stockholders	$0.56	$0.12	$0.02
Income from discontinued operations attributable to MPT common stockholders	0.11	0.11	0.20

Net income attributable to MPT common stockholders	$0.67	$0.23	$0.22

Weighted average shares outstanding — basic	132,331	110,623	100,706

Earnings per share — diluted
Income from continuing operations attributable to MPT common stockholders	$0.56	$0.12	$0.02
Income from discontinued operations attributable to MPT common stockholders	0.11	0.11	0.20

Net income attributable to MPT common stockholders	$0.67	$0.23	$0.22

Weighted average shares outstanding — diluted	132,333	110,629	100,708

See accompanying notes to consolidated financial statements.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)

	For the Years Ended December 31,
(In thousands)	2012	2011	2010
Net income	$90,077	$26,714	$23,012
Other comprehensive income (loss):
Unrealized loss on interest rate swap	(251)	(8,590)	(3,641)

Total comprehensive income	89,826	18,124	19,371
Comprehensive income attributable to non-controlling interests	(177)	(178)	(99)

Comprehensive income attributable to MPT common stockholders	$89,649	$17,946	$19,272

See accompanying notes to consolidated financial statements.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Statements of Equity

For the Years Ended December 31, 2012, 2011 and 2010

(Amounts in thousands, except per share data)

	Preferred		Common		Additional Paid-in Capital	Distributions in Excess of Net Income	Accumulated Other Comprehensive Loss	Treasury Stock	Non-Controlling Interests	Total Equity
	Shares	Par Value	Shares	Par Value
Balance at December 31, 2009	—	$—	78,725	$79	$759,721	$(88,093)	$—	$(262)	$130	$671,575
Net income	—	—	—	—	—	22,913	—	—	99	23,012
Unrealized loss on interest rate swaps	—	—	—	—	—	—	(3,641)	—	—	(3,641)
Stock vesting and amortization of stock-based compensation	—	—	700	—	6,616	—	—	—	—	6,616
Distributions to non-controlling interests	—	—	—	—	—	—	—	—	(115)	(115)
Extinguishment of convertible debt	—	—	—	—	(2,587)	—	—	—	—	(2,587)
Proceeds from offering (net of offering costs)	—	—	30,800	31	288,035	—	—	—	—	288,066
Dividends declared ($0.80 per common share)	—	—	—	—	—	(83,350)	—	—	—	(83,350)

Balance at December 31, 2010	—	$—	110,225	$110	$1,051,785	$(148,530)	$(3,641)	$(262)	$114	$899,576

Net income	—	—	—	—	—	26,536	—	—	178	26,714
Unrealized loss on interest rate swaps	—	—	—	—	—	—	(8,590)	—	—	(8,590)
Stock vesting and amortization of stock-based compensation	—	—	561	1	6,982	—	—	—	—	6,983
Purchase of non-controlling interest	—	—	—	—	(441)	—	—	—	(83)	(524)
Extinguishment of convertible debt	—	—	—	—	(3,070)	(2,431)	—	—	—	(5,501)
Distributions to non-controlling interests	—	—	—	—	—	—	—	—	(209)	(209)
Dividends declared ($0.80 per common share)	—	—	—	—	—	(89,634)	—	—	—	(89,634)

Balance at December 31, 2011	—	$—	110,786	$111	$1,055,256	$(214,059)	$(12,231)	$(262)	$—	$828,815

Net income	—	—	—	—	—	89,900	—	—	177	90,077
Unrealized loss on interest rate swaps	—	—	—	—	—	—	(251)	—	—	(251)
Stock vesting and amortization of stock-based compensation	—	—	854	1	7,636	—	—	—	—	7,637
Distributions to non-controlling interests	—	—	—	—	—	—	—	—	(177)	(177)
Proceeds from offering (net of offering costs)	—	—	24,695	24	233,024	—	—	—	—	233,048
Dividends declared ($0.80 per common share)	—	—	—	—	—	(109,335)	—	—	—	(109,335)

Balance at December 31, 2012	—	$—	136,335	$136	$1,295,916	$(233,494)	$(12,482)	$(262)	$—	$1,049,814

See accompanying notes to consolidated financial statements.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2012	2011	2010
	(Amounts in thousands)
Operating activities
Net income	$90,077	$26,714	$23,012
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35,593	35,477	26,312
Amortization and write-off of deferred financing costs and debt discount	3,457	9,289	6,110
Premium on extinguishment of debt	—	13,091	3,833
Direct financing lease accretion	(3,104)	—	—
Straight-line rent revenue	(8,309)	(7,142)	(4,932)
Share-based compensation expense	7,637	6,983	6,616
Impairment charge	—	564	12,000
(Gain) loss from sale of real estate	(16,369)	(5,431)	(10,566)
Provision for uncollectible receivables and loans	—	1,499	2,400
Straight-line rent write-off	6,456	2,470	3,694
Payment of discount on extinguishment of debt	—	(4,850)	(7,324)
Other adjustments	538	1,058	(30)
Decrease (increase) in:
Interest and rent receivable	(17,261)	(6,118)	(5,490)
Other assets	91	142	(566)
Accounts payable and accrued expenses	9,201	5,354	(3,177)
Deferred revenue	(2,698)	170	8,745

Net cash provided by operating activities	105,309	79,270	60,637
Investing activities
Cash paid for acquisitions and other related investments	(621,490)	(278,963)	(137,808)
Net proceeds from sale of real estate	71,202	41,130	97,669
Principal received on loans receivable	10,931	4,289	90,486
Investment in loans receivable	(1,293)	(861)	(11,637)
Construction in progress	(44,570)	(22,999)	(6,638)
Other investments, net	(31,908)	(8,217)	(9,291)

Net cash (used for) provided by investing activities	(617,128)	(265,621)	22,781
Financing activities
Additions to term debt	300,000	450,000	148,500
Payments of term debt	(232)	(246,262)	(216,765)
Payment of deferred financing costs	(6,247)	(15,454)	(6,796)
Revolving credit facilities, net	35,400	89,600	(137,200)
Distributions paid	(103,952)	(89,601)	(77,087)
Lease deposits and other obligations to tenants	(11,436)	8,621	3,667
Proceeds from sale of common shares, net of offering costs	233,048	—	288,066
Other	(177)	(6,235)	(2,702)

Net cash provided by (used in) financing activities	446,404	190,669	(317)

Increase (decrease) in cash and cash equivalents for the year	(65,415)	4,318	83,101
Cash and cash equivalents at beginning of year	102,726	98,408	15,307

Cash and cash equivalents at end of year	$37,311	$102,726	$98,408

Interest paid, including capitalized interest of $1,596 in 2012, $896 in 2011, and $63 in 2010	$51,440	$38,463	$29,679
Supplemental schedule of non-cash investing activities:
Real estate acquired via assumption of mortgage loan	$—	$(14,592)	$—
Loan conversion to equity interest	1,648	—	—
Mortgage loan issued from sale of real estate	3,650	—	—
Supplemental schedule of non-cash financing activities:
Assumption of mortgage loan (as part of real estate acquired)	$—	$14,592	$—
Dividends declared, not paid	27,786	22,407	22,374

See accompanying notes to consolidated financial statements.

MPT OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31,
	2012	2011
	(Amounts in thousands, except for per share data)
ASSETS
Real estate assets
Land	$110,364	$105,505
Buildings and improvements	1,079,188	1,017,443
Construction in progress and other	38,339	30,903
Intangible lease assets	52,824	51,206
Real estate held for sale	—	59,793
Net investment in direct financing leases	314,412	—
Mortgage loans	368,650	165,000

Gross investment in real estate assets	1,963,777	1,429,850
Accumulated depreciation	(114,399)	(84,466)
Accumulated amortization	(12,335)	(8,722)

Net investment in real estate assets	1,837,043	1,336,662
Cash and cash equivalents	37,311	102,726
Interest and rent receivables	45,289	29,862
Straight-line rent receivables	35,860	33,993
Other loans	159,243	74,839
Other assets	64,140	43,792

Total Assets	$2,178,886	$1,621,874

LIABILITIES AND CAPITAL
Liabilities
Debt, net	$1,025,160	$689,849
Accounts payable and accrued expenses	38,177	28,780
Deferred revenue	20,609	23,307
Lease deposits and other obligations to tenants	17,342	28,778
Payable due to Medical Properties Trust, Inc.	27,394	21,955

Total liabilities	1,128,682	792,669
Commitments and Contingencies
Capital
General partner — issued and outstanding — 1,357 units at December 31, 2012 and 1,107 units at December 31, 2011	10,630	8,418
Limited Partners:
Common units — issued and outstanding — 134,978 units at December 31, 2012 and 109,679 units at December 31, 2011	1,052,056	833,018
LTIP units — issued and outstanding — 221 units at December 31, 2012 and 150 units at December 31, 2011	—	—
Accumulated other comprehensive loss	(12,482)	(12,231)

Total Capital	1,050,204	829,205

Total Liabilities and Capital	$2,178,886	$1,621,874

See accompanying notes to consolidated financial statements.

MPT OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES

Consolidated Statements of Income

	For the Years Ended December 31,
	2012	2011	2010
	(Amounts in thousands, except for per unit data)
Revenues
Rent billed	$123,080	$108,735	$80,270
Straight-line rent	7,982	5,379	1,165
Income from direct financing leases	21,728	—	—
Interest and fee income	48,607	21,370	26,589

Total revenues	201,397	135,484	108,024
Expenses
Real estate depreciation and amortization	33,545	30,896	20,897
Impairment charge	—	—	12,000
Property-related	1,495	738	4,381
Acquisition expenses	5,420	4,184	2,026
General and administrative	28,582	27,202	26,434

Total operating expense	69,042	63,020	65,738

Operating income	132,355	72,464	42,286
Other income (expense)
Interest and other income	(1,662)	18	1,473
Earnings from equity and other interests	2,943	78	45
Debt refinancing costs	—	(14,214)	(6,716)
Interest expense	(58,243)	(43,810)	(33,984)

Net other expenses	(56,962)	(57,928)	(39,182)

Income from continuing operations	75,393	14,536	3,104
Income from discontinued operations	14,684	12,195	19,983

Net income	90,077	26,731	23,087
Net income attributable to non-controlling interests	(177)	(178)	(99)

Net income attributable to MPT Operating Partnership partners	$89,900	$26,553	$22,988

Earnings per unit — basic
Income from continuing operations attributable to MPT Operating Partnership partners	$0.56	$0.12	$0.02
Income from discontinued operations attributable to MPT Operating Partnership partners	0.11	0.11	0.20

Net income attributable to MPT Operating Partnership partners	$0.67	$0.23	$0.22

Weighted average units outstanding — basic	132,331	110,623	100,706

Earnings per unit — diluted
Income from continuing operations attributable to MPT Operating Partnership partners	$0.56	$0.12	$0.02
Income from discontinued operations attributable to MPT Operating Partnership partners	0.11	0.11	0.20

Net income attributable to MPT Operating Partnership partners	$0.67	$0.23	$0.22

Weighted average units outstanding — diluted	132,333	110,629	100,708

See accompanying notes to consolidated financial statements.

MPT OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)

	For the Years Ended December 31,
(In thousands)	2012	2011	2010
Net income	$90,077	$26,731	$23,087
Other comprehensive income (loss):
Unrealized loss on interest rate swap	(251)	(8,590)	(3,641)

Total comprehensive income	89,826	18,141	19,446
Comprehensive income attributable to non-controlling interests	(177)	(178)	(99)

Comprehensive income attributable to MPT Operating Partnership partners	$89,649	$17,963	$19,347

See accompanying notes to consolidated financial statements.

MPT OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES

Consolidated Statements of Capital

For the Years Ended December 31, 2012, 2011 and 2010

(Amounts in thousands, except per unit data)

	General Partner		Limited Partners				Accumulated Other Comprehensive Loss	Non- Controlling Interests	Total Capital
			Common		LTIPs
	Units	Unit Value	Units	Unit Value	Units	Unit Value
Balance at December 31, 2009	787	$6,717	77,938	$664,952	63	$73	$—	$130	$671,872

Net income	—	230	—	22,601	—	157	—	99	23,087
Unrealized loss on interest rate swaps	—	—	—	—	—	—	(3,641)	—	(3,641)
Unit vesting and amortization of unit-based compensation	7	66	693	6,550	31	—	—	—	6,616
Proceeds from offering (net of offering costs)	308	2,882	30,492	285,184	—	—	—	—	288,066
Extinguishment of convertible debt	—	(26)	—	(2,560)	—	—	—	—	(2,586)
Distributions to non-controlling interests	—	—	—	—	—	—	—	(115)	(115)
Distributions declared ($0.80 per unit)	—	(834)	—	(82,286)	—	(230)	—	—	(83,350)

Balance at December 31, 2010	1,102	$9,035	109,123	$894,441	94	$—	$(3,641)	$114	$899,949

Net income	—	265	—	26,020	—	268	—	178	26,731
Unrealized loss on interest rate swaps	—	—	—	—	—	—	(8,590)	—	(8,590)
Unit vesting and amortization of unit-based compensation	5	69	556	6,915	56	—	—	—	6,984
Extinguishment of convertible debt	—	(55)	—	(5,446)	—	—	—	—	(5,501)
Purchase of non-controlling interest	—	—	—	(442)	—	—	—	(83)	(525)
Distributions to non-controlling interests	—	—	—	—	—	—	—	(209)	(209)
Distributions declared ($0.80 per unit)	—	(896)	—	(88,470)	—	(268)	—	—	(89,634)

Balance at December 31, 2011	1,107	$8,418	109,679	$833,018	150	$—	$(12,231)	$—	$829,205

Net income	—	899	—	88,733	—	268	—	177	90,077
Unrealized loss on interest rate swaps	—	—	—	—	—	—	(251)	—	(251)
Unit vesting and amortization of unit-based compensation	4	76	850	7,561	71	—	—	—	7,637
Proceeds from offering (net of offering costs)	246	2,331	24,449	230,717	—	—	—	—	233,048
Distributions to non-controlling interests	—	—	—	—	—	—	—	(177)	(177)
Distributions declared ($0.80 per unit)	—	(1,094)	—	(107,973)	—	(268)	—	—	(109,335)

Balance at December 31, 2012	1,357	$10,630	134,978	$1,052,056	221	$—	$(12,482)	$—	$1,050,204

See accompanying notes to consolidated financial statements.

MPT OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2012	2011	2010
	(Amounts in thousands)
Operating activities
Net income	$90,077	$26,731	$23,087
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35,593	35,477	26,312
Amortization and write-off of deferred financing costs and debt discount	3,457	9,289	6,110
Premium on extinguishment of debt	—	13,091	3,833
Straight-line rent revenue	(8,309)	(7,142)	(4,932)
Direct financing lease interest accretion	(3,104)	—	—
Unit-based compensation expense	7,637	6,983	6,616
Impairment charge	—	564	12,000
(Gain) loss from sale of real estate	(16,369)	(5,431)	(10,566)
Provision for uncollectible receivables and loans	—	1,499	2,400
Straight-line rent write-off	6,456	2,470	3,694
Payment of discount on extinguishment of debt	—	(4,850)	(7,324)
Other adjustments	538	1,058	(30)
Decrease (increase) in:
Interest and rent receivable	(17,261)	(6,118)	(5,490)
Other assets	91	142	(566)
Accounts payable and accrued expenses	9,201	5,337	(3,252)
Deferred revenue	(2,698)	170	8,745

Net cash provided by operating activities	105,309	79,270	60,637
Investing activities
Cash paid for acquisitions and other related investments	(621,490)	(278,963)	(137,808)
Net proceeds from sale of real estate	71,202	41,130	97,669
Principal received on loans receivable	10,931	4,289	90,486
Investment in loans receivable	(1,293)	(861)	(11,637)
Construction in progress	(44,570)	(22,999)	(6,638)
Other investments, net	(31,908)	(8,217)	(9,291)

Net cash (used for) provided by investing activities	(617,128)	(265,621)	22,781
Financing activities
Proceeds from term debt, net of discount	300,000	450,000	148,500
Payments of term debt	(232)	(246,262)	(216,765)
Payment of deferred financing costs	(6,247)	(15,454)	(6,796)
Revolving credit facilities, net	35,400	89,600	(137,200)
Distributions paid	(103,952)	(89,601)	(77,087)
Lease deposits and other obligations to tenants	(11,436)	8,621	3,667
Proceeds from sale of units, net of offering costs	233,048	—	288,066
Other	(177)	(6,235)	(2,702)

Net cash provided by (used in) financing activities	446,404	190,669	(317)

Increase (decrease) in cash and cash equivalents for the year	(65,415)	4,318	83,101
Cash and cash equivalents at beginning of year	102,726	98,408	15,307

Cash and cash equivalents at end of year	$37,311	$102,726	$98,408

Interest paid, including capitalized interest of $1,596 in 2012, $896 in 2011, and $63 in 2010	$51,440	$38,463	$29,679
Supplemental schedule of non-cash investing activities:
Real estate acquired via assumption of mortgage loan	$—	$(14,592)	$—
Loan conversion to equity interest	1,648	—	—
Mortgage loan issued from sale of real estate	3,650	—	—
Supplemental schedule of non-cash financing activities:
Assumption of mortgage loan (as part of real estate acquired)	$—	$14,592	$—
Dividends declared, not paid	27,786	22,407	22,374

See accompanying notes to consolidated financial statements.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

MPT OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES

Notes To Consolidated Financial Statements

1.	Organization

Medical Properties Trust, Inc., a Maryland corporation, was formed on August 27, 2003, under the General Corporation Law of Maryland for the purpose of engaging in the business of investing in, owning, and leasing commercial real estate. Our operating partnership subsidiary, MPT Operating Partnership, L.P. (the “Operating Partnership”), through which we conduct all of our operations, was formed in September 2003. Through another wholly-owned subsidiary, Medical Properties Trust, LLC, we are the sole general partner of the Operating Partnership. At present, we directly own substantially all of the limited partnership interests in the Operating Partnership and have elected to report our required disclosures and that of the Operating Partnership on a combined basis except where material differences exist. MPT Finance Corporation is a wholly owned subsidiary of the Operating Partnership and was formed for the sole purpose of being a co-issuer of some of the Operating Partnership’s indebtedness. MPT Finance Corporation has no substantive assets or operations.

Our primary business strategy is to acquire and develop real estate and improvements, primarily for long term lease to providers of healthcare services such as operators of general acute care hospitals, inpatient physical rehabilitation hospitals, long-term acute care hospitals, surgery centers, centers for treatment of specific conditions such as cardiac, pulmonary, cancer, and neurological hospitals, and other healthcare-oriented facilities. We also make mortgage and other loans to operators of similar facilities. In addition, we may obtain profits or equity interests in our tenants (which we refer to as RIDEA investments), from time to time, in order to enhance our overall return. We manage our business as a single business segment.

2.	Summary of Significant Accounting Policies

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation: Property holding entities and other subsidiaries of which we own 100% of the equity or have a controlling financial interest evidenced by ownership of a majority voting interest are consolidated. All inter-company balances and transactions are eliminated. For entities in which we own less than 100% of the equity interest, we consolidate the property if we have the direct or indirect ability to control the entities’ activities based upon the terms of the respective entities’ ownership agreements. For these entities, we record a non-controlling interest representing equity held by non-controlling interests.

We continually evaluate all of our transactions and investments to determine if they represent variable interests in a variable interest entity (“VIE”). If we determine that we have a variable interest in a VIE, we then evaluate if we are the primary beneficiary of the VIE. The evaluation is a qualitative assessment as to whether we have the ability to direct the activities of a VIE that most significantly impact the entity’s economic performance. We consolidate each VIE in which we, by virtue of or transactions with our investments in the entity, are considered to be the primary beneficiary.

At December 31, 2012, we had loans and/or equity investments in certain VIEs, which are also tenants of our facilities (including but not limited to Ernest, Monroe and Vibra). We have determined that we are not the primary beneficiary of these VIEs. The carrying value and classification of the related assets and maximum exposure to loss as a result of our involvement with these VIEs are presented below at December 31, 2012 (in thousands):

VIE Type	Maximum Loss Exposure(1)	Asset Type Classification	Carrying Amount(2)
Loans, net	$272,454	Mortgage and other loans	$228,831
Equity investments	$ 18,293	Other assets	$5,341

(1)	Our maximum loss exposure related to loans with VIEs represents our current aggregate gross carrying value of the loan plus accrued interest and any other related assets (such as rents receivable), less any liabilities. Our maximum loss exposure related to our equity investment in VIEs represent the current carrying values of such investment plus any other related assets (such as rent receivables) less any liabilities.
(2)	Carrying amount reflects the net book value of our loan or equity interest only in the VIE.

For the VIE types above, we do not consolidate the VIE because we do not have the ability to control the activities (such as the day-to-day healthcare operations of our borrowers or investees) that most significantly impact the VIE’s economic performance. As of December 31, 2012, we were not required to provide financial support through a liquidity arrangement or otherwise to our unconsolidated VIEs, including circumstances in which it could be exposed to further losses (e.g., cash short falls).

Typically, our loans are collateralized by assets of the borrower (some assets of which are on the premises of facilities owned by us) and further supported by limited guarantees made by certain principals of the borrower.

See Note 3 for additional description of the nature, purpose and activities of our more significant VIEs and interests therein.

Investments in Unconsolidated Entities: Investments in entities in which we have the ability to influence (but not control) are typically accounted for by the equity method. Under the equity method of accounting, our share of the investee’s earnings or losses are included in our consolidated results of operations, and we have elected to record our share of such investee’s earnings or losses on a 90-day lag basis. The initial carrying value of investments in unconsolidated entities is based on the amount paid to purchase the interest in the investee entity. To the extent that our cost basis is different from the basis reflected at the investee entity level, the basis difference is generally amortized over the lives of the related assets and liabilities, and such amortization is included in our share of equity in earnings of the investee. We evaluate our equity method investments for impairment based upon a comparison of the fair value of the equity method investment to its carrying value. If we determine a decline in the fair value of an investment in an unconsolidated investee entity below its carrying value is other — than — temporary, an impairment is recorded.

Cash and Cash Equivalents: Certificates of deposit, short-term investments with original maturities of three months or less and money-market mutual funds are considered cash equivalents. The majority of our cash and cash equivalents are held at major commercial banks which at times may exceed the Federal Deposit Insurance Corporation limit. We have not experienced any losses to date on our invested cash. Cash and cash equivalents which have been restricted as to its use are recorded in other assets.

Revenue Recognition: We receive income from operating leases based on the fixed, minimum required rents (base rents) per the lease agreements. Rent revenue from base rents is recorded on the straight-line method over the terms of the related lease agreements for new leases and the remaining terms of existing leases for acquired properties. The straight-line method records the periodic average amount of base rent earned over the term of a lease, taking into account contractual rent increases over the lease term. The straight-line method typically has the effect of recording more rent revenue from a lease than a tenant is required to pay early in the term of the lease. During the later parts of a lease term, this effect reverses with less rent revenue recorded than a tenant is required to pay. Rent revenue as recorded on the straight-line method in the consolidated statements of income is presented as two amounts: billed rent revenue and straight-line revenue. Billed rent revenue is the amount of base rent actually billed to the customer each period as required by the lease. Straight-line rent revenue is the difference between rent revenue earned based on the straight-line method and the amount recorded as billed rent revenue. We record the difference between base rent revenues earned and amounts due per the respective lease agreements, as applicable, as an increase or decrease to straight-line rent receivable.

Certain leases provide for additional rents contingent upon a percentage of the tenant’s revenue in excess of specified base amounts/thresholds (percentage rents). Percentage rents are recognized in the period in which revenue thresholds are met. Rental payments received prior to their recognition as income are classified as deferred revenue. We may also receive additional rent (contingent rent) under some leases when the U.S. Department of Labor consumer price index exceeds the annual minimum percentage increase in the lease. Contingent rents are recorded as billed rent revenue in the period earned.

We use direct finance lease accounting (“DFL”) to record rent on certain leases deemed to be financing leases rather than operating leases. For leases accounted for as DFLs, the future minimum lease payments are recorded as a receivable. Unearned income represents the net investment in the DFL, less the sum of minimum lease payments receivable and the estimated residual values of the leased properties. Unearned income is deferred and amortized to income over the lease terms to provide a constant yield when collectability of the lease payments is reasonably assured. Investments in DFLs are presented net of unamortized and unearned income.

In instances where we have a profits or equity interest in our tenant’s operations, we record revenue equal to our percentage interest of the tenant’s profits, as defined in the lease or tenant’s operating agreements, once annual thresholds, if any, are met.

We begin recording base rent income from our development projects when the lessee takes physical possession of the facility, which may be different from the stated start date of the lease. Also, during construction of our development projects, we are generally entitled to accrue rent based on the cost paid during the construction period (construction period rent). We accrue construction period rent as a receivable and deferred revenue during the construction period. When the lessee takes physical possession of the facility, we begin recognizing the accrued construction period rent on the straight-line method over the remaining term of the lease.

We receive interest income from our tenants/borrowers on mortgage loans, working capital loans, and other long-term loans. Interest income from these loans is recognized as earned based upon the principal outstanding and terms of the loans.

Commitment fees received from development and leasing services for lessees are initially recorded as deferred revenue and recognized as income over the initial term of a lease to produce a constant effective yield on the lease (interest method). Commitment and origination fees from lending services are also recorded as deferred revenue and recognized as income over the life of the loan using the interest method.

Tenant payments for certain taxes, insurance, and other operating expenses related to our facilities (most of which are paid directly by our tenants to the government or related vendor) are recorded net of the respective expense as generally our leases are “triple-net” leases, with terms requiring such expenses to be paid by our tenants. Failure on the part of our tenants to pay such expense or to pay late would result in a violation of the lease agreement, which could lead to an event of default, if not cured.

Acquired Real Estate Purchase Price Allocation: We allocate the purchase price of acquired properties to net tangible and identified intangible assets acquired based on their fair values. In making estimates of fair values for purposes of allocating purchase prices of acquired real estate, we utilize a number of sources, from time to time, including independent appraisals that may be obtained in connection with the acquisition or financing of the respective property and other market data. We also consider information obtained about each property as a result of our pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired.

We record above-market and below-market in-place lease values, if any, for our facilities, which are based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. We amortize any resulting capitalized above-market lease values as a reduction of rental income over the remaining non-cancelable terms of the respective leases. We amortize any resulting capitalized below-market lease values as an increase to rental income over the initial term and any fixed-rate renewal periods in the respective leases.

We measure the aggregate value of other lease intangible assets acquired based on the difference between (i) the property valued with new or in-place leases adjusted to market rental rates and (ii) the property valued as if vacant. Management’s estimates of value are made using methods similar to those used by independent appraisers (e.g., discounted cash flow analysis). Factors considered by management in our analysis include an estimate of carrying costs during hypothetical expected lease-up periods, considering current market conditions, and costs to execute similar leases. We also consider information obtained about each targeted facility as a result of our pre-acquisition due diligence, marketing, and leasing activities in estimating the fair value of the intangible assets acquired. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods, which we expect to be about six months. depending on specific local market conditions. Management also estimates costs to execute similar leases including leasing commissions, legal costs, and other related expenses to the extent that such costs are not already incurred in connection with a new lease origination as part of the transaction.

Other intangible assets acquired, may include customer relationship intangible values which are based on management’s evaluation of the specific characteristics of each prospective tenant’s lease and our overall relationship with that tenant. Characteristics to be considered by management in allocating these values include the nature and extent of our existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals, including those existing under the terms of the lease agreement, among other factors.

We amortize the value of in-place leases, if any, to expense over the initial term of the respective leases. The value of customer relationship intangibles is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event will the amortization period for intangible assets exceed the remaining depreciable life of the building. If a lease is terminated, the unamortized portion of the in-place lease value and customer relationship intangibles are charged to expense.

Real Estate and Depreciation: Real estate, consisting of land, buildings and improvements, are recorded at cost. Although typically paid by our tenants, any expenditures for ordinary maintenance and repairs that we pay are expensed to operations as incurred. Significant renovations and improvements which improve and/or extend the useful life of the asset are capitalized and depreciated over their estimated useful lives. We record impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets, including an estimated liquidation amount, during the expected holding periods are less than the carrying amounts of those assets. Impairment losses are measured as the difference between carrying value and fair value of assets. For assets held for sale, we cease recording depreciation expense and adjust the assets’ value to the lower of its carrying value or fair value, less cost of disposal. Fair value is based on estimated cash flows discounted at a risk-adjusted rate of interest. We classify real estate assets as held for sale when we have commenced an active program to sell the assets, and in the opinion of management, it is probable the asset will be sold within the next 12 months. We record the results of operations from material property sales or planned sales (which include real property, loans and any receivables) as discontinued operations in the consolidated statements of income for all periods presented if we do not have any continuing involvement with the property subsequent to its sale. Results of discontinued operations include interest expense from debt which specifically collateralizes the property sold or held for sale.

Construction in progress includes the cost of land, the cost of construction of buildings, improvements and fixed equipment, and costs for design and engineering. Other costs, such as interest, legal, property taxes and corporate project supervision, which can be directly associated with the project during construction, are also included in construction in progress. We commence capitalization of costs associated with a development project when the development of the future asset is probable and activities necessary to get the underlying property ready for its intended use have been initiated. We stop the capitalization of costs when the property is substantially complete and ready for its intended use.

Depreciation is calculated on the straight-line method over the weighted average useful lives of the related real estate and other assets, as follows:

Buildings and improvements	37.4 years
Tenant lease intangibles	15.7 years
Leasehold improvements	21.9 years
Furniture, equipment and other	9.5 years

Losses from Rent Receivables: For all leases, we continuously monitor the performance of our existing tenants including, but not limited to,: admission levels and surgery/procedure volumes by type; current operating margins; ratio of our tenant’s operating margins both to facility rent and to facility rent plus other fixed costs; trends in revenue and patient mix; and the effect of evolving healthcare regulations on tenant’s profitability and liquidity.

Losses from Operating Lease Receivables:  We utilize the information above along with the tenant’s payment and default history in evaluating (on a property-by-property basis) whether or not a provision for losses on outstanding rent receivables is needed. A provision for losses on rent receivables (including straight-line rent receivables) is ultimately recorded when it becomes probable that the receivable will not be collected in full. The provision is an amount which reduces the receivable to its estimated net realizable value based on a determination of the eventual amounts to be collected either from the debtor or from existing collateral, if any.

Losses on DFL Receivables:  Allowances are established for DFLs based upon an estimate of probable losses for the individual DFLs deemed to be impaired. DFLs are impaired when it is deemed probable that we will be unable to collect all amounts due in accordance with the contractual terms of the lease. Like operating lease receivables, the need for an allowance is based upon our assessment of the lessee’s overall financial condition; economic resources and payment record; the prospects for support from any financially responsible guarantors; and, if appropriate, the realizable value of any collateral. These estimates consider all available evidence including the expected future cash flows discounted at the DFL’s effective interest rate, fair value of collateral, and other relevant factors, as appropriate. DFLs are placed on non-accrual status when we determine that the collectability of contractual amounts is not reasonably assured. While on non-accrual status, we generally account for the DFLs on a cash basis, in which income is recognized only upon receipt of cash.

Loans: Loans consist of mortgage loans, working capital loans and other long-term loans. Mortgage loans are collateralized by interests in real property. Working capital and other long-term loans are generally collateralized by interests in receivables and corporate and individual guarantees. We record loans at cost. We evaluate the collectability of both interest and principal on a loan-by-loan basis (using the same process as we do for assessing the collectability of rents) to determine whether they are impaired. A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due according to the existing contractual terms. When a loan is considered to be impaired, the amount of the allowance is calculated by comparing the recorded investment to either the value determined by discounting the expected future cash flows using the loan’s effective interest rate or to the fair value of the collateral if the loan is collateral dependent. When a loan is deemed to be impaired, we generally place the loan on non-accrual status and record interest income only upon receipt of cash.

Earnings Per Share/Units: Basic earnings per common share/unit is computed by dividing net income applicable to common shares/units by the weighted number of shares/units of common stock/units outstanding during the period. Diluted earnings per common share/units is calculated by including the effect of dilutive securities.

Certain of our unvested restricted and performance stock/unit awards contain non-forfeitable rights to dividends, and accordingly, these awards are deemed to be participating securities. These participating securities are included in the earnings allocation in computing both basic and diluted earnings per common share/unit.

Income Taxes: We conduct our business as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute to stockholders at least 90% of our REIT’s ordinary taxable income. As a REIT, we generally are not subject to federal income tax on taxable income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will then be subject to federal income taxes on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost, unless the Internal Revenue Service grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we intend to operate in such a manner so that we will remain qualified as a REIT for federal income tax purposes.

Our financial statements include the operations of taxable REIT subsidiaries (“TRS”), including MPT Development Services, Inc. (“MDS”) and MPT Covington TRS, Inc. (“CVT”), along with 25 others, which are single member LLCs that are disregarded for tax purposes and are reflected in the tax returns of MDS. Our TRS entities are not entitled to a dividends paid deduction and are subject to federal, state, and local income taxes. Our TRS entities are authorized to provide property development, leasing, and management services for third-party owned properties, and they make loans to and/or investments in our lessees.

Given our income tax expense is typically not significant, we record such expense along with related penalties and interest, if any, in general administrative expenses.

Stock-Based Compensation: We currently sponsor the Second Amended and Restated Medical Properties Trust, Inc. 2004 Equity Incentive Plan (the “Equity Incentive Plan”) that was established in 2004. Awards of restricted stock, stock options and other equity-based awards with service conditions are amortized to compensation expense over the vesting periods which generally range from three to seven years, using the straight-line method. Awards of deferred stock units vest when granted and are charged to expense at the date of grant. Awards that contain market conditions are amortized to compensation expense over the derived vesting periods, which correspond to the periods over which we estimate the awards will be earned, which generally range from three to seven years, using the straight-line method. Awards with performance conditions are amortized using the straight-line method over the service period in which the performance conditions are measured, adjusted for the probability of achieving the performance conditions.

Deferred Costs: Costs incurred prior to the completion of offerings of stock or other capital instruments that directly relate to the offering are deferred and netted against proceeds received from the offering. External costs incurred in connection with anticipated financings and refinancings of debt are generally capitalized as deferred financing costs in other assets and amortized over the lives of the related loans as an addition to interest expense. For debt with defined principal re-payment terms, the deferred costs are amortized to produce a constant effective yield on the loan (interest method). For debt without defined principal repayment terms, such as revolving credit agreements, the deferred costs are amortized on the straight-line method over the term of the debt. Leasing commissions and other leasing costs directly attributable to tenant leases are capitalized as deferred leasing costs and amortized on the straight-line method over the terms of the related lease agreements. Costs identifiable with loans made to borrowers are recognized as a reduction in interest income over the life of the loan.

Derivative Financial Investments and Hedging Activities: During our normal course of business, we may use certain types of derivative instruments for the purpose of managing interest rate risk. We record our derivative and hedging instruments at fair value on the balance sheet. Changes in the estimated fair value of derivative instruments that are not designated as hedges or that do not meet the criteria for hedge accounting are recognized in earnings. For derivatives designated as cash flow hedges, the change in the estimated fair value of the effective portion of the derivative is recognized in accumulated other comprehensive income (loss), whereas the change in the estimated fair value of the ineffective portion is recognized in earnings. For derivatives designated as fair value hedges, the change in the estimated fair value of the effective portion of the derivatives offsets the change in the estimated fair value of the hedged item, whereas the change in the estimated fair value of the ineffective portion is recognized in earnings.

To qualify for hedge accounting, we formally document all relationships between hedging instruments and hedged items, as well as our risk management objective and strategy for undertaking the hedge prior to entering into a derivative transaction. This process includes specific identification of the hedging instrument and the hedge transaction, the nature of the risk being hedged and how the hedging instrument’s effectiveness in hedging the exposure to the hedged transaction’s variability in cash flows attributable to the hedged risk will be assessed. Both at the inception of the hedge and on an ongoing basis, we assess whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows or fair values of hedged items. In addition, for cash flow hedges, we assess whether the underlying forecasted transaction will occur. We discontinue hedge accounting if a derivative is not determined to be highly effective as a hedge or that is probable that the underlying forecasted transaction will not occur.

Exchangeable Senior Notes: In 2008, we issued exchangeable senior notes that, based upon the occurrence of specified events, are exchangeable for cash up to their principal amount and our common shares for the remainder of the exchange value in excess, if any, of the principal amount. The initial proceeds from the issuance of the exchangeable senior notes are required to be allocated between a liability component and an equity component such that the interest expense on the exchangeable senior notes is not recorded at the stated rate of interest but rather at an effective rate that reflects our borrowing rate on conventional debt at the date of issuance. We calculate the liability component of the exchangeable senior notes based on the present value of the contractual cash flows discounted at a comparable market rate for conventional debt at the date of issuance. The difference between the principal amount and the fair value of the liability component is reported as a discount on the exchangeable senior notes that is accreted as additional interest expense from the issuance date through the contractual maturity date using the effective interest method. The liability component of the exchangeable senior notes is reported net of discounts on our consolidated balance sheets. We calculate the equity component of the exchangeable senior notes based on the difference between the initial proceeds received from the issuance of the exchangeable senior notes and the fair value of the liability component at the issuance date. The equity component is included in additional paid-in-capital, net of issuance costs, on our consolidated balance sheets. We allocate issuance costs for exchangeable senior notes between the liability and the equity components based on their relative values.

Fair Value Measurement: We measure and disclose the estimated fair value of financial assets and liabilities utilizing a hierarchy of valuation techniques based on whether the inputs to a fair value measurement are considered to be observable or unobservable in a marketplace. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. This hierarchy requires the use of observable market data when available. These inputs have created the following fair value hierarchy:

•	Level 1 — quoted prices for identical instruments in active markets;

•

Level 2 — quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which significant inputs and significant value drivers are observable in active markets; and

•	Level 3 — fair value measurements derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

We measure fair value using a set of standardized procedures that are outlined herein for all assets and liabilities which are required to be measured at their estimated fair value on either a recurring or non-recurring basis. When available, we utilize quoted market prices from an independent third party source to determine fair value and classify such items in Level 1. In some instances where a market price is available, but the instrument is in an inactive or over-the-counter market, we consistently apply the dealer (market maker) pricing estimate and classify the asset or liability in Level 2.

If quoted market prices or inputs are not available, fair value measurements are based upon valuation models that utilize current market or independently sourced market inputs, such as interest rates, option volatilities, credit spreads, market capitalization rates, etc. Items valued using such internally-generated valuation techniques are classified according to the lowest level input that is significant to the fair value measurement. As a result, the asset or liability could be classified in either Level 2 or 3 even though there may be some significant inputs that are readily observable. Internal fair value models and techniques used by us include discounted cash flow and Monte Carlo valuation models. We also consider our counterparty’s and own credit risk on derivatives and other liabilities measured at their estimated fair value.

Fair Value Option Election: For our equity interest in Ernest and related loans (as more fully described in Note 3), we have elected to account for these investments at fair value due to the size of the investments and because we believe this method is more reflective of current values. We have not made a similar election for other equity interest or loans made in or prior to 2012.

Recent Accounting Developments: In January 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (“ASU 2013-02”). The amendments in this update require an entity to provide information about the amounts reclassified from accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the income statement or in the notes, significant amounts reclassified from accumulated other comprehensive income by the net income line item. We do not expect the adoption of ASU 2013-02 on January 1, 2013 to have an impact on its consolidated financial position or results of operations.

In July 2012, the FASB issued ASU No. 2012-02, Testing Indefinite-Lived Intangible Assets for Impairment (“ASU 2012-02”). The amendments in this update provide an entity with the option to make a qualitative assessment about the likelihood that an indefinite-lived intangible asset is impaired to determine whether it should perform a quantitative impairment test. The adoption of ASU 2012-02 on January 1, 2013, did not have an impact on our consolidated financial position or results of operations.

Reclassifications: Certain reclassifications have been made to the consolidated financial statements to conform to the 2012 consolidated financial statement presentation. Assets sold or held for sale have been reclassified to Real Estate Held for Sale on the consolidated balance sheets and related operating results have been reclassified from continuing operations to discontinued operations (see Note 11).

3.	Real Estate and Loans Receivable

Acquisitions

We acquired the following assets:

	2012	2011	2010
Assets Acquired	(in thousands)
Land	$518	$19,705	$8,227
Building	8,942	220,769	119,626
Intangible lease assets — subject to amortization (weighted average useful life 15.0 years in 2012 and 13.9 years in 2011)	1,040	20,630	9,955
Net investments in direct financing leases	310,000	—	—
Mortgage loans	200,000	—	—
Other loans	95,690	27,283	—
Equity investments	5,300	5,168	—

Total assets acquired	$621,490	$293,555	$137,808
Total liabilities assumed	—	(14,592)	—

Net assets acquired	$621,490	$278,963	$137,808

2012 Activity

On February 29, 2012, we made loans to and acquired assets from Ernest for a combined purchase price and investment of $396.5 million, consisting of $200 million to purchase real estate assets, a first mortgage loan of $100 million, an acquisition loan for $93.2 million and an equity contribution of $3.3 million (“Ernest Transaction”).

Real Estate Acquisition and Mortgage Loan Financing

Pursuant to a definitive real property asset purchase agreement (the “Purchase Agreement”), we acquired from Ernest and certain of its subsidiaries (i) a portfolio of five rehabilitation facilities (including a ground lease interest relating to a community-based acute rehabilitation facility in Wyoming), (ii) seven long-term acute care facilities located in seven states and (iii) undeveloped land in Provo, Utah (collectively, the “Acquired Facilities”) for an aggregate purchase price of $200 million, subject to certain adjustments. The Acquired Facilities are leased to subsidiaries of Ernest pursuant to a master lease agreement. The master lease agreement has a 20-year term with three five-year extension options and provides for an initial rental rate of 9%, with consumer price-indexed increases, limited to a 2% floor and 5% ceiling annually thereafter. In addition, we made Ernest a $100 million loan secured by a first mortgage interest in four subsidiaries of Ernest, which has terms similar to the leasing terms described above.

Acquisition Loan and Equity Contribution

Through an affiliate of one of our TRSs, we made investments of approximately $96.5 million in Ernest Health Holdings, LLC (“Ernest Holdings”), which is the owner of Ernest. These investments, which are structured as a $93.2 million loan and a $3.3 million equity contribution generally provide that we will receive a preferential return of 15% of the loan amount and approximately 79% of the remaining earnings of Ernest. Ernest is required to pay us a minimum of 6% and 7% of the loan amount in years one and two, respectively, and 10% thereafter, although there are provisions in the loan agreement that are expected to result in full payment of the 15% preference when funds are sufficient. Any of the 15% in excess of the minimum that is not paid will be accrued and paid upon the occurrence of a capital or liquidity event and is payable at maturity. The loan may be prepaid without penalty at any time.

On July 3, 2012, we funded a $100 million mortgage loan secured by the real property of Centinela Hospital Medical Center. Centinela is a 369 bed acute care facility that is operated by Prime. This mortgage loan is cross-defaulted with other mortgage loans to Prime and certain master lease agreements. The initial term of this mortgage loan runs through 2022.

On September 19, 2012, we acquired the real estate of the 380 bed St. Mary’s Regional Medical Center, an acute care hospital in Reno, Nevada for $80 million and the real estate of the 140 bed Roxborough Memorial Hospital in Pennsylvania for $30 million. The acquired facilities are leased to Prime pursuant to a master lease agreement, which is more fully described below in the Leasing Operations section.

On December 14, 2012, we acquired the real estate of a 40 bed long-term acute care hospital in Hammond, Louisiana for $10.5 million and leased the facility to the operator under a 15-year lease, with three five-year extension options. The rent escalates annually based on consumer price indexed increases. As part of this transaction, we made a secured working capital loan of $2.0 million as well as a revolving loan of up to $2.5 million. In addition, we made a $2.0 million equity investment for a 25% equity ownership in the operator of this facility.

From the respective acquisition dates, these 2012 acquisitions contributed $46.3 million and $46.1 million of revenue and income (excluding related acquisition expenses) for the period ended December 31, 2012. In addition, we incurred $5.4 million of acquisition related expenses in 2012, of which $5.1 million related to acquisitions consummated as of December 31, 2012.

2011 Activity

On January 4, 2011, we acquired the real estate of the 19-bed, 4-year old Gilbert Hospital in a suburb of Phoenix, Arizona area for $17.1 million. Gilbert Hospital is operated by affiliates of Visionary Health, LLC, the same group that operates our Florence, Arizona facility. We acquired this asset subject to an existing lease that expires in May 2022. The lease contains three five-year extension options, and the rent escalates annually at 2.5%.

On January 31, 2011, we acquired for $23.5 million the real estate of the 60-bed Atrium Medical Center at Corinth in the Dallas area, a long-term acute care hospital that was completed in 2009 and is subject to a lease that expires in June 2024. The lease has an initial term of 15 years, contains two ten-year extension options, and the rent escalates annually based on consumer price indexed increases and to be not less than 1% or greater than 5%. In addition, through one of our affiliates, we invested $1.3 million to acquire approximately 19% of a joint venture arrangement with an affiliate of Vibra Healthcare, LLC (“Vibra”) that will manage and has acquired a 51% interest in the operations of the facility. We also made a $5.2 million working capital loan to the joint venture. The former operators of the hospital, comprised primarily of local physicians, retained ownership of 49% of the operating entity.

On February 4, 2011, we purchased for $58 million the real estate of Bayonne Medical Center, a 6-story, 278-bed acute care hospital in the New Jersey area of metropolitan New York, and leased the facility to the operator under a 15-year lease, with six five-year extension options. The rent escalates annually based on consumer price indexed increases. The operator is an affiliate of a private hospital operating company that acquired the hospital in 2008.

On February 9, 2011, we acquired the real estate of the 306-bed Alvarado Hospital in San Diego, California for $70 million from Prime Healthcare Services, Inc. (“Prime”). Prime is the operator of the facility.

On February 14, 2011, we completed the acquisition of the Northland LTACH Hospital located in Kansas City, a 35-bed hospital that opened in April 2008 and has a lease that expires in 2028. The lease contains three five-year extension options, and the rent increases annually at 2.75%. This hospital is currently being operated by Kindred Healthcare Inc. The purchase price of this hospital was $19.5 million, which included the assumption of a $15 million existing mortgage loan that matures in January 2018.

On July 18, 2011, we acquired the real estate of the 40-bed Vibra Specialty Hospital of DeSoto in Desoto, Texas for $13.0 million. This long-term acute care facility is leased to a subsidiary of Vibra for a fixed term of 15 years with three five-year extension options. Rent escalates annually based on consumer priced indexed increases. In addition, we made a $2.5 million equity investment in the operator of this facility for a 25% equity ownership.

On September 30, 2011, we purchased the real estate of a 40-bed long-term acute care facility in New Braunfels, Texas for $10.0 million. This facility is leased to an affiliate of Post Acute Medical, LLC for a fixed term of 15 years with three five-year extension options. Rent escalates annually based on consumer priced indexed increases. In addition, we made a $1.4 million equity investment for a 25% equity ownership in the operator of this facility and funded a $2.0 million working capital loan.

On October 14, 2011, we entered into agreements with a joint venture of Emerus Holding, Inc. and Baptist Health System, to acquire, provide for development funding and lease three acute care hospitals for $30.0 million in the suburban markets of San Antonio, Texas. The three facilities are subject to a master lease structure with an initial term of 15 years and three five-year extension options. Rent escalates annually based on consumer priced indexed increases and to be not less than one percent or greater than three percent. See section titled “Development Activities” for update on the status of these properties.

On November 4, 2011, we made investments in Hoboken University Medical Center in Hoboken, New Jersey, a 350-bed acute care facility. The total investment for this transaction was $75.0 million, comprising $50.0 million for the acquisition of an 100% ownership of the real estate, a secured working capital loan of up to $20.0 million ($15.1 million outstanding at December 31, 2012), and the purchase of a $5.0 million convertible note, which provides us with the option to acquire up to 25% of the hospital operator. The lease with the tenant has an initial term of 15 years, contains six five-year extension options, and the rent escalates annually based on consumer price indexed increases.

From the respective acquisition dates in 2011 through that year-end, these 2011 acquisitions contributed $21.2 million of revenue and $14.1 million of income (excluding related acquisition expenses). In addition, we incurred $4.2 million in acquisition related expenses in 2011, of which $1.9 million related to acquisitions consummated as of December 31, 2011.

2010 Activity

On June 17, 2010, we acquired three inpatient rehabilitation hospitals in Texas for an aggregate purchase price of $74 million. The properties acquired had existing leases in place, which we assumed, that have initial terms expiring in 2033. Each lease may, subject to conditions, be renewed by the operator for two additional ten-year terms.

In the fourth quarter of 2010, we acquired two long-term acute care hospital facilities in Texas for an aggregate purchase price of $64 million. The properties acquired had existing leases in place which we assumed. The Triumph Hospital Clear Lake, a 110-bed facility that opened in 2005, is subject to a lease maturing in 2025 and can be renewed by the lessee for two five-year terms. Triumph Hospital Tomball, a 75-bed facility that opened in August 2006, is subject to a lease that matures in 2026 and can be renewed by the lessee for two five-year terms.

From the respective acquisition dates in 2010 through that year-end, these 2010 acquisitions contributed $4.3 million of revenue and $3.4 million of income. In addition, we incurred approximately $2.0 million in acquisition related expenses in 2010, of which approximately $1.1 million related to acquisitions consummated as of December 31, 2010.

The results of operations for each of the properties acquired in 2012 and 2011 are included in our consolidated results from the effective date of each acquisition. The following table sets forth certain unaudited pro forma consolidated financial data for 2012 and 2011, as if each acquisition was consummated on the same terms at the beginning of 2011 and 2010, respectively. Supplemental pro forma earnings were adjusted to exclude $5.1 million and $1.9 million of acquisition-related costs on these consummated deals incurred during 2012 and 2011, respectively (dollar amounts in thousands except per share/unit data).

	2012	2011
	(Amounts in thousands except per share/unit amounts)
Total revenues	$224,796	$213,642
Net income	113,450	81,744
Net income per share/unit	$0.84	$0.60

Development Activities

On December 20, 2012, we entered into an agreement to finance the development of and lease an acute care facility in Altoona, Wisconsin for $33.5 million, which will be leased to an affiliate of National Surgical Hospitals. The facility is expected to be completed in the first quarter of 2014. We have funded $0.3 million through the end of 2012.

On October 1, 2012, we agreed to fund the construction of an inpatient rehabilitation hospital in Spartanburg, South Carolina that will be operated by Ernest. The estimated cost for the development is $18 million, and the construction is expected to be completed by the third quarter of 2013. We have funded $3.7 million through the end of 2012.

On June 13, 2012, we entered into an agreement with Ernest to fund the development of and lease a 40-bed rehabilitation hospital in Lafayette, Indiana. Total development cost is expected to be $16.6 million and the facility is set to open in the 2013 first quarter. We have funded $13.3 million through the end of 2012.

On May 4, 2012, we amended the current lease on our Victoria, Texas facility with Post Acute Medical to extend the current lease term to 2028, and we agreed to develop and lease a 26-bed facility next to the existing facility. The facilities will be operated as separate LTACH and rehabilitation hospitals. Total development cost of the new facility is estimated to be $9.4 million and it is expected to be completed in the third quarter of 2013. We have funded $1.9 million through the end of 2012.

On March 1, 2012, we received a certificate of occupancy for our recently constructed Florence acute care facility near Phoenix, Arizona. With this, we started recognizing rent on this facility in March 2012. During the construction period, we accrued and deferred rent based on the cost paid during the construction period. In March 2012, we began recognizing a portion of the accrued construction period rent along with interest on the unpaid amount. This accrued construction period rent will be recognized in our income statement and paid over the 25 year lease term. Land and building costs associated with this property approximates $30 million.

On October 1, 2012, we received a certificate of occupancy for one of the Emerus facilities. With this, we started recognizing and collecting rent in October 2012. Land and building costs associated with this property approximate $7.6 million. We expect the remaining facilities to be completed in the 2013 first quarter. Estimated remaining total development costs for the remaining two facilities approximate $3.7 million and $3.1 million. Through the end of 2012, $8.1 million and $10.9 million have been funded on those two properties.

In regard to our Twelve Oaks facility, re-development efforts continue; however approximately 55% of this facility became partially occupied as of February 20, 2013.

Disposals

On December 27, 2012, we sold our Huntington Beach facility for $12.5 million, resulting in a gain of $1.9 million. Due to this sale, we wrote-off $0.7 million of straight-line rent receivable.

During the third quarter of 2012, we entered into a definitive agreement to sell the real estate of two LTACH facilities, Thornton and New Bedford, to Vibra for total cash proceeds of $42 million. The sale of Thornton was completed on September 28, 2012, resulting in a gain of $8.4 million. Due to this sale, we wrote-off $1.6 million in straight-line rent receivables. The sale of New Bedford was completed on October 22, 2012, resulting in a gain of $7.2 million. Associated with this sale, we wrote-off $4.1 million in straight-line rent receivables in the fourth quarter 2012.

On August 21, 2012, we sold our Denham Springs facility for $5.2 million, resulting in a gain of $0.3 million.

On June 15, 2012, we sold the HealthSouth Rehabilitation Hospital of Fayetteville in Fayetteville, Arkansas for $16 million, resulting in a loss of $1.4 million. In connection with this sale, HealthSouth Corporation agreed to extend the lease on our Wichita, Kansas property, which is now set to end in March 2022.

On December 30, 2011, we sold Sherman Oaks Hospital in Sherman Oaks, California to Prime for $20.0 million, resulting in a gain of $3.1 million. Due to this sale, we wrote-off $1.2 million in straight-line rent receivables.

On December 30, 2011, we sold MountainView Regional Rehabilitation Hospital in Morgantown, West Virginia to HealthSouth Corporation for $21.1 million, resulting in a gain of $2.3 million.

In the fourth quarter 2010, we sold the real estate of our Montclair Hospital, an acute care medical centers to Prime for proceeds of $20.0 million. We realized a gain on the sale of $2.2 million. Due to this sale, we wrote-off $1.0 million in straight-line rent receivables.

In October 2010, we sold the real estate of our Sharpstown facility in Houston, Texas to a third party for net proceeds of $2.7 million resulting in a gain of $0.7 million.

In the second quarter 2010, we sold the real estate of our Inglewood Hospital, a 369-bed acute care medical center located in Inglewood, California, to Prime Healthcare, for $75 million resulting in a gain of approximately $6 million.

In the fourth quarter of 2009, we sold the real estate asset of one acute care facility to Prime for proceeds of $15.0 million, and we realized a gain on the sale of $0.3 million.

For each of these disposals, the operating results of these facilities for the current and all prior periods have been included in discontinued operations, and we have reclassified the related real estate to Real Estate Held for Sale.

Intangible Assets

At December 31, 2012 and 2011, our intangible lease assets were $52.8 million ($40.5 million, net of accumulated amortization) and $51.2 million ($42.5 million, net of accumulated amortization), respectively.

We recorded amortization expense related to intangible lease assets of $3.9 million, $5.2 million, and $3.2 million in 2012, 2011, and 2010, respectively, and expect to recognize amortization expense from existing lease intangible assets as follows: (amounts in thousands)

For the Year Ended December 31:
2013	$3,351
2014	3,286
2015	3,097
2016	3,055
2017	3,046

As of December 31, 2012, capitalized lease intangibles have a weighted average remaining life of 14.1 years.

Leasing Operations

All of our leases are accounted for as operating leases except we are accounting for the master lease of 12 Ernest facilities and our Roxborough and Reno facilities as DFLs. The components of our net investment in DFLs consisted of the following (dollars in thousands):

As of December 31, 2012
Minimum lease payments receivable	$1,277,923
Estimated residual values	201,283
Less unearned income	(1,164,794)

Net investment in direct financing leases	$314,412

Minimum rental payments due to us in future periods under operating leases and DFL, which have non-cancelable terms extending beyond one year at December 31, 2012, are as follows: (amounts in thousands)

	Total Under Operating Leases	Total Under DFL	Total
2013	$119,602	$30,071	$149,673
2014	118,150	30,672	148,822
2015	115,535	31,285	146,820
2016	115,976	31,911	147,887
2017	115,523	32,549	148,072
Thereafter	811,528	393,545	1,205,073

	$1,396,314	$550,033	$1,946,347

On July 3, 2012, we entered into master lease agreements with certain subsidiaries of Prime, which replaced the then current leases with the same tenants covering the same properties. The master leases are for 10 years and contain two renewal options of five years each. The initial lease rate is generally consistent with the blended average rate of the prior lease agreements. However, the annual escalators, which in the prior leases were limited, have been increased to reflect 100% of consumer price index increases, along with a minimum floor. The master leases include repurchase options substantially similar to those in the prior leases, including provisions establishing minimum repurchase prices equal to our total investment.

In the 2011 fourth quarter, we consented to the sale by Vibra of its Dallas LTACH, for which we own the real estate to an affiliate of LifeCare Reit 2, Inc. (“LifeCare”) and LifeCare executed a restated lease agreement. As a result of this transaction, we wrote off the related straight line rent receivables of $1.3 million and accelerated the amortization of the related lease intangibles resulting in $0.6 million of expense in the 2011 fourth quarter.

In September 2010, we exchanged properties with one of our tenants. In exchange for our acute care facility in Cleveland, Texas, we received a similar acute care facility in Hillsboro, Texas. The lease that was in place on our Cleveland facility was carried over to the new facility with no change in lease term or lease rate. This exchange was accounted for at fair value, resulting in a gain of $1.3 million (net of $0.2 million from the write-off of straight-line rent receivables).

In March 2010, we re-leased our Covington facility. The lease has a fixed term of 15 years with an option, at the lessee’s discretion, to extend the term for three additional periods of five years each. Rent during 2010 was based on an annual rate of $1.4 million and, commencing on January 1, 2011, increases annually by 2%. At the end of each term, the tenant has the right to purchase the facility at a price generally equivalent to the greater of our undepreciated cost and fair market value. Separately, we also obtained an interest in the operations of the tenant whereby we may receive additional consideration based on the profitability of such operations.

In January 2009, the then-operator of our Bucks County facility gave notice of its intentions to close the facility. Although we were able to re-lease the facility in July 2009, we were owed outstanding rent from the previous owner. In the 2010 fourth quarter, we agreed to settle our $3.8 million claim of unpaid rent for $1.4 million resulting in a $2.4 million charge to earnings.

In the 2010 second quarter, Prime paid us $12 million in additional rent related to our Redding property. Of this $12 million in additional rent, $5.0 million has been recognized in income from lease inception through December 31, 2012, (including $1.2 million in each of 2012, 2011 and 2010) and we expect to recognize the remaining $7.0 million into income over the remainder of the initial lease term.

Monroe Facility

As of December 31, 2012, we have advanced $29.9 million to the operator/lessee of Monroe Hospital in Bloomington, Indiana pursuant to a working capital loan agreement, including $1.3 million in advances during 2012. In addition, as of December 31, 2012, we have $20.1 million of rent, interest and other charges owed to us by the operator, of which $5.8 million of interest receivables are significantly more than 90 days past due. Because the operator has not made all payments required by the working capital loan agreement and the related real estate lease agreement, we consider the loan to be impaired. During 2010, we recorded a $12 million impairment charge on the working capital loan and recorded a valuation allowance for unbilled straight-line rent in the amount of $2.5 million. We have not recognized any interest income on the Monroe loan since it was considered impaired and have not recorded any unbilled rent since 2010.

At December 31, 2012, our net investment (exclusive of the related real estate) of approximately $38 million is our maximum exposure to Monroe and the amount is deemed collectible/recoverable. In making this determination, we considered our first priority secured interest in approximately (i) $5 million in hospital patient receivables, (ii) cash balances of approximately $0.4 million, (iii) our assessment of the realizable value of our other collateral and (iv) continued improvement in operational revenue statistics compared to previous years. However, no assurances can be made that we will not have additional charges for further impairment of our working capital loan in the future.

On September 4, 2012, Monroe Hospital entered into a four-year agreement with St. Vincent Health, Inc. whereby St. Vincent will manage the operations of the hospital. At the same time we agreed with St. Vincent to exclusively negotiate the terms of a possible sale or lease of the hospital real estate by the end of such four year term. St. Vincent is a member of Ascension Health, the largest Catholic health care system in the country. However, there is no assurance that we will reach a satisfactory agreement with St.Vincent, and St. Vincent has certain rights to terminate the management agreement during the four year term.

Loans

The following is a summary of our loans ($ amounts in thousands):

	As of December 31, 2012		As of December 31, 2011
	Balance	Weighted Average Interest Rate	Balance	Weighted Average Interest Rate
Mortgage loans	$368,650	10.0%	$165,000	10.2%
Other loans	159,243	13.2%	74,839	10.5%

	$527,893		$239,839

Our mortgage loans cover 9 of our properties with three operators. The increase from 2011 is primarily related to the $100 million loan to Ernest and $100 million to Prime for the Centinela property.

Including our working capital loans to Monroe, our other loans typically consist of loans to our tenants for acquisitions and working capital purposes. Our $93.2 million acquisition loan with Ernest and our Hoboken convertible loan are also included in other loans.

On March 1, 2012, pursuant to our convertible note agreement, we converted $1.6 million of our $5.0 million convertible note into a 9.9% equity interest in the operator of our Hoboken University Medical Center facility. At December 31, 2012, $3.4 million remains outstanding on the convertible note, and we retain the option, through November 2014, to convert this remainder into an additional 15.1% equity interest in the operator.

Concentration of Credit Risks

For the year ended December 31, 2012, revenue from affiliates of Ernest (including rent and interest from mortgage and acquisition loans) accounted for 18.6% of total revenue. From an investment concentration perspective, Ernest represented 18.2% of our total assets at December 31, 2012.

For the years ended December 31, 2012 and 2011, revenue from affiliates of Prime (including rent and interest from mortgage loans) accounted for 27.3% and 30.8%, respectively, of total revenue. From an investment concentration perspective, Prime represented 27.9% and 25.3% of our total assets at December 31, 2012 and December 31, 2011, respectively.

On an individual property basis, we had no investment of any single property greater than 5% of our total assets as of December 31, 2012.

From a geographic perspective, all of our properties are located in the United States with 24.0% of our total assets at December 31, 2012 located in California.

Related Party Transactions

Lease and interest revenue earned from tenants in which we have an equity interest in were $54.3 million, $5.5 million and $1.8 million in 2012, 2011 and 2010, respectively.

4.	Debt

The following is a summary of debt ($ amounts in thousands):

	As of December 31, 2012		As of December 31, 2011
	Balance	Interest Rate	Balance	Interest Rate
Revolving credit facilities	$125,000	Variable	$89,600	Variable
2006 Senior Unsecured Notes	125,000	Various	125,000	Various
2011 Senior Unsecured Notes	450,000	6.875%	450,000	6.875%
2012 Senior Unsecured Notes	200,000	6.375%	—
Exchangeable senior notes
Principal amount	11,000	9.250%	11,000	9.250%
Unamortized discount	(37)		(180)

	10,963		10,820

Term loans	114,197	Various	14,429	6.200%

	$1,025,160		$689,849

As of December 31, 2012, principal payments due on our debt (which exclude the effects of any discounts recorded) are as follows:

2013	$11,249
2014	265
2015	125,283
2016	225,299
2017	320
Thereafter	662,781

Total	$1,025,197

To help fund the 2012 acquisitions disclosed in Note 3, on February 17, 2012, we completed a $200 million offering of senior unsecured notes (“2012 Senior Unsecured Notes”), resulting in net proceeds, after underwriting discount, of $196.5 million. These 2012 senior unsecured notes accrue interest at a fixed rate of 6.375% per year and mature on February 15, 2022. The 2012 Senior Unsecured Notes include covenants substantially consistent with our 2011 Senior Unsecured Notes. In addition, on March 9, 2012, we closed on a $100 million senior unsecured term loan facility (“2012 Term Loan”).

In April 2011, our Operating Partnership and a wholly-owned subsidiary of our Operating Partnership closed on an offering of $450 million unsecured senior notes (“2011 Senior Unsecured Notes”) and used proceeds for general corporate purposes including paying off shorter-term debt. In the 2011 third quarter, we used proceeds from our 2011 senior unsecured notes offering to repurchase 86.6% of the outstanding 9.25% exchangeable senior notes due 2013 at a weighted average price of 118.4% of the principal amount (or $84.1 million) plus accrued and unpaid interest pursuant to a cash tender offer. In connection with these 2011 refinancing activities, we recognized charges of $14.2 million related to the write-off of previously deferred loan costs and discounts associated with the payoff of the debt instruments noted above.

Revolving Credit Facilities

In March 2012, we exercised the $70 million accordion feature on our unsecured revolving credit facility, increasing the capacity from $330 million to $400 million. The unsecured revolving credit facility matures in October 2015. The interest rate is (1) the higher of the “prime rate” or federal funds rate plus 0.5%, plus a spread initially set at 1.60%, but that is adjustable from 1.60% to 2.40% based on current total leverage, or (2) LIBOR plus a spread initially set at 2.60%, but that is adjustable from 2.60% to 3.40% based on current total leverage. Interest rate spread was 2.85% at December 31, 2012 and 2011. In addition to interest expense, we are required to pay a quarterly commitment fee on the undrawn portion of the revolving credit facility, ranging from 0.375% to 0.500% per year. At December 31, 2012 and 2011, our outstanding balance on the revolving credit facility was $125 million and $50 million, respectively. At December 31, 2012, our availability under our revolving credit facility was $275 million. The weighted average interest rate on this facility was 3.2% for 2012 and 2011, respectively.

In June 2007, we signed a collateralized revolving bank credit facility for up to $42 million. The terms were for five years with interest at the 30-day LIBOR plus 1.50% (1.80% at December 31, 2011). This facility had an outstanding balance of $39.6 million at December 31, 2011 and the facility expired in June 2012. At December 31, 2011, we had $0 million of availability under this revolving credit facility. The weighted-average interest rate on this revolving bank credit facility was 1.8% and 1.6% for 2012 and 2011, respectively.

2012 Senior Unsecured Notes

On February 17, 2012, we completed a $200 million offering of senior unsecured notes (“2012 Senior Unsecured Notes”), resulting in net proceeds, after underwriting discount, of $196.5 million. These 2012 senior unsecured notes accrue interest at a fixed rate of 6.375% per year and mature on February 15, 2022. Interest on these notes is payable semi-annually on February 15 and August 15 of each year. We may redeem some or all of the 2012 Senior Unsecured Notes at any time prior to February 15, 2017 at a “make-whole” redemption price. On or after February 15, 2017, we may redeem some or all of the 2012 Senior Unsecured Notes at a premium that will decrease over time, plus accrued and unpaid interest to, but not including, the redemption date. The 2012 Senior Unsecured Notes are guaranteed, jointly and severally, on an unsecured basis, by certain subsidiary guarantors. In the event of a Change of Control, each holder of the 2012 senior unsecured notes may require us to repurchase some or all of its 2012 senior unsecured notes at a repurchase price equal to 101% of the aggregate principal amount plus accrued and unpaid interest to the date of purchase.

2011 Senior Unsecured Notes

On April 26, 2011, our Operating Partnership and a wholly-owned subsidiary of our Operating Partnership closed on a private placement of $450 million aggregate principal amount of 6.875% Senior Notes due 2021 (the “2011 Senior Unsecured Notes”) to qualified institutional buyers in reliance on Rule 144A under the Securities Act. The 2011 Senior Unsecured Notes were subsequently registered under the Securities Act pursuant to an exchange offer. Interest on the 2011 Senior Unsecured Notes is payable semi-annually on May 1 and November 1 of each year. The 2011 Senior Unsecured Notes pay interest in cash at a rate of 6.875% per year and mature on May 1, 2021. We may redeem some or all of the 2011 Senior Unsecured Notes at any time prior to May 1, 2016 at a “make-whole” redemption price. On or after May 1, 2016, we may redeem some or all of the 2011 Senior Unsecured Notes at a premium that will decrease over time, plus accrued and unpaid interest to, but not including, the redemption date. The 2011 Senior Unsecured Notes are guaranteed, jointly and severally, on an unsecured basis, by the certain subsidiary guarantors. In the event of a Change of Control, each holder of the 2011 Senior Unsecured Notes may require us to repurchase some or all of its 2011 Senior Unsecured Notes at a repurchase price equal to 101% of the aggregate principal amount plus accrued and unpaid interest to the date of purchase.

2006 Senior Unsecured Notes

During 2006, we issued $125.0 million of Senior Unsecured Notes (the “2006 Senior Unsecured Notes”). The 2006 Senior Unsecured Notes were placed in private transactions exempt from registration under the Securities Act of 1933, as amended, (the “Securities Act”). One of the issuances of 2006 Senior Unsecured Notes totaling $65.0 million paid interest quarterly at a fixed annual rate of 7.871% through July 30, 2011, thereafter, at a floating annual rate of three-month LIBOR plus 2.30% and can be called at par value by us at any time. This portion of the 2006 Senior Unsecured Notes matures in July 2016. The remaining issuances of Senior Unsecured Notes paid interest quarterly at fixed annual rates ranging from 7.333% to 7.715% through October 30, 2011, thereafter, at a floating annual rate of three-month LIBOR plus 2.30% and can also called at par value by us at any time. These remaining notes mature in October 2016.

During the second quarter 2010, we entered into an interest rate swap to manage our exposure to variable interest rates by fixing $65 million of our $125 million Senior Notes, which started July 31, 2011 (date on which the interest rate turned variable) through maturity date (or July 2016), at a rate of 5.507%. We also entered into an interest rate swap to fix $60 million of 2006 Senior Unsecured Notes which started October 31, 2011 (date on which the related interest rate turned variable) through the maturity date (or October 2016) at a rate of 5.675%. At December 31, 2012 and 2011, the fair value of the interest rate swaps was $12.5 million and $12.2 million, respectively, which is reflected in accounts payable and accrued expenses on the consolidated balance sheets.

We account for our interest rate swaps as cash flow hedges. Accordingly, the effective portion of changes in the fair value of our swaps is recorded as a component of accumulated other comprehensive income/loss on the balance sheet and reclassified into earnings in the same period, or periods, during which the hedged transactions effects earnings, while any ineffective portion is recorded through earnings immediately. We did not have any hedge ineffectiveness from inception of our interest rate swaps through December 31, 2012 and therefore, there was no income statement effect recorded during the years ended December 31, 2012, 2011, and 2010. We do not expect any of the current losses included in accumulated other comprehensive loss to be reclassified into earnings in the next 12 months.

As noted above under the heading “Revolving Credit Facilities”, our revolving credit facility went unsecured as of the end of June 2011. This change triggered a collateral posting event under our interest rate swap. At December 31, 2012 and 2011, we have posted $6.6 million and $6.3 million of collateral, respectively, which is reflected in other assets on our consolidated balance sheets.

Exchangeable Senior Notes

In March 2008, our Operating Partnership issued and sold, in a private offering, $75.0 million of Exchangeable Senior Notes (the “2008 Exchangeable Notes”) and received proceeds of $72.8 million. In April 2008, the Operating Partnership sold an additional $7.0 million of the 2008 Exchangeable Notes (under the initial purchasers’ overallotment option) and received proceeds of $6.8 million. The 2008 Exchangeable Notes pay interest semi-annually at a rate of 9.25% per annum and mature on April 1, 2013. The 2008 Exchangeable Notes have an initial exchange rate of 80.8898 shares of our common stock per $1,000 principal amount, representing an exchange price of $12.36 per common share. The initial exchange rate is subject to adjustment under certain circumstances. The 2008 Exchangeable Notes are exchangeable prior to the close of business on the second day immediately preceding the stated maturity date at any time beginning on January 1, 2013, and also upon the occurrence of specified events, for cash up to their principal amounts and our common shares for the remainder of the exchange value in excess of the principal amount. The 2008 Exchangeable Notes are senior unsecured obligations of the Operating Partnership, guaranteed by us.

In July 2011, we used a portion of the proceeds from the 2011 senior unsecured notes to repurchase 85% of the outstanding 2008 Exchangeable Notes at a price of 118.5% of the principal amount plus accrued and unpaid interest (or $84.2 million) pursuant to a cash tender offer. Additionally, in August 2011, we repurchased $1.5 million of the outstanding 2008 Exchangeable Notes in the open market. The outstanding aggregate principal amount of the 2008 Exchangeable Notes is $11.0 million as of December 31, 2012.

Term Loans

As noted previously, we closed on the 2012 Term Loan for $100 million on March 9, 2012 (“2012 Term Loan”). The 2012 Term Loan facility has an interest rate option of (1) LIBOR plus an initial spread of 2.25% or

(2) the higher of the “prime rate”, federal funds rate plus 0.5%, or Eurodollar rate plus 1.0%, plus an initial spread of 1.25%. The interest rate in effect at December 31, 2002 was 2.47%. The 2012 Term Loan facility is scheduled to mature on March 9, 2016, but we have the option to extend the facility one year to March 9, 2017.

In connection with our acquisition of the Northland LTACH Hospital on February 14, 2011, we assumed a $14.6 million mortgage. The Northland mortgage loan requires monthly principal and interest payments based on a 30-year amortization period. The Northland mortgage loan has a fixed interest rate of 6.2%, matures on January 1, 2018 and can be prepaid after January 1, 2013, subject to a certain prepayment premium. At December 31, 2012, the remaining balance on this term loan was $14.2 million. The loan was collateralized by one real estate property with a net book value of $17.2 million and $17.6 million at December 31, 2012 and 2011, respectively.

Covenants

Our debt facilities impose certain restrictions on us, including restrictions on our ability to: incur debts; create or incur liens; provide guarantees in respect of obligations of any other entity; make redemptions and repurchases of our capital stock; prepay, redeem or repurchase debt; engage in mergers or consolidations; enter into affiliated transactions; dispose of real estate or other assets; and change our business. In addition, the credit agreements governing our revolving credit facility and 2012 Term Loan limit the amount of dividends we can pay as a percentage of normalized adjusted funds from operations, as defined in the agreements, on a rolling four quarter basis. Through the year ending December 31, 2012, the dividend restriction was 105% of normalized adjusted FFO. Thereafter, a similar dividend restriction exists but the percentage drops each quarter until reaching 95% at June 30, 2013 and thereafter. The indentures governing our 2011 and 2012 Senior Unsecured Notes also limit the amount of dividends we can pay based on the sum of 95% of funds from operations, proceeds of equity issuances and certain other net cash proceeds. Finally, our 2011 and 2012 Senior Unsecured Notes require us to maintain total unencumbered assets (as defined in the related indenture) of not less than 150% of our unsecured indebtedness.

In addition to these restrictions, the revolving credit facility and 2012 Term Loan contain customary financial and operating covenants, including covenants relating to our total leverage ratio, fixed charge coverage ratio, mortgage secured leverage ratio, recourse mortgage secured leverage ratio, consolidated adjusted net worth, facility leverage ratio, and unsecured interest coverage ratio. This facility also contains customary events of default, including among others, nonpayment of principal or interest, material inaccuracy of representations and failure to comply with our covenants. If an event of default occurs and is continuing under the facility, the entire outstanding balance may become immediately due and payable. At December 31, 2012, we were in compliance with all such financial and operating covenants.

5.	Income Taxes

Medical Properties Trust, Inc.

We have maintained and intend to maintain our election as a REIT under the Internal Revenue Code of 1986, as amended. To qualify as a REIT, we must meet a number of organizational and operational requirements, including a requirement to distribute at least 90% of our taxable income to our stockholders. As a REIT, we generally will not be subject to federal income tax if we distribute 100% of our taxable income to our stockholders and satisfy certain other requirements. Income tax is paid directly by our stockholders on the dividends distributed to them. If our taxable income exceeds our dividends in a tax year, REIT tax rules allow us to designate dividends from the subsequent tax year in order to avoid current taxation on undistributed income. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income taxes at regular corporate rates, including any applicable alternative minimum tax. Taxable income from non-REIT activities managed through our taxable REIT subsidiaries is subject to applicable federal, state and local income taxes. For 2012, 2011 and 2010, we recorded tax expense of $0.1 million, $0.1 million and $1.6 million, respectively.

At December 31, 2012 and 2011, we had a net deferred tax asset (prior to valuation allowance) of $8.5 million and $8.7 million respectively. This net deferred tax asset was partially generated by federal and state net operating loss carry forwards (“NOLs”) at our MDS TRS. At December 31, 2012, we had U.S. federal and state NOLs of $10.6 million and $10.8 million, respectively, that expire in 2020 through 2031.

Based on the historical losses and without consideration of future new sources of profitability, there is insufficient evidence at present that MDS will generate enough taxable income to use the federal and state net operating losses noted above within the carry forward period specified by law. Therefore, we continue to fully reserve for the net deferred tax asset. At December 31, 2012 and 2011, the valuation allowance was $8.5 million and $8.9 million, respectively. We will continue to monitor this valuation allowance and, if circumstances change (such as entering into new working capital loans, equity investments or other transactions), we will adjust this valuation allowance accordingly.

Earnings and profits, which determine the taxability of distributions to stockholders, will differ from net income reported for financial reporting purposes due primarily to differences in cost basis, differences in the estimated useful lives used to compute depreciation, and differences between the allocation of our net income and loss for financial reporting purposes and for tax reporting purposes.

A schedule of per share distributions we paid and reported to our stockholders is set forth in the following:

	For the Years Ended December 31,
	2012	2011	2010
Common share distribution	$0.800000	$0.800000	$0.800000
Ordinary income	0.601216	0.300844	0.388128
Capital gains(1)	0.117584	0.031396	0.027724
Unrecaptured Sec. 1250 gain	0.086976	0.031396	0.022784
Return of capital	0.081200	0.467760	0.384148
Allocable to next year	—	—	—

(1)	Capital gains include unrecaptured Sec. 1250 gains.

MPT Operating Partnership, L.P.

As a partnership, the allocated share of income of the Operating Partnership is included in the income tax returns of the general and limited partners. Accordingly, no accounting for income taxes is generally required for such income of the Operating Partnership. However, the Operating Partnership has formed taxable REIT subsidiaries on behalf of Medical Properties Trust, Inc., which are subject to federal, state and local income taxes at regular corporate rates. See discussion above under Medical Properties Trust, Inc. for more details of income taxes associated with our taxable REIT subsidiaries.

6.	Earnings Per Share/Unit

Medical Properties Trust, Inc.

Our earnings per share were calculated based on the following (amounts in thousands):

	For the Years Ended December 31,
	2012	2011	2010
Numerator:
Income from continuing operations	$75,393	$14,519	$3,029
Non-controlling interests’ share in continuing operations	(177)	(178)	(99)
Participating securities’ share in earnings	(886)	(1,090)	(1,254)

Income from continuing operations, less participating securities’ share in earnings	74,330	13,251	1,676
Income from discontinued operations attributable to MPT common stockholders	14,684	12,195	19,983

Net income, less participating securities’ share in earnings	$89,014	$25,446	$21,659

Denominator:
Basic weighted-average common shares	132,331	110,623	100,706
Dilutive stock options	2	6	2

Diluted weighted-average common shares	132,333	110,629	100,708

MPT Operating Partnership, L.P.

Our earnings per unit were calculated based on the following (amounts in thousands):

	For the Years Ended December 31,
	2012	2011	2010
Numerator:
Income from continuing operations	$75,393	$14,536	$3,104
Non-controlling interests’ share in continuing operations	(177)	(178)	(99)
Participating securities’ share in earnings	(886)	(1,090)	(1,254)

Income from continuing operations, less participating securities’ share in earnings	74,330	13,268	1,751
Income from discontinued operations attributable to MPT Operating Partnership partners	14,684	12,195	19,983

Net income, less participating securities’ share in earnings	$89,014	$25,463	$21,734

Denominator:
Basic weighted-average units	132,331	110,623	100,706
Dilutive options	2	6	2

Diluted weighted-average units	132,333	110,629	100,708

For each of the years ended December 31, 2012, 2011, and 2010, approximately 0.1 million of options were excluded from the diluted earnings per share/unit calculation as they were not determined to be dilutive. Shares/units that may be issued in the future in accordance with our exchangeable senior notes were excluded from the diluted earnings per share/unit calculation as they were not determined to be dilutive.

7.	Stock Awards

Stock Awards

We have adopted the Second Amended and Restated Medical Properties Trust, Inc. 2004 Equity Incentive Plan (the “Equity Incentive Plan”), which authorizes the issuance of common stock options, restricted stock, restricted stock units, deferred stock units, stock appreciation rights, performance units and awards of interests in our Operating Partnership. The Equity Incentive Plan is administered by the Compensation Committee of the Board of Directors. We have reserved 7,441,180 shares of common stock for awards under the Equity Incentive Plan for which 1,489,812 shares remain available for future stock awards as of December 31, 2012. The Equity Incentive Plan contains a limit of 1,000,000 shares as the maximum number of shares of common stock that may be awarded to an individual in any fiscal year. Awards under the Equity Incentive Plan are subject to forfeiture due to termination of employment prior to vesting. In the event of a change in control, outstanding and unvested options will immediately vest, unless otherwise provided in the participant’s award or employment agreement, and restricted stock, restricted stock units, deferred stock units and other stock-based awards will vest if so provided in the participant’s award agreement. The term of the awards is set by the Compensation Committee, though Incentive Stock Options may not have terms of more than ten years. Forfeited awards are returned to the Equity Incentive Plan and are then available to be re-issued as future awards. For each share of common stock issued by Medical Properties Trust, Inc. pursuant to its Equity Incentive Plan, the Operating Partnership issues a corresponding number of operating partnership units.

The following awards have been granted pursuant to our Equity Incentive Plan:

Stock Options.

At December 31, 2012, we had 60,000 options outstanding and exercisable, with a weighted-average exercise price of $10.00 per option. The intrinsic value of options exercisable and outstanding at December 31, 2012, is $-0-. In 2012, 50,000 options forfeited and 20,000 options were settled for cash in 2011. No options were granted or exercised in 2012, 2011, or 2010. The weighted average remaining contractual term of options exercisable and outstanding is 1.6 years.

Restricted Equity Awards

Other stock-based awards are in the form of service-based awards and performance-based awards. The service-based awards vest as the employee provides the required service over periods that range from three to seven years. Service based awards are valued at the average price per share of common stock on the date of grant. In 2012, 2011, 2010, and 2007, the Compensation Committee granted awards to employees which vest based on us achieving certain performance levels, stock price levels, total shareholder return or comparisons to peer total return indices. Generally, dividends are not paid on these performance awards until the award is earned. See below for details of such grants:

-	2012 performance awards - The 2012 performance awards were granted in three parts:
1)	Approximately 30% of the 2012 performance awards are based on us achieving a simple 9.0% annual total shareholder return over a three year period; however, the award contains both carry forward and carry back provisions through December 31, 2016. The fair value of this award was estimated on the date of grant using a Monte Carlo valuation model that assumed the following: risk free interest rate of 0.93%; expected volatility of 34%; expected dividend yield of 8.6%; and expected service period of 4 years.
2)

Approximately 35% of the 2012 performance awards are based on us achieving a cumulative total shareholder return from January 1, 2012 to December 31, 2014. The minimum total shareholder return needed to earn a portion of this award is 27% with 100% of the award earned if our total shareholder return reaches 35%. If any shares are earned from this award, the shares will vest in equal annual amounts on January 1, 2015, 2016 and 2017. The fair value of this award was estimated on the date of grant using a Monte Carlo valuation model that assumed the following: risk free interest rate of 0.43%; expected volatility of 35%; expected dividend yield of 8.6%; and expected service period of 5 years.
3)	The remainder of the 2012 performance awards will be earned if our total shareholder return outpaces that of the MSCI U.S. REIT Index (“Index”) over the cumulative period from January 1, 2012 to December 31, 2014. Our total shareholder return must exceed that of the Index to earn the minimum number of shares under this award, while it must exceed the Index by 6% to earn 100% of the award. If any shares are earned from this award, the shares will vest in equal annual amounts on January 1, 2015, 2016 and 2017. The fair value of this award was estimated on the date of grant using a Monte Carlo valuation model that assumed the following: risk free interest rate of 0.43%; expected volatility of 35%; expected dividend yield of 8.6%; and expected service period of 5 years.

There were 92,094 of the 2012 performance awards earned in 2012. At December 31, 2012, we have 804,547 of 2012 performance awards remaining to be earned.

-	2011 performance awards - The 2011 performance awards were granted in three parts:
1)	Approximately 30% of the 2011 performance awards are based on us achieving a simple 9.0% annual total shareholder return over a three year period; however, the award contains both carry forward and carry back provisions through December 31, 2015. The fair value of this award was estimated on the date of grant using a Monte Carlo valuation model that assumed the following: risk free interest rate of 2.07%; expected volatility of 33%; expected dividend yield of 8.5%; and expected service period of 4 years.
2)	Approximately 18% of the 2011 performance awards are based on us achieving a cumulative total shareholder return from January 1, 2011 to December 31, 2013. The minimum total shareholder return needed to earn a portion of this award is 27% with 100% of the award earned if our total shareholder return reaches 39%. If any shares are earned from this award, the shares will vest in equal annual amounts on January 1, 2014, 2015 and 2016. The fair value of this award was estimated on the date of grant using a Monte Carlo valuation model that assumed the following: risk free interest rate of 1.07%; expected volatility of 34%; expected dividend yield of 8.5%; and expected service period of 5 years.
3)	The remainder of the 2011 performance awards will be earned if our total shareholder return outpaces that of the Index over the cumulative period from January 1, 2011 to December 31, 2013. Our total shareholder return must exceed that of the Index to earn the minimum number of shares under this award, while it must exceed the Index by 12% to earn 100% of the award. If any shares are earned from this award, the shares will vest in equal annual amounts on January 1, 2014, 2015 and 2016. The fair value of this award was estimated on the date of grant using a Monte Carlo valuation model that assumed the following: risk free interest rate of 1.07%; expected volatility of 34%; expected dividend yield of 8.5%; and expected service period of 5 years.

There were 147,256 of the 2011 performance awards earned in 2012, but none in 2011. At December 31, 2012, we have 684,851 of 2011 performance awards remaining to be earned

-	2010 performance awards - The 2010 performance awards are based on us achieving a simple 9.5% annual total shareholder return over a three year period; however, the award contains both carry forward and carry back provisions through December 31, 2014. The fair value of this award was estimated on the date of grant using a Monte Carlo valuation model that assumed the following: risk free interest rate of 2.60%; expected volatility of 42%; expected dividend yield of 8.5%; and expected service period of 4 years. There were 60,866 of the 2010 performance awards earned in 2010; with the remaining 121,733 earned in 2012. Because these awards were earned and vested quicker than we had expected, we were required to record an additional $0.4 million of stock compensation expense in the 2012 fourth quarter.

-	2007 performance awards - The 2007 performance awards were granted under our 2007 Multi-year Incentive Plan and consist of two components: core performance awards (“CPRE”) and superior performance awards (“SPRE”). The CPRE awards vest annually and ratably over a seven-year period beginning December 31, 2007, contingent upon our achievement of a simple 9% annual total return to shareholders (prorated to 7.5% for the first vesting period ending December 31, 2007). In years in which the annual total return exceeds 9%, the excess return may be used to earn CPRE awards not earned in a prior or future year. SPRE awards were to be earned based on achievement of specified share price thresholds during the period beginning March 1, 2007 through December 31, 2010, and were to vest annually and ratably over the subsequent three-year period (2011-2013). At December 31, 2010, the share price thresholds were not met. Accordingly, in accordance with the SPRE award agreements, 33.334% of the SPRE awards were earned as we performed at or above the 50th percentile of all real estate investment trusts included in the Morgan Stanley REIT Index in terms of total return to shareholders over the same period. The other 66.666% of the SPRE awards were deemed forfeited.

In 2012, 79,283 of the CPRE awards were earned, but none in 2011. At December 31, 2012, we have 317,143 of CPRE awards remaining to be earned.

The following summarizes restricted equity awards activity in 2012 and 2011, respectively:

For the Year Ended December 31, 2012:

	Vesting Based on Service		Vesting Based on Market/Performance Conditions
	Shares	Weighted Average Value at Award Date	Shares	Weighted Average Value at Award Date
Nonvested awards at beginning of the year	603,980	$11.02	1,511,397	$7.21
Awarded	275,464	$10.14	902,359	$5.16
Vested	(410,261)	$10.78	(513,693)	$8.62
Forfeited	(2,300)	$10.24	(20,174)	$4.59

Nonvested awards at end of year	466,883	$10.72	1,879,889	$5.87

For the Year Ended December 31, 2011:

	Vesting Based on Service		Vesting Based on Market/Performance Conditions
	Shares	Weighted Average Value at Award Date	Shares	Weighted Average Value at Award Date
Nonvested awards at beginning of the year	783,305	$10.43	828,409	$8.70
Awarded	292,803	$10.76	853,656	$5.72
Vested	(453,980)	$9.89	(163,575)	$6.87
Forfeited	(18,148)	$9.70	(7,093)	$9.32

Nonvested awards at end of year	603,980	$11.02	1,511,397	$7.21

The value of stock-based awards is charged to compensation expense over the vesting periods. In the years ended December 31, 2012, 2011 and 2010, we recorded $7.6 million, $7.0 million, and $6.6 million respectively, of non-cash compensation expense. The remaining unrecognized cost from restricted equity awards at December 31, 2012, is $10.1 million and will be recognized over a weighted average period of 2.5 years. Restricted equity awards which vested in 2012, 2011, and 2010 had a value of $9.2 million, $6.1 million, and $6.1 million, respectively.

8.	Commitments and Contingencies

Commitments

Our operating leases primarily consist of ground leases on which certain of our facilities or other related property reside along with corporate office and equipment leases. These ground leases are long-term leases (almost all having terms for approximately 50 years or more), some contain escalation provisions and one contains a purchase option. Properties subject to these ground leases are subleased to our tenants. Lease and rental expense (which is recorded on the straight-line method) for 2012, 2011 and 2010, respectively, were $2,195,835, $1,994,565, and $989,170, which was offset by sublease rental income of $492,095, $443,829, and $520,090 for 2012, 2011, and 2010, respectively.

Fixed minimum payments due under operating leases with non-cancelable terms of more than one year at December 31, 2012 are as follows: (amounts in thousands)

2013	$2,344
2014	2,119
2015	2,218
2016	2,233
2017	2,239
Thereafter	41,799

$52,952

The total amount to be received in the future from non-cancellable subleases at December 31, 2012, is $35.5 million.

Contingencies

We are a party to various legal proceedings incidental to our business. In the opinion of management, after consultation with legal counsel, the ultimate liability, if any, with respect to those proceedings is not presently expected to materially affect our financial position, results of operations or cash flows.

9.	Common Stock/Partner’s Capital

Medical Properties Trust, Inc.

To help fund the 2012 acquisitions disclosed in Note 3, on February 7, 2012, we completed an offering of 23,575,000 shares of our common stock (including 3,075,000 shares sold pursuant to the exercise in full of the underwriters’ overallotment option) at a price of $9.75 per share, resulting in net proceeds (after underwriting discount) of $220.1 million.

In April 2010, we completed a public offering of 26 million shares of common stock at $9.75 per share. Including the underwriters’ purchase of 3.9 million additional shares to cover over allotments, net proceeds from the offering, after underwriting discount and commissions, were $279.1 million. We used the net proceeds from the offering to fund debt refinancing activities and for general corporate purposes including funding acquisitions during 2010.

In November 2009, we put an at-the-market equity offering program in place, giving us the ability to sell up to $50 million of stock. During the first quarter of 2010, we sold 0.9 million shares of our common stock under our at-the-market equity offering program, at an average price of $10.77 per share, for total proceeds, net of a 2% sales commission, of $9.5 million. During the fourth quarter 2012, we sold 1.1 million shares of our common stock under our at-the-market equity offering program, at an average price of $11.84 per share resulting in total proceeds, net of a 2% commission, of $13.2 million.

In February 2012, we filed Articles of Amendment to our charter with the Maryland State Department of Assessments and Taxation increasing the number of authorized shares of common stock, par value $0.001 per share available for issuance from 150,000,000 to 250,000,000.

MPT Operating Partnership, L.P.

The Operating Partnership is made up of a general partner, Medical Properties Trust, LLC (“General Partner”) and limited partners, including the Company (which owns 100% of the General Partner) and three other partners. By virtue of its ownership of the General Partner, the Company has a 99.8% ownership interest in Operating Partnership via its ownership of all the common units. The remaining ownership interest is held by the two employees and one director via their ownership of LTIP units. These LTIP units were issued to the employees pursuant to the 2007 Multi-Year Incentive Plan, which is part of the Equity Incentive Plan discussed in Note 7 and once vested in accordance with their award agreement, may be converted to common units per the Second Amended and Restated Agreement of Limited Partnership of MPT Operating Partnership, L.P. (“Operating Partnership Agreement”).

In regards to distributions, the Operating Partnership shall distribute cash at such times and in such amounts as are determined by the General Partner in its sole and absolute discretion, to common unit holders who are common unit holders on the record date. However, per the Operating Partnership Agreement, the General Partner shall use its reasonable efforts to cause the Operating Partnership to distribute amounts sufficient to enable the Company to pay stockholder dividends that will allow the Company to (i) meet its distribution requirement for qualification as a REIT and (ii) avoid any federal income or excise tax liability imposed by the Internal Revenue Code, other than to the extent the Company elects to retain and pay income tax on its net capital gain. In accordance with the Operating Partnership Agreement, LTIP units are treated as common units for distribution purposes.

The Operating Partnership’s net income will generally be allocated first to the General Partner to the extent of any cumulative losses and then to the limited partners in accordance with their respective percentage interests in the common units issued by the Operating Partnership. Any losses of the Operating Partnership will generally be allocated first to the limited partners until their capital account is zero and then to the General Partner. In accordance with the Operating Partnership Agreement, LTIP units are treated as common units for purposes of income and loss allocations. Limited partners have the right to require the Operating Partnership to redeem part or all of their common units. It is at the Operating Partnership’s discretion to redeem such common units for cash based on the fair market value of an equivalent number of shares of the Company’s common stock at the time of redemption or, alternatively, redeem the common units for shares of the Company’s common stock on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, or similar events. In order for LTIP units to be redeemed, they must first be converted to common units and then must wait two years from the issuance of the LTIP units to be redeemed.

For each share of common stock issued by Medical Properties Trust, Inc., the Operating Partnership issues a corresponding number of operating partnership units.

10.	Fair Value of Financial Instruments

We have various assets and liabilities that are considered financial instruments. We estimate that the carrying value of cash and cash equivalents, and accounts payable and accrued expenses approximate their fair values. Included in our accounts payable and accrued expenses are our interest rate swaps, which are recorded at fair value based on Level 2 observable market assumptions using standardized derivative pricing models. We estimate the fair value of our interest and rent receivables in the table below using Level 2 inputs such as discounting the estimated future cash flows using the current rates at which similar receivables would be made to others with similar credit ratings and for the same remaining maturities. The fair value of our mortgage loans and working capital loans in the following table is generally estimated by using Level 2 and Level 3 inputs such as discounting the estimated future cash flows using the current rates which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. We determine the fair value of our exchangeable notes and 2011 and 2012 Senior Unsecured Notes in the table below, using Level 2 inputs such as quotes from securities dealers and market makers. Finally, we estimate the fair value of our 2006 Senior Unsecured Notes, revolving credit facilities, and term loans in the table below using Level 2 inputs based on the present value of future payments, discounted at a rate which we consider appropriate for such debt.

Fair value estimates are made at a specific point in time, are subjective in nature, and involve uncertainties and matters of significant judgment. Settlement of such fair value amounts may not be possible and may not be a prudent management decision. The following table summarizes fair value estimates for our financial instruments (in thousands):

	December 31, 2012		December 31, 2011
Asset (Liability)	Book Value	Fair Value	Book Value	Fair Value
Interest and rent receivables	$45,289	$36,700	$29,862	$22,866
Loans(1)	334,693	335,595	239,839	243,272
Debt, net	(1,025,160)	(1,082,333)	(689,849)	(688,032)

(1)	Excludes loans related to Ernest Transaction since they are recorded at fair value and discussed below.

Items Measured at Fair Value on a Recurring Basis

As discussed in Note 2, our equity interest in Ernest and related loans, which were acquired in 2012, are being measured at fair value on a recurring basis as we elected to account for these investments using the fair value option method. At December 31, 2012, these amounts were as follows (in thousands):

Asset (Liability)	Fair Value	Cost	Asset Type Classification
Mortgage loans	$100,000	$100,000	Mortgage loans
Acquisition loan	93,200	93,200	Other loans
Equity investments	3,300	3,300	Other assets

	$196,500	$196,500

Our mortgage loans with Ernest are recorded at fair value based on Level 3 inputs by discounting the estimated cash flows using the current rates which similar loans would be made to borrowers with similar credit ratings and the same remaining maturities. Our acquisition loan and equity investments are recorded at fair value based on Level 3 inputs, by using a discounted cash flow model, which requires significant estimates of our investee such as projected revenue and expenses and appropriate discount rates based on the risk profile of comparable companies. We classify these loans and equity investments as Level 3, as we use certain unobservable inputs to the valuation methodology that are significant to the fair value measurement, and the valuation requires management judgment due to the absence of quoted market prices. For these cash flow models, our observable inputs include capitalization rates and market interest rates, and our unobservable input includes our adjustment for a marketability discount on our equity investment of 40% at December 31, 2012.

Because the fair value of Ernest investments noted above approximate their original cost, we did not recognize any unrealized gains/losses during 2012.

11.	Discontinued Operations

As more fully discussed in Note 3 under the heading “Disposals”, we sold five properties in 2012, two properties in 2011, and three properties in 2010. We have classified current and prior year activity related to these transactions, along with the related operating results of the facilities prior to these transactions taking place, as discontinued operations. In addition, we have reclassified the related real estate assets to Real Estate Held for Sale in all prior periods.

The following table presents the results of discontinued operations for the years ended December 31, 2012, 2011 and 2010 (in thousands except per share/unit amounts):

	For the Years Ended December 31,
	2012	2011	2010
Revenues	$197	$11,369	$17,661
Gain on sale	16,369	5,431	10,566
Income from discontinued operations	14,684	12,195	19,983
Income from discontinued operations — diluted per share/unit	$0.11	$0.11	$0.20

12.	Quarterly Financial Data (unaudited)

As disclosed in Note 11, we sold properties during 2012 resulting in the reclassification of those properties current and prior year results to discontinued operations. The quarterly data presented below reflects these reclassifications.

Medical Properties Trust, Inc.

The following is a summary of the unaudited quarterly financial information for the years ended December 31, 2012 and 2011: (amounts in thousands, except for per share data)

	For the Three Month Periods in 2012 Ended
	March 31	June 30	September 30	December 31
Revenues	$41,267	$49,408	$53,315	$57,407
Income from continuing operations	8,920	19,358	23,221	23,894
Income from discontinued operations	1,686	2	8,287	4,709
Net income	10,606	19,360	31,508	28,603
Net income attributable to MPT common stockholders	10,564	19,316	31,464	28,556
Net income attributable to MPT common stockholders per share — basic	$0.08	$0.14	$0.23	$0.21
Weighted average shares outstanding — basic	124,906	134,715	134,781	134,923
Net income attributable to MPT common stockholders per share — diluted	$0.08	$0.14	$0.23	$0.21
Weighted average shares outstanding — diluted	124,906	134,715	134,782	134,930

	For the Three Month Periods in 2011 Ended
	March 31	June 30	September 30	December 31
Revenues	$32,009	$34,776	$34,282	$34,417
Income (loss) from continuing operations	7,834	2,559	(2,170)	6,296
Income from discontinued operations	2,990	123	2,638	6,444
Net income	10,824	2,682	468	12,740
Net income attributable to MPT common stockholders	10,780	2,640	424	12,692
Net income attributable to MPT common stockholders per share — basic	$0.09	$0.02	$—	$0.11
Weighted average shares outstanding — basic	110,400	110,589	110,714	110,788
Net income attributable to MPT common stockholders per share — diluted	$0.09	$0.02	$—	$0.11
Weighted average shares outstanding — diluted	110,408	110,600	110,719	110,788

MPT Operating Partnership, L.P.

The following is a summary of the unaudited quarterly financial information for the years ended December 31, 2012 and 2011: (amounts in thousands, except for per unit data)

	For the Three Month Periods in 2012 Ended
	March 31	June 30	September 30	December 31
Revenues	$41,267	$49,408	$53,315	$57,407
Income from continuing operations	8,920	19,358	23,221	23,894
Income from discontinued operations	1,686	2	8,287	4,709
Net income	10,606	19,360	31,508	28,603
Net income attributable to MPT Operating Partnership partners	10,564	19,316	31,464	28,556
Net income attributable to MPT Operating Partnership partners per unit — basic	$0.08	$0.14	$0.23	$0.21
Weighted average units outstanding — basic	124,906	134,715	134,781	134,923
Net income attributable to MPT Operating Partnership partners per unit — diluted	$0.08	$0.14	$0.23	$0.21
Weighted average units outstanding — diluted	124,906	134,715	134,782	134,930

	For the Three Month Periods in 2011 Ended
	March 31	June 30	September 30	December 31
Revenues	$32,009	$34,776	$34,282	$34,417
Income (loss) from continuing operations	7,851	2,586	(2,152)	6,251
Income from discontinued operations	2,990	123	2,638	6,444
Net income	10,841	2,709	486	12,695
Net income attributable to MPT Operating Partnership partners	10,796	2,667	443	12,647
Net income attributable to MPT Operating Partnership partners per unit — basic	$0.09	$0.02	$—	$0.11
Weighted average units outstanding — basic	110,400	110,589	110,714	110,788
Net income attributable to MPT Operating Partnership partners per unit — diluted	$0.09	$0.02	$—	$0.11
Weighted average units outstanding — diluted	110,408	110,600	110,719	110,788

13.	Condensed Consolidating Financial Information

The following tables present the condensed consolidating financial information for (a) Medical Properties Trust, Inc. (“Parent” and a guarantor to our 2011 and 2012 Senior Unsecured Notes), (b) MPT Operating Partnership, L.P. and MPT Finance Corporation (“Subsidiary Issuer”), (c) on a combined basis, the guarantors of our 2011 and 2012 Senior Unsecured Notes (“Subsidiary Guarantors”), and (d) on a combined basis, the non-guarantor subsidiaries (“Non-Guarantor Subsidiaries”). Separate financial statements of the Subsidiary Guarantors are not presented because the guarantee by each 100% owned Subsidiary Guarantor is joint and several and we believe separate financial statements and other disclosures regarding the Subsidiary Guarantors are not material to investors. Furthermore, there are no significant legal restrictions on the Parent’s ability to obtain funds from its subsidiaries by dividend or loan.

The guarantees by the Subsidiary Guarantors may be released and discharged upon: (1) any sale, exchange or transfer of all of the capital stock of a Subsidiary Guarantor; (2) the merger or consolidation of a Subsidiary Guarantor with a Subsidiary Issuer or any other Subsidiary Guarantor; (3) the proper designation of any Subsidiary Guarantor by the Subsidiary Issuers as “unrestricted” for covenant purposes under the indenture governing the 2011 and 2012 Senior Unsecured Notes; (4) the legal defeasance or covenant defeasance or satisfaction and discharge of the indenture; (5) a liquidation or dissolution of a Subsidiary Guarantor permitted under the indenture governing the 2011 and 2012 Senior Unsecured Notes; or (6) the release or discharge of the Subsidiary Guarantor from its guarantee obligations under our revolving credit facility.

Subsequent to December 31, 2011, certain of our subsidiaries were re-designated as guarantors of our 2011 and 2012 Senior Unsecured Notes (such subsidiaries were non-guarantors in 2011), while other subsidiaries have been re-designated as non-guarantors as the underlying properties were sold in 2012 (such subsidiaries were guarantors during 2011). With these re-designations, we have restated the 2011 and 2010 consolidating financial information below to reflect these changes.

Condensed Consolidated Balance Sheets

December 31, 2012

(in thousands)

	Parent	Subsidiary Issuers	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Assets
Real estate assets
Land, buildings and improvements and intangible lease assets	$—	$28	$1,214,740	$65,947	$—	$1,280,715
Net investment in direct financing leases	—	—	110,155	204,257		314,412
Mortgage loans	—	—	268,650	100,000	—	368,650

Gross investment in real estate assets	—	28	1,593,545	370,204	—	1,963,777
Accumulated depreciation and amortization	—	—	(120,282)	(6,452)	—	(126,734)

Net investment in real estate assets	—	28	1,473,263	363,752	—	1,837,043
Cash and cash equivalents	—	35,483	1,565	263	—	37,311
Interest and rent receivables	—	212	29,315	15,762	—	45,289
Straight-line rent receivables	—	—	29,314	6,546	—	35,860
Other loans	—	177	—	159,066	—	159,243
Net intercompany receivable (payable)	27,393	1,373,941	(1,010,400)	(390,934)	—	—
Investment in subsidiaries	1,050,204	647,029	42,666	—	(1,739,899)	—
Other assets	—	31,097	1,522	31,521	—	64,140

Total Assets	$1,077,597	$2,087,967	$567,245	$185,976	$(1,739,899)	$2,178,886

Liabilities and Equity
Liabilities
Debt, net	$—	$1,010,962	$—	$14,198	$—	$1,025,160
Accounts payable and accrued expenses	27,783	26,658	10,492	1,028	—	65,961
Deferred revenue	—	143	19,643	823	—	20,609
Lease deposits and other obligations to tenants	—	—	16,607	735	—	17,342

Total liabilities	27,783	1,037,763	46,742	16,784	—	1,129,072

Total Equity	1,049,814	1,050,204	520,503	169,192	(1,739,899)	1,049,814

Total Liabilities and Equity	$1,077,597	$2,087,967	$567,245	$185,976	$(1,739,899)	$2,178,886

Condensed Consolidated Statements of Income

For the Year Ended December 31, 2012

(in thousands)

	Parent	Subsidiary Issuers	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Revenues
Rent billed	$—	$—	$115,770	$16,619	$(9,309)	$123,080
Straight-line rent	—	—	6,500	1,482	—	7,982
Income from direct financing leases	—	—	19,870	18,090	(16,232)	21,728
Interest and fee income	—	18,341	29,610	25,387	(24,731)	48,607

Total revenues	—	18,341	171,750	61,578	(50,272)	201,397
Expenses
Real estate depreciation and amortization	—	—	31,845	1,700	—	33,545
Property-related	—	495	834	25,707	(25,541)	1,495
Acquisition expenses	—	5,420	—	—	—	5,420
General and administrative	—	26,018	—	2,564	—	28,582

Total operating expenses	—	31,933	32,679	29,971	(25,541)	69,042

Operating income	—	(13,592)	139,071	31,607	(24,731)	132,355
Other income (expense)
Interest and other (expense) income	—	(69)	—	(1,593)	—	(1,662)
Earnings from equity and other interests	—	—	1,061	1,882	—	2,943
Interest expense	—	(58,729)	1,408	(25,653)	24,731	(58,243)

Net other expense	—	(58,798)	2,469	(25,364)	24,731	(56,962)

Income (loss) from continuing operations	—	(72,390)	141,540	6,243	—	75,393
Income (loss) from discontinued operations	—	—	102	14,582	—	14,684

Equity in earnings of consolidated subsidiaries net of income taxes	90,077	162,467	4,481	—	(257,025)	—

Net income (loss)	90,077	90,077	146,123	20,825	(257,025)	90,077
Net income (loss) attributable to non-controlling interests	(177)	(177)	—	—	177	(177)

Net income attributable to MPT common stockholders	$89,900	$89,900	$146,123	$20,825	$(256,848)	$89,900

Condensed Consolidated Statements of Comprehensive Income (Loss)

For the Year Ended December 31, 2012

(in thousands)

	Parent	Subsidiary Issuers	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Net income	$90,077	$90,077	$146,123	$20,825	$(257,025)	$90,077
Other comprehensive income:
Unrealized loss on interest rate swap	(251)	(251)	—	—	251	(251)

Total comprehensive income	89,826	89,826	146,123	20,825	(256,774)	89,826
Comprehensive income attributable to non-controlling interests	(177)	(177)	—	—	177	(177)

Comprehensive income attributable to MPT common stockholders	$89,649	$89,649	$146,123	$20,825	($256,597)	$89,649

Condensed Consolidated Statements of Cash Flows

For the Year Ended December 31, 2012

(in thousands)

	Parent	Subsidiary Issuers	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Operating Activities
Net cash provided by (used in) operating activities	$57	$(61,002)	$168,650	$(2,396)	$—	$105,309
Investing Activities
Cash paid for acquisitions and other related investments	—	—	(420,500)	(200,990)	—	(621,490)
Net proceeds from sales of real estate	—	—	—	71,202	—	71,202
Principal received on loans receivable	—	—	5,491	5,440	—	10,931
Investments in and advances to subsidiaries	(129,421)	(501,839)	362,494	139,402	129,364	—
Investments in loans receivable	—	—	—	(1,293)	—	(1,293)
Construction in progress and other	—	(578)	(66,467)	(9,433)	—	(76,478)

Net cash provided by (used in) investing activities	(129,421)	(502,417)	(118,982)	4,328	129,364	(617,128)

Financing Activities
Additions to term debt	—	300,000	—	—	—	300,000
Payments of term debt	—	—	—	(232)	—	(232)
Revolving credit facilities, net	—	75,000	(39,600)	—	—	35,400
Distributions paid	(103,684)	(103,952)	—	—	103,684	(103,952)
Lease deposits and other obligations to tenants	—	—	(9,912)	(1,524)	—	(11,436)
Proceeds from sale of common shares, net of offering costs	233,048	233,048	—	—	(233,048)	233,048
Debt issuance costs paid and other financing activities	—	(6,424)	—	—	—	(6,424)

Net cash provided by (used in) financing activities	129,364	497,672	(49,512)	(1,756)	(129,364)	446,404

Increase (decrease) in cash and cash equivalents for period	—	(65,747)	156	176	—	(65,415)
Cash and cash equivalents at beginning of period	—	101,230	1,409	87	—	102,726

Cash and cash equivalents at end of period	$—	$35,483	$1,565	$263	$—	$37,311

Condensed Consolidated Balance Sheets

December 31, 2011

(in thousands)

	Parent	Subsidiary Issuers	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Assets
Real estate assets
Land, buildings and improvements and intangible lease assets	$—	$37	$1,139,073	$65,947	$—	$1,205,057
Real estate held for sale	—	—	4,240	55,553	—	59,793
Mortgage loans	—	—	165,000	—	—	165,000

Gross investment in real estate assets	—	37	1,308,313	121,500	—	1,429,850
Accumulated depreciation and amortization	—	—	(88,438)	(4,750)	—	(93,188)

Net investment in real estate assets	—	37	1,219,875	116,750	—	1,336,662
Cash and cash equivalents	—	101,230	1,409	87	—	102,726
Interest and rent receivables	—	399	22,528	6,935	—	29,862
Straight-line rent receivables	—	—	22,813	11,180	—	33,993
Other loans	—	178	5,491	69,170	—	74,839
Net intercompany receivable (payable)	21,955	872,380	(847,921)	(46,414)	—	—
Investment in subsidiaries	829,205	489,858	43,008	—	(1,362,071)	—
Other assets	—	27,285	2,151	14,356	—	43,792

Total Assets	$851,160	$1,491,367	$469,354	$172,064	$(1,362,071)	$1,621,874

Liabilities and Equity
Liabilities
Debt, net	$—	$635,820	$39,600	$14,429	$—	$689,849
Accounts payable and accrued expenses	22,345	25,783	2,578	419	—	51,125
Deferred revenue	—	559	21,100	1,648	—	23,307
Lease deposits and other obligations to tenants	—	—	26,400	2,378	—	28,778

Total liabilities	22,345	662,162	89,678	18,874	—	793,059

Total Equity	828,815	829,205	379,676	153,190	(1,362,071)	828,815

Total Liabilities and Equity	$851,160	$1,491,367	$469,354	$172,064	$(1,362,071)	$1,621,874

Condensed Consolidated Statements of Income

For the Year Ended December 31, 2011

(in thousands)

	Parent	Subsidiary Issuers	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Revenues
Rent billed	$—	$—	$102,541	$9,286	$(3,092)	$108,735
Straight-line rent	—	—	3,617	1,762	—	5,379
Interest and fee income	—	6,124	17,556	3,926	(6,236)	21,370

Total revenues	—	6,124	123,714	14,974	(9,328)	135,484
Expenses
Real estate depreciation and amortization	—	—	29,238	1,658	—	30,896
Property-related	—	217	472	3,141	(3,092)	738
Acquisition expenses	—	3,713	—	471	—	4,184
General and administrative	17	23,914	—	3,288	—	27,219

Total operating expenses	17	27,844	29,710	8,558	(3,092)	63,037

Operating income	(17)	(21,720)	94,004	6,416	(6,236)	72,447
Other income (expense)
Interest and other (expense) income	—	26	2	(10)	—	18
Earnings from equity and other interests	—	—	345	(267)	—	78
Debt refinancing costs	—	(14,109)	(105)	—	—	(14,214)
Interest expense	—	(43,063)	139	(7,122)	6,236	(43,810)

Net other expense	—	(57,146)	381	(7,399)	6,236	(57,928)

Income (loss) from continuing operations	(17)	(78,866)	94,385	(983)	—	14,519
Income (loss) from discontinued operations	—	—	(1,970)	14,165	—	12,195

Equity in earnings of consolidated subsidiaries net of income taxes	26,731	105,597	4,578	—	(136,906)	—

Net income	26,714	26,731	96,993	13,182	(136,906)	26,714
Net income attributable to non-controlling interests	(178)	(178)	—	—	178	(178)

Net income attributable to MPT common stockholders	$26,536	$26,553	$96,993	$13,182	$(136,728)	$26,536

Condensed Consolidated Statements of Comprehensive Income (Loss)

For the Year Ended December 31, 2011

(in thousands)

	Parent	Subsidiary Issuers	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Net income	$26,714	$26,731	$96,993	$13,182	$(136,906)	$26,714
Other comprehensive income:
Unrealized loss on interest rate swap	(8,590)	(8,590)	—	—	8,590	(8,590)

Total comprehensive income	18,124	18,141	96,993	13,182	(128,316)	18,124
Comprehensive income attributable to non-controlling interests	(178)	(178)	—	—	178	(178)

Comprehensive income attributable to MPT common stockholders	$17,946	$17,963	$96,993	$13,182	$(128,138)	$17,946

Condensed Consolidated Statements of Cash Flows

For the Year Ended December 31, 2011

(in thousands)

	Parent	Subsidiary Issuers	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Operating Activities
Net cash provided by (used in) operating activities	$(209)	$(48,779)	$81,173	$47,085	$—	$79,270

Investing Activities
Cash paid for acquisitions and other related investments	—	—	(241,626)	(37,337)	—	(278,963)
Net proceeds from sales of real estate	—	—	—	41,130	—	41,130
Principal received on loans receivable	—	—	230	4,059	—	4,289
Investments in and advances to subsidiaries	89,551	(92,052)	142,448	(50,605)	(89,342)	—
Investments in loans receivable	—	—	(230)	(631)	—	(861)
Construction in progress and other	—	(6,466)	(24,081)	(669)	—	(31,216)

Net cash provided by (used in) investing activities	89,551	(98,518)	(123,259)	(44,053)	(89,342)	(265,621)

Financing Activities
Additions to term debt	—	450,000	—	—	—	450,000
Payments of term debt	—	(237,666)	(8,433)	(163)	—	(246,262)
Revolving credit facilities, net	—	50,000	39,600	—	—	89,600
Distributions paid	(89,342)	(89,601)	—	—	89,342	(89,601)
Lease deposits and other obligations to tenants	—	—	10,941	(2,320)	—	8,621
Debt issuance costs paid and other financing activities	—	(21,028)	—	(661)	—	(21,689)

Net cash provided by (used in) financing activities	(89,342)	151,705	42,108	(3,144)	89,342	190,669

Increase (decrease) in cash and cash equivalents for period	—	4,408	22	(112)	—	4,318
Cash and cash equivalents at beginning of period	—	96,822	1,387	199	—	98,408

Cash and cash equivalents at end of period	$—	$101,230	$1,409	$87	$—	$102,726

Condensed Consolidated Statements of Income

For the Year Ended December 31, 2010

(in thousands)

	Parent	Subsidiary Issuers	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Revenues
Rent billed	$—	$—	$74,281	$7,019	$(1,030)	$80,270
Straight-line rent	—	—	131	1,034	—	1,165
Interest and fee income	—	6,964	17,225	9,914	(7,514)	26,589

Total revenues	—	6,964	91,637	17,967	(8,544)	108,024
Expenses
Real estate depreciation and amortization	—	—	19,282	1,615	—	20,897
Impairment charge	—	—	—	12,000	—	12,000
Property-related	—	(4)	4,375	1,040	(1,030)	4,381
Acquisition expenses	—	2,026	—	—	—	2,026
General and administrative	75	25,841	—	593	—	26,509

Total operating expenses	75	27,863	23,657	15,248	(1,030)	65,813

Operating income	(75)	(20,899)	67,980	2,719	(7,514)	42,211
Other income (expense)
Interest and other (expense) income	—	(14)	3	1,484	—	1,473
Earnings from equity and other interests	—	—	—	45	—	45
Debt refinancing costs	—	(6,716)	—	—	—	(6,716)
Interest expense	—	(33,623)	(358)	(7,517)	7,514	(33,984)

Net other income (expense)	—	(40,353)	(355)	(5,988)	7,514	(39,182)

Income (loss) from continuing operations	(75)	(61,252)	67,625	(3,269)	—	3,029
Income (loss) from discontinued operations	—	—	896	19,087	—	19,983

Equity in earnings of consolidated subsidiaries net of income taxes	23,087	84,339	4,273	—	(111,699)	—

Net income	23,012	23,087	72,794	15,818	(111,699)	23,012
Net income attributable to non-controlling interests	(99)	(99)	—	—	99	(99)

Net income attributable to MPT common stockholders	$22,913	$22,988	$72,794	$15,818	$(111,600)	$22,913

Condensed Consolidated Statements of Comprehensive Income (Loss)

For the Year Ended December 31, 2010

(in thousands)

	Parent	Subsidiary Issuers	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Net income	$23,012	$23,087	$72,794	$15,818	$(111,699)	$23,012
Other comprehensive income:
Unrealized loss on interest rate swap	(3,641)	(3,641)	—	—	3,641	(3,641)

Total comprehensive income	19,371	19,446	72,794	15,818	(108,058)	19,371
Comprehensive income attributable to non-controlling interests	(99)	(99)	—	—	99	(99)

Comprehensive income attributable to MPT common stockholders	$19,272	$19,347	$72,794	$15,818	$(107,959)	$19,272

Condensed Consolidated Statements of Cash Flows

For the Year Ended December 31, 2010

(in thousands)

	Parent	Subsidiary Issuers	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Operating Activities
Net cash provided by (used in) operating activities	$(29)	$(54,908)	$92,121	$23,453	$—	$60,637
Investing Activities
Cash paid for acquisitions and other related investments	—	—	(137,808)	—	—	(137,808)
Net proceeds from sales of real estate	—	—	2,669	95,000	—	97,669
Principal received on loans receivable	—	—	—	90,486	—	90,486
Investments in and advances to subsidiaries	(211,181)	99,564	94,218	(193,811)	211,210	—
Investments in loans receivable and other investments	—	—	(5,000)	(6,637)	—	(11,637)
Construction in progress and other	—	(108)	(7,281)	(8,540)	—	(15,929)

Net cash provided by (used in) investing activities	(211,181)	99,456	(53,202)	(23,502)	211,210	22,781
Financing Activities
Additions to term debt	—	148,500	—	—	—	148,500
Payments of term debt	—	(216,520)	(245)	—	—	(216,765)
Revolving credit facilities, net	—	(96,000)	(41,200)	—	—	(137,200)
Distributions paid	(76,856)	(77,087)	—	—	76,856	(77,087)
Lease deposits and other obligations to tenants	—	—	3,459	208	—	3,667
Proceeds from sale of common shares/units, net of offering costs	288,066	288,066	—	—	(288,066)	288,066
Debt issuance costs paid and other financing activities	—	(9,498)	—	—	—	(9,498)

Net cash provided by (used in) financing activities	211,210	37,461	(37,986)	208	(211,210)	(317)

Increase in cash and cash equivalents for period	—	82,009	933	159	—	83,101
Cash and cash equivalents at beginning of period	—	14,813	454	40	—	15,307

Cash and cash equivalents at end of period	$—	$96,822	$1,387	$199	$—	$98,408

ITEM 9.	Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

None.

ITEM 9A.	Controls and Procedures

Medical Properties Trust, Inc. Evaluation of Disclosure Controls and Procedures

We have adopted and maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our reports under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow for timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and management is required to apply our judgment in evaluating the cost-benefit relationship of possible controls and procedures.

As required by Rule 13a-15(b), under the Securities Exchange Act of 1934, as amended, we have carried out an evaluation, under the supervision and with the participation of management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures as of the end of the period covered by this report. Based on the foregoing, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures are effective in timely alerting them to material information required to be disclosed by us in the reports that we file with the SEC.

Changes in Internal Controls over Financial Reporting

There has been no change in our internal control over financial reporting during our most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Management’s Report on Internal Control over Financial Reporting

The management of Medical Properties Trust, Inc. has prepared the consolidated financial statements and other information in our Annual Report in accordance with accounting principles generally accepted in the United States of America and is responsible for its accuracy. The financial statements necessarily include amounts that are based on management’s best estimates and judgments. In meeting its responsibility, management relies on internal accounting and related control systems. The internal control systems are designed to ensure that transactions are properly authorized and recorded in our financial records and to safeguard our assets from material loss or misuse. Such assurance cannot be absolute because of inherent limitations in any internal control system.

Management of Medical Properties Trust, Inc. is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rule 13a-15(f) of the Securities Exchange Act of 1934. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Because of inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In connection with the preparation of our annual financial statements, management has undertaken an assessment of the effectiveness of our internal control over financial reporting as of December 31, 2012. The assessment was based upon the framework described in the “Integrated Control-Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Management’s assessment included an evaluation of the design of internal control over financial reporting and testing of the operational effectiveness of internal control over financial reporting. We have reviewed the results of the assessment with the Audit Committee of our Board of Trustees.

Based on our assessment under the criteria set forth in COSO, management has concluded that, as of December 31, 2012, Medical Properties Trust, Inc. maintained effective internal control over financial reporting.

The effectiveness of our internal control over financial reporting as of December 31, 2012 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which appears herein.

MPT Operating Partnership, L.P. Evaluation of Disclosure Controls and Procedures

The management of MPT Operating Partnership, L.P. has prepared the consolidated financial statements and other information in our Annual Report in accordance with accounting principles generally accepted in the United States of America and is responsible for its accuracy. The financial statements necessarily include amounts that are based on management’s best estimates and judgments. In meeting its responsibility, management relies on internal accounting and related control systems. The internal control systems are designed to ensure that transactions are properly authorized and recorded in our financial records and to safeguard our assets from material loss or misuse. Such assurance cannot be absolute because of inherent limitations in any internal control system.

Management of MPT Operating Partnership, L.P. is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rule 13a-15(f) of the Securities Exchange Act of 1934. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Because of inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In connection with the preparation of our annual financial statements, management has undertaken an assessment of the effectiveness of our internal control over financial reporting as of December 31, 2012. The assessment was based upon the framework described in the “Integrated Control-Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Management’s assessment included an evaluation of the design of internal control over financial reporting and testing of the operational effectiveness of internal control over financial reporting. We have reviewed the results of the assessment with the Audit Committee of our Board of Trustees.

Based on our assessment under the criteria set forth in COSO, management has concluded that, as of December 31, 2012, MPT Operating Partnership, L.P. maintained effective internal control over financial reporting.

The effectiveness of our internal control over financial reporting as of December 31, 2012, has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which appears herein.

ITEM	9B. Other Information

None.

PART III

ITEM 10.	Directors, Executive Officers and Corporate Governance

The information required by this Item 10 is incorporated by reference to our definitive Proxy Statement for the 2013 Annual Meeting of Stockholders, which will be filed by us with the Commission not later than April 29, 2013.

ITEM 11.	Executive Compensation

The information required by this Item 11 is incorporated by reference to our definitive Proxy Statement for the 2013 Annual Meeting of Stockholders, which will be filed by us with the Commission not later than April 29, 2013.

ITEM 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The information required by this Item 12 is incorporated by reference to our definitive Proxy Statement for the 2013 Annual Meeting of Stockholders, which will be filed by us with the Commission not later than April 29, 2013.

ITEM 13.	Certain Relationships and Related Transactions, and Director Independence

The information required by this Item 13 is incorporated by reference to our definitive Proxy Statement for the 2013 Annual Meeting of Stockholders, which will be filed by us with the Commission not later than April 29, 2013.

ITEM 14.	Principal Accountant Fees and Services

The information required by this Item 14 is incorporated by reference to our definitive Proxy Statement for the 2013 Annual Meeting of Stockholders, which will be filed by us with the Commission not later than April 29, 2013.

PART IV

ITEM 15.	Exhibits and Financial Statement Schedules

(a) Financial Statements and Financial Statement Schedules

Index of Financial Statements of Medical Properties Trust, Inc. and MPT Operating Partnership, L.P. which are included in Part II, Item 8 of this Annual Report on Form 10-K:
Report of Independent Registered Public Accounting Firm
Medical Properties Trust, Inc.	52
MPT Operating Partnership, L.P.	53

Medical Properties Trust, Inc.
Consolidated Balance Sheets as of December 31, 2012 and 2011	54
Consolidated Statements of Income for the Years Ended December 31, 2012, 2011 and 2010	55
Consolidated Statements of Comprehensive Income (Loss) for the Years Ended December 31, 2012, 2011, 2010	56
Consolidated Statements of Equity for the Years Ended December 31, 2012, 2011 and 2010	57
Consolidated Statements of Cash Flows for the Years Ended December 31, 2012, 2011 and 2010	58

MPT Operating Partnership, L.P.
Consolidated Balance Sheets as of December 31, 2012 and 2011	59
Consolidated Statements of Income for the Years Ended December 31, 2012, 2011 and 2010	60
Consolidated Statements of Comprehensive Income (Loss) for the Years Ended December 31, 2012, 2011, 2010	61
Consolidated Statements of Capital for the Years Ended December 31, 2012, 2011 and 2010	62
Consolidated Statements of Cash Flows for the Years Ended December 31, 2012, 2011, and 2010	63

Medical Properties Trust, Inc. and MPT Operating Partnership, L.P.
Notes to Consolidated Financial Statements	64
Financial Statement Schedules
Schedule II — Valuation and Qualifying Accounts	114
Schedule III — Real Estate and Accumulated Depreciation	115
Schedule IV — Mortgage Loans on Real Estate	118

(b) Exhibits

Exhibit Number	Exhibit Title

3.1(1)	Medical Properties Trust, Inc. Second Articles of Amendment and Restatement

3.2(2)	Articles of Amendment of Registrant’s Second Articles of Amendment and Restatement

3.3(19)	Articles of Amendment to Second Articles of Amendment and Restatement of Medical Properties Trust, Inc.

3.4(3)	Medical Properties Trust, Inc. Second Amended and Restated Bylaws

4.1(1)	Form of Common Stock Certificate

4.2(4)	Indenture, dated July 14, 2006, among Medical Properties Trust, Inc., MPT Operating Partnership, L.P. and the Wilmington Trust Company, as trustee

4.3(13)	Indenture, dated as of March 26, 2008, among MPT Operating Partnership, L.P., as Issuer, Medical Properties Trust, Inc., as Guarantor, and Wilmington Trust Company, as Trustee.

4.4(9)	Indenture, dated as of April 26, 2011, Medical Properties Trust, Inc., MPT Operating Partnership, L.P., MPT Finance Corporation, the Subsidiary Guarantors and Wilmington Trust Company, as Trustee.

4.5(20)	Indenture, dated as of February 17, 2012, among Medical Properties Trust, Inc., MPT Operating Partnership, L.P., MPT Finance Corporation, the Subsidiary Guarantors and Wilmington Trust, N.A., as Trustee.

10.1(11)	Second Amended and Restated Agreement of Limited Partnership of MPT Operating Partnership, L.P.

10.2(6)	Amended and Restated 2004 Equity Incentive Plan

10.3(7)	Form of Stock Option Award

10.4(7)	Form of Restricted Stock Award

10.5(7)	Form of Deferred Stock Unit Award

10.6(1)	Employment Agreement between Medical Properties Trust, Inc. and Edward K. Aldag, Jr., dated September 10, 2003

10.7(1)	First Amendment to Employment Agreement between Registrant and Edward K. Aldag, Jr., dated March 8, 2004

10.8(1)	Employment Agreement between Medical Properties Trust, Inc. and R. Steven Hamner, dated September 10, 2003

10.9	Not used

10.10(1)	Employment Agreement between Medical Properties Trust, Inc. and Emmett E. McLean, dated September 10, 2003

10.12(1)	Form of Indemnification Agreement between Medical Properties Trust, Inc. and executive officers and directors

10.13(11)	Form of Medical Properties Trust, Inc. 2007 Multi-Year Incentive Plan Award Agreement (LTIP Units)

10.14(11)	Form of Medical Properties Trust, Inc. 2007 Multi-Year Incentive Plan Award Agreement (Restricted Shares)

10.17(16)	Second Amendment to Employment Agreement between Medical Properties Trust, Inc. and Edward K. Aldag, Jr., dated September 29, 2006

10.18(16)	First Amendment to Employment Agreement between Medical Properties Trust, Inc. and R. Steven Hamner, dated September 29, 2006

10.19(16)	First Amendment to Employment Agreement between Medical Properties Trust, Inc. and Emmett E. McLean, dated September 29, 2006

10.21(8)	Second Amended and Restated 2004 Equity Incentive Plan

10.22(17)	Second Amendment to Employment Agreement between Medical Properties Trust, Inc. and William G. McKenzie, dated February 27, 2009

10.25(17)	Second Amendment to Employment Agreement between Medical Properties Trust, Inc. and Emmett E. McLean, dated January 1, 2008

10.26(17)	Third Amendment to Employment Agreement between Medical Properties Trust, Inc. and Emmett E. McLean, dated January 1, 2009

10.28(17)	Third Amendment to Employment Agreement between Medical Properties Trust, Inc. and R. Steven Hamner, dated January 1, 2009

10.29(17)	Third Amendment to Employment Agreement between Medical Properties Trust, Inc. and Edward K. Aldag, Jr., dated January 1, 2008

10.30(17)	Fourth Amendment to Employment Agreement between Medical Properties Trust, Inc. and Edward K. Aldag, Jr., dated January 1, 2009

10.31(17)	Third Amendment to Employment Agreement between Medical Properties Trust, Inc. and William G. McKenzie, dated January 1, 2008

10.32(17)	Fourth Amendment to Employment Agreement between Registrant and William G. McKenzie, dated January 1, 2009

10.34(9)	Amended and Restated Revolving Credit and Term Loan Agreement, dated as of April 26, 2011, among Medical Properties Trust, Inc., MPT Operating Partnership, L.P., KeyBank National Association as syndication agent, and JPMorgan Chase Bank, N.A., as administrative agent

10.35(21)	Term Loan Agreement, dated as of March 9, 2012, among Medical Properties Trust, Inc., MPT Operating Partnership, L.P., JPMorgan Chase Bank, N.A., as Administrative Agent and the several lenders from time to time parties thereto.

10.36(19)	Master Sublease Agreement between certain subsidiaries of MPT Development Services, Inc. as Lessor, and certain subsidiaries of Ernest Health, Inc., as Lessee.

10.37(22)	Master Lease Agreement I between certain subsidiaries of MPT Operating Partnership, LP, as Lessor, and certain subsidiaries of Prime Healthcare Services, Inc., as Lessee and related first amendment and Master Lease Agreement II between certain subsidiaries of MPT Operating Partnership, LP, as Lessor, and certain subsidiaries of Prime Healthcare Services, Inc., as Lessee and related first amendment.

12.1(23)	Statement re Computation of Ratios

21.1(23)	Subsidiaries of Medical Properties Trust, Inc.

23.1(23)	Consent of PricewaterhouseCoopers LLP

31.1(23)	Certification of Chief Executive Officer pursuant to Rule 13a-14(a) under the Securities Exchange Act of 1934. (Medical Properties Trust, Inc.)

31.2(23)	Certification of Chief Financial Officer pursuant to Rule 13a-14(a) under the Securities Exchange Act of 1934. (Medical Properties Trust, Inc.)

31.3(23)	Certification of Chief Executive Officer pursuant to Rule 13a-14(a) under the Securities Exchange Act of 1934. (MPT Operating Partnership, L.P.)

31.4(23)	Certification of Chief Financial Officer pursuant to Rule 13a-14(a) under the Securities Exchange Act of 1934. (MPT Operating Partnership, L.P.)

32.1(23)	Certification of Chief Executive Officer and Chief Financial Officer pursuant to Rule 13a-14(b) under the Securities Exchange Act of 1934 and 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002. (Medical Properties Trust, Inc.)

32.2(23)	Certification of Chief Executive Officer and Chief Financial Officer pursuant to Rule 13a-14(b) under the Securities Exchange Act of 1934 and 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002. (MPT Operating Partnership, L.P.)

Exhibit 101.INS	XBRL Instance Document

Exhibit 101.SCH	XBRL Taxonomy Extension Schema Document

Exhibit 101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

Exhibit 101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

Exhibit 101.LAB	XBRL Taxonomy Extension Label Linkbase Document

Exhibit 101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

(1)	Incorporated by reference to Registrant’s Registration Statement on Form S-11 filed with the Commission on October 26, 2004, as amended (File No. 333-119957).
(2)	Incorporated by reference to Registrant’s current report on Form 8-K, filed with the Commission on November 24, 2009.
(3)	Incorporated by reference to Registrant’s quarterly report on Form 10-Q for the quarter ended September 30, 2005, filed with the Commission on November 10, 2005.
(4)	Incorporated by reference to Registrant’s current report on Form 8-K, filed with the Commission on July 20, 2006.
(5)	Incorporated by reference to Registrant’s current report on Form 8-K, filed with the Commission on November 13, 2006.
(6)	Incorporated by reference to Registrant’s definitive proxy statement on Schedule 14A, filed with the Commission on September 13, 2005.
(7)	Incorporated by reference to Registrant’s current report on Form 8-K, filed with the Commission on October 18, 2005.
(8)	Incorporated by reference to Registrant’s definitive proxy statement on Schedule 14A, filed with the Commission on April 14, 2007.
(9)	Incorporated by reference to Registrant’s current report on Form 8-K, filed with the Commission on May 2, 2011.
(10)	Incorporated by reference to Registrant’s quarterly report on Form 10-Q for the quarter ended September 30, 2007, filed with the Commission on November 9, 2007.
(11)	Incorporated by reference to Registrant’s current report on Form 8-K, filed with the Commission on August 6, 2007, as amended by Medical Properties Trust, Inc.’s current report on Form 8-K/A, filed with the Commission on August 15, 2007..
(12)	Incorporated by reference to Registrant’s current report on Form 8-K, filed with the Commission on August 15, 2007.
(13)	Incorporated by reference to Registrant’s current report on Form 8-K, filed with the Commission on March 26, 2008.
(14)	Incorporated by reference to Registrant’s quarterly report on Form 10-Q for the quarter ended March 31, 2008, filed with the Commission on May 9, 2008.
(15)	Incorporated by reference to Registrant’s quarterly report on Form 10-Q for the quarter ended June 30, 2008, filed with the Commission on August 8, 2008.
(16)	Incorporated by reference to Registrant’s annual report on Form 10-K/A for the period ended December 31, 2007, filed with the Commission on July 11, 2008.
(17)	Incorporated by reference to Registrant’s annual report on Form 10-K for the period ended December 31, 2008, filed with the Commission on March 13, 2009.
(18)	Incorporated by reference to Registrant’s current report on Form 8-K, filed with the Commission on June 11, 2010.
(19)	Incorporated by reference to Medical Properties Trust, Inc.’s current report on Form 8-K, filed with the Commission on January 31, 2012.
(20)	Incorporated by reference to Medical Properties Trust, Inc. and MPT Operating Partnership, L.P.’s current report on Form 8-K, filed with the Commission on February 24, 2012.
(21)	Incorporated by reference to Medical Properties Trust, Inc. and MPT Operating Partnership, L.P.’s current report on Form 8-K, filed with the Commission on March 15, 2012.
(22)	Incorporated by reference to Medical Properties Trust, Inc. and MPT Operating Partnership, L.P.’s quarterly report on Form 10-Q, filed with the Commission on November 9, 2012.
(23)	Filed herewith.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

MEDICAL PROPERTIES TRUST, INC.

By:	/s/ R. Steven Hamner
R. Steven Hamner
Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

MPT OPERATING PARTNERSHIP, L.P.

By:	/s/ R. Steven Hamner
R. Steven Hamner
Executive Vice President and Chief Financial Officer of the sole member of the general partner of MPT Operating Partnership, L.P. (Principal Financial and Accounting Officer)

Date: February 22, 2013

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this Report has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Edward K. Aldag, Jr. Edward K. Aldag, Jr.	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)	February 22, 2013

/s/ R. Steven Hamner R. Steven Hamner	Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	February 22, 2013

/s/ G. Steven Dawson G. Steven Dawson	Director	February 22, 2013

/s/ Robert E. Holmes, Ph.D. Robert E. Holmes, Ph.D.	Director	February 22, 2013

/s/ Sherry A. Kellett Sherry A. Kellett	Director	February 22, 2013

/s/ William G. McKenzie William G. McKenzie	Director	February 22, 2013

/s/ L. Glenn Orr, Jr. L. Glenn Orr, Jr.	Director	February 22, 2013

Medical Properties Trust, Inc. and MPT Operating Partnership, L.P.

Schedule II: Valuation and Qualifying Accounts

December 31, 2012

	Balance at Beginning of Year(1)	Additions		Deduction,	Balance at End of Year(1)
Year Ended December 31,		Charged Against Operations(1)		Net Recoveries/ Writeoffs(1)
	(In thousands)
2012	$32,618	$4,540	(3)	$(2,389)	$34,769

2011	$23,926	$8,692	(3)	$ (—)	$32,618

2010	$4,339	$22,245	(2)	$(2,658)	$23,926

(1)	Includes allowance for doubtful accounts, straight-line rent reserves, allowance for loan losses, tax valuation allowances and other reserves.
(2)	Includes $12 million loan loss reserve related to our Monroe property and a $6.5 million increase in valuation allowances to fully reserve for the net deferred tax asset of one of our taxable REIT subsidiaries.
(3)	Includes $3.7 million and $2.9 million in rent and interest reserves, respectively, related to our Denham Springs and Monroe properties and $2.1 million to fully reserve for the net deferred tax asset of one of our taxable REIT subsidiaries.
(4)	Includes $1.6 million and $2.9 million in rent and interest reserves, respectively, related to our Monroe properties.

SCHEDULE III — REAL ESTATE INVESTMENTS AND ACCUMULATED DEPRECIATION

December 31, 2012

Location	Type of Property	Initial Costs		Additions Subsequent to Acquisition		Cost at December 31, 2012(3)			Accumu- lated Depreci- ation	Date of Constr- uction	Date Acquired	Life on which depreci- ation in latest income state- ments is computed (Years)
		Land	Buildings	Improve- ments	Carrying Costs	Land	Buildings	Total
	(Amounts in thousands)
Covington, LA	Long term acute care hospital	$821	$10,238	—	$14	$821	$10,252	$11,073	$1,944	1984	June 9, 2005	40
Redding, CA	Long term acute care hospital	—	19,952	—	4,361	1,629	22,684	24,313	4,054	1991	June 30, 2005	40
Bloomington, IN	Acute care general hospital	2,457	31,209	—	408	2,576	31,498	34,074	5,012	2006	August 8, 2006	40
Dallas, TX	Long term acute care hospital	1,000	13,589	—	368	1,421	13,536	14,957	2,143	2006	September 5, 2006	40
La Palma, CA	Acute care general hospital	937	10,907	—	3	937	10,910	11,847	1,682	1971	November 8, 2006	40
Anaheim, CA	Acute care general hospital	1,875	21,814	—	10	1,875	21,824	23,699	3,364	1964	November 8, 2006	40
Luling, TX	Long term acute care hospital	811	9,345	—	—	811	9,345	10,156	1,421	2002	December 1, 2006	40
San Antonio, TX	Rehabilitaion hospital	—	10,198	—	—	—	10,198	10,198	1,551	1987	December 1, 2006	40
Victoria, TX	Long term acute care hospital	625	7,197	—	—	625	7,197	7,822	1,095	1998	December 1, 2006	40
Houston, TX	Acute care general hospital	4,757	56,238	—	1,259	5,464	56,790	62,254	8,585	2006	December 1, 2006	40
Bensalem, PA	Acute care general hospital	6,911	38,185	—	(353)	6,911	37,832	44,743	5,625	2006	March 19, 2007	40
Portland, OR	Long term acute care hospital	3,085	17,859	—	2,559	3,071	20,432	23,503	2,842	1964	April 18, 2007	40
San Diego, CA	Acute care general hospital	6,550	15,653	—	77	6,550	15,730	22,280	2,226	1964	May 9, 2007	40
Redding, CA	Acute care general hospital	1,555	53,863	—	13	1,555	53,876	55,431	7,306	1974	August 10, 2007	40
Houston, TX	Acute care general hospital	3,501	34,530	—	12,468	3,274	47,225	50,499	3,680	1960	August 10, 2007	40
Bennettsville, SC	Acute care general hospital	794	15,772	—	—	794	15,772	16,566	1,873	1984	April 1, 2008	40
Bossier City, LA	Long term acute care hospital	900	17,818	—	—	900	17,818	18,718	2,113	1982	April 1, 2008	40
Bristol, CT	Wellness Center	485	2,267	—	—	485	2,267	2,752	840	1975	April 22, 2008	10
Cheraw, SC	Acute care general hospital	657	19,576	—	—	657	19,576	20,233	2,324	1982	April 1, 2008	40
Detroit, MI	Long term acute care hospital	1,220	8,687	—	(365)	1,220	8,322	9,542	1,037	1956	May 22, 2008	40
Enfield, CT	Wellness Center	384	2,257	—	—	384	2,257	2,641	837	1974	April 22, 2008	10
Fort Lauderdale, FL	Rehabilitaion hospital	3,499	21,939	—	1	3,499	21,940	25,439	2,565	1985	April 22, 2008	40
Garden Grove, CA	Acute care general hospital	5,502	10,748	—	51	5,502	10,799	16,301	1,115	1982	November 25, 2008	40
Garden Grove, CA	Medical Office Building	862	7,888	—	28	862	7,916	8,778	810	1982	November 25, 2008	40
Idaho Falls, ID	Acute care general hospital	1,822	37,467	—	4,665	1,822	42,132	43,954	4,856	2002	April 1, 2008	40
Newington, CT	Wellness Center	270	1,615	—	—	270	1,615	1,885	601	1979	April 22, 2008	10
Petersburg, VA	Rehabilitaion hospital	1,302	9,121	—	—	1,302	9,121	10,423	1,026	2006	July 1, 2008	40
West Valley City, UT	Acute care general hospital	5,516	58,314	—	—	5,516	58,314	63,830	6,817	1980	April 22, 2008	40
Poplar Bluff, MO	Acute care general hospital	2,659	38,694	—	1	2,660	38,694	41,354	4,523	1980	April 22, 2008	40
East Providence, RI	Wellness Center	209	1,265	—	—	209	1,265	1,474	471	1979	April 22, 2008	10

San Dimas, CA	Acute care general hospital	6,160	6,839	—	34	6,160	6,873	13,033	701	1972	November 25, 2008	40
San Dimas, CA	Medical Office Building	1,915	5,085	—	18	1,915	5,103	7,018	522	1979	November 25, 2008	40
West Springfield, MA	Wellness Center	583	3,185	—	—	583	3,185	3,768	1,186	1976	April 22, 2008	10
Tucson, AZ	Long term acute care hospital	920	6,078	—	—	920	6,078	6,998	722	1987	April 1, 2008	40
Warwick, RI	Wellness Center	1,265	759	—	—	1,265	759	2,024	282	1979	April 22, 2008	10
Webster, TX	Long term acute care hospital	988	10,432	—	1	988	10,433	11,421	1,239	1986	April 1, 2008	40
Wichita, KS	Rehabilitaion hospital	1,019	18,373	—	1	1,019	18,374	19,393	2,181	1992	April 4, 2008	40
Addison, TX	Rehabilitaion hospital	2,013	22,531	—	—	2,013	22,531	24,544	1,408	2008	June 17, 2010	40
Shenandoah, TX	Rehabilitaion hospital	2,033	21,943	—	—	2,033	21,943	23,976	1,371	2008	June 17, 2010	40
Richardson, TX	Rehabilitaion hospital	2,219	17,419	—	—	2,219	17,419	19,638	1,089	2008	June 17, 2010	40
Hill County, TX	Acute care general hospital	1,120	17,882	—	—	1,120	17,882	19,002	2,697	1980	September 17, 2010	40
Webster, TX	Long term acute care hospital	663	33,751	—	—	663	33,751	34,414	1,688	2004	December 21, 2010	40
Tomball, TX	Long term acute care hospital	1,298	23,982	—	—	1,298	23,982	25,280	1,199	2005	December 21, 2010	40
Gilbert, AZ	Acute care general hospital	150	15,553	—	—	150	15,553	15,703	778	2005	January 4, 2011	40
Corinth, TX	Long term acute care hospital	1,288	21,175	313	—	1,601	21,175	22,776	1,020	2008	January 31, 2011	40
Bayonne, NJ	Acute care general hospital	2,003	51,495	—	—	2,003	51,495	53,498	4,934	1918	February 4, 2011	20
San Diego, CA	Acute care general hospital	12,663	52,431	—	—	12,663	52,431	65,094	2,512	1973	February 9, 2011	40
Northland, MO	Long term acute care hospital	834	17,182	—	—	834	17,182	18,016	824	2007	February 14, 2011	40
DeSoto, TX	Long term acute care hospital	1,067	10,701	86	8	1,161	10,701	11,862	381	2008	July 18, 2011	40
New Braunfels, TX	Long term acute care hospital	1,100	7,883	—	—	1,100	7,883	8,983	246	2007	September 30, 2011	40
Hoboken, NJ	Acute care general hospital	1,387	44,351	—	—	1,387	44,351	45,738	2,507	1863	November 4, 2011	20
Florence, AZ	Acute care general hospital	900	28,636	—	—	900	28,636	29,536	524	2012	November 4, 2010	40
Hammond, LA	Long term acute care hospital	519	8,941	—	—	519	8,941	9,460	19	2003	December 14, 2012	40
San Antonio, TX	Acute care general hospital	2,248	5,390	—	—	2,248	5,390	7,638	31	2012	October 14, 2011	40

		$107,321	$1,056,202	$399	$25,630	$110,364	$1,079,188	$1,189,552	$114,399

The changes in total real estate assets including real estate held for sale but excluding construction in progress, intangible lease asset, investments in direct financing leases, and mortgage loans for the years ended:

	December 31, 2012	December 31, 2011	December 31, 2010
COST
Balance at beginning of period	$1,191,096	$990,635	$934,601
Acquisitions	9,460	240,474	146,854
Transfers from construction in progress	37,174	—	—
Additions	19,971	1,011	1,709
Dispositions	(68,149)	(40,460)	(92,529)
Other	—	(564)	—

Balance at end of period	$1,189,552	$1,191,096 (1)	$990,635	(1)

The changes in accumulated depreciation including real estate assets held for sale for the years ended:

	December 31, 2012	December 31, 2011 (1)		December 31, 2010
ACCUMULATED DEPRECIATION
Balance at beginning of period	$93,430	$68,662		$51,638
Depreciation	31,026	29,523		22,664
Depreciation on disposed property	(10,057)	(4,755)		(5,640)

Balance at end of period	$114,399	$93,430	(2)	$68,662	(2)

(1)	Includes real estate cost included in real estate held for sale of $68,148 and $109,173 at December 31, 2011 and 2010, respectively. Excludes intangible lease assets that are included in real estate held for sale of $2,194 and $3,555 for 2011 and 2010, respectively.
(2)	Includes accumulated depreciation in real estate held for sale of $8,964 and $10,910 for 2011 and 2010, respectively. Excludes accumulated amortization related to intangible lease assets that are included in real estate held for sale of $1,585 and $1,941 for 2011 and 2010, respectively.
(3)	The aggregate cost for federal income tax purposes is $1,183,464.

SCHEDULE IV — MORTGAGE LOANS ON REAL ESTATE

MEDICAL PROPERTIES TRUST, INC. AND MPT OPERATING PARTNERSHIP, L.P.

Column A	Column B	Column C	Column D	Column E	Column F	Column G(3)	Column H
Description	Interest Rate	Final Maturity Date	Periodic Payment Terms	Prior Liens	Face Amount of Mortgages	Carrying Amount of Mortgages	Principal Amount of Loans Subject to Delinquent Principal or Interest
	(Dollar amounts in thousands)
Long-term first mortgage loan:			Payable in monthly installments of interest plus principal payable in full at maturity
Desert Valley Hospital	10.4%	2022		(1)	$70,000	$70,000	(2)
Desert Valley Hospital	11.2%	2022		(1)	20,000	20,000	(2)
Chino Valley Medical Center	10.4%	2022		(1)	50,000	50,000	(2)
Paradise Valley Hospital	10.1%	2022		(1)	25,000	25,000	(2)
Ernest Mortgage Loan(4)	9.0%	2032		(1)	100,000	100,000	(2)
Centinela Hospital Medical Center	10.3%	2022		(1)	100,000	100,000	(2)
Denham Springs LTACH	5.0%	2013		(1)	3,650	3,650	(2)

					$368,650	$368,650

(1)	There were no prior liens on loans as of December 31, 2012.
(2)	The mortgage loan was not delinquent with respect to principal or interest.
(3)	The aggregate cost for Federal income tax purposes is $368,650.
(4)	Mortgage loans on four properties.

Changes in mortgage loans for the years ended December 31, 2012, 2011, and 2010 are summarized as follows:

	Year Ended December 31,
	2012	2011	2010
	(Dollar amounts in thousands)
Balance at beginning of year	$165,000	$165,000	$200,164
Additions during year:
New mortgage loans and additional advances on existing loans	203,650	—	7,836

	368,650	165,000	208,000

Deductions during year:
Collection of principal	—	—	(43,000)

	—	—	(43,000)

Balance at end of year	$368,650	$165,000	$165,000

INDEX TO EXHIBITS

Exhibit Number	Exhibit Title

3.1(1)	Medical Properties Trust, Inc. Second Articles of Amendment and Restatement

3.2(2)	Articles of Amendment of Registrant’s Second Articles of Amendment and Restatement

3.3(19)	Articles of Amendment to Second Articles of Amendment and Restatement of Medical Properties Trust, Inc.

3.4(3)	Medical Properties Trust, Inc. Second Amended and Restated Bylaws

4.1(1)	Form of Common Stock Certificate

4.2(4)	Indenture, dated July 14, 2006, among Medical Properties Trust, Inc., Registrant, MPT Operating Partnership, L.P. and the Wilmington Trust Company, as trustee

4.3(13)	Indenture, dated as of March 26, 2008, among MPT Operating Partnership, L.P., as Issuer, Medical Properties Trust, Inc., as Guarantor, and Wilmington Trust Company, as Trustee.

4.4(9)	Indenture, dated as of April 26, 2011, Medical Properties Trust, Inc., MPT Operating Partnership, L.P., MPT Finance Corporation, the Subsidiary Guarantors and Wilmington Trust Company, as Trustee.

4.5(20)	Indenture, dated as of February 17, 2012, among Medical Properties Trust, Inc., MPT Operating Partnership, L.P., MPT Finance Corporation, the Subsidiary Guarantors and Wilmington Trust, N.A., as Trustee.

10.1(11)	Second Amended and Restated Agreement of Limited Partnership of MPT Operating Partnership, L.P.

10.2(6)	Amended and Restated 2004 Equity Incentive Plan

10.3(7)	Form of Stock Option Award

10.4(7)	Form of Restricted Stock Award

10.5(7)	Form of Deferred Stock Unit Award

10.6(1)	Employment Agreement between Medical Properties Trust, Inc. and Edward K. Aldag, Jr., dated September 10, 2003

10.7(1)	First Amendment to Employment Agreement between Registrant and Edward K. Aldag, Jr., dated March 8, 2004

10.8(1)	Employment Agreement between Medical Properties Trust, Inc. and R. Steven Hamner, dated September 10, 2003

10.9	Not used

10.10(1)	Employment Agreement between Medical Properties Trust, Inc. and Emmett E. McLean, dated September 10, 2003

10.12(1)	Form of Indemnification Agreement between Medical Properties Trust, Inc. and executive officers and directors

10.13(11)	Form of Medical Properties Trust, Inc. 2007 Multi-Year Incentive Plan Award Agreement (LTIP Units)

10.14(11)	Form of Medical Properties Trust, Inc. 2007 Multi-Year Incentive Plan Award Agreement (Restricted Shares)

Exhibit Number	Exhibit Title

10.17(16)	Second Amendment to Employment Agreement between Medical Properties Trust, Inc. and Edward K. Aldag, Jr., dated September 29, 2006

10.18(16)	First Amendment to Employment Agreement between Medical Properties Trust, Inc. and R. Steven Hamner, dated September 29, 2006

10.19(16)	First Amendment to Employment Agreement between Medical Properties Trust, Inc. and Emmett E. McLean, dated September 29, 2006

10.21(8)	Second Amended and Restated 2004 Equity Incentive Plan

10.22(17)	Second Amendment to Employment Agreement between Medical Properties Trust, Inc. and William G. McKenzie, dated February 27, 2009

10.25(17)	Second Amendment to Employment Agreement between Medical Properties Trust, Inc. and Emmett E. McLean, dated January 1, 2008

10.26(17)	Third Amendment to Employment Agreement between Medical Properties Trust, Inc. and Emmett E. McLean, dated January 1, 2009

10.27(17)	Second Amendment to Employment Agreement between Medical Properties Trust, Inc. and Richard S. Hamner, dated January 1, 2008

10.28(17)	Third Amendment to Employment Agreement between Medical Properties Trust, Inc. and R. Steven Hamner, dated January 1, 2009

10.29(17)	Third Amendment to Employment Agreement between Medical Properties Trust, Inc. and Edward K. Aldag, Jr., dated January 1, 2008

10.30(17)	Fourth Amendment to Employment Agreement between Medical Properties Trust, Inc. and Edward K. Aldag, Jr., dated January 1, 2009

10.31(17)	Third Amendment to Employment Agreement between Medical Properties Trust, Inc. and William G. McKenzie, dated January 1, 2008

10.32(17)	Fourth Amendment to Employment Agreement between Medical Properties Trust, Inc. and William G. McKenzie, dated January 1, 2009

10.34(9)	Amended and Restated Revolving Credit and Term Loan Agreement, dated as of April 26, 2011, among Medical Properties Trust, Inc., MPT Operating Partnership, L.P., KeyBank National Association, as syndication agent, and JPMorgan Chase Bank, N.A., as administrative agent

10.35(21)	Term Loan Agreement, dated as of March 9, 2012, among Medical Properties Trust, Inc., MPT Operating Partnership, L.P., JPMorgan Chase Bank, N.A., as Administrative Agent and the several lenders from time to time parties thereto.

10.36(19)	Master Sublease Agreement between certain subsidiaries of MPT Development Services, Inc. as Lessor, and certain subsidiaries of Ernest Health, Inc., as Lessee.

10.37(22)	Master Lease Agreement I between certain subsidiaries of MPT Operating Partnership, LP, as Lessor, and certain subsidiaries of Prime Healthcare Services, Inc., as Lessee and related first amendment and Master Lease Agreement II between certain subsidiaries of MPT Operating Partnership, LP, as Lessor, and certain subsidiaries of Prime Healthcare Services, Inc., as Lessee and related first amendment.

12.1(23)	Statement re Computation of Ratios

21.1(23)	Subsidiaries of Medical Properties Trust, Inc.

Exhibit Number	Exhibit Title

23.1(23)	Consent of PricewaterhouseCoopers LLP

31.1(23)	Certification of Chief Executive Officer pursuant to Rule 13a-14(a) under the Securities Exchange Act of 1934. (Medical Properties Trust, Inc.)

31.2(23)	Certification of Chief Financial Officer pursuant to Rule 13a-14(a) under the Securities Exchange Act of 1934. (Medical Properties Trust, Inc.)

31.3(23)	Certification of Chief Executive Officer pursuant to Rule 13a-14(a) under the Securities Exchange Act of 1934. (MPT Operating Partnership, L.P.)

31.4(23)	Certification of Chief Executive Officer pursuant to Rule 13a-14(a) under the Securities Exchange Act of 1934. (MPT Operating Partnership, L.P.)

32.1(23)	Certification of Chief Executive Officer and Chief Financial Officer pursuant to Rule 13a-14(b) under the Securities Exchange Act of 1934 and 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002. (Medical Properties Trust, Inc.)

32.2(23)	Certification of Chief Executive Officer and Chief Financial Officer pursuant to Rule 13a-14(b) under the Securities Exchange Act of 1934 and 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002. (MPT Operating Partnership, L.P.)

Exhibit 101.INS	XBRL Instance Document

Exhibit 101.SCH	XBRL Taxonomy Extension Schema Document

Exhibit 101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

Exhibit 101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

Exhibit 101.LAB	XBRL Taxonomy Extension Label Linkbase Document

Exhibit 101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

(1)	Incorporated by reference to Medical Properties Trust, Inc. Registration Statement on Form S-11 filed with the Commission on October 26, 2004, as amended (File No. 333-119957).
(2)	Incorporated by reference to Medical Properties Trust, Inc. current report on Form 8-K, filed with the Commission on November 24, 2009.
(3)	Incorporated by reference to Medical Properties Trust, Inc. quarterly report on Form 10-Q for the quarter ended September 30, 2005, filed with the Commission on November 10, 2005.
(4)	Incorporated by reference to Medical Properties Trust, Inc. current report on Form 8-K, filed with the Commission on July 20, 2006.
(5)	Incorporated by reference to Medical Properties Trust, Inc. current report on Form 8-K, filed with the Commission on November 13, 2006.
(6)	Incorporated by reference to Medical Properties Trust, Inc. definitive proxy statement on Schedule 14A, filed with the Commission on September 13, 2005.
(7)	Incorporated by reference to Medical Properties Trust, Inc. current report on Form 8-K, filed with the Commission on October 18, 2005.
(8)	Incorporated by reference to Medical Properties Trust, Inc. definitive proxy statement on Schedule 14A, filed with the Commission on April 14, 2007.
(9)	Incorporated by reference to Medical Properties Trust, Inc. current report on Form 8-K, filed with the Commission on May 2, 2011.
(10)	Incorporated by reference to Medical Properties Trust, Inc. quarterly report on Form 10-Q for the quarter ended September 30, 2007, filed with the Commission on November 9, 2007.

(11)	Incorporated by reference to Medical Properties Trust, Inc. current report on Form 8-K, filed with the Commission on August 6, 2007, as amended by Medical Properties Trust, Inc.’s current report on Form 8-K/A, filed with the Commission on August 15, 2007.
(12)	Incorporated by reference to Medical Properties Trust, Inc. current report on Form 8-K, filed with the Commission on August 15, 2007.
(13)	Incorporated by reference to Medical Properties Trust, Inc. current report on Form 8-K, filed with the Commission on March 26, 2008.
(14)	Incorporated by reference to Medical Properties Trust, Inc. quarterly report on Form 10-Q for the quarter ended March 31, 2008, filed with the Commission on May 9, 2008.
(15)	Incorporated by reference to Medical Properties Trust, Inc. quarterly report on Form 10-Q for the quarter ended June 30, 2008, filed with the Commission on August 8, 2008.
(16)	Incorporated by reference to Medical Properties Trust, Inc. annual report on Form 10-K/A for the period ended December 31, 2007, filed with the Commission on July 11, 2008.
(17)	Incorporated by reference to Medical Properties Trust, Inc. annual report on Form 10-K for the period ended December 31, 2008, filed with the Commission on March 13, 2009.
(18)	Incorporated by reference to Medical Properties Trust, Inc. current report on Form 8-K, filed with the Commission on June 11, 2010.
(19)	Incorporated by reference to Medical Properties Trust, Inc.’s current report on Form 8-K, filed with the Commission on January 31, 2012.
(20)	Incorporated by reference to Medical Properties Trust, Inc. and MPT Operating Partnership, L.P.’s current report on Form 8-K, filed with the Commission on February 24, 2012.

Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges

Medical Properties Trust, Inc.

The following table sets forth ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred dividends for the periods indicated below.

	Year Ended December 31, 2012		Year Ended December 31, 2011		Year Ended December 31, 2010		Year Ended December 31, 2009		Year Ended December 31, 2008
Income (Loss) From Continuing Operations Before Income Taxes	$75,235		$14,469		$3,316		$23,230		$8,774
Fixed Charges	60,011		58,964		40,814		37,685		42,447
Amortization of Capitalized Interest	227		204		204		204		204
Capitalized Interest	(1,596)		(896)		(63)		—		—
Earnings	$133,877		$72,741		$44,271		$61,119		$51,425
Interest Expense/Debt Refinancing Costs	$58,243		$58,026		$40,704		$37,651		$42,405
Portion of Rent Related to Interest	172		42		47		34		42
Capitalized Interest	1,596		896		63		—		—
Fixed Charges	$60,011		$58,964		$40,814		$37,685		$42,447
Preferred Stock Dividends	—		—		—		—		—
Combined Fixed Charges and Preferred Stock Dividends	$60,011		$58,964		$40,814		$37,685		$42,447
Ratio of Earnings to Fixed Charges	2.23	x	1.23	x	1.08	x	1.62	x	1.21	x
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	2.23	x	1.23	x	1.08	x	1.62	x	1.21	x

Our ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Our ratio of earnings to combined fixed charges and preferred dividends is computed by dividing earnings by combined fixed charges and preferred dividends. For these purposes, “earnings” is the amount resulting from adding together income (loss) from continuing operations, fixed charges, and amortization of capitalized interest and subtracting interest capitalized. “Fixed charges” is the amount resulting from adding together interest expensed and capitalized; amortized premiums, discounts and capitalized expenses related to indebtedness; and the interest portion of rent. “Combined fixed charges and preferred dividends” is the amount resulting from adding together fixed changes and preferred dividends paid and accrued for each respective period.

Computation of Ratio of Earnings to Fixed Charges

MPT Operating Partnership, L.P.

The following table sets forth ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred dividends for the periods indicated below.

	Year Ended December 31, 2012		Year Ended December 31, 2011		Year Ended December 31, 2010		Year Ended December 31, 2009		Year Ended December 31, 2008
Income (Loss) From Continuing Operations Before Income Taxes	$75,235		$14,486		$3,391		$23,293		$8,774
Fixed Charges	60,011		58,964		40,814		37,685		42,447
Amortization of Capitalized Interest	277		204		204		204		204
Capitalized Interest	(1,596)		(896)		(63)		—		—
Earnings	$133,877		$72,758		$44,346		$61,182		$51,425
Interest Expense/Debt Refinancing Costs	$58,243		$58,026		$40,704		$37,651		$42,405
Portion of Rent Related to Interest	172		42		47		34		42
Capitalized Interest	1,596		896		63		—		—
Fixed Charges	$60,011		$58,964		$40,814		$37,685		$42,447
Preferred Stock Dividends	—		—		—		—		—
Combined Fixed Charges and Preferred Stock Dividends	$60,011		$58,964		$40,814		$37,685		$42,447
Ratio of Earnings to Fixed Charges	2.23	x	1.23	x	1.09	x	1.62	x	1.21	x
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	2.23	x	1.23	x	1.09	x	1.62	x	1.21	x

Our ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Our ratio of earnings to combined fixed charges and preferred dividends is computed by dividing earnings by combined fixed charges and preferred dividends. For these purposes, “earnings” is the amount resulting from adding together income (loss) from continuing operations, fixed charges, and amortization of capitalized interest and subtracting interest capitalized. “Fixed charges” is the amount resulting from adding together interest expensed and capitalized; amortized premiums, discounts and capitalized expenses related to indebtedness; and the interest portion of rent. “Combined fixed charges and preferred dividends” is the amount resulting from adding together fixed changes and preferred dividends paid and accrued for each respective period.

Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Subsidiaries	Jurisdiction of Organization	Jurisdiction(s) in Which Qualified as a Foreign Corporation
MPT Operating Partnership, L.P.	Delaware	Massachusetts, Alabama, New York, Kansas
Medical Properties Trust, LLC	Delaware	Alabama, Massachusetts
Mountain View-MPT Hospital, LLC	Delaware	Idaho
MPT Development Services, Inc.	Delaware	Alabama
MPT DS Equipment Holding, LLC	Delaware	Alabama
MPT Finance Corporation	Delaware	—
MPT of Altoona, LLC	Delaware	Wisconsin
MPT of Alvarado, LLC	Delaware	California
MPT of Alvarado, L.P.	Delaware	California
MPT of Aztec Opco, LLC	Delaware	—
MPT of Bayonne, LLC	Delaware	New Jersey
MPT of Bennettsville, LLC	Delaware	South Carolina
MPT of Billings, LLC	Delaware	Montana
MPT of Billings Hospital, LLC	Delaware	Montana
MPT of Bloomington, LLC	Delaware	Indiana
MPT of Boise, LLC	Delaware	Idaho
MPT of Boise Hospital, LLC	Delaware	Idaho
MPT of Bossier City, LLC	Delaware	Louisiana
MPT of Bristol, LLC	Delaware	Connecticut
MPT of Brownsville, LLC	Delaware	Texas
MPT of Brownsville Hospital, LLC	Delaware	Texas
MPT of Bucks County, LLC	Delaware	Pennsylvania
MPT of Bucks County, L.P.	Delaware	Pennsylvania
MPT of Casper, LLC	Delaware	Wyoming
MPT of Casper Hospital, LLC	Delaware	Wyoming
MPT of Cheraw, LLC	Delaware	South Carolina
MPT of Chino, LLC	Delaware	California
MPT of Clear Lake, LLC	Delaware	Texas
MPT of Clear Lake, L.P.	Delaware	Texas
MPT of Comal County, LLC	Delaware	Texas
MPT of Comal County Hospital, LLC	Delaware	Texas
MPT of Corinth, LLC	Delaware	Texas
MPT of Corinth, L.P.	Delaware	Texas
MPT Corinth Hospital, LLC	Delaware	—
MPT of Covington, LLC	Delaware	Louisiana
MPT Covington TRS, Inc.	Delaware	Louisiana
MPT of Dallas LTACH, LLC	Delaware	Texas (as “MPT of Dallas LTACH GP, LLC”)
MPT of Dallas LTACH, L.P.	Delaware	Texas
MPT of Denham Springs, LLC	Delaware	Louisiana
MPT of Desoto, L.P.	Delaware	Texas
MPT of Desoto, LLC	Delaware	Texas
MPT Desoto Hospital, LLC	Delaware	Texas
MPT of Detroit, LLC	Delaware	Michigan
MPT of Enfield, LLC	Delaware	Connecticut
MPT of Fayetteville, LLC	Delaware	Arkansas

MPT of Florence, LLC	Delaware	Arizona
MPT of Ft. Lauderdale, LLC	Delaware	Florida
MPT of Garden Grove Hospital, LLC	Delaware	California
MPT of Garden Grove Hospital, L.P.	Delaware	California
MPT of Garden Grove MOB, LLC	Delaware	California
MPT of Garden Grove MOB, L.P.	Delaware	California
MPT of Gilbert, LLC	Delaware	Arizona
MPT of Greenwood, LLC	Delaware	South Carolina
MPT of Greenwood Hospital, LLC	Delaware	South Carolina
MPT of Hammond, LLC	Delaware	Louisiana
MPT Hammond Hospital, LLC	Delaware	Louisiana
MPT of Hillsboro, LLC	Delaware	Texas
MPT of Hillsboro, L.P.	Delaware	Texas
MPT of Hoboken Real Estate, LLC	Delaware	New Jersey
MPT of Hoboken Hospital, LLC	Delaware	—
MPT of Hoboken TRS, LLC	Delaware	New Jersey
MPT of Hausman, LLC	Delaware	Texas
MPT of Idaho Falls, LLC	Delaware	Idaho
MPT of Inglewood, LLC	Delaware	California
MPT of Inglewood, L.P.	Delaware	California
MPT of Johnstown, LLC	Delaware	Colorado
MPT of Johnstown Hospital , LLC	Delaware	Colorado
MPT of Kansas City, LLC	Delaware	Missouri
MPT of La Palma, LLC	Delaware	California
MPT of La Palma, L.P.	Delaware	California
MPT of Lafayette, LLC	Delaware	Indiana
MPT of Lafayette Hospital, LLC	Delaware	Indiana
MPT of Laredo, LLC	Delaware	Texas
MPT of Laredo Hospital, LLC	Delaware	Texas
MPT of Las Cruces	Delaware	New Mexico
MPT of Las Cruces Hospital, LLC	Delaware	New Mexico
MPT of Luling, LLC	Delaware	Texas (as “Delaware MPT of Luling, LLC”)
MPT of Luling, L.P.	Delaware	Texas
MPT of Mesquite, LLC	Delaware	Texas
MPT of Mesquite Hospital, LLC	Delaware	Texas
MPT of Mountain View, LLC	Delaware	—
MPT of Newington, LLC	Delaware	Connecticut
MPT of New Braunfels, LLC	Delaware	Texas
MPT New Braunfels Hospital, LLC	Delaware	Texas
MPT of North Cypress, LLC	Delaware	Texas (as “Delaware MPT of North Cypress Texas, LLC”)
MPT of North Cypress, L.P.	Delaware	Texas
MPT of Ogden, LLC	Delaware	Utah
MPT of Ogden Hospital, LLC	Delaware	Utah
MPT of Overlook Parkway, LLC	Delaware	Texas
MPT of Paradise Valley, LLC	Delaware	California
MPT of Paradise Valley, L.P.	Delaware	California
MPT of Petersburg, LLC	Delaware	Virginia
MPT of Provo, LLC	Delaware	Utah
MPT of Provo Hospital, LLC	Delaware	Utah
MPT of Poplar Bluff, LLC	Delaware	Missouri

MPT of Portland, LLC	Delaware	Oregon
MPT of Post Falls, LLC	Delaware	Idaho
MPT of Post Falls Hospital, LLC	Delaware	Idaho
MPT of Providence, LLC	Delaware	Rhode Island
MPT of Prescott Valley, LLC	Delaware	Arizona
MPT of Prescott Valley Hospital, LLC	Delaware	Arizona
MPT of Redding, LLC	Delaware	California
MPT of Reno, LLC	Delaware	Nevada
MPT of Richardson, LLC	Delaware	Texas
MPT of Richardson, L.P.	Delaware	Texas
MPT of Round Rock, LLC	Delaware	Texas
MPT of Round Rock, L.P.	Delaware	Texas
MPT of Roxborough, LLC	Delaware	Pennsylvania
MPT of Roxborough, L.P.	Delaware	Pennsylvania
MPT of San Dimas Hospital, LLC	Delaware	California
MPT of San Dimas Hospital, L.P.	Delaware	California
MPT of San Dimas MOB, LLC	Delaware	California
MPT of San Dimas MOB, L.P.	Delaware	California
MPT of Schertz, LLC	Delaware	Texas
MPT of Shasta, LLC	Delaware	California
MPT of Shasta, L.P.	Delaware	California
MPT of Shenandoah, LLC	Delaware	Texas
MPT of Shenandoah, L.P.	Delaware	Texas
MPT of Spartanburg, LLC	Delaware	South Carolina
MPT of Spartanburg Hospital, LLC	Delaware	South Carolina
MPT of Southern California, LLC	Delaware	California
MPT of Southern California, L.P.	Delaware	California
MPT of Springfield, LLC	Delaware	Massachusetts
MPT of 69th Street, LLC	Delaware	Alabama
MPT of Tomball, LLC	Delaware	Texas (as “MPT of Tomball GP, LLC”)
MPT of Tomball, L.P.	Delaware	Texas
MPT of Tucson, LLC	Delaware	Arizona
MPT of Twelve Oaks, LLC	Delaware	Texas
MPT of Twelve Oaks, L.P.	Delaware	Texas
MPT of Victoria, LLC	Delaware	Texas (as “Delaware MPT of Victoria, LLC”)
MPT of Victoria, L.P.	Delaware	Texas
MPT of Victorville, LLC	Delaware	California
MPT of Warm Springs, LLC	Delaware	Texas (as “Delaware MPT of Warm Springs, LLC”)
MPT of Warm Springs, L.P.	Delaware	Texas
MPT of Warwick, LLC	Delaware	Rhode Island
MPT of Webster, LLC	Delaware	Texas (as “MPT of Webster GP, LLC”)
MPT of Webster, L.P.	Delaware	Texas
MPT of West Anaheim, LLC	Delaware	California
MPT of West Anaheim, L.P.	Delaware	California
MPT of Westover Hills, LLC	Delaware	Texas
MPT of West Valley City, LLC	Delaware	Utah
MPT of Wichita, LLC	Delaware	Kansas
Wichita Health Associates Limited Partnership	Delaware	Kansas
MPT of Jacksonville, LLC	Delaware	Arkansas

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos. 333-152310 and 333-141100), Form S-8 (Nos. 333-1267574, 333-130337 and 333-161409) and Form S-11 (No. 333-121883) of Medical Properties Trust, Inc. of our report dated February 22, 2013 relating to the consolidated financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/PricewaterhouseCoopers LLP

Birmingham, Alabama

February 22, 2013

Exhibit 31.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER

PURSUANT TO RULE 13a-14(a) UNDER THE SECURITIES EXCHANGE ACT OF 1934

I, Edward K. Aldag, Jr., certify that:

1)	I have reviewed this annual report on Form 10-K of Medical Properties Trust, Inc.

2)	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3)	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4)	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)	disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5)	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors:

a)	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: February 22, 2013	/s/ Edward K. Aldag, Jr.
Edward K. Aldag, Jr.
Chairman, President and Chief Executive Officer

Exhibit 31.2

CERTIFICATION OF CHIEF FINANCIAL OFFICER

PURSUANT TO RULE 13a-14(a) UNDER THE SECURITIES EXCHANGE ACT OF 1934

I, R. Steven Hamner, certify that:

1)	I have reviewed this annual report on Form 10-K of Medical Properties Trust, Inc.

2)	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3)	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4)	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)	disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5)	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors:

a)	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: February 22, 2013	/s/ R. Steven Hamner
R. Steven Hamner
Executive Vice President and Chief Financial Officer

Exhibit 31.3

CERTIFICATION OF CHIEF EXECUTIVE OFFICER

PURSUANT TO RULE 13a-14(a) UNDER THE SECURITIES EXCHANGE ACT OF 1934

I, Edward K. Aldag, Jr., certify that:

1)	I have reviewed this annual report on Form 10-K of MPT Operating Partnership, L.P.

2)	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3)	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4)	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)	disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5)	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors:

a)	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: February 22, 2013	/s/ Edward K. Aldag, Jr.
Edward K. Aldag, Jr.
Chairman, President and Chief Executive Officer of the Sole Member of the General Partner of MPT Operating Partnership, L.P.

Exhibit 31.4

CERTIFICATION OF CHIEF FINANCIAL OFFICER

PURSUANT TO RULE 13a-14(a) UNDER THE SECURITIES EXCHANGE ACT OF 1934

I, R. Steven Hamner, certify that:

1)	I have reviewed this annual report on Form 10-K of MPT Operating Partnership, L.P.

2)	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3)	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4)	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c)	evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)	disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5)	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors:

a)	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: February 22, 2013	/s/ R. Steven Hamner
R. Steven Hamner
Executive Vice President and Chief Financial Officer of the Sole Member of the General Partner of MPT Operating Partnership, L.P.

Exhibit 32.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER

PURSUANT TO RULE 13a-14(b) UNDER THE SECURITIES EXCHANGE ACT OF 1934 AND

18 U.S.C. SECTION 1350 AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY

ACT OF 2002

In connection with this annual report on Form 10-K of Medical Properties Trust, Inc. (the “Company”) for the year ended December 31, 2012 (the “Report”), each of the undersigned, Edward K. Aldag, Jr. and R. Steven Hamner, certifies, pursuant to Section 18 U.S.C. Section 1350, that:

1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: February 22, 2013	/s/ Edward K. Aldag, Jr.
Edward K. Aldag, Jr.
Chairman, President and Chief Executive Officer

/s/ R. Steven Hamner
R. Steven Hamner
Executive Vice President and Chief Financial Officer

Exhibit 32.2

CERTIFICATION OF CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER

PURSUANT TO RULE 13a-14(b) UNDER THE SECURITIES EXCHANGE ACT OF 1934 AND

18 U.S.C. SECTION 1350 AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY

ACT OF 2002

In connection with this annual report on Form 10-K of MPT Operating Partnership, L.P. (the “Company”) for the year ended December 31, 2012 (the “Report”), each of the undersigned, Edward K. Aldag, Jr. and R. Steven Hamner, certifies, pursuant to Section 18 U.S.C. Section 1350, that:

1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: February 22, 2013	/s/ Edward K. Aldag, Jr.
Edward K. Aldag, Jr.
Chairman, President and Chief Executive Officer of the sole member of the general partner of MPT Operating Partnership, L.P.

/s/ R. Steven Hamner
R. Steven Hamner
Executive Vice President and Chief Financial Officer of the sole member of the general partner of MPT Operating Partnership, L.P.

Appendix B

Combined Quarterly Report on Form 10-Q for the Six Months Ended June 30, 2013 of Medical Properties and the Operating Partnership

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2013

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission file number 001-32559

MEDICAL PROPERTIES TRUST, INC.

MPT OPERATING PARTNERSHIP, L.P.

(Exact Name of Registrant as Specified in Its Charter)

MARYLAND DELAWARE	20-0191742 20-0242069
(State or other jurisdiction of incorporation or organization)	(I. R. S. Employer Identification No.)

1000 URBAN CENTER DRIVE, SUITE 501 BIRMINGHAM, AL	35242
(Address of principal executive offices)	(Zip Code)

REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE: (205) 969-3755

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☑    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☑    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑ (Medical Properties Trust, Inc. only)	Accelerated filer	☐

Non-accelerated filer	☑ (MPT Operating Partnership, L.P. only) (Do not check if a smaller reporting company)	Smaller reporting company	☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☑

As of August 8, 2013, Medical Properties Trust, Inc. had 150,071,911 shares of common stock, par value $0.001, outstanding.

EXPLANATORY NOTE

This report combines the Quarterly Reports on Form 10-Q for the three and six months ended June 30, 2013 of Medical Properties Trust, Inc., a Maryland corporation, and MPT Operating Partnership, L.P., a Delaware limited partnership, through which Medical Properties Trust, Inc. conducts substantially all of its operations. Unless otherwise indicated or unless the context requires otherwise, all references in this report to “we,” “us,” “our,” “our company,” “Medical Properties,” “MPT,” or “the company” refer to Medical Properties Trust, Inc. together with its consolidated subsidiaries, including MPT Operating Partnership, L.P. Unless otherwise indicated or unless the context requires otherwise, all references to “our operating partnership” or “the operating partnership” refer to MPT Operating Partnership, L.P. together with its consolidated subsidiaries.

MEDICAL PROPERTIES TRUST, INC. AND MPT OPERATING PARTNERSHIP, L.P.

AND SUBSIDIARIES

QUARTERLY REPORT ON FORM 10-Q

FOR THE QUARTERLY PERIOD ENDED June 30, 2013

3

PART I — FINANCIAL INFORMATION

Item 1.	Financial Statements.

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	June 30, 2013	December 31, 2012
(In thousands, except per share amounts)	(Unaudited)	(Note 2)
Assets
Real estate assets
Land, buildings and improvements, and intangible lease assets	$1,295,229	$1,262,099
Real estate held for sale	—	16,497
Mortgage loans	368,650	368,650
Net investment in direct financing leases	391,904	314,412

Gross investment in real estate assets	2,055,783	1,961,658
Accumulated depreciation and amortization	(141,877)	(124,615)

Net investment in real estate assets	1,913,906	1,837,043
Cash and cash equivalents	26,072	37,311
Interest and rent receivable	54,231	45,289
Straight-line rent receivable	41,347	35,860
Other loans	157,251	159,243
Other assets	61,669	64,140

Total Assets	$2,254,476	$2,178,886

Liabilities and Equity
Liabilities
Debt, net	$929,074	$1,025,160
Accounts payable and accrued expenses	58,694	65,961
Deferred revenue	25,413	20,609
Lease deposits and other obligations to tenants	18,455	17,342

Total liabilities	1,031,636	1,129,072
Equity
Preferred stock, $0.001 par value. Authorized 10,000 shares; no shares outstanding	—	—
Common stock, $0.001 par value. Authorized 250,000 shares; issued and outstanding — 149,314 shares at June 30, 2013 and 136,335 shares at December 31, 2012	149	136
Additional paid in capital	1,472,961	1,295,916
Distributions in excess of net income	(240,132)	(233,494)
Accumulated other comprehensive loss	(9,876)	(12,482)
Treasury shares, at cost	(262)	(262)

Total Equity	1,222,840	1,049,814

Total Liabilities and Equity	$2,254,476	$2,178,886

See accompanying notes to condensed consolidated financial statements.

4

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(In thousands, except per share amounts)	2013	2012	2013	2012
Revenues
Rent billed	$31,359	$30,696	$63,196	$60,383
Straight-line rent	2,746	1,324	5,407	2,683
Income from direct financing leases	9,230	5,371	17,986	7,206
Interest and fee income	14,138	11,527	28,855	19,449

Total revenues	57,473	48,918	115,444	89,721
Expenses
Real estate depreciation and amortization	8,718	8,337	17,262	16,518
Property-related	649	586	1,062	813
General and administrative	7,225	6,697	15,044	14,289
Acquisition expenses	2,088	279	2,278	3,704

Total operating expenses	18,680	15,899	35,646	35,324

Operating income	38,793	33,019	79,798	54,397
Other income (expense)
Other income (expense)	(23)	(17)	(248)	(32)
Earnings from equity and other interests	1,176	879	1,668	879
Interest expense	(14,641)	(14,889)	(30,065)	(27,684)

Net other expense	(13,488)	(14,027)	(28,645)	(26,837)

Income from continuing operations	25,305	18,992	51,153	27,560
Income from discontinued operations	2,100	368	2,461	2,407

Net income	27,405	19,360	53,614	29,967
Net income attributable to non-controlling interests	(57)	(44)	(110)	(87)

Net income attributable to MPT common stockholders	$27,348	$19,316	$53,504	$29,880

Earnings per common share — basic
Income from continuing operations attributable to MPT common stockholders	$0.17	$0.14	$0.35	$0.21
Income from discontinued operations attributable to MPT common stockholders	0.01	—	0.02	0.02

Net income attributable to MPT common stockholders	$0.18	$0.14	$0.37	$0.23

Earnings per common share — diluted
Income from continuing operations attributable to MPT common stockholders	$0.17	$0.14	$0.34	$0.21
Income from discontinued operations attributable to MPT common stockholders	0.01	—	0.02	0.02

Net income attributable to MPT common stockholders	$0.18	$0.14	$0.36	$0.23

Weighted average shares outstanding:
Basic	149,509	134,715	144,928	129,810
Diluted	151,056	134,715	146,291	129,810
Dividends declared per common share	$0.20	$0.20	$0.40	$0.40

See accompanying notes to condensed consolidated financial statements.

5

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Comprehensive Income (Loss)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(In thousands)	2013	2012	2013	2012
Net income	$27,405	$19,360	$53,614	$29,967
Other comprehensive income (loss):
Unrealized gain (loss) on interest rate swap	1,779	(1,045)	2,606	(546)

Total comprehensive income (loss)	29,184	18,315	56,220	29,421
Comprehensive income attributable to non-controlling interests	(57)	(44)	(110)	(87)

Comprehensive income (loss) attributable to MPT common stockholders	$29,127	$18,271	$56,110	$29,334

See accompanying notes to condensed consolidated financial statements.

6

MEDICAL PROPERTIES TRUST, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Six Months Ended June 30,
	2013	2012
	(In thousands)
Operating activities
Net income	$53,614	$29,967
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	17,927	17,937
Straight-line rent revenue	(5,407)	(2,877)
Direct financing lease interest accretion	(2,498)	(1,156)
Share-based compensation	4,204	3,637
(Gain) loss on sale of real estate	(2,054)	1,446
Amortization and write-off of deferred financing costs and debt discount	1,752	1,711
Other adjustments	4,605	(708)
Changes in:
Interest and rent receivable	(8,943)	(8,176)
Accounts payable and accrued expenses	(6,955)	2,642

Net cash provided by operating activities	56,245	44,423
Investing activities
Cash paid for acquisitions and other related investments	(75,000)	(396,500)
Principal received on loans receivable	3,293	7,966
Net proceeds from sale of real estate	18,409	16,000
Investment in loans receivable	(1,300)	(1,293)
Construction in progress and other	(33,171)	(20,655)

Net cash used for investing activities	(87,769)	(394,482)
Financing activities
Revolving credit facilities, net	(85,000)	(89,600)
Additions to term debt	—	300,000
Payments of term debt	(11,124)	(114)
Distributions paid	(57,846)	(49,589)
Proceeds from sale of common shares, net of offering costs	172,853	220,160
Lease deposits and other obligations to tenants	1,516	383
Debt issuance costs paid and other financing activities	(114)	(6,268)

Net cash provided by financing activities	20,285	374,972

(Decrease) increase in cash and cash equivalents for period	(11,239)	24,913
Cash and cash equivalents at beginning of period	37,311	102,726

Cash and cash equivalents at end of period	$26,072	$127,639

Interest paid	$29,114	$21,784
Supplemental schedule of non-cash investing activities:
Loan conversion to equity interest	$—	$1,648
Supplemental schedule of non-cash financing activities:
Distributions declared, unpaid	$30,081	$27,181

See accompanying notes to condensed consolidated financial statements.

7

MPT OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

	June 30, 2013	December 31, 2012
(In thousands)	(Unaudited)	(Note 2)
Assets
Real estate assets
Land, buildings and improvements, and intangible lease assets	$1,295,229	$1,262,099
Real estate held for sale	—	16,497
Mortgage loans	368,650	368,650
Net investment in direct financing leases	391,904	314,412

Gross investment in real estate assets	2,055,783	1,961,658
Accumulated depreciation and amortization	(141,877)	(124,615)

Net investment in real estate assets	1,913,906	1,837,043
Cash and cash equivalents	26,072	37,311
Interest and rent receivable	54,231	45,289
Straight-line rent receivable	41,347	35,860
Other loans	157,251	159,243
Other assets	61,669	64,140

Total Assets	$2,254,476	$2,178,886

Liabilities and Capital
Liabilities
Debt, net	$929,074	$1,025,160
Accounts payable and accrued expenses	28,649	38,177
Deferred revenue	25,413	20,609
Lease deposits and other obligations to tenants	18,455	17,342
Payable due to Medical Properties Trust, Inc.	29,654	27,394

Total liabilities	1,031,245	1,128,682
Capital
General Partner — issued and outstanding — 1,487 units at June 30, 2013 and 1,357 units at December 31, 2012	12,335	10,630
Limited Partners:
Common units — issued and outstanding —147,827 units at June 30, 2013 and 134,978 units at December 31, 2012	1,220,772	1,052,056
LTIP units — issued and outstanding — 221 units at June 30, 2013 and December 31, 2012	—	—
Accumulated other comprehensive loss	(9,876)	(12,482)

Total capital	1,223,231	1,050,204

Total Liabilities and Capital	$2,254,476	$2,178,886

See accompanying notes to condensed consolidated financial statements.

8

MPT OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(In thousands, except per unit amounts)	2013	2012	2013	2012
Revenues
Rent billed	$31,359	$30,696	$63,196	$60,383
Straight-line rent	2,746	1,324	5,407	2,683
Income from direct financing leases	9,230	5,371	17,986	7,206
Interest and fee income	14,138	11,527	28,855	19,449

Total revenues	57,473	48,918	115,444	89,721
Expenses
Real estate depreciation and amortization	8,718	8,337	17,262	16,518
Property-related	649	586	1,062	813
General and administrative	7,225	6,697	15,044	14,289
Acquisition expenses	2,088	279	2,278	3,704

Total operating expenses	18,680	15,899	35,646	35,324

Operating income	38,793	33,019	79,798	54,397
Other income (expense)
Interest and other income (expense)	(23)	(17)	(248)	(32)
Earnings from equity and other interests	1,176	879	1,668	879
Interest expense	(14,641)	(14,889)	(30,065)	(27,684)

Net other expense	(13,488)	(14,027)	(28,645)	(26,837)

Income from continuing operations	25,305	18,992	51,153	27,560
Income from discontinued operations	2,100	368	2,461	2,407

Net income	27,405	19,360	53,614	29,967
Net income attributable to non-controlling interests	(57)	(44)	(110)	(87)

Net income attributable to MPT Operating Partnership partners	$27,348	$19,316	$53,504	$29,880

Earnings per units — basic
Income from continuing operations attributable to MPT Operating Partnership partners	$0.17	$0.14	$0.35	$0.21
Income from discontinued operations attributable to MPT Operating Partnership partners	0.01	—	0.02	0.02

Net income attributable to MPT Operating Partnership partners	$0.18	$0.14	$0.37	$0.23

Earnings per units — diluted
Income from continuing operations attributable to MPT Operating Partnership partners	$0.17	$0.14	$0.34	$0.21
Income from discontinued operations attributable to MPT Operating Partnership partners	0.01	—	0.02	0.02

Net income attributable to MPT Operating Partnership partners	$0.18	$0.14	$0.36	$0.23

Weighted average units outstanding:
Basic	149,509	134,715	144,928	129,810
Diluted	151,056	134,715	146,291	129,810
Dividends declared per unit	$0.20	$0.20	$0.40	$0.40

See accompanying notes to condensed consolidated financial statements.

9

MPT OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES

Condensed Consolidated Statements of Comprehensive Income (Loss)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(In thousands)	2013	2012	2013	2012
Net income	$27,405	$19,360	$53,614	$29,967
Other comprehensive income (loss):
Unrealized gain (loss) on interest rate swap	1,779	(1,045)	2,606	(546)

Total comprehensive income (loss)	29,184	18,315	56,220	29,421
Comprehensive income attributable to non-controlling interests	(57)	(44)	(110)	(87)

Comprehensive income (loss) attributable to MPT Operating Partnership partners	$29,127	$18,271	$56,110	$29,334

See accompanying notes to condensed consolidated financial statements.

10

MPT OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Six Months Ended June 30,
	2013	2012
	(In thousands)
Operating activities
Net income	$53,614	$29,967
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	17,927	17,937
Straight-line rent revenue	(5,407)	(2,877)
Direct financing lease interest accretion	(2,498)	(1,156)
Share-based compensation	4,204	3,637
(Gain) loss on sale of real estate	(2,054)	1,446
Amortization and write-off of deferred financing costs and debt discount	1,752	1,711
Other adjustments	4,605	(708)
Changes in:
Interest and rent receivable	(8,943)	(8,176)
Accounts payable and accrued expenses	(6,955)	2,642

Net cash provided by operating activities	56,245	44,423
Investing activities
Cash paid for acquisitions and other related investments	(75,000)	(396,500)
Principal received on loans receivable	3,293	7,966
Proceeds from sale of real estate	18,409	16,000
Investment in loans receivable	(1,300)	(1,293)
Construction in progress and other	(33,171)	(20,655)

Net cash used for investing activities	(87,769)	(394,482)
Financing activities
Revolving credit facilities, net	(85,000)	(89,600)
Additions to term debt	—	300,000
Payments of term debt	(11,124)	(114)
Distributions paid	(57,846)	(49,589)
Proceeds from sale of units, net of offering costs	172,853	220,160
Lease deposits and other obligations to tenants	1,516	383
Debt issuance costs paid and other financing activities	(114)	(6,268)

Net cash provided by financing activities	20,285	374,972

Increase in cash and cash equivalents for period	(11,239)	24,913
Cash and cash equivalents at beginning of period	37,311	102,726

Cash and cash equivalents at end of period	$26,072	$127,639

Interest paid	$29,114	$21,784
Supplemental schedule of non-cash investing activities:
Loan conversion to equity interest	$—	$1,648
Supplemental schedule of non-cash financing activities:
Distributions declared, unpaid	$30,081	$27,181

See accompanying notes to condensed consolidated financial statements.

11

MEDICAL PROPERTIES TRUST, INC., AND MPT OPERATING PARTNERSHIP, L.P. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1.	Organization

Medical Properties Trust, Inc., a Maryland corporation, was formed on August 27, 2003, under the General Corporation Law of Maryland for the purpose of engaging in the business of investing in, owning, and leasing commercial real estate. Our operating partnership subsidiary, MPT Operating Partnership, L.P., (the “Operating Partnership”) through which we conduct all of our operations, was formed in September 2003. Through another wholly-owned subsidiary, Medical Properties Trust, LLC, we are the sole general partner of the Operating Partnership. At present, we directly own substantially all of the limited partnership interests in the Operating Partnership and have elected to report our required disclosures and that of the Operating Partnership on a combined basis except where material differences exist.

We have operated as a real estate investment trust (“REIT”) since April 6, 2004, and accordingly, elected REIT status upon the filing in September 2005 of the calendar year 2004 federal income tax return. Accordingly, we will not be subject to U.S. federal income tax, provided that we continue to qualify as a REIT and our distributions to our stockholders equal or exceed our taxable income. Certain activities we undertake must be conducted by entities which we elected to be treated as taxable REIT subsidiaries (“TRSs”). Our TRSs are subject to both federal and state income taxes.

Our primary business strategy is to acquire and develop real estate and improvements, primarily for long-term lease to providers of healthcare services such as operators of general acute care hospitals, inpatient physical rehabilitation hospitals, long-term acute care hospitals, surgery centers, centers for treatment of specific conditions such as cardiac, pulmonary, cancer, and neurological hospitals, and other healthcare-oriented facilities. We also make mortgage and other loans to operators of similar facilities. In addition, we may obtain profits or equity interests in our tenants, from time to time, in order to enhance our overall return. We manage our business as a single business segment.

2.	Summary of Significant Accounting Policies

Unaudited Interim Condensed Consolidated Financial Statements: The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information, including rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six month period ended June 30, 2013, are not necessarily indicative of the results that may be expected for the year ending December 31, 2013. The condensed consolidated balance sheet at December 31, 2012 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

For information about significant accounting policies, refer to the consolidated financial statements and footnotes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2012. During the six months ended June 30, 2013, there were no material changes to these policies.

Reclassifications: Certain reclassifications have been made to the condensed consolidated financial statements to conform to the 2013 consolidated financial statement presentation. These reclassifications had no impact on stockholders’ equity or net income.

12

Variable Interest Entities

At June 30, 2013, we had loans to and/or equity investments in several variable interest entities (“VIEs”) for which we are not the primary beneficiary. The carrying value and classification of the related assets and maximum exposure to loss as a result of our involvement with these VIEs are presented below at June 30, 2013 (in thousands):

VIE Type	Maximum Loss Exposure(1)	Asset Type Classification	Carrying Amount(2)
Loans, net	$279,052	Mortgage and other loans	$225,742
Equity investments	$ 19,318	Other assets	$5,209

(1)	Our maximum loss exposure related to loans with VIEs represents our current aggregate gross carrying value of the loan plus accrued interest and any other related assets (such as rent receivables), less any liabilities. Our maximum loss exposure related to our equity investment in VIEs represents the current carrying values of such investment plus any other related assets (such as rent receivables) less any liabilities.
(2)	Carrying amount reflects the net book value of our loan or equity interest only in the VIE.

For the VIE types above, we do not consolidate the VIE because we do not have the ability to control the activities (such as the day-to-day healthcare operations of our borrower or investee) that most significantly impact the VIE’s economic performance. As of June 30, 2013, we were not required to provide financial support through a liquidity arrangement or otherwise to our unconsolidated VIEs, including circumstances in which it could be exposed to further losses (e.g., cash short falls).

Typically, our loans are collateralized by assets of the borrower (some assets of which are on the premises of facilities owned by us) and further supported by limited guarantees made by certain principals of the borrower.

See Note 3 for additional description of the nature, purpose and activities of our more significant VIEs and interests therein.

3.	Real Estate and Lending Activities

Acquisitions

2013 Activity

On June 11, 2013, we acquired the real estate of two acute care hospitals in Kansas from affiliates of Prime Healthcare Services, Inc. (“Prime”) for a combined purchase price of $75 million and leased the facilities to the operator under a master lease agreement. The master lease is for 10 years and contains two renewal options of five years each, and the rent increases annually based on the greater of the consumer price-index or 2%. This lease is accounted for as a direct financing lease (“DFL”).

2012 Activity

On February 29, 2012, we made loans to and acquired assets from Ernest Health Inc. (“Ernest”) for a combined purchase price and investment of $396.5 million (“Ernest Transaction”).

Real Estate Acquisition and Mortgage Loan Financing

Pursuant to a definitive real property asset purchase agreement, we acquired from Ernest and certain of its subsidiaries (i) a portfolio of five rehabilitation facilities (including a ground lease interest relating to a community-based acute rehabilitation facility in Wyoming), (ii) seven long-term acute care facilities located in seven states and (iii) undeveloped land in Provo, Utah (collectively, the “Acquired Facilities”) for an aggregate purchase price of $200 million, subject to certain adjustments. The Acquired Facilities are leased

13

to subsidiaries of Ernest pursuant to a master lease agreement. The master lease agreement has a 20-year term with three five-year extension options and provided for an initial rental rate of 9%, with consumer price-indexed increases, limited to a 2% floor and 5% ceiling annually thereafter. In addition, we made Ernest a $100 million loan secured by a first mortgage interest in four subsidiaries of Ernest, which has terms similar to the leasing terms described above.

Acquisition Loan and Equity Contribution

Through an affiliate of one of our TRSs, we made investments of approximately $96.5 million in Ernest Health Holdings, LLC, which is the owner of Ernest. These investments are structured as a $93.2 million acquisition loan and a $3.3 million equity contribution.

The interest rate on the acquisition loan is 15%. Ernest is required to pay us a minimum of 6% and 7% of the loan amount in years one and two, respectively, and 10% thereafter, although there are provisions in the loan agreement that are expected to result in full payment of the 15% preference when funds are sufficient. Any of the 15% in excess of the minimum that is not paid may be accrued and paid upon the occurrence of a capital or liquidity event and is payable at maturity. The loan may be prepaid without penalty at any time.

As part of these acquisitions, we purchased and invested in the following: (in thousands)

	2013	2012
Net investments in direct financing leases	$75,000	$200,000
Mortgage loans	—	100,000
Other loans	—	93,200
Equity investments	—	3,300

Total	$75,000	$396,500

Development Activities

On June 11, 2013, we entered into a master funding and development agreement with First Choice ER, LLC (“First Choice”) to develop up to 25 freestanding emergency room facilities for a maximum aggregate funding of $100 million.

On May 20, 2013, we entered into an agreement to finance the development of and lease an inpatient rehabilitation facility in South Ogden, Utah for $19.2 million, which will be leased to Ernest under the 2012 master lease. The facility is expected to be completed in the 2014 third quarter. We have funded $2.7 million through the end of the 2013 second quarter.

On March 4, 2013, we entered into an agreement to finance the development of and lease an inpatient rehabilitation facility in Post Falls, Idaho for $14.4 million, which will be leased to Ernest under the 2012 master lease. The facility is expected to be completed in the fourth quarter of 2013. We have funded $4.9 million through the end of the 2013 second quarter.

In regards to our Twelve Oaks facility, approximately 55% of this facility became occupied as of January 23, 2013, pursuant to a 15 year lease.

On May 4, 2012, we agreed to develop and lease a 26-bed facility next to our current facility in Victoria, Texas. Total development cost of the new facility is estimated to be $9.4 million, and it is expected to be completed in the third quarter of 2013. We have funded $7.9 million through the end of the 2013 second quarter.

On June 13, 2012, we entered into an agreement with Ernest to fund the development of and lease a 40-bed rehabilitation hospital in Lafayette, Indiana. The facility opened in the first quarter of 2013, and the cost of the land and building for this facility approximates $15 million. The initial lease term for this property is approximately 20 years.

14

On October 1, 2012, we agreed to fund the construction of an inpatient rehabilitation hospital in Spartanburg, South Carolina that will be operated by Ernest. Total development cost of the new facility is $18 million, and the construction is expected to be completed during the third quarter of 2013. We have funded $12.3 million through the end of the 2013 second quarter.

On October 14, 2011, we entered into agreements with a joint venture of Emerus Holding, Inc. and Vanguard Health System, a subsidiary of Baptist Health System, to acquire, provide for development funding and lease three emergency care focused acute care hospitals for $30.0 million in the suburban markets of San Antonio, Texas. The three facilities are subject to a master lease structure with an initial term of 15 years and three five-year extension options. Rent escalates annually based on consumer priced indexed increases and to be not less than one percent or greater than three percent. One of these properties was completed in the fourth quarter of 2012 with the remaining two being completed in the first quarter of 2013.

See table below for a status update on our current development projects (in thousands):

Property	Location	Property Type	Operator	Original Commitment	Costs Incurred as of June 30, 2013	Estimated Completion Date
Victoria	Victoria, TX	Long-term Acute Care Hospital	Post Acute Medical	$9,400	$7,937	3rd Qtr 2013
Spartanburg	Spartanburg, SC	Rehabilitation Hospital	Ernest Health, Inc.	17,805	12,275	3rd Qtr 2013
Post Falls	Post Falls, ID	Rehabilitation Hospital	Ernest Health, Inc.	14,387	4,937	4th Qtr 2013
Oakleaf	Altoona, WI	General Acute Care Hospital	National Surgical Hospitals	33,500	3,201	1st Qtr 2014
Northern Utah Rehabilitation Hospital	South Ogden, UT	Rehabilitation Hospital	Ernest Health, Inc.	19,153	2,650	3rd Qtr 2014
First Choice Emergency Rooms	Various	General Acute Care Hospital	First Choice	100,000	—	Various

				$194,245	$31,000

Disposals

In April 2013, we sold two long-term acute care hospitals, Summit Hospital of Southeast Arizona and Summit Hospital of Southeast Texas, for total proceeds of $18.5 million, resulting in a gain of $2.1 million.

On June 15, 2012, we sold the HealthSouth Rehabilitation Hospital of Fayetteville in Fayetteville, Arkansas for $16 million, resulting in a loss of $1.4 million.

Leasing Operations

All of our leases are accounted for as operating leases except for the master lease of 12 Ernest facilities and four other facilities which are accounted for as DFLs. The components of our net investment in DFL consisted of the following (dollars in thousands):

	As of June 30, 2013	As of December 31, 2012
Minimum lease payments receivable	$1,531,874	$1,277,923
Estimated residual values	201,283	201,283
Less: Unearned income	(1,341,253)	(1,164,794)

Net investment in direct financing leases	$391,904	$314,412

15

Monroe facility

As of June 30, 2013, we have advanced $29.9 million to the operator/lessee of Monroe Hospital in Bloomington, Indiana, pursuant to a working capital loan agreement and also have $21.0 million of rent, interest and other charges owed to us by the operator, of which $6.0 million of interest receivables are significantly more than 90 days past due. Because the operator has not made all payments required by the working capital loan agreement and the related real estate lease agreement, we consider the loan to be impaired. During 2010, we recorded a $12 million impairment charge on the working capital loan and recorded a valuation allowance for unbilled straight-line rent in the amount of $2.5 million. We have not recognized any interest income on the Monroe loan since it was considered impaired and have not recorded any unbilled (straight-line) rent since 2010.

At June 30, 2013, our net investment (exclusive of the related real estate) of approximately $39 million is our maximum exposure to Monroe and the amount is presently deemed collectible/recoverable. In making this determination, we considered our first priority secured interest in (i) approximately $5 million in hospital patient receivables, (ii) cash balances of $0.6 million, (iii) our assessment of the realizable value of our other collateral and (iv) projected EBITDA of the hospital operations under various scenarios for sensitivity purposes. Although we believe our net investment in Monroe at June 30, 2013, is recoverable, beginning in April 2013, we stopped recognizing any future rental income until we begin receiving cash payments. However, no assurances can be made that we will not have additional impairment charges on our working capital loan or other receivables in the future.

Florence facility

On March 1, 2012, we received a certificate of occupancy for our approximate $30 million Florence acute care facility constructed near Phoenix, Arizona. With this, we started collecting and recognizing rent on this facility in March 2012. On March 6, 2013, the tenant of this facility filed for Chapter 11 bankruptcy. Florence is current on rent, and at June 30, 2013, we had less than $0.4 million of receivables outstanding. In addition, we have a letter of credit for approximately $1.2 million to cover any rent and other monetary payments not paid in the future. Although no assurances can be made that we will not have any impairment charges in the future, we believe our investment in Florence at June 30, 2013, is fully recoverable.

Loans

The following is a summary of our loans (in thousands):

	As of June 30, 2013	As of December 31, 2012
Mortgage loans	$368,650	$368,650
Acquisition loans	98,433	98,433
Working capital and other loans	55,466	57,458
Convertible loan	3,352	3,352

	$525,901	$527,893

Our mortgage loans cover 9 of our properties with three operators.

On March 1, 2012, pursuant to our convertible note agreement, we converted $1.7 million of our $5.0 million convertible note into a 9.9% equity interest in the operator of our Hoboken University Medical Center facility. At June 30, 2013, $3.3 million remains outstanding on the convertible note, and we retain the option, through November 2014, to convert this remainder into 15.1% of equity interest in the operator.

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Concentrations of Credit Risk

For the three months ended June 30, 2013 and 2012, revenue from affiliates of Ernest (including rent and interest from mortgage and acquisition loans) accounted for 20.3% and 22.8%, respectively, of total revenue. For the six months ended June 30, 2013 and 2012, revenue from affiliates of Ernest (including rent and interest from mortgage and acquisition loans) accounted for 20.3% and 16.8%, respectively, of total revenue. From an investment concentration perspective, Ernest represented 18.4% and 18.2% of our total assets at June 30, 2013 and December 31, 2012, respectively.

For the three months ended June 30, 2013 and 2012, revenue from affiliates of Prime (including rent and interest from mortgage loans) accounted for 32.3% and 22.4%, respectively, of total revenue. For the six months ended June 30, 2013 and 2012, revenue from affiliates of Prime (including rent and interest from mortgage loans) accounted for 31.7% and 24.4%, respectively, of total revenue. From an investment concentration perspective, Prime represented 30.3% and 27.9% of our total assets at June 30, 2013 and December 31, 2012, respectively.

On an individual property basis, we had no investment of any single property greater than 5% of our total assets as of June 30, 2013.

From a geographic perspective, all of our properties are currently located in the United States with 23.4% and 23.2% of our total assets at June 30, 2013, located in Texas and California, respectively.

4.	Debt

The following is a summary of debt, net of discounts (dollar amounts in thousands):

	As of June 30, 2013		As of December 31, 2012
	Balance	Interest Rate	Balance	Interest Rate
Revolving credit facility	$40,000	Variable	$125,000	Variable
2006 Senior Unsecured Notes	125,000	Various	125,000	Various
2011 Senior Unsecured Notes	450,000	6.875%	450,000	6.875%
2012 Senior Unsecured Notes	200,000	6.375%	200,000	6.375%
Exchangeable senior notes:
Principal amount(A)	—	N/A	11,000	9.250%
Unamortized discount	—		(37)

	—		10,963

Term loans	114,074	Various	114,197	Various

	$929,074		$1,025,160

As of June 30, 2013, principal payments due for our debt are as follows (in thousands):

2013	$125
2014	266
2015	40,283
2016	225,299
2017	320
Thereafter	662,781

Total	$929,074

(A)	The exchangeable senior notes were paid in full on April 1, 2013.

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To help fund the 2012 acquisitions disclosed in Note 3, on February 17, 2012, we completed a $200 million offering of senior unsecured notes (“2012 Senior Unsecured Notes”), resulting in net proceeds, after underwriting discount, of $196.5 million. In addition, on March 9, 2012, we closed on a $100 million senior unsecured term loan facility (“2012 Term Loan”) and exercised the $70 million accordion feature on our revolving credit facility, increasing its capacity from $330 million to $400 million.

During the second quarter 2010, we entered into an interest rate swap to manage our exposure to variable interest rates by fixing $65 million of our 2006 Senior Unsecured Notes, which started July 31, 2011 (date on which the interest rate turned variable) through maturity date (or July 2016), at a rate of 5.507%. We also entered into an interest rate swap to fix $60 million of our 2006 Senior Unsecured Notes which started October 31, 2011 (date on which the related interest rate turned variable) through the maturity date (or October 2016) at a rate of 5.675%. The fair value of the interest rate swaps was $9.9 million and $12.5 million as of June 30, 2013 and December 31, 2012, respectively, which is reflected in accounts payable and accrued expenses on the consolidated balance sheets.

We designated our interest rate swaps as cash flow hedges. Accordingly, the effective portion of changes in the fair value of our swaps is recorded as a component of accumulated other comprehensive income/loss on the balance sheet and reclassified into earnings in the same period, or periods, during which the hedged transactions effect earnings, while any ineffective portion is recorded through earnings immediately. We did not have any hedge ineffectiveness in the periods; therefore, there was no income statement effect recorded during the three and six month periods ended June 30, 2013 or 2012. We do not expect any of the current losses included in accumulated other comprehensive loss to be reclassified into earnings in the next 12 months. At June 30, 2013 and December 31, 2012, we had $5.5 million and $6.6 million, respectively, posted as collateral, which is currently reflected in other assets on our consolidated balance sheets.

Covenants

Our debt facilities impose certain restrictions on us, including restrictions on our ability to: incur debts; create or incur liens; provide guarantees in respect of obligations of any other entity; make redemptions and repurchases of our capital stock; prepay, redeem or repurchase debt; engage in mergers or consolidations; enter into affiliated transactions; dispose of real estate or other assets; and change our business. In addition, the credit agreements governing our revolving credit facility and 2012 Term Loan limit the amount of dividends we can pay as a percentage of normalized adjusted funds from operations, as defined in the agreements, on a rolling four quarter basis. The dividend restriction decreased to 95% of normalized adjusted FFO at June 30, 2013 and thereafter. The indentures governing our 2011 and 2012 Senior Unsecured Notes also limit the amount of dividends we can pay based on the sum of 95% of funds from operations, proceeds of equity issuances and certain other net cash proceeds. Finally, our 2011 and 2012 Senior Unsecured Notes require us to maintain total unencumbered assets (as defined in the related indenture) of not less than 150% of our unsecured indebtedness.

In addition to these restrictions, the revolving credit facility and 2012 Term Loan contain customary financial and operating covenants, including covenants relating to our total leverage ratio, fixed charge coverage ratio, mortgage secured leverage ratio, recourse mortgage secured leverage ratio, consolidated adjusted net worth, facility leverage ratio, and unsecured interest coverage ratio. This facility also contains customary events of default, including among others, nonpayment of principal or interest, material inaccuracy of representations and failure to comply with our covenants. If an event of default occurs and is continuing under the facility, the entire outstanding balance may become immediately due and payable. At June 30, 2013, we were in compliance with all such financial and operating covenants.

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5.	Common Stock/Partners’ Capital

Medical Properties Trust, Inc.

On February 28, 2013, we completed an offering of 12,650,000 shares of our common stock (including 1,650,000 shares sold pursuant to the exercise in full of the underwriters’ option to purchase additional shares) at a price of $14.25 per share, resulting in net proceeds (after underwriting discount and expenses) of $172.9 million. A portion of the net proceeds from this offering were used to pay down our revolving credit facility.

To help fund the 2012 acquisitions disclosed in Note 3, on February 7, 2012, we completed an offering of 23,575,000 shares of our common stock (including 3,075,000 shares sold pursuant to the exercise in full of the underwriters’ overallotment option) at a price of $9.75 per share, resulting in net proceeds (after underwriting discount) of $220.2 million.

MPT Operating Partnership, L.P.

At June 30, 2013, the Company has a 99.8% ownership interest in Operating Partnership with the remainder owned by three other partners, two of which are employees and one of which is a director. During the six months ended June 30, 2013 and 2012, the partnership issued 12,650,000 and 23,575,000 units, respectively, in direct response to the common stock offerings by Medical Properties Trust, Inc.

6.	Stock Awards

We have adopted the 2013 Equity Incentive Plan (the “Equity Incentive Plan”) during the second quarter of 2013 which authorizes the issuance of common stock options, restricted stock, restricted stock units, deferred stock units, stock appreciation rights, performance units and awards of interests in our Operating Partnership. The Equity Incentive Plan replaced the 2004 Equity Incentive Plan (“2004 Plan”). The Equity Incentive Plan is administered by the Compensation Committee of the Board of Directors. We have reserved 7,395,132 shares of common stock for awards under the Equity Incentive Plan (including 495,132 shares remaining shares under the 2004 Plan that were transferred to the Equity Incentive Plan) for which 7,395,132 shares remain available for future stock awards as of June 30, 2013. For each share of common stock issued by Medical Properties Trust, Inc. pursuant to the Equity Incentive Plan, the Operating Partnership issues a corresponding number of operating partnership units. We awarded the following stock awards during the 2013 and 2012 first quarters:

Time-based awards — We granted 240,425 and 275,464 shares in 2013 and 2012, respectively, of time-based restricted stock to management and independent directors. These awards vest quarterly based on service, over three years, in equal amounts.

Performance-based awards — Our management team and certain employees (2012 only) were awarded 204,255 and 252,566 performance based awards in 2013 and 2012, respectively. These awards vest ratably over a three year period based on the achievement of certain total shareholder return measures, with a carry-back and carry-forward provision through December 31, 2016 (for the 2012 awards) and December 31, 2017 (for the 2013 awards). Dividends on these awards are paid only upon achievement of the performance measures.

Multi-year Performance-based awards — We awarded 550,000 and 649,793 shares in 2013 and 2012, respectively, of multi-year performance-based awards to management and certain employees (2012 only). These shares are subject to three-year cumulative performance hurdles based on measures of total shareholder return. At the end of the three-year performance period, any earned shares will be subject to an additional two years of ratable time-based vesting on an annual basis. Dividends are paid on these shares only upon achievement of the performance measures.

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7.	Fair Value of Financial Instruments

We have various assets and liabilities that are considered financial instruments. We estimate that the carrying value of cash and cash equivalents, and accounts payable and accrued expenses approximate their fair values. Included in our accounts payable and accrued expenses are our interest rate swaps, which are recorded at fair value based on Level 2 observable market assumptions using standardized derivative pricing models. We estimate the fair value of our interest and rent receivables using Level 2 inputs such as discounting the estimated future cash flows using the current rates at which similar receivables would be made to others with similar credit ratings and for the same remaining maturities. The fair value of our mortgage loans and working capital loans are estimated by using Level 2 inputs (except for the Monroe loan which we use Level 3 inputs) such as discounting the estimated future cash flows using the current rates which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. We determine the fair value of our exchangeable notes and 2011 and 2012 Senior Unsecured Notes, using Level 2 inputs such as quotes from securities dealers and market makers. We estimate the fair value of our 2006 Senior Unsecured Notes, revolving credit facilities, and term loans using Level 2 inputs based on the present value of future payments, discounted at a rate which we consider appropriate for such debt.

Fair value estimates are made at a specific point in time, are subjective in nature, and involve uncertainties and matters of significant judgment. Settlement of such fair value amounts may not be possible and may not be a prudent management decision. The following table summarizes fair value estimates for our financial instruments (in thousands):

	June 30, 2013		December 31, 2012
Asset (Liability)	Book Value	Fair Value	Book Value	Fair Value
Interest and rent receivables	$54,231	$43,291	$45,289	$36,700
Loans(1)	332,701	329,859	334,693	335,595
Debt, net	(929,074)	(969,694)	(1,025,160)	(1,082,333)

(1)	Excludes loans related to the Ernest Transaction since they are recorded at fair value and discussed below.

Items Measured at Fair Value on a Recurring Basis

Our equity interest in Ernest and related loans, as discussed in Note 3, are being measured at fair value on a recurring basis as we elected to account for these investments using the fair value option method. We have elected to account for these investments at fair value due to the size of the investments and because we believe this method is more reflective of current values. We have not made a similar election for other equity interests or loans in or prior to 2013.

At June 30, 2013, these amounts were as follows (in thousands):

Asset Type	Fair Value	Cost	Asset Type Classification
Mortgage loans	$100,000	$100,000	Mortgage loans
Acquisition loan	93,200	93,200	Other loans
Equity investments	3,300	3,300	Other assets

	$196,500	$196,500

Our mortgage loans with Ernest are recorded at fair value based on Level 3 inputs by discounting the estimated cash flows using the market rates which similar loans would be made to borrowers with similar credit ratings and the same remaining maturities. Our acquisition loan and equity investments in Ernest are recorded at fair value based on Level 3 inputs, by using a discounted cash flow model, which requires significant estimates

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of our investee such as projected revenue and expenses and appropriate consideration of the underlying risk profile of the forecast assumptions associated with the investee. We classify these loans and equity investments as Level 3, as we use certain unobservable inputs to the valuation methodology that are significant to the fair value measurement, and the valuation requires management judgment due to the absence of quoted market prices. For these cash flow models, our observable inputs include use of a capitalization rate, discount rate (which is based on a weighted-average cost of capital), and market interest rates, and our unobservable input includes an adjustment for a marketability discount (“DLOM”) on our equity investment of 40% at June 30, 2013.

In regards to the underlying projection of revenues and expenses used in the discounted cash flow model, such projections are provided by Ernest. However, we will modify such projections (including underlying assumptions used) as needed based on our review and analysis of Ernest’s historical results, meetings with key members of management, and our understanding of trends and developments within the healthcare industry.

In arriving at the DLOM, we started with a DLOM range based on the results of studies supporting valuation discounts for other transactions or structures without a public market. To select the appropriate DLOM within the range, we then considered many qualitative factors including the percent of control, the nature of the underlying investee’s business along with our rights as an investor pursuant to the operating agreement, the size of investment, expected holding period, number of shareholders, access to capital marketplace, etc. To illustrate the effect of movements in the DLOM, we performed a sensitivity analysis below by using basis point variations (dollars in thousands):

Basis Point Change in Marketability Discount	Estimated Increase (Decrease) In Fair Value
+100 basis points	$(300)
- 100 basis points	300

Because the fair value of Ernest investments noted above approximate their original cost, we did not recognize any unrealized gains/losses during the first half of 2013.

8.	Discontinued Operations

Including those properties discussed in Note 3 under the heading “Disposals”, we sold two properties during the six month period ending June 30, 2013 and five properties during 2012. We have classified current and prior year activity related to these transactions, along with the related operating results of the facilities prior to these transactions taking place, as discontinued operations. In addition, we have reclassified the related real estate assets to Real Estate Held for Sale in all prior periods.

The following table presents the results of discontinued operations, for the three and six months ended June 30, 2013 and 2012 (dollar amounts in thousands except per share/unit amounts):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2013	2012	2013	2012
Revenues	$62	$2,750	$531	$5,459
Gain (loss) on sale	2,054	(1,446)	2,054	(1,446)
Income	2,100	368	2,461	2,407
Earnings per share/unit — diluted	$0.01	$—	$0.02	$0.02

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9.	Earnings Per Share/Common Unit

Medical Properties Trust, Inc.

Our earnings per share were calculated based on the following (amounts in thousands):

	For the Three Months Ended June 30,
	2013	2012
Numerator:
Income from continuing operations	$25,305	$18,992
Non-controlling interests’ share in continuing operations	(57)	(44)
Participating securities’ share in earnings	(179)	(238)

Income from continuing operations, less participating securities’ share in earnings	25,069	18,710
Income from discontinued operations attributable to MPT common stockholders	2,100	368

Net income, less participating securities’ share in earnings	$27,169	$19,078

Denominator:
Basic weighted-average common shares	149,509	134,715
Dilutive potential common shares	1,547	—

Dilutive weighted-average common shares	151,056	134,715

	For the Six Months Ended June 30,
	2013	2012
Numerator:
Income from continuing operations	$51,153	$27,560
Non-controlling interests’ share in continuing operations	(110)	(87)
Participating securities’ share in earnings	(372)	(490)

Income from continuing operations, less participating securities’ share in earnings	50,671	26,983
Income from discontinued operations attributable to MPT common stockholders	2,461	2,407

Net income, less participating securities’ share in earnings	$53,132	$29,390

Denominator:
Basic weighted-average common shares	144,928	129,810
Dilutive potential common shares	1,363	—

Dilutive weighted-average common shares	146,291	129,810

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MPT Operating Partnership, L.P.

Our earnings per common unit were calculated based on the following (amounts in thousands):

	For the Three Months Ended June 30,
	2013	2012
Numerator:
Income from continuing operations	$25,305	$18,992
Non-controlling interests’ share in continuing operations	(57)	(44)
Participating securities’ share in earnings	(179)	(238)

Income from continuing operations, less participating securities’ share in earnings	25,069	18,710
Income from discontinued operations attributable to MPT Operating Partnership partners	2,100	368

Net income, less participating securities’ share in earnings	$27,169	$19,078

Denominator:
Basic weighted-average units	149,509	134,715
Dilutive potential units	1,547	—

Dilutive weighted-average units	151,056	134,715

	For the Six Months Ended June 30,
	2013	2012
Numerator:
Income from continuing operations	$51,153	$27,560
Non-controlling interests’ share in continuing operations	(110)	(87)
Participating securities’ share in earnings	(372)	(490)

Income from continuing operations, less participating securities’ share in earnings	50,671	26,983
Income from discontinued operations attributable to MPT Operating Partnership partners	2,461	2,407

Net income, less participating securities’ share in earnings	$53,132	$29,390

Denominator:
Basic weighted-average units	144,928	129,810
Dilutive potential units	1,363	—

Dilutive weighted-average units	146,291	129,810

For the three and six months ended June 30, 2012, 0.1 million of options were excluded from the diluted earnings per share/unit calculation as they were not determined to be dilutive. In addition, shares/units that may be issued in the future in accordance with our exchangeable senior notes (which were paid off in April 1, 2013) were excluded from the 2012 diluted earnings per share/unit calculation as they were not determined to be dilutive.

10.	Contingencies

We are a party to various legal proceedings incidental to our business. In the opinion of management, after consultation with legal counsel, the ultimate liability, if any, with respect to those proceedings is not presently expected to materially affect our financial position, results of operations or cash flows.

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11.	Subsequent Events

On August 8, 2013, we entered into an agreement to acquire the real estate of three general acute care hospitals for $283.3 million. The seller / lessee is a well-known operator of multiple acute care facilities, and the transaction is subject to customary conditions and is expected to close during the third quarter of 2013.

On July 18, 2013, we acquired the real estate of Esplanade Rehab Hospital in Corpus Christi, Texas for $15.8 million and leased the facility to Ernest under the 2012 master lease.

12.	Condensed Consolidating Financial Information

The following tables present the condensed consolidating financial information for (a) Medical Properties Trust, Inc. (“Parent” and a guarantor to our 2011 and 2012 Senior Unsecured Notes), (b) MPT Operating Partnership, L.P. and MPT Finance Corporation (“Subsidiary Issuer”), (c) on a combined basis, the guarantors of our 2011 and 2012 Senior Unsecured Notes (“Subsidiary Guarantors”), and (d) on a combined basis, the non-guarantor subsidiaries (“Non-Guarantor Subsidiaries”). Separate financial statements of the Subsidiary Guarantors are not presented because the guarantee by each 100% owned Subsidiary Guarantor is joint and several and we believe separate financial statements and other disclosures regarding the Subsidiary Guarantors are not material to investors. Furthermore, there are no significant legal restrictions on the Parent’s ability to obtain funds from its subsidiaries by dividend or loan.

The guarantees by the Subsidiary Guarantors may be released and discharged upon: (1) any sale, exchange or transfer of all of the capital stock of a Subsidiary Guarantor; (2) the merger or consolidation of a Subsidiary Guarantor with a Subsidiary Issuer or any other Subsidiary Guarantor; (3) the proper designation of any Subsidiary Guarantor by the Subsidiary Issuers as “unrestricted” for covenant purposes under the indenture governing the 2011 and 2012 Senior Unsecured Notes; (4) the legal defeasance or covenant defeasance or satisfaction and discharge of the indenture; (5) a liquidation or dissolution of a Subsidiary Guarantor permitted under the indenture governing the 2011 and 2012 Senior Unsecured Notes; or (6) the release or discharge of the Subsidiary Guarantor from its guarantee obligations under our revolving credit facility.

Subsequent to June 30, 2012, certain of our subsidiaries were re-designated as non-guarantors of our 2011 and 2012 Senior Unsecured Notes as the underlying properties were sold in 2012 and the first half of 2013. With these re-designations, we have restated the 2012 condensed consolidating financial information below to reflect these changes.

In the second quarter of 2013, we revised our condensed consolidating balance sheets as of December 31, 2012 and 2011 to adjust negative net intercompany receivables (payable) balances from Total Assets to Total Liabilities. The impact of this revision, was to increase total assets (and, correspondingly increase total liabilities) as of December 31, 2012 and 2011 for Subsidiaries Guarantors by $1,010.4 million and $888.9 million, respectively, and also to increase total assets (and, correspondingly increase total liabilities) for Non-Guarantor Subsidiaries by $390.9 million and $5.5 million respectively, with an offset to Eliminations. This revision is not material to the related financial statements for any prior periods and had no impact on our consolidated balance sheet. As prior period financial information is presented in future filings, we will similarly revise the condensed consolidating balance sheets.

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Condensed Consolidated Balance Sheet

June 30, 2013

(in thousands)

	Parent	Subsidiary Issuers	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Assets
Real estate assets
Land, buildings and improvements and intangible lease assets	$—	$—	$1,229,282	$65,947	$—	$1,295,229
Mortgage loans	—	—	268,650	100,000	—	368,650
Net investment in direct financing leases	—	—	185,913	205,991	—	391,904

Gross investment in real estate assets	—	—	1,683,845	371,938	—	2,055,783
Accumulated depreciation and amortization	—	—	(134,575)	(7,302)	—	(141,877)

Net investment in real estate assets	—	—	1,549,270	364,636	—	1,913,906
Cash and cash equivalents	—	25,923	—	149	—	26,072
Interest and rent receivable	—	700	29,376	24,155	—	54,231
Straight-line rent receivable	—	—	33,821	7,526	—	41,347
Other loans	—	178	—	157,073	—	157,251
Net intercompany receivable	29,654	1,371,376	—	—	(1,401,030)	—
Investment in subsidiaries	1,223,231	736,536	43,649	—	(2,003,416)	—
Other assets	—	29,517	2,176	29,976	—	61,669

Total Assets	$1,252,885	$2,164,230	$1,658,292	$583,515	$(3,404,446)	$2,254,476

Liabilities and Equity
Liabilities
Debt, net	$—	$915,000	$—	$14,074	$—	$929,074
Accounts payable and accrued expenses	30,045	26,026	1,814	809	—	58,694
Net intercompany payable	—	—	1,022,643	378,387	(1,401,030)	—
Deferred revenue	—	(27)	19,410	6,030	—	25,413
Lease deposits and other obligations to tenants	—	—	16,677	1,778	—	18,455

Total liabilities	30,045	940,999	1,060,544	401,078	(1,401,030)	1,031,636
Total equity	1,222,840	1,223,231	597,748	182,437	(2,003,416)	1,222,840

Total Liabilities and Equity	$1,252,885	$2,164,230	$1,658,292	$583,515	$(3,404,446)	$2,254,476

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Condensed Consolidated Statements of Income

For the Three Months Ended June 30, 2013

(in thousands)

	Parent	Subsidiary Issuers	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Revenues
Rent billed	$—	$—	$29,411	$5,063	$(3,115)	$31,359
Straight-line rent	—	—	2,141	605	—	2,746
Income from direct financing leases	—	—	8,664	5,509	(4,943)	9,230
Interest and fee income	—	5,052	9,186	6,985	(7,085)	14,138

Total revenues	—	5,052	49,402	18,162	(15,143)	57,473
Expenses
Real estate depreciation and amortization	—	—	8,293	425	—	8,718
Property-related	—	104	347	8,255	(8,057)	649
General and administrative	—	7,674	—	(449)	—	7,225
Acquisition expenses	—	2,088	—	—	—	2,088

Total operating expenses	—	9,866	8,640	8,231	(8,057)	18,680

Operating income (expense)	—	(4,814)	40,762	9,931	(7,086)	38,793
Other income (expense)
Other income (expense)	—	(20)	(1)	(2)	—	(23)
Earnings from equity and other interests	—	—	233	943	—	1,176
Interest income (expense)	—	(14,726)	319	(7,320)	7,086	(14,641)

Net other income (expense)	—	(14,746)	551	(6,379)	7,086	(13,488)

Income (loss) from continuing operations	—	(19,560)	41,313	3,552	—	25,305
Income from discontinued operations	—	—	—	2,100	—	2,100
Equity in earnings of consolidated subsidiaries, net of income taxes	27,405	46,965	1,121	—	(75,491)	—

Net income	27,405	27,405	42,434	5,652	(75,491)	27,405
Net income (loss) attributable to non-controlling interests	(57)	(57)	—	—	57	(57)

Net income attributable to MPT common stockholders	$27,348	$27,348	$42,434	$5,652	$(75,434)	$27,348

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Condensed Consolidated Statements of Income

For the Six Months Ended June 30, 2013

(in thousands)

	Parent	Subsidiary Issuers	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Revenues
Rent billed	$—	$—	$59,379	$9,567	$(5,750)	$63,196
Straight-line rent	—	—	4,428	979	—	5,407
Income from direct financing leases	—	—	16,868	10,994	(9,876)	17,986
Interest and fee income	—	10,108	18,404	14,517	(14,174)	28,855

Total revenues	—	10,108	99,079	36,057	(29,800)	115,444
Expenses
Real estate depreciation and amortization	—	—	16,412	850	—	17,262
Property-related	—	276	541	15,871	(15,626)	1,062
General and administrative	—	14,419	—	625	—	15,044
Acquisition expenses	—	2,278	—	—	—	2,278

Total operating expenses	—	16,973	16,953	17,346	(15,626)	35,646

Operating income (expense)	—	(6,865)	82,126	18,711	(14,174)	79,798
Other income (expense)
Other income (expense)	—	(42)	—	(206)	—	(248)
Earnings from equity and other interests	—	—	233	1,435	—	1,668
Interest income (expense)	—	(30,243)	629	(14,625)	14,174	(30,065)

Net other income (expense)	—	(30,285)	862	(13,396)	14,174	(28,645)

Income (loss) from continuing operations	—	(37,150)	82,988	5,315	—	51,153
Income from discontinued operations	—	—	(4)	2,465	—	2,461
Equity in earnings of consolidated subsidiaries net of income taxes	53,614	90,764	2,242	—	(146,620)	—

Net income	53,614	53,614	85,226	7,780	(146,620)	53,614
Net income (loss) attributable to non-controlling interests	(110)	(110)	—	—	110	(110)

Net income attributable to MPT common stockholders	$53,504	$53,504	$85,226	$7,780	$(146,510)	$53,504

27

Condensed Consolidated Statements of Comprehensive Income

For the Three Months Ended June 30, 2013

(in thousands)

	Parent	Subsidiary Issuers	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Net income	$27,405	$27,405	$42,434	$5,652	$(75,491)	$27,405
Other comprehensive income:
Unrealized gain on interest rate swap	1,779	1,779	—	—	(1,779)	1,779

Total comprehensive income	29,184	29,184	42,434	5,652	(77,270)	29,184
Comprehensive income attributable to non-controlling interests	(57)	(57)	—	—	57	(57)

Comprehensive income attributable to MPT common stockholders	$29,127	$29,127	$42,434	$5,652	$(77,213)	$29,127

Condensed Consolidated Statements of Comprehensive Income

For the Six Months Ended June 30, 2013

(in thousands)

	Parent	Subsidiary Issuers	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Net income	$53,614	$53,614	$85,226	$7,780	$(146,620)	$53,614
Other comprehensive income:
Unrealized gain on interest rate swap	2,606	2,606	—	—	(2,606)	2,606

Total comprehensive income	56,220	56,220	85,226	7,780	(149,226)	56,220
Comprehensive income attributable to non-controlling interests	(110)	(110)	—	—	110	(110)

Comprehensive income attributable to MPT common stockholders	$56,110	$56,110	$85,226	$7,780	$(149,116)	$56,110

28

Condensed Consolidated Statements of Cash Flows

For the Six Months Ended June 30, 2013

(in thousands)

	Parent	Subsidiary Issuers	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Operating Activities
Net cash provided by (used in) operating activities	$(35)	$(29,249)	$83,956	$1,573	$—	$56,245
Investing Activities
Cash paid for acquisitions and other related investments	—	—	(75,000)	—	—	(75,000)
Principal received on loans receivable	—	—	—	3,293	—	3,293
Net proceeds from sale of real estate	—	—	—	18,409	—	18,409
Investments in and advances to subsidiaries	(115,106)	1,417	22,149	(23,601)	115,141	—
Investments in loans receivable	—	—	—	(1,300)	—	(1,300)
Construction in progress and other	—	(621)	(33,144)	594	—	(33,171)

Net cash provided by (used in) investing activities	(115,106)	796	(85,995)	(2,605)	115,141	(87,769)

Financing Activities
Revolving credit facilities, net	—	(85,000)	—	—	—	(85,000)
Payments of term debt	—	(11,000)	—	(124)	—	(11,124)
Distributions paid	(57,712)	(57,846)	—	—	57,712	(57,846)
Proceeds from sale of common shares/units, net of offering costs	172,853	172,853	—	—	(172,853)	172,853
Lease deposits and other obligations to tenants	—	—	474	1,042	—	1,516
Debt issuance costs paid and other financing activities	—	(114)	—	—	—	(114)

Net cash provided by financing activities	115,141	18,893	474	918	(115,141)	20,285

Increase (decrease) in cash and cash equivalents for period	—	(9,560)	(1,565)	(114)	—	(11,239)
Cash and cash equivalents at beginning of period	—	35,483	1,565	263	—	37,311

Cash and cash equivalents at end of period	$—	$25,923	$—	$149	$—	$26,072

29

Condensed Consolidated Balance Sheet

December 31, 2012

(in thousands)

	Parent	Subsidiary Issuers	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Assets
Real estate assets
Land, buildings and improvements and intangible lease assets	$—	$28	$1,196,124	$65,947	$—	$1,262,099
Real estate held for sale	—	—	—	16,497	—	16,497
Mortgage loans	—	—	268,650	100,000	—	368,650
Investment in direct financing leases	—	—	110,155	204,257	—	314,412

Gross investment in real estate assets	—	28	1,574,929	386,701	—	1,961,658
Accumulated depreciation and amortization	—	—	(118,163)	(6,452)	—	(124,615)

Net investment in real estate assets	—	28	1,456,766	380,249	—	1,837,043
Cash and cash equivalents	—	35,483	1,565	263	—	37,311
Interest and rent receivable	—	212	29,159	15,918	—	45,289
Straight-line rent receivable	—	—	29,314	6,546	—	35,860
Other loans	—	177	—	159,066	—	159,243
Net intercompany receivable	27,393	1,373,941	—	—	(1,401,334)	—
Investment in subsidiaries	1,050,204	647,029	42,666	—	(1,739,899)	—
Other assets	—	31,097	1,522	31,521	—	64,140

Total Assets	$1,077,597	$2,087,967	$1,560,992	$593,563	$(3,141,233)	$2,178,886

Liabilities and Equity
Liabilities
Debt, net	$—	$1,010,962	$—	$14,198	$—	$1,025,160
Accounts payable and accrued expenses	27,783	26,658	10,492	1,028	—	65,961
Net intercompany payable	—	—	1,000,117	401,217	(1,401,334)	—
Deferred revenue	—	143	19,621	845	—	20,609
Lease deposits and other obligations to tenants	—	—	16,606	736	—	17,342

Total liabilities	27,783	1,037,763	1,046,836	418,024	(1,401,334)	1,129,072
Total equity	1,049,814	1,050,204	514,156	175,539	(1,739,899)	1,049,814

Total Liabilities and Equity	$1,077,597	$2,087,967	$1,560,992	$593,563	$(3,141,233)	$2,178,886

30

Condensed Consolidated Statements of Income

For the Three Months Ended June 30, 2012

(in thousands)

	Parent	Subsidiary Issuers	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Revenues
Rent billed	$—	$—	$28,674	$4,153	$(2,131)	$30,696
Straight-line rent	—	—	949	375	—	1,324
Income from direct financing leases	—	—	4,839	5,371	(4,839)	5,371
Interest and fee income	—	5,034	6,509	7,007	(7,023)	11,527

Total revenues	—	5,034	40,971	16,906	(13,993)	48,918
Expenses
Real estate depreciation and amortization	—	—	7,912	425	—	8,337
Property-related	—	130	368	7,058	(6,970)	586
General and administrative	—	6,773	—	(76)	—	6,697
Acquisition expenses	—	279	—	—	—	279

Total operating expenses	—	7,182	8,280	7,407	(6,970)	15,899

Operating income (loss)	—	(2,148)	32,691	9,499	(7,023)	33,019
Other income (expense)
Other income (expense)	—	(16)	—	(1)	—	(17)
Earnings from equity and other interests	—	—	453	426	—	879
Interest income (expense)	—	(14,913)	253	(7,252)	7,023	(14,889)

Net other income (expense)	—	(14,929)	706	(6,827)	7,023	(14,027)

Income (loss) from continuing operations	—	(17,077)	33,397	2,672	—	18,992
Income (loss) from discontinued operations	—	—	(92)	460	—	368
Equity in earnings of consolidated subsidiaries, net of income taxes	19,360	36,437	1,117	—	(56,914)	—

Net income	19,360	19,360	34,422	3,132	(56,914)	19,360
Net income (loss) attributable to non-controlling interests	(44)	(44)	—	—	44	(44)

Net income attributable to MPT common stockholders	$19,316	$19,316	$34,422	$3,132	$(56,870)	$19,316

31

Condensed Consolidated Statements of Income

For the Six Months Ended June 30, 2012

(in thousands)

	Parent	Subsidiary Issuers	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Revenues
Rent billed	$—	$—	$56,690	$8,284	$(4,591)	$60,383
Straight-line rent	—	—	1,939	744	—	2,683
Income from direct financing leases	—	—	6,492	7,206	(6,492)	7,206
Interest and fee income	—	7,978	11,703	10,414	(10,646)	19,449

Total revenues	—	7,978	76,824	26,648	(21,729)	89,721
Expenses
Real estate depreciation and amortization	—	—	15,668	850	—	16,518
Property-related	—	261	464	11,171	(11,083)	813
General and administrative	—	13,736	—	553	—	14,289
Acquisition expenses	—	3,704	—	—	—	3,704

Total operating expenses	—	17,701	16,132	12,574	(11,083)	35,324

Operating income (loss)	—	(9,723)	60,692	14,074	(10,646)	54,397
Other income (expense)
Other income (expense)	—	(28)	—	(4)	—	(32)
Earnings from equity and other interests	—	—	452	427	—	879
Interest income (expense)	—	(27,702)	479	(11,107)	10,646	(27,684)

Net other income (expense)	—	(27,730)	931	(10,684)	10,646	(26,837)

Income (loss) from continuing operations	—	(37,453)	61,623	3,390	—	27,560
Income (loss) from discontinued operations	—	—	(208)	2,615	—	2,407
Equity in earnings of consolidated subsidiaries net of income taxes	29,967	67,420	2,238	—	(99,625)	—

Net income	29,967	29,967	63,653	6,005	(99,625)	29,967
Net income (loss) attributable to non-controlling interests	(87)	(87)	—	—	87	(87)

Net income attributable to MPT common stockholders	$29,880	$29,880	$63,653	$6,005	$(99,538)	$29,880

32

Condensed Consolidated Statements of Comprehensive Income

For the Three Months Ended June 30, 2012

(in thousands)

	Parent	Subsidiary Issuers	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Net income	$19,360	$19,360	$34,422	$3,132	$(56,914)	$19,360
Other comprehensive income (loss):
Unrealized loss on interest rate swap	(1,045)	(1,045)	—	—	1,045	(1,045)

Total comprehensive income	18,315	18,315	34,422	3,132	(55,869)	18,315
Comprehensive income attributable to non-controlling interests	(44)	(44)	—	—	44	(44)

Comprehensive income attributable to MPT common stockholders	$18,271	$18,271	$34,422	$3,132	$(55,825)	$18,271

Condensed Consolidated Statements of Comprehensive Income

For the Six Months Ended June 30, 2012

(in thousands)

	Parent	Subsidiary Issuers	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Net income	$29,967	$29,967	$63,653	$6,005	$(99,625)	$29,967
Other comprehensive income (loss):
Unrealized loss on interest rate swap	(546)	(546)	—	—	546	(546)

Total comprehensive income	29,421	29,421	63,653	6,005	(99,079)	29,421
Comprehensive income attributable to non-controlling interests	(87)	(87)	—	—	87	(87)

Comprehensive income attributable to MPT common stockholders	$29,334	$29,334	$63,653	$6,005	$(98,992)	$29,334

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Condensed Consolidated Statements of Cash Flows

For the Six Months Ended June 30, 2012

(in thousands)

	Parent	Subsidiary Issuers	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
Operating Activities
Net cash provided by (used in) operating activities	$—	$(30,512)	$71,218	$3,717	$—	$44,423
Investing Activities
Cash paid for acquisitions and other related investments	—	—	(200,000)	(196,500)	—	(396,500)
Principal received on loans receivable	—	—	5,491	2,475	—	7,966
Net proceeds from sale of real estate	—	—	—	16,000	—	16,000
Investments in and advances to subsidiaries	(170,705)	(359,319)	183,197	176,122	170,705	—
Investments in loans receivable	—	—	—	(1,293)	—	(1,293)
Construction in progress and other	—	(47)	(19,970)	(638)	—	(20,655)

Net cash used in investing activities	(170,705)	(359,366)	(31,282)	(3,834)	170,705	(394,482)
Financing Activities
Revolving credit facilities, net	—	(50,000)	(39,600)	—	—	(89,600)
Additions to term debt	—	300,000	—	—	—	300,000
Payments of term debt	—	—	—	(114)	—	(114)
Distributions paid	(49,455)	(49,589)	—	—	49,455	(49,589)
Proceeds from sale of common stock/units, net of offering costs	220,160	220,160	—	—	(220,160)	220,160
Lease deposits and other obligations to tenants	—	—	(180)	563	—	383
Debt issuance costs paid and other financing activities	—	(6,268)	—	—	—	(6,268)

Net cash provided by (used in) financing activities	170,705	414,303	(39,780)	449	(170,705)	374,972

Increase in cash and cash equivalents for period	—	24,425	156	332	—	24,913
Cash and cash equivalents at beginning of period	—	101,230	1,409	87	—	102,726

Cash and cash equivalents at end of period	$—	$125,655	$1,565	$419	$—	$127,639

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Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion and analysis of the consolidated financial condition and consolidated results of operations are presented on a combined basis for Medical Properties Trust and MPT Operating Partnership, L.P. as there are no material differences between these two entities.

The following discussion and analysis of the consolidated financial condition and consolidated results of operations should be read together with the condensed consolidated financial statements and notes thereto contained in this Form 10-Q and the consolidated financial statements and notes thereto contained in our Annual Report on Form 10-K for the year ended December 31, 2012.

Forward-Looking Statements.

This report on Form 10-Q contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results or future performance, achievements or transactions or events to be materially different from those expressed or implied by such forward-looking statements, including, but not limited to, the risks described in our most recent Annual Report on Form 10-K and as updated in our Quarterly Reports on Form 10-Q for future periods and Current Reports on Form 8-K as we file them with the Securities and Exchange Commission (SEC) under the Securities Exchange Act of 1934. Such factors include, among others, the following:

•	national and local business, real estate and other market conditions;

•	the competitive environment in which we operate;

•	the execution of our business plan;

•	financing risks;

•	acquisition and development risks;

•	potential environmental contingencies and other liabilities;

•	other factors affecting real estate industry generally or the healthcare real estate industry in particular;

•	our ability to maintain our status as a REIT for federal and state income tax purposes;

•	our ability to attract and retain qualified personnel;

•	federal and state healthcare regulatory requirements; and

•	national and local economic conditions, which may have a negative effect on the following, among other things:

•	the financial condition of our tenants, our lenders, and institutions that hold our cash balances, which may expose us to increased risks of default by these parties;

•

our ability to obtain equity and debt financing on attractive terms or at all, which may adversely impact our ability to pursue acquisition and development opportunities and our future interest expense; and

•	the value of our real estate assets, which may limit our ability to dispose of assets at attractive prices or obtain or maintain debt financing secured by our properties or on an unsecured basis.

Key Factors that May Affect Our Operations

Our revenues are derived primarily from rents we earn pursuant to the lease agreements with our tenants and from interest income from loans to our tenants and other facility owners. Our tenants operate in the healthcare industry, generally providing medical, surgical and rehabilitative care to patients. The capacity of our tenants to

35

pay our rents and interest is dependent upon their ability to conduct their operations at profitable levels. We believe that the business environment of the industry segments in which our tenants operate is generally positive for efficient operators. However, our tenants’ operations are subject to economic, regulatory and market conditions that may affect their profitability. Accordingly, we monitor certain key factors, changes to which we believe may provide early indications of conditions that may affect the level of risk in our lease and loan portfolio.

Key factors that we consider in underwriting prospective tenants and borrowers and in monitoring the performance of existing tenants and borrowers include the following:

•	the historical and prospective operating margins (measured by a tenant’s earnings before interest, taxes, depreciation, amortization and facility rent) of each tenant or borrower and at each facility;

•	the ratio of our tenants’ and borrowers’ operating earnings both to facility rent and to facility rent plus other fixed costs, including debt costs;

•	trends in the source of our tenants’ or borrowers’ revenue, including the relative mix of Medicare, Medicaid/MediCal, managed care, commercial insurance, and private pay patients; and

•	the effect of evolving healthcare regulations on our tenants’ and borrowers’ profitability, including recent healthcare reform and legislation.

Certain business factors, in addition to those described above that directly affect our tenants and borrowers, will likely materially influence our future results of operations. These factors include:

•

trends in the cost and availability of capital, including market interest rates, that our prospective tenants may use for their real estate assets instead of financing their real estate assets through lease structures;

•	changes in healthcare regulations that may limit the opportunities for physicians to participate in the ownership of healthcare providers and healthcare real estate;

•	reductions in reimbursements from Medicare, state healthcare programs, and commercial insurance providers that may reduce our tenants’ profitability and our lease rates;

•	competition from other financing sources; and

•	the ability of our tenants and borrowers to access funds in the credit markets.

CRITICAL ACCOUNTING POLICIES

Refer to our 2012 Annual Report on Form 10-K for a discussion of our critical accounting policies, which include revenue recognition, investment in real estate, purchase price allocation, loans, losses from rent receivables, stock-based compensation, our fair value option election, and our accounting policy on consolidation. During the six months ended June 30, 2013, there were no material changes to these policies.

Overview

We are a self-advised real estate investment trust (“REIT”) focused on investing in and owning net-leased healthcare facilities. We have operated as a REIT since April 6, 2004, and, accordingly, elected REIT status upon the filing of our calendar year 2004 federal income tax return. Medical Properties Trust, Inc. was incorporated under Maryland law on August 27, 2004, and MPT Operating Partnership, L.P. was formed under Delaware law on September 10, 2003. We conduct substantially all of our business through MPT Operating Partnership, L.P. We acquire and develop healthcare facilities and lease the facilities to healthcare operating companies under long-term net leases, which require the tenant to bear most of the costs associated with the property. We also make mortgage loans to healthcare operators collateralized by their real estate assets. In addition, we selectively make loans to certain of our operators through our taxable REIT subsidiaries, the proceeds of which are typically used for acquisitions and working capital. Finally, from time to time, we acquire a profits or other equity interest in our tenants that gives us a right to share in such tenant’s profits and losses.

36

At June 30, 2013, our portfolio consisted of 84 properties: 71 facilities (of the 76 facilities that we own, of which three are subject to long-term ground leases) are leased to 24 tenants, five are under development, and the remainder are in the form of mortgage loans to three operators. Our owned facilities consisted of 29 general acute care hospitals, 22 long-term acute care hospitals, 17 inpatient rehabilitation hospitals, two medical office buildings, and six wellness centers. The non-owned facilities on which we have made mortgage loans consisted of three general acute care facilities, two long-term acute care hospitals, and three inpatient rehabilitation hospitals.

All of our investments are currently located in the United States. The following is our revenue by operating type (dollar amounts in thousands):

Revenue by property type:

	For the Three Months Ended June 30, 2013	% of Total	For the Three Months Ended June 30, 2012	% of Total
General Acute Care Hospitals(A)	$33,237	57.8%	$25,658	52.5%
Long-term Acute Care Hospitals	13,406	23.3%	12,205	24.9%
Rehabilitation Hospitals	10,415	18.1%	10,640	21.8%
Wellness Centers	415	0.8%	415	0.8%

Total revenue	$57,473	100.0%	$48,918	100.0%

	For the Six Months Ended June 30, 2013	% of Total	For the Six Months Ended June 30, 2012	% of Total
General Acute Care Hospitals(A)	$66,820	57.8%	$50,374	56.2%
Long-term Acute Care Hospitals	26,873	23.3%	22,777	25.4%
Rehabilitation Hospitals	20,921	18.1%	15,739	17.5%
Wellness Centers	830	0.8%	831	0.9%

Total revenue	$115,444	100.0%	$89,721	100.0%

(A)	Includes two medical office buildings associated with two of our general acute care hospitals.

We have 34 employees as of August 8, 2013. We believe that any foreseeable increase in the number of our employees will have only immaterial effects on our operations and general and administrative expenses. We believe that our relations with our employees are good. None of our employees are members of any labor union.

Results of Operations

Three Months Ended June 30, 2013 Compared to June 30, 2012

Net income for the three months ended June 30, 2013, was $27.3 million, compared to $19.3 million for the three months ended June 30, 2012. Funds from operations (“FFO”), after adjusting for certain items (as more fully described in Reconciliation of Non-GAAP Financial Measures), was $35.9 million, or $0.24 per diluted share for the 2013 second quarter as compared to $29.7 million, or $0.22 per diluted share for the 2012 second quarter. This 21% increase in FFO is primarily due to the increase in revenue from acquisitions made subsequent to June 2012.

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A comparison of revenues for the three month periods ended June 30, 2013 and 2012 is as follows, as adjusted in 2012 for discontinued operations (dollar amounts in thousands):

	2013	% of Total	2012	% of Total	Year over Year Change
Base rents	$31,327	54.5%	$30,036	61.4%	4.3%
Straight-line rents	2,746	4.8%	1,324	2.7%	107.3%
Percentage rents	32	0.1%	660	1.4%	(95.2%)
Income from direct financing leases	9,230	16.1%	5,371	11.0%	71.8%
Interest from loans and fee income	14,138	24.5%	11,527	23.5%	22.6%

Total revenue	$57,473	100.0%	$48,918	100.0%	17.5%

Base rents for the 2013 second quarter increased 4.3% versus the prior year as a result of $0.5 million of additional rent generated from annual escalation provisions in our leases and $1.9 million of incremental revenue from our Hammond acquisition and the seven development properties that were completed and put into service in late 2012 and the first half of 2013, partially offset by the $1.0 million of revenue from our Monroe facility that was recorded in 2012 but not in 2013. The increase in income from direct financing leases is due to $0.1 million of additional rent generated from annual escalation provisions in our leases and $3.7 million of incremental revenue from the acquisition of Reno and Roxborough facilities in 2012 and the Saint John and Providence facilities in 2013. The increase in interest from loans is primarily due to the additional interest from new loans of $2.6 million related to the Centinela mortgage loan.

Real estate depreciation and amortization during the second quarter of 2013 increased to $8.7 million from $8.3 million in 2012, due to the incremental depreciation from the development properties completed in 2012 and the first quarter 2013 and the Hammond acquisition.

Acquisition expenses increased from $0.3 million in the second quarter of 2012 to $2.1 million in 2013 as a result of continued activity to pursue potential deals in our robust pipeline.

General and administrative expenses totaled $7.2 million for the 2013 second quarter, which is 12.6% of total revenues, down from 13.7% of revenues in the prior year second quarter. The drop in general and administrative expenses as a percentage of revenue is primarily due to our business model as we can generally increase our revenue significantly without increasing our head count and related expense at the same rate. On a dollar basis, general and administrative expenses were up slightly from prior year second quarter due to higher overall compensation expense with the additions to our staff for the growth in our company and higher stock compensation expense from the increase in our stock price.

We recognized $1.2 million of earnings from equity and other interests (RIDEA investments) in certain of our tenants in 2013, which is up slightly over the 2012 same period due to improved results from our profit and equity investees during 2013.

Interest expense for the quarters ended June 30, 2013 and 2012, totaled $14.6 million and $14.9 million, respectively. The decrease in interest expense is primarily related to the pay off of our 2008 exchangeable notes on April 1, 2013. Our weighted average interest rates were consistent at 6% for the second quarter 2013 and 2012. See Note 4 to our Condensed Consolidated Financial Statements in Item 1 to this Form 10-Q for further information on our debt activities.

In addition to the items noted above, net income (loss) for the second quarter in both years was impacted by discontinued operations. See Note 8 to our Condensed Consolidated Financial Statements in Item 1 to this Form 10-Q for further information.

38

Six Months Ended June 30, 2013 Compared to June 30, 2012

Net income for the six months ended June 30, 2013, was $53.5 million compared to net income of $29.9 million for the six months ended June 30, 2012. FFO, after adjusting for certain items (as more fully described in Reconciliation of Non-GAAP Financial Measures), was $70.7 million, or $0.48 per diluted share for the first six months in 2013 as compared to $52.2 million, or $0.40 per diluted share for the first six months of 2012. This 36% increase in FFO is primarily due to the increase in revenue from acquisitions made subsequent to June 2012.

A comparison of revenues for the six month periods ended June 30, 2013 and 2012 is as follows (dollar amounts in thousands):

	2013	% of Total	2012	% of Total	Year over Year Change
Base rents	$63,196	54.7%	$59,429	66.2%	6.3%
Straight-line rents	5,407	4.7%	2,683	3.0%	101.5%
Percentage rents	—	—%	954	1.1%	(100)%
Income from direct financing leases	17,986	15.6%	7,206	8.0%	149.6%
Interest from loans and fee income	28,855	25.0%	19,449	21.7%	48.4%

Total revenue	$115,444	100.0%	$89,721	100.0%	28.7%

Base rents for the 2013 first six months of 2013 increased 6.3% versus the prior year as a result of $0.9 million of additional rent generated from annual escalation provisions in our leases and $3.9 million of incremental revenue from the properties completed since June 2012 partially offset by the $1.0 million of revenue from our Monroe facility that was recorded in 2012 but not in 2013. Income from direct financing leases is higher than the prior year from $10.5 million of incremental revenue from the Ernest Transaction (additional quarter of income in 2013) and the new Roxborough, Reno, Saint John and Providence facilities along with $0.3 million of additional income generated from our annual escalation provisions. Interest from loans is higher than the prior year primarily due to the $3.9 million, $0.4 million, and $5.3 million of additional interest related to the Ernest, Hoboken, and Centinela loans, respectively.

Real estate depreciation and amortization during the first six months of 2013 was $17.3 million, compared to $16.5 million in the same period of 2012 due to the incremental depreciation from our Hammond facility acquired in December 2012 and the development properties completed since June 2012.

Acquisition expenses decreased from $3.7 million in 2012 to $2.3 million in 2013 primarily as a result of the Ernest Transaction in 2012.

General and administrative expenses in the first two quarters of 2013 totaled $15.0 million, which is 13.0% of revenues down from 15.9% of revenues in the prior year as revenues are up significantly over the prior year. The drop in general and administrative expenses as a percentage of revenue is primarily due to our business model as we can generally increase our revenue significantly without increasing our head count and related expense at the same rate. On a dollar basis, general and administrative expenses were up slightly from prior year first six months due to higher overall compensation expense with the additions to our staff for the growth in our company and higher stock compensation expense from the increase in our stock price.

We recognized $1.7 million of earnings from equity and other interests in certain of our tenants in the first six months of 2013. The increase over the 2012 same period is partially due to no such income being recorded in the 2012 first quarter due to the timing of when such investments were made and since we elected to record our share of the investee’s earnings on a 90-day lag basis. In addition, approximately $0.3 million of this increase was due to improved results, year over year, from our profit and equity investees during 2013.

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Interest expense for the first six months of 2013 and 2012 totaled $30.1 million and $27.7 million, respectively. This increase is related to higher average debt balances in the current year associated with our 2012 Senior Unsecured Notes and 2012 Term Loan. Our weighted average interest rates were consistent at 6% for the first half of 2013 and 2012. See Note 4 to our Condensed Consolidated Financial Statements in Item 1 to this Form 10-Q for further information on our debt activities.

In addition to the items noted above, net income for the six month periods of 2013 and 2012 was impacted by discontinued operations. See Note 8 to our Condensed Consolidated Financial Statements in Item 1 to this Form 10-Q for further information.

Reconciliation of Non-GAAP Financial Measures

Investors and analysts following the real estate industry utilize funds from operations, or FFO, as a supplemental performance measure. FFO, reflecting the assumption that real estate asset values rise or fall with market conditions, principally adjusts for the effects of GAAP depreciation and amortization of real estate assets, which assumes that the value of real estate diminishes predictably over time. We compute FFO in accordance with the definition provided by the National Association of Real Estate Investment Trusts, or NAREIT, which represents net income (loss) (computed in accordance with GAAP), excluding gains (losses) on sales of real estate and impairment charges on real estate assets, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

In addition to presenting FFO in accordance with the NAREIT definition, we also disclose normalized FFO, which adjusts FFO for items that relate to unanticipated or non-core events or activities or accounting changes that, if not noted, would make comparison to prior period results and market expectations less meaningful to investors and analysts.

We believe that the use of FFO, combined with the required GAAP presentations, improves the understanding of our operating results among investors and the use of normalized FFO makes comparisons of our operating results with prior periods and other companies more meaningful. While FFO and normalized FFO are relevant and widely used supplemental measures of operating and financial performance of REITs, they should not be viewed as a substitute measure of our operating performance since the measures do not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which can be significant economic costs that could materially impact our results of operations. FFO and normalized FFO should not be considered an alternative to net income (loss) (computed in accordance with GAAP) as indicators of our financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of our liquidity.

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The following table presents a reconciliation of FFO to net income attributable to MPT common stockholders for the three and six months ended June 30, 2013 and 2012 ($ amounts in thousands except per share data):

	For the Three Months Ended		For the Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
FFO information:
Net income attributable to MPT common stockholders	$27,348	$19,316	$53,504	$29,880
Participating securities’ share in earnings	(179)	(238)	(372)	(490)

Net income, less participating securities’ share in earnings	$27,169	$19,078	$53,132	$29,390
Depreciation and amortization:
Continuing operations	8,718	8,337	17,262	16,518
Discontinued operations	—	527	103	1,093
Loss (gain) on sale of real estate	(2,054)	1,446	(2,054)	1,446

Funds from operations	$33,833	$29,388	$68,443	$48,447
Acquisition costs	2,088	279	2,278	3,704

Normalized funds from operations	$35,921	$29,667	$70,721	$52,151

Per diluted share data:
Net income, less participating securities’ share in earnings	$0.18	$0.14	$0.36	$0.23
Depreciation and amortization:
Continuing operations	0.06	0.07	0.12	0.13
Discontinued operations	—	—	—	—
Loss (gain) on sale of real estate	(0.02)	0.01	(0.01)	0.01

Funds from operations	$0.22	$0.22	$0.47	$0.37
Write-off of straight line rent	—	—	—	—
Acquisition costs	0.02	—	0.01	0.03

Normalized funds from operations	$0.24	$0.22	$0.48	$0.40

LIQUIDITY AND CAPITAL RESOURCES

During the first six months of 2013, operating cash flows, which primarily consisted of rent and interest from mortgage and other loans, were $56.2 million, which with cash on-hand, were principally used to fund our dividends of $57.8 million.

We completed an offering of 12,650,000 shares of our common stock (including 1,650,000 shares sold pursuant to the exercise in full of the underwriters’ option to purchase additional shares), resulting in net proceeds (after underwriting discount) of $172.9 million. Proceeds from this offering and property sales were used to pay down $85 million on our revolving credit facility and fund our investing activities including our acquisitions and development activities.

During the first six months of 2012, operating cash flows, which primarily consisted of rent and interest from mortgage and working capital loans, approximated $44.4 million, which with cash on-hand, were principally used to fund our dividends of $49.6 million.

To fund the Ernest Transaction disclosed in Note 3 to our Condensed Consolidated Financial Statements in Item 1 to this Form 10-Q, on February 7, 2012, we completed an offering of 23,575,000 shares of our common stock (including 3,075,000 shares sold pursuant to the exercise in full of the underwriters’ overallotment option),

41

resulting in net proceeds (after underwriting discount) of $220.2 million. In addition, on February 17, 2012, we completed a $200 million offering of senior unsecured notes, resulting in net proceeds, after underwriting discount, of $196.5 million, which we also used to fund the Ernest Transaction. On March 9, 2012, we closed on a $100 million senior unsecured term loan facility and exercised the $70 million accordion feature on our revolving credit facility. Proceeds from this new term loan were used for general corporate purposes, including acquisitions.

Short-term Liquidity Requirements: At August 5, 2013, our availability under our revolving credit facility plus cash on-hand approximated $360 million. We have only nominal principal payments due and no significant maturities in 2013 — see five-year debt maturity schedule below. We believe that the liquidity available to us, along with our current monthly cash receipts from rent and loan interest, is sufficient to provide the resources necessary for operations, debt and interest obligations, our firm commitments, (including capital expenditures, if any), dividends in order to comply with REIT requirements and our remaining investment goal for 2013.

Long-term Liquidity Requirements: As of June 30, 2013, we had less than $0.4 million in debt principal payments due before 2015 — see five-year debt maturity schedule below. With our current liquidity at August 5, 2013 of $360 million along with our current monthly cash receipts from rent and loan interest, we believe we have the liquidity available to us to fund our operations, debt and interest obligations, dividends in order to comply with REIT requirements, and firm commitments (including capital expenditures, if any). However, in order to fund our investment strategies post 2013 or to fund investments greater than our remaining goals for 2013, we will require external capital, which we believe is currently available in the market, such as the following:.

•	issuance of new debt securities, including senior unsecured notes,

•	sale of equity securities,

•	expanding our current revolving credit facility, and/or

•	strategic property sales.

However, there is no assurance that conditions in the market will remain favorable for such possible transactions or that our plans will be successful.

As of June 30, 2013, principal payments due for our debt are as follows (in thousands):

2013	$125
2014	266
2015	40,283
2016	225,299
2017	320
Thereafter	662,781

Total	$929,074

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Distribution Policy

The table below is a summary of our distributions declared during the two year period ended June 30, 2013:

Declaration Date	Record Date	Date of Distribution	Distribution per Share
May 23, 2013	June 13, 2013	July 11, 2013	$0.20
February 14, 2013	March 14, 2013	April 11, 2013	$0.20
October 30, 2012	November 23, 2012	January 5, 2013	$0.20
August 16, 2012	September 13, 2012	October 11, 2012	$0.20
May 17, 2012	June 14, 2012	July 12, 2012	$0.20
February 16, 2012	March 15, 2012	April 12, 2012	$0.20
November 10, 2011	December 8, 2011	January 5, 2012	$0.20
August 18, 2011	September 15, 2011	October 13, 2011	$0.20

We intend to pay to our stockholders, within the time periods prescribed by the Internal Revenue Code (“Code”), all or substantially all of our annual taxable income, including taxable gains from the sale of real estate and recognized gains on the sale of securities. It is our policy to make sufficient cash distributions to stockholders in order for us to maintain our status as a REIT under the Code and to avoid corporate income and excise taxes on undistributed income. See Note 4 to our condensed consolidated financial statements in Item 1 to this Form 10-Q for any restrictions placed on dividends by our existing credit facility.

Item 3.	Quantitative and Qualitative Disclosures About Market Risk.

Our primary exposure to market risks relates to changes in interest rates. However, the value of our facilities are subject to fluctuations based on changes in local and regional economic conditions and changes in the ability of our tenants to generate profits, all of which may affect our ability to refinance our debt if necessary. The changes in the value of our facilities would be affected also by changes in “cap” rates, which is measured by the current annual base rent divided by the current market value of a facility.

The following analyses present the sensitivity of the market value, earnings and cash flows of our significant financial instruments to hypothetical changes in interest rates as if these changes had occurred. The hypothetical changes chosen for these analyses reflect our view of changes that are reasonably possible over a one year period. These forward looking disclosures are selective in nature and only address the potential impact from financial instruments. They do not include other potential effects which could impact our business as a result of changes in market conditions.

Interest Rate Sensitivity

For fixed rate debt, interest rate changes affect the fair market value but do not impact net income to common stockholders or cash flows. Conversely, for floating rate debt, interest rate changes generally do not affect the fair market value but do impact net income to common stockholders and cash flows, assuming other factors are held constant. At June 30, 2013, our outstanding debt totaled $929.1 million, which consisted of fixed-rate debt of $789.1 million (including $125.0 million of floating debt swapped to fixed) and variable rate debt of $140.0 million. If market interest rates increase by one-percentage point, the fair value of our fixed rate debt, after considering the effects of the interest rate swaps entered into in 2010, would decrease by $9.8 million. Changes in the fair value of our fixed rate debt will not have any impact on us unless we decided to repurchase the debt in the open markets.

If market rates of interest on our variable rate debt increase by 1%, the increase in annual interest expense on our variable rate debt would decrease future earnings and cash flows by $1.4 million per year. If market rates of interest on our variable rate debt decrease by 1%, the decrease in interest expense on our variable rate debt would increase future earnings and cash flows by $1.4 million per year. This assumes that the average amount outstanding under our variable rate debt for a year is $140.0 million, the balance of our term loan and revolving credit facility at June 30, 2013.

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Item 4.	Controls and Procedures.

We have adopted and maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed in our reports under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow for timely decisions regarding required disclosure. In designing and evaluating the disclosure controls and procedures, management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and management is required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures.

As required by Rule 13a-15(b), under the Securities Exchange Act of 1934, as amended, we have carried out an evaluation, under the supervision and with the participation of management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures as of the end of the quarter covered by this report. Based on the foregoing, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures are effective in timely alerting them to material information required to be disclosed by us in the reports that we file with the SEC.

There has been no change in our internal control over financial reporting during our most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

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PART II — OTHER INFORMATION

Item 1.	Legal Proceedings.

None.

Item 1A.	Risk Factors.

There have been no material changes to the Risk Factors as presented in our Annual Report on Form 10-K, for the year ended December 31, 2012.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds.

(a) None.

(b) Not applicable.

(c) None.

Item 3.	Defaults Upon Senior Securities.

None.

Item 4.	Mine Safety Disclosures.

None.

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Item 5.	Other Information.

(a) None.

(b) None.

Item 6.	Exhibits.

Exhibit Number	Description

10.1(1)	Medical Properties Trust Inc. 2013 Equity Incentive Plan

31.1	Certification of Chief Executive Officer pursuant to Rule 13a-14(a) under the Securities Exchange Act of 1934. (Medical Properties Trust, Inc.)

31.2	Certification of Chief Financial Officer pursuant to Rule 13a-14(a) under the Securities Exchange Act of 1934. (Medical Properties Trust, Inc.)

31.3	Certification of Chief Executive Officer pursuant to Rule 13a-14(a) under the Securities Exchange Act of 1934. (MPT Operating Partnership, L.P.)

31.4	Certification of Chief Financial Officer pursuant to Rule 13a-14(a) under the Securities Exchange Act of 1934. (MPT Operating Partnership, L.P.)

32.1	Certification of Chief Executive Officer and Chief Financial Officer pursuant to Rule 13a-14(b) under the Securities Exchange Act of 1934 and 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002. (Medical Properties Trust, Inc.)

32.2	Certification of Chief Executive Officer and Chief Financial Officer pursuant to Rule 13a-14(b) under the Securities Exchange Act of 1934 and 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002. (MPT Operating Partnership, L.P.)

Exhibit 101.INS	XBRL Instance Document

Exhibit 101.SCH	XBRL Taxonomy Extension Schema Document

Exhibit 101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

Exhibit 101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

Exhibit 101.LAB	XBRL Taxonomy Extension Label Linkbase Document

Exhibit 101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

(1)	Incorporated by reference to the Appendix to Medical Properties Trust, Inc.’s definitive proxy statement on Schedule 14A, filed with the SEC on April 26, 2013

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEDICAL PROPERTIES TRUST, INC.

By:	/s/ R. Steven Hamner
R. Steven Hamner
Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

MPT OPERATING PARTNERSHIP, L.P.

By:	/s/ R. Steven Hamner
R. Steven Hamner
Executive Vice President and Chief Financial Officer of the sole member of the general partner of MPT Operating Partnership, L.P. (Principal Financial and Accounting Officer)

Date: August 9, 2013

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INDEX TO EXHIBITS

Exhibit Number	Description

10.1(1)	Medical Properties Trust Inc. 2013 Equity Incentive Plan

31.1	Certification of Chief Executive Officer pursuant to Rule 13a-14(a) under the Securities Exchange Act of 1934. (Medical Properties Trust, Inc.)

31.2	Certification of Chief Financial Officer pursuant to Rule 13a-14(a) under the Securities Exchange Act of 1934. (Medical Properties Trust, Inc.)

31.3	Certification of Chief Executive Officer pursuant to Rule 13a-14(a) under the Securities Exchange Act of 1934. (MPT Operating Partnership, L.P.)

31.4	Certification of Chief Financial Officer pursuant to Rule 13a-14(a) under the Securities Exchange Act of 1934. (MPT Operating Partnership, L.P.)

32.1	Certification of Chief Executive Officer and Chief Financial Officer pursuant to Rule 13a-14(b) under the Securities Exchange Act of 1934 and 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002. (Medical Properties Trust, Inc.)

32.2	Certification of Chief Executive Officer and Chief Financial Officer pursuant to Rule 13a-14(b) under the Securities Exchange Act of 1934 and 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002. (MPT Operating Partnership, L.P.)

Exhibit 101.INS	XBRL Instance Document

Exhibit 101.SCH	XBRL Taxonomy Extension Schema Document

Exhibit 101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

Exhibit 101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

Exhibit 101.LAB	XBRL Taxonomy Extension Label Linkbase Document

Exhibit 101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

(1)	Incorporated by reference to the Appendix to Medical Properties Trust, Inc.’s definitive proxy statement on Schedule 14A, filed with the SEC on April 26, 2013

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Exhibit 31.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER

PURSUANT TO RULE 13a-14(a) UNDER THE SECURITIES EXCHANGE ACT OF 1934

I, Edward K. Aldag, Jr., certify that:

1)	I have reviewed this quarterly report on Form 10-Q of Medical Properties Trust, Inc.;

2)	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3)	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4)	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a.	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5)	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 9, 2013	/s/ Edward K. Aldag, Jr.
Edward K. Aldag, Jr.
Chairman, President and Chief Executive Officer of Medical Properties Trust, Inc.

Exhibit 31.2

CERTIFICATION OF CHIEF FINANCIAL OFFICER

PURSUANT TO RULE 13a-14(a) UNDER THE SECURITIES EXCHANGE ACT OF 1934

I, R. Steven Hamner, certify that:

1)	I have reviewed this quarterly report on Form 10-Q of Medical Properties Trust, Inc.;

2)	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3)	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4)	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a.	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5)	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 9, 2013	/s/ R. Steven Hamner
R. Steven Hamner
Executive Vice President and Chief Financial Officer of Medical Properties Trust, Inc.

Exhibit 31.3

CERTIFICATION OF CHIEF EXECUTIVE OFFICER

PURSUANT TO RULE 13a-14(a) UNDER THE SECURITIES EXCHANGE ACT OF 1934

I, Edward K. Aldag, Jr., certify that:

1)	I have reviewed this quarterly report on Form 10-Q of MPT Operating Partnership, L.P.;

2)	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3)	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4)	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a.	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5)	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 9, 2013	/s/ Edward K. Aldag, Jr.
Edward K. Aldag, Jr.
Chairman, President and Chief Executive Officer of the sole member of the general partner of MPT Operating Partnership, L.P.

Exhibit 31.4

CERTIFICATION OF CHIEF FINANCIAL OFFICER

PURSUANT TO RULE 13a-14(a) UNDER THE SECURITIES EXCHANGE ACT OF 1934

I, R. Steven Hamner, certify that:

1)	I have reviewed this quarterly report on Form 10-Q of MPT Operating Partnership, L.P.;

2)	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3)	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4)	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a.	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b.	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c.	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d.	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5)	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a.	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b.	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 9, 2013	/s/ R. Steven Hamner
R. Steven Hamner
Executive Vice President and Chief Financial Officer of the sole member of the general partner of MPT Operating Partnership, L.P.

Exhibit 32.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER

PURSUANT TO RULE 13a-14(b) UNDER THE SECURITIES EXCHANGE ACT OF 1934 AND

18 U.S.C. SECTION 1350 AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY

ACT OF 2002

In connection with this quarterly report on Form 10-Q of Medical Properties Trust, Inc. (the “Company”) for the quarter ended June 30, 2013 (the “Report”), each of the undersigned, Edward K. Aldag, Jr. and R. Steven Hamner, certifies, pursuant to Section 18 U.S.C. Section 1350, that:

1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: August 9, 2013	/s/ Edward K. Aldag, Jr.
Edward K. Aldag, Jr.
Chairman, President and Chief Executive Officer of Medical Properties Trust, Inc.

/s/ R. Steven Hamner
R. Steven Hamner
Executive Vice President and Chief Financial Officer of Medical Properties Trust, Inc.

Exhibit 32.2

CERTIFICATION OF CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER

PURSUANT TO RULE 13a-14(b) UNDER THE SECURITIES EXCHANGE ACT OF 1934 AND

18 U.S.C. SECTION 1350 AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY

ACT OF 2002

In connection with this quarterly report on Form 10-Q of MPT Operating Partnership, L.P. (the “Company”) for the quarter ended June 30, 2013 (the “Report”), each of the undersigned, Edward K. Aldag, Jr. and R. Steven Hamner, certifies, pursuant to Section 18 U.S.C. Section 1350, that:

1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: August 9, 2013	/s/ Edward K. Aldag, Jr.
Edward K. Aldag, Jr.
Chairman, President and Chief Executive Officer of the sole member of the general partner of MPT Operating Partnership, L.P.

/s/ R. Steven Hamner
R. Steven Hamner
Executive Vice President and Chief Financial Officer of the sole member of the general partner of MPT Operating Partnership, L.P.

REGISTERED OFFICE OF THE ISSUER

1000 Urban Center Drive, Suite 501

Birmingham, Alabama 35242

United States of America

LEGAL ADVISORS TO THE ISSUER

Goodwin Procter LLP	Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
620 Eighth Avenue	Wachovia Tower
New York, New York 10018	420 North 20th Street, Suite 1600
United States of America	Birmingham, Alabama 35203

LEGAL ADVISORS TO THE UNDERWRITERS

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

United States of America

TRUSTEE	IRISH LISTING AGENT

Wilmington Trust, National Association	McCann FitzGerald Listing Services Limited
166 Mercer, Suite 2-R	Riverside One, Sir Johnson Rogerson’s Quay
New York, New York 10012	Dublin 2
United States of America	Ireland

ESCROW, PRINCIPAL PAYING AGENT AND REGISTRAR AND PAYING AGENT

Deutsche Bank AG, London Branch

Winchester House, 1 Great Winchester Street

London, EC 2N 2DB

LEGAL ADVISOR TO THE TRUSTEE

Alston & Bird LLP

101 South Tryon Street, Suite 4000

Charlotte, North Carolina 28280

United States of America

AUDITORS TO THE ISSUER

PricewaterhouseCoopers LLP

1901 6th Avenue North, Suite 1600

Birmingham, Alabama 35203

United States of America

€200,000,000

MPT Operating Partnership, L.P.

MPT Finance Corporation

    % Senior Notes due 2020

P R O S P E C T U S S U P P L E M E N T

BofA Merrill Lynch

Deutsche Bank Securities

J.P. Morgan

BBVA Securities

RBC Capital Markets

            , 2013